Preliminary Prospectus, Offer to Exchange
May     , 2001

      As filed with the Securities and Exchange Commission on May 23, 2001
                        Registration No. 333-___________

                              --------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                  4833                                51-0374669
               --------                                  ----                                ----------
    (State or Other Jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer Identification
     Incorporation or Organization            Classification Code Number)                      Number)

                                              ----------------------

      c/o Pegasus Communications Management Company, 225 City Line Avenue,
           Suite 200, Bala Cynwyd, Pennsylvania 19004, (888) 438-7488
           ----------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                              ---------------------

            Marshall W. Pagon, President and Chief Executive Officer
      c/o Pegasus Communications Management Company, 225 City Line Avenue,
           Suite 200, Bala Cynwyd, Pennsylvania 19004, (888) 438-7488
           ----------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                              ---------------------

                                   Copies to:

         Ted S. Lodge, Esq.                           Michael B. Jordan, Esq.
        Scott A. Blank, Esq.                          Diana E. McCarthy, Esq.
Pegasus Satellite Communications, Inc.              Drinker Biddle & Reath LLP
     c/o Pegasus Communications                          One Logan Square
         Management Company                           18th and Cherry Streets
   225 City Line Avenue, Suite 200                    Philadelphia, PA 19103
   Bala Cynwyd, Pennsylvania 19004                        (215) 988-2700
           (888) 438-7488

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is ordered effective and all other conditions to the exchange offer described in the prospectus have been satisfied or waived.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                                  CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                            Proposed Maximum    Proposed Maximum        Amount of
        Title of Each Class of             Amount to be    Offering Price Per  Aggregate Offering      Registration
      Securities to be Registered           Registered          Share (1)           Price (1)            Fee (2)
----------------------------------------------------------------------------------------------------------------------
12-3/4% Series B Cumulative
Exchangeable Preferred Stock........       $172,952,912           100%            $172,952,912           $43,239
----------------------------------------------------------------------------------------------------------------------
12-3/4% Senior Subordinated Exchange
Notes due 2007 (3)..................            (3)                N/A                N/A                  N/A
----------------------------------------------------------------------------------------------------------------------
Total Fee                                                                                                $43,239
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2) Calculated in accordance with Rule 457(f) of the Securities Act of 1933, based upon the book value of the outstanding 12-3/4% Series A cumulative exchangeable preferred stock to be exchanged hereunder. The fee has previously been paid by wire transfer.

(3) Also being registered is such indeterminate principal amount of 12-3/4% senior subordinated exchange notes due 2007 as may be issuable upon or in connection with the exchange of the 12-3/4% Series B cumulative exchangeable preferred stock being registered, as adjusted for stock splits, stock dividends or similar transactions. No additional consideration will be received upon issuance of the 12-3/4% senior subordinated exchange notes due 2007 and, therefore, no registration fee payment is required pursuant to Rule 457(i).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and its is not soliciting an offer to buy these securitis in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                                     [LOGO]

                     Pegasus Satellite Communications, Inc.

                           Exchange of our registered
            12- 3/4% Series B Cumulative Exchangeable Preferred Stock
                                 for any and all
                         of our unregistered outstanding
            12- 3/4% Series A Cumulative Exchangeable Preferred Stock

         You now hold unregistered Series A preferred stock which you received upon tendering registered preferred stock in an exchange offer conducted simultaneously with our adoption of a new holding company structure on February 22, 2001. We are making this exchange offer so that you can exchange your unregistered shares of Series A preferred stock for registered shares of Series B preferred stock with substantially similar terms.

         o We are offering to exchange registered 12-3/4% Series B cumulative exchangeable preferred stock for any and all of our unregistered outstanding 12-3/4% Series A cumulative exchangeable preferred stock, of which approximately $173.0 million in liquidation preference, including accumulated unpaid dividends, is anticipated to be issued and outstanding as of the exchange offer expiration date (assuming the exchange offer closes after the July 1, 2001 dividend payment date).

         o Currently, subject to certain restrictions, we may issue, at our option, unregistered 12-3/4% senior subordinated exchange notes due 2007 in exchange for outstanding Series A preferred stock. As described in this prospectus, we may issue, at our option, registered 12-3/4% senior subordinated exchange notes due 2007 in exchange for the new Series B preferred stock in an aggregate principal amount equal to the liquidation preference of the new Series B preferred stock so exchanged.

         o There has been no public market for the Series A preferred stock or the new Series B preferred stock before the exchange offer. We do not intend to apply for the listing of the new Series B preferred stock on any national securities exchange or for quotation though the Nasdaq National Market. However, the new Series B preferred stock is expected to be eligible for trading on PORTAL.

         o The exchange offer will expire at 5:00 p.m., New York City time, on __________, 2001, unless extended or earlier terminated. Tendered Series A preferred stock may be withdrawn at any time at or before 5:00 p.m., New York City time, on the exchange offer expiration date, but not after that time except under limited circumstances.

         o   No fee will be paid to exchanging holders.

         o You should contact the exchange agent listed on the back page of this prospectus for further information and to request copies of the exchange offer materials.

--------------------------------------------------------------------------------
     These investments involve risks. Please see "Risk Factors" on Page 13.
--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                                Table of Contents

                                                                                                            Page
                                                                                                            ----
Forward-Looking Statements....................................................................               iii

Additional Information........................................................................               iv

Prospectus Summary............................................................................                1

Summary Historical and Pro Forma Consolidated Financial Data
   for Pegasus Satellite......................................................................               11

Risk Factors..................................................................................               13

Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
   Fixed Charges and Preferred Dividends......................................................               19

Use of Proceeds...............................................................................               20

Capitalization of Pegasus Satellite...........................................................               20

The Exchange Offer............................................................................               21

Certain Federal Income Tax Considerations.....................................................               30

Description of the Series B Preferred Stock and New Exchange Notes............................               31

Business of Pegasus Satellite.................................................................               81

Selected Historical and Pro Forma Consolidated Financial Data
   for Pegasus Satellite......................................................................               98

Management's Discussion and Analysis of Financial Condition
   and Results of Operations of Pegasus Satellite.............................................               100

Management and Certain Transactions...........................................................               114

Description of Capital Stock of Pegasus Satellite.............................................               125

Description of Certain Indebtedness of Pegasus Satellite......................................               128

Legal Matters.................................................................................               142

Experts.......................................................................................               142

Annex A:  Pegasus Satellite Communications, Inc. Pro Forma Financial Information..............               A-1

Annex B:  Pegasus Satellite Communications, Inc. Consolidated
             Financial Statements for the Year Ended December 31, 2000........................               B-1

Annex C:  Pegasus Satellite Communications, Inc. Consolidated Financial Statements for the
             Quarterly Period Ended March 31, 2001............................................               C-1

Annex D:  Golden Sky Holdings, Inc. Consolidated Financial Statements.........................               D-1

                           Forward-Looking Statements

         This prospectus contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements reflect our current views with respect to future events and are subject to unknown risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated in such forward-looking statements. Such factors include the risks described under "Risk Factors" and elsewhere in this prospectus and, among others, the following: general economic and business conditions, both nationally, internationally and in the regions in which we operate; relationships with and events affecting third parties like DIRECTV and the National Rural Telecommunications Cooperative; litigation with DIRECTV; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; competition; the loss of any significant numbers of subscribers or viewers; changes in business strategy or development plans; technological developments and difficulties; the ability to attract and retain qualified personnel; our significant indebtedness; the availability and terms of capital to fund the expansion of our businesses; and other factors referenced in this prospectus and in our filings with the Securities and Exchange Commission (the "SEC"). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                             Additional Information

         We file annual, quarterly and special reports, as well as other information, with the SEC. You may read and copy any of the documents we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549 or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Pegasus Satellite that file electronically with the SEC.

         This prospectus is part of a registration statement on Form S-4 we have filed with the SEC. This prospectus omits certain information contained in the registration statement. You should refer to the registration statement and the exhibits for further information with respect to Pegasus Satellite and the securities offered in this prospectus. The statements that we make in this prospectus concerning the provisions of the new exchange notes indenture or other documents are not necessarily complete, and you should refer to the registration statement for a more complete description of these provisions.

         You may obtain a copy of any of our SEC filings, at no cost, by writing to or telephoning us at the following address:

                     Pegasus Satellite Communications, Inc.
                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                              Bala Cynwyd, PA 19004
                   Attention: Vice President of Communications
                            Telephone: (888) 438-7488

         To obtain timely delivery of this information you must request this information no later than __________, 2001 or five days before any extension of these offers, whichever is later. You should rely only on the information provided in this prospectus and in the accompanying letters of transmittal. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of the prospectus. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                               Prospectus Summary

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding to exchange your Series A preferred stock for new registered Series B preferred stock. We urge you to read the entire prospectus carefully, including the Risk Factors section and our financial statements that we have included as annexes. "Series A preferred stock" refers to our unregistered 12-3/4% Series A cumulative exchangeable preferred stock, and the term "Series B preferred stock" refers to our new, registered 12-3/4% Series B cumulative exchangeable preferred stock

         As used in this prospectus, the term "new exchange notes" refers to our registered 12-3/4% senior subordinated exchange notes due 2007, issuable in exchange for the new Series B preferred stock, and "old exchange notes" refers to our unregistered 12-3/4% senior subordinated exchange notes due 2007, issuable in exchange for Series A preferred stock. References to "Pegasus Satellite" or to "we," "us" or "our company" refer to Pegasus Satellite Communications, Inc., and references to "our holding company," "our parent company" and "Pegasus Communications" refer to our parent company and holding company Pegasus Communications Corporation. Pegasus Satellite's historical financial and other data are presented below on a consolidated basis.

                                Pegasus Satellite

         Pegasus Satellite is:

         o the only publicly-traded satellite TV and Internet services company primarily focused on providing services to rural and underserved areas of the United States;

         o one of the fastest growing media companies in the United States; we have increased our direct broadcast satellite revenues at an annual compound growth rate of 287% per annum since our inception of this business in 1994;

         o the tenth largest multichannel video provider in the United States and the third largest direct broadcast satellite provider;

         o the largest independent distributor of DIRECTV(R) with over 1.4 million subscribers at March 31, 2001, the exclusive right to distribute DIRECTV digital broadcast satellite services to approximately 7.5 million rural households in 41 states and a retail network of over 3,500 independent retailers;

         o through agreements with Liberate Technologies, Hughes Network Systems and other companies, expanding the array of advanced digital satellite products and services it offers, including high-speed Internet connectivity through Pegasus Expresssm Powered by DirecPC(R) (a two-way broadband always-on satellite connection); and

         o the owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB.

         We were incorporated in Delaware in May 1996. Our principal executive office is c/o Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, Pennsylvania 19004. Our telephone number is (888) 438-7488.

         Until February 22, 2001, Pegasus Satellite was a publicly-held company named Pegasus Communications Corporation. On that date, Pegasus Satellite became a subsidiary of a new holding company (now named Pegasus Communications Corporation) and adopted its present name. Pegasus Satellite remains liable on its publicly-held debt securities and obligated on its Series A preferred stock. The other former Series B, C, D and E preferred stockholders and all the common stockholders of Pegasus Satellite received identical shares of stock in Pegasus Communications, the new holding company. The financial statements for the years ended December 31, 2000, 1999 and 1998 that we have included in Annex B to this prospectus are the financial statements of Pegasus Satellite for the period prior to the reorganization. In the reorganization, Pegasus Satellite contributed its investment in Pegasus Development Corporation along with Pegasus Development's investments in intellectual property assets and other entities to Pegasus Communications, as reflected in the pro forma consolidated statement of operations included in Annex A. The financial statements for the three months ended March 31, 2001 are those of Pegasus Satellite.

                               The Exchange Offer

Purpose of the
  exchange offer...........   On February 22, 2001, we completed a
                              reorganization of our corporate structure, and as a result, became a wholly owned subsidiary of our new holding company - Pegasus Communications
                              Corporation. In the reorganization, all of the shares of our capital stock, with the exception of our Series A preferred stock, became the capital stock of our new holding company and parent corporation. The Series A preferred stock did not become capital stock of Pegasus Communications
                              Corporation because simultaneously with the reorganization we conducted an exchange offer in which we offered to exchange the Series A preferred stock currently held by you for any and all of the Series A preferred stock which you held as a result of the reorganization. This exchange offer was conducted as a private placement in which you received unregistered stock for the registered stock which you tendered. As part of this exchange offer, we agreed to file a registration statement and conduct a new exchange offer within 90 days of February 22, 2001 so that you could exchange your unregistered shares of Series A preferred stock for registered shares of Series B preferred stock with substantially similar terms. We are now making this exchange offer to fulfill our obligation and provide you with an opportunity to receive registered preferred shares.

Series A
  preferred stock..........   As of the exchange offer expiration date (assuming
                              the exchange offer closes after the July 1, 2001 dividend payment date), Pegasus Satellite will have approximately $173.0 million in liquidation preference, including accumulated unpaid dividends, of its unregistered 12-3/4% Series A cumulative exchangeable preferred stock issued and outstanding. The Series A preferred stock is not registered and is therefore subject to restrictions on transfer.

Series B
  preferred stock..........   Through this prospectus, we are offering up to
                              approximately $173.0 million in liquidation preference, including accumulated unpaid dividends, of our 12-3/4% Series B cumulative exchangeable preferred stock. We have registered the new Series B preferred stock under the Securities Act so that it will not be subject to restrictions on transfer.

The exchange offer.........   We are offering to exchange $1,000 in liquidation
                              preference of our new, registered Series B preferred stock in return for each $1,000 in liquidation preference of unregistered Series A preferred stock validly tendered for exchange. We will issue the new Series B preferred stock in fractional shares, as necessary. The exchange offer is subject to the conditions discussed below. See The Exchange Offer - Conditions of the
                              Exchange Offer and Termination.

Exchange offer expiration
  date.....................   The exchange offer expiration date is ___________,
                              2001, at 5:00 p.m., New York City time, unless extended or earlier terminated.

Settlement date............   The settlement date will be the third business day
                              following the exchange offer expiration date, or as soon as practicable after that day.

Accumulated dividends......   If we accept your Series A preferred stock for
                              exchange, your new Series B preferred stock will include accumulated and unpaid dividends on the Series A preferred stock up to, but not including, the settlement date and will continue to accumulate dividends from the date of issuance of the new Series B preferred stock. We will not pay any accumulated and unpaid dividends on the Series
                              A preferred stock on the settlement date of the exchange offer. The new Series B preferred stock will accumulate dividends from and including the date of issuance of the new Series B preferred stock.

Conditions of this exchange
   offer...................   Although we do not condition this exchange offer
                              upon any minimum aggregate amount of Series A preferred stock being tendered, it is subject to certain customary conditions which we explain below in The Exchange Offer - Conditions of the
                              Exchange Offer and Termination.


Right to terminate.........   If we are forced for any reason beyond our control
                              to terminate the exchange offer, we will return all tendered Series A preferred stock.

Procedures for tendering
  Series A preferred stock.   If you hold Series A preferred stock and you wish
                              to accept this offer, you must complete a letter of transmittal and deliver it to the exchange agent. You must follow the instructions contained in that letter and in this prospectus. For further information, call the exchange agent at the phone number listed on the back of this prospectus or consult your broker, dealer, commercial bank or trust company for assistance. A beneficial owner whose preferred stock is held by a broker, dealer, commercial bank, trust company or other nominee must promptly contact that nominee if the beneficial owner desires to tender their Series A preferred stock. The Depository Trust Company participants may, in lieu of physically completing and signing the letter of transmittal, transmit their acceptance to The Depository Trust Company through the Automated Tender Offer Program. See
                              The Exchange Offer - Procedures for Tendering.

Withdrawal rights..........   Tenders of Series A preferred stock may be
                              withdrawn at any time before 5:00 p.m., New York
                              City time, on the exchange offer expiration date by following the procedures described in this prospectus. Tenders of preferred stock may not be withdrawn after 5:00 p.m., New York City time, on the exchange offer expiration date except under limited circumstances. See The Exchange Offer -
                              Withdrawal of Tenders and Revocation of Consents.

Guaranteed delivery
  procedures...............   If you wish to tender your shares of Series A
                              preferred stock and you cannot deliver them, the letter of transmittal or any other required documents before this offer expires, you must tender your Series A preferred stock according to procedures we discuss below in The Exchange Offer
                              - Guaranteed Delivery Procedures. You can use these procedures only if you tender through an eligible institution as described in The Exchange
                              Offer - Procedures for Tendering.

Delivery of new Series B
  preferred stock..........   We will accept all validly tendered Series A
                              preferred stock, subject to certain customary conditions which are explained below in The
                              Exchange Offer - Conditions of the Exchange Offer and Termination and deliver new Series B preferred stock to the tendering holders on the settlement date.

No appraisal rights........   No appraisal rights are available to holders of
                              Series A preferred stock in connection with the exchange offer.

Government approvals.......   We are not aware of any governmental or federal or
                              state regulatory approval required for the consummation of the exchange offer, other than compliance with applicable securities laws.

Waivers; extension;
  amendments...............   We expressly reserve the right, subject to
                              applicable law, at any time or from time to time, to:

                              o waive any condition to the exchange offer and accept all Series A preferred stock previously tendered in the exchange offer;

                              o extend the exchange offer expiration date and retain all Series A preferred stock tendered in this exchange offer, subject, however, to the withdrawal rights of holders as described under The Exchange Offer - Withdrawal of Tenders and Revocation of Consents; and

                              o  amend the terms of the exchange offer.

                              Any amendment to the exchange offer and consent solicitation will apply to all Series A preferred stock tendered in the exchange offer. See The Exchange Offer - Expiration; Extensions; Amendments; Appraisal Rights.

Certain United States
  federal income tax
  consequences of
  the exchange offer.......   We discuss certain federal income tax
                              considerations relating to the exchange offer in Certain Federal Income Tax Considerations.

Exchange agent.............   First Union National Bank is serving as the
                              exchange agent in connection with the exchange offer.

                          Summary of Securities Offered

         The terms of the Series B preferred stock and new exchange notes, if issued, will be substantially the same as the terms of the Series A preferred stock and old exchange notes. The following is a summary of certain terms of these securities. The terms of both series of preferred stock are contained in their respective certificates of designation. This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to Pegasus Satellite's certificate of incorporation, the new Series B preferred stock certificate of designation and the new exchange notes indenture. For more information, please see Description of the Series B Preferred Stock and New Exchange Notes and Description of Certain Indebtedness of Pegasus Satellite and consult the documents described above which we will provide to you upon request free of charge. You may obtain copies of these documents by contacting us at the following address:

                     Pegasus Satellite Communications, Inc.
                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
              Attention: Vice President - Corporate Communications
                            Telephone: (888) 438-7488

                          New Series B Preferred Stock

New Series B preferred
  stock offered............   We are offering up to 172,952.9115 shares of
                              12-3/4% Series B cumulative exchangeable preferred stock with a liquidation preference of $1,000 per share.

Dividends..................   The holders of shares of Series B preferred stock
                              are entitled to receive, as dividends are declared by the board of directors out of legally available funds, cumulative preferential dividends from July
                              1, 2001 (the last date on which dividends are anticipated to be paid on the existing preferred stock), accruing at the rate per share of 12-3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year. Accumulated unpaid dividends bear interest at a per annum rate
                              200 basis points in excess of the annual dividend rate on the new Series B preferred stock.
                              Dividends are payable in cash, except that on or before January 1, 2002, dividends may be paid, at our option, by the issuance of additional shares of new Series B preferred stock having an aggregate liquidation preference equal to the amount of the dividends.

Optional redemption........   We do not have the option to redeem the new Series
                              B preferred stock until after January 1, 2002. We may redeem the new Series B preferred stock after that date, starting at 106.375% of the liquidation preference during the 12-month period beginning
                              January 1, 2002 and declining annually to 100.000%
                              of the liquidation preference on January 1, 2005 and thereafter.

Mandatory redemption.......   On January 1, 2007, we must redeem, subject to the
                              legal availability of funds, all outstanding shares of new Series B preferred stock at a price in cash equal to the liquidation preference, plus accrued and unpaid dividends, if any, to the date of redemption.

Mandatory offer
  to purchase..............   Subject to certain exceptions, if we sell certain
                              assets or experience specific kinds of changes in control, each holder of shares of new Series B preferred stock will have the right to require us to repurchase all or any part of that holder's preferred stock at an offer price in cash equal to 101% of the aggregate liquidation preference of the preferred stock the holder wishes to sell, plus accrued and unpaid dividends, if any, to the date of purchase. Generally, a change of control means the occurrence of any of the following:

                              o the sale, lease, transfer, conveyance or other disposition of all or substantially all of our and our subsidiaries' assets to any person other than Marshall W. Pagon or his related parties as described in the certificate of designation;

                              o  the adoption of a plan relating to our
                                 liquidation or dissolution;

                              o the consummation of any transaction in which any person becomes a beneficial owner of more of the voting power of all of Pegasus Satellite (measured by voting power and not number of shares), than is beneficially owned at that time by Mr. Pagon and his related parties;

                              o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined beneficial voting power of all of the voting stock of Pegasus Satellite, or Mr. Pagon and his affiliates acquire beneficial ownership of more than 66-2/3% of the Class A common stock of our Pegasus Satellite; or

                              o the first day on which a majority of the members of our board of directors are not continuing directors - essentially, directors elected or recommended by the current board of directors or their designated replacements.

Basic covenants of the
  certificate of
  designation..............   The Series B preferred stock certificate of
                              designation contains a number of covenants restricting our operations and those of our subsidiaries. For example, the covenants limit our ability to issue capital stock ranking on parity with or senior to the new Series B preferred stock, and our and our subsidiaries' ability to incur additional indebtedness, pay dividends or make distributions, make certain investments, issue subsidiary stock, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

                                     Market

         We do not plan to list the new Series B preferred stock on any exchange or with the Nasdaq National Market. No one has made a binding agreement to make a market for the new Series B preferred stock. We offer no assurance that a market for the new Series B preferred stock will develop or provide meaningful liquidity for investors.

         The Series A preferred stock is eligible for trading in the private offerings, resales and trading through automated linkages (PORTAL) market. Because we did not register the stock under the Securities Act, it is subject to restrictions on transfer that will not apply to the new Series B preferred stock. After we complete the exchange offer, we will have no obligation to register the Series A preferred stock, except under very limited circumstances.

                  Failure To Exchange Series A Preferred Stock

         If you do not tender your Series A preferred stock in this exchange offer or we do not accept them, your Series A preferred stock will remain unregistered and subject to existing transfer restrictions.

                               New Exchange Notes


New exchange
  notes offered............   In connection with this offering, we are
                              registering 12-3/4% senior subordinated exchange notes due 2007 which are issuable, at our option, in exchange for the new Series B preferred stock in an aggregate principal amount equal to the liquidation preference of the new Series B preferred stock so exchanged. None of our registered 12-3/4% senior subordinated exchange notes are currently outstanding.

Maturity date..............   The new exchange notes, if issued, mature on
                              January 1, 2007.

Interest rate..............   The new exchange notes, if issued, will bear
                              interest at a rate of 12-3/4% per annum. Interest may be paid at our option on any interest payment date occurring on or before January 1, 2002, either in cash or in additional exchange notes.
                              Interest will accrue from the date of issuance or from the most recent interest payment date for which interest has been paid or provided.

Interest payment dates.....   Interest on the new exchange notes, if issued,
                              will accrue from the exchange date and will be payable on each January 1 and July 1, commencing with the first such date after the exchange date.
                              Interest is payable in cash, except that on or before January 1, 2002, interest may be paid, at our option, by the issuance of additional new exchange notes having a principal amount equal to the amount of the interest payable.

Ranking....................   The new exchange notes, if issued, will be our
                              registered, unsecured, senior subordinated obligations that will be subordinated to all of our existing and future senior debt. The new exchange notes will rank senior in right of payment to all of our subordinated indebtedness.
                              The new exchange notes effectively will be subordinated to all indebtedness of our subsidiaries. See Risk Factors - Risk of Investing in the Series B Preferred Stock and New Exchange
                              Notes - Your Right to Receive Interest on the New
                              Exchange Notes is Junior to Our Existing and
                              Future Indebtedness and to All Liabilities of Our
                              Subsidiaries.

Optional redemption........   The new exchange notes, if issued, will be
                              redeemable, at our option in whole or in part, at any time on or after January 1, 2002, at the redemption prices provided in this prospectus, plus accrued and unpaid interest to the date of redemption.

Mandatory offer
  to purchase..............   Subject to certain exceptions, if we sell certain
                              assets or experience specific kinds of changes in control, we must offer to repurchase the new exchange notes.

Certain covenants of the
  new exchange notes
  indenture................   If we issue the new exchange notes, we will do so
                              under an indenture. The indenture will restrict our ability and the ability of our subsidiaries to:

                              o  incur indebtedness and create liens;

                              o  make certain payments, including dividends;

                              o engage in certain transactions with affiliates; and

                              o  merge or consolidate.

          Summary Historical and Pro Forma Consolidated Financial Data
                              For Pegasus Satellite

         The following table shows our summary historical and pro forma consolidated financial data. This information should be read in conjunction with our financial statements and the notes to the financial statements included in Annexes B and C to this prospectus and the pro forma financial information included in Annex A to this prospectus, as well as Selected Historical and Pro Forma Consolidated Financial Data for Pegasus Satellite included elsewhere in this prospectus. You should also read the paragraphs that follow this table for more information.

                                                                                                            Three Months Ended
                                            For the Year Ended December 31,                                      March 31,
                                ---------------------------------------------------------                -------------------------
(in thousands, except per                                                                    Pro Forma
   share amounts)                 1996       1997        1998        1999        2000           2000         2000         2001
                                --------------------------------------------------------------------------------------------------
Statement of Operating Data
   for the period ended:
Net revenues:
   DBS                           $  5,829   $ 38,254   $ 147,142   $ 286,353   $ 582,075      $ 640,221     $  95,857   $  205,838
   Broadcast                       28,604     31,876      34,311      36,415      35,433         35,433         8,138        7,646
                                 --------   --------   ---------   ---------   ---------      ---------     ---------   ----------
Total net revenues               $ 34,433   $ 70,130   $ 181,453   $ 322,768   $ 617,508      $ 675,654     $ 103,995    $ 213,484
                                 ========   ========   =========   =========   =========      =========     =========    =========
Operating expenses:
   DBS                           $  6,890   $ 49,852   $ 204,422   $ 397,359   $ 767,878       $869,891     $ 113,941    $ 263,498
   Broadcast                       23,486     25,428      28,783      34,317      37,636         37,636         9,172        8,709
Loss from continuing
   operations                      (7,021)   (22,324)    (64,802)   (184,242)   (213,660)      (254,935)      (40,570)     (70,642)
Loss from continuing operations
    per common share                (0.56)     (1.75)      (2.81)      (5.32)      (5.11)           N/A         (2.52)         N/A

Balance Sheet Data at period end:
Total assets                      173,680    380,862     890,634     881,838   2,605,386            N/A     1,375,938    2,367,802
Total long-term debt (including
    current maturities)           115,575    208,355     559,029     684,414   1,182,858            N/A       754,976    1,215,371
Redeemable preferred stocks            --    111,264     126,028     142,734     490,646            N/A       476,341      167,224
Total stockholder's equity
   (deficit)                       40,326     27,364      88,434     (36,311)    534,431            N/A        48,009      663,940

Other Data for the period
   ended:
Pre-marketing cash flow-DBS         1,517     12,212      44,723      85,195     174,898        186,550        27,999       59,611
Location cash flow-Broadcast        9,850     10,500      10,262       7,299       3,428          3,428           306          328
Aggregate location cash flow       10,721     16,739       9,279     (25,280)      8,328         10,415         2,896        5,947

         Basic and diluted loss from continuing operations per common share were the same within each period for which such was presented in the above table as any additional potential common shares in each period were antidilutive and, accordingly, excluded from the computation. On a pro forma basis and for the three months ended March 31, 2001, loss from continuing operations per common share is not applicable because in the corporate reorganization, which effects are reflected in these columns, Pegasus Satellite became a subsidiary company of Pegasus Communications Corporation and as such is not required to present such information.

         Comparability between periods has been affected due to the number of acquisitions we have made in each of the periods presented. Our acquisitions of Digital Television Services in 1998 and Golden Sky Holdings in May 2000 were individually significant transactions that materially affected amounts in 1998, 2000 and the three months ended March 31, 2001. The total consideration of these acquisitions was $336.5 million for Digital Television Services and $1.2 billion for Golden Sky Holdings. In addition to these acquisitions, we completed 25 acquisitions in 1997, 26 in 1998, 15 in 1999 and 19 in 2000 that also contributed to the amounts presented for these years.

         The pro forma statement of operating data and other data reflect the effects of the corporate reorganization and the acquisition of Golden Sky Holdings. The Golden Sky Holdings acquisition and corporate reorganization are assumed to have occurred on January 1, 2000 for pro forma statement of operating data and other data purposes. Pro forma balance sheet data is not required for March 31, 2001, as both the corporate reorganization and the Golden Sky Holdings acquisition have already been reflected in the balance sheet at March 31, 2001.

         Pre-marketing cash flow of the DBS business is calculated by taking the DBS revenues and deducting from them their related programming, technical, general and administrative expenses. Location cash flow of the DBS business is its pre-marketing cash flow less its marketing and selling expenses. Location cash flow for the broadcast television business is calculated by taking the broadcast revenues and deducting from them their related programming, technical, general and administrative and marketing and selling expenses.

         Pre-marketing and location cash flows are not, and should not be considered, alternatives to income from operations, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity, as determined under generally accepted accounting principles. Pre-marketing and location cash flows also do not necessarily indicate whether our cash flow will be sufficient to fund working capital, capital expenditures or to react to changes in our industry or the economy generally. We believe that pre-marketing and location cash flows are important for the following reasons:

         o people who follow our industry frequently use them as measures of financial performance and ability to pay debt service; and

         o they are measures that we, our lenders and investors use to monitor our financial performance and debt leverage.

                                  Risk Factors

         You should consider carefully the risks described below before you decide to exchange your Series A preferred stock for new Series B preferred stock. The risks described below could materially and adversely affect our financial condition and results of operation and impair our ability to pay dividends on or to redeem the new Series B preferred stock, and you might lose all or part of your investment as a result. You should also consider the more detailed information contained elsewhere in this prospectus together with the information in the annexes to this prospectus.

Risks of Investing in the Series B Preferred Stock and New Exchange Notes

         Absence of a Public Market for the New Series B Preferred Stock

         The new Series B preferred stock is a new security for which there currently is no market. We do not intend to apply for listing of the new Series B preferred stock on any securities exchange or for inclusion in any automated quotation system. However, we expect that the new Series B preferred stock will be eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. Accordingly, we cannot assure you as to the development or liquidity of any market for the new Series B preferred stock. If a market for the new Series B preferred stock were to develop, it could trade at prices that may fluctuate depending upon many factors, including our operating results, the markets for similar securities and other factors beyond our control, including general economic and market conditions. Historically and recently, the market for preferred stock has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new Series B preferred stock. We cannot assure you that, if a market for the new Series B preferred stock were to develop, the market would not be subject to similar disruptions.

         Our Substantial Indebtedness Could Adversely Affect Your New Investment

         Pegasus Satellite has now and, after the exchange offer, will continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

         o make it more difficult for us to satisfy our obligations under these securities;

         o increase our vulnerability to generally adverse economic and industry conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other activities;

         o limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

         o place us at a competitive disadvantage compared to our competitors that have less debt.

         The following chart shows certain important information about Pegasus Satellite.

                                                         At March 31, 2001
                                                      (dollars in thousands)

          Total long-term debt, including current
            portion...............................         $1,215,371
          Common stockholder's equity.............          $ 663,940
          Debt to equity ratio....................               1.83x

         Assuming that the holding company reorganization and the Golden Sky Holdings acquisition each had occurred at the beginning of the year, our pro forma earnings would have been inadequate to cover our combined fixed charges and preferred dividends by $405.1 million for the year ended December 31, 2000. Our pro forma earnings would have been inadequate to cover our combined fixed charges and preferred dividends by $116.6 million for the three months ended March 31, 2001, after giving effect to the corporate reorganization on the amount of preferred dividends during this period. The Golden Sky Holdings acquisition was fully reflected in our actual results for the three months ended March 31, 2001. Excluded from total long-term debt at March 31, 2001 is $65.3 million in letters of credit outstanding.

         We and Our Subsidiaries May Still Be Able to Incur Substantially More Debt Which Could Exacerbate the Risks Described Above

         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If new debt is added to our and our subsidiaries' current debt levels, the risks described above that we now face could intensify. The terms of our notes do not fully prohibit us and our subsidiaries from doing so. At March 31, 2001, our credit facilities would have permitted our subsidiaries to borrow up to an additional $163.7 million, and all of those borrowings effectively would be senior to the new Series B preferred stock.

         We May Not Be Able to Generate Enough Cash to Service Our Debt

         Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other facts that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow to service our debt. In any event, the cash flow of the intellectual property and other subsidiaries of our holding company, Pegasus Communications Corporation, will not be available to service our debt.

         Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs for at least the next few years.

         We cannot assure you that:

         o   our business will generate sufficient cash flow from operations; or

         o future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs.

         We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities, on commercially reasonable terms or at all.

         We May Have Difficulty Obtaining Cash from Our Subsidiaries to Pay Cash Dividends and Interest and to Make Redemption Payments, Which Could Adversely Affect Your Investment

         Our only source for the cash we need to pay cash dividends and make redemption payments on the new Series B preferred stock and to pay interest on the exchange notes, if issued, and our other debt is the cash that our subsidiaries generate from their operations or their borrowings. The credit facility of one of our principal subsidiaries permits that subsidiary to distribute cash to us to pay cash dividends after January 1, 2002 on the new Series B preferred stock and to pay cash interest after January 1, 2002 on the exchange notes, if issued, and certain series of our senior debt, but not while the subsidiary is in default under that credit facility. If the subsidiary defaults under the credit facility, we may have no cash to pay cash dividends on or to redeem the new Series B preferred stock or interest on the exchange notes, if issued.

         We Are Restricted from Paying Cash Dividends and from Redeeming the New Series B Preferred Stock

         The terms of the new Series B preferred stock permit us to use cash to pay dividends and redeem the new Series B preferred stock. However, the terms of the instruments governing our indebtedness restrict our ability to pay cash dividends and to redeem the new Series B preferred stock. Our ability to pay cash dividends and redeem the new Series B preferred stock will depend on our meeting specified financial criteria. We cannot assure you that we will be able to meet these criteria. Even if the terms of the instruments governing our indebtedness allow us to pay cash dividends and to redeem the new Series B preferred stock, under Delaware law we can make such payments only from our "surplus" - meaning the excess of our total assets over the sum of our liabilities plus the par value of our outstanding capital stock - or net income. We cannot assure you that we will have any surplus or net income.

         If a Change of Control Occurs, We May Be Unable to Refinance Our Publicly Held Debt, Bank Debt and Preferred Stock

         If certain kinds of change of control events occur, we will be required to offer to repurchase all outstanding publicly held debt securities and the new Series B preferred stock in an amount of $954.0 million based on balances outstanding at March 31, 2001. Our bank debt of $413.3 million at March 31, 2001 would also come due on a change of control. If a change of control occurs, and we are unable to finance it, we would be in default. See Description of the Series B Preferred Stock and New Exchange Notes - Description of Series B Preferred Stock - Change of Control.

         Your Right to Receive Liquidation and Dividend Payments on the New Series B Preferred Stock is Junior to Our Existing and Future Indebtedness and to All of the Liabilities of Our Subsidiaries

         Our obligations with respect to the new Series B preferred stock do not constitute indebtedness. With respect to liquidation and dividend payments, our obligations under these securities rank junior to all of our present and future indebtedness and other payment obligations and those of our subsidiaries and on parity with all future capital stock designated as on parity with the Series B preferred stock, and senior to all classes of common stock and any junior preferred stock. Further, the claims of creditors of our subsidiaries effectively will be senior to all payments, including liquidation and dividend payments, on the new Series B preferred stock. As of March 31, 2001, we had approximately $1.5 billion of total liabilities, all of which would have been senior in right of payment to the new Series B preferred stock. In the event of our bankruptcy, liquidation or reorganization, our assets and the assets of our subsidiaries will be available to pay obligations on the new Series B preferred stock only after all of the total liabilities have been paid; and there may not be sufficient assets remaining to pay amounts due on any or all of the new Series B preferred stock then outstanding and any preferred stock ranking on parity with the new Series B preferred stock. See Description of the Series B Preferred Stock and New Exchange Notes - Description of Series B Preferred Stock
- Ranking.

         Your Right to Receive Interest on the New Exchange Notes is Junior to Our Existing and Future Indebtedness and to All Liabilities of Our Subsidiaries.

         The new exchange notes, if issued, will be unsecured, senior subordinated obligations. The new exchange notes will be subordinated to all of our existing and future senior indebtedness and the liabilities of our subsidiaries and will not be guaranteed by any of our subsidiaries. In the event of our bankruptcy, liquidation or reorganization, our assets and the assets of our subsidiaries will be available to pay obligations on the new Series B exchange notes, if issued, only after all of their indebtedness and other liabilities have been paid; and there may not be sufficient assets remaining to pay amounts due on any or all of the new exchange notes then outstanding. See Description of the Series B Preferred Stock and New Exchange Notes - Description of New Exchange Notes - Subordination.

Risks of Our Direct Broadcast Satellite Business

         Satellite and Direct Broadcast Satellite Technology Could Fail or be Impaired

         If any of the DIRECTV satellites are damaged or stop working partially or completely DIRECTV may not be able to continue to provide its customers with programming services. We would in turn likely lose customers, which could materially and adversely affect our operations, financial performance and our ability to pay dividends on our preferred stock or pay our debt obligations.

         Direct broadcast satellite technology is highly complex and is still evolving. As with any high-technology product or system, it may not function as expected. For example, the satellites at the 101(degree) W orbital location may not last for their expected lives. In July 1998, DIRECTV reported that the primary spacecraft control processor failed on one of their satellites, DBS-1. As it was designed to do, the satellite automatically switched to its on-board spare processor with no interruption of service to DIRECTV subscribers. A more substantial failure of the DIRECTV direct broadcast satellite system could occur in the future.

         Events at DIRECTV Could Adversely Affect Us

         Because we are an intermediary for DIRECTV, events we do not control at DIRECTV could adversely affect us. One of the most important of these is DIRECTV's ability to provide programming that appeals to mass audiences. DIRECTV generally does not produce its own programming; it purchases programming from third parties. DIRECTV's success - and therefore ours - depends in large part on its ability to select popular programming sources and acquire access to this programming on favorable terms. We have no control or influence over this.

         Programming Costs May Increase, Which Could Adversely Affect Our Direct Broadcast Satellite Business

         Program suppliers could increase the rates they charge DIRECTV for programming, increasing our costs. Increases in programming costs could cause us to increase the rates we charge customers and, as a result, we could lose customers.

         FCC regulations require programming suppliers affiliated with cable companies to provide programming to all multi-channel distributors - including DIRECTV - on nondiscriminatory terms. The rules implementing this law are scheduled to expire in 2002. If they are not extended, these programmers could increase the rates DIRECTV pays for programming, and therefore our programming costs. If we increase our rates, we may lose customers. If we do not increase our rates, our revenues and financial performance could be adversely affected.

         Our Ability to Provide DIRECTV Products May Be Limited by the Outcome of Litigation with DIRECTV

         Our ability to offer DIRECTV may be affected by the outcome of litigation between DIRECTV and the National Rural Telecommunications Cooperative and between DIRECTV and us and our wholly-owned subsidiary, Golden Sky Systems. DIRECTV has filed counterclaims in this litigation in which it is contesting the term of our and the National Rural Telecommunications Cooperative's agreements, the scope and term of a right of first refusal provided to the National Rural Telecommunications Cooperative in its agreement with DIRECTV, and whether Pegasus Satellite and Golden Sky have any right of first refusal. If DIRECTV were to succeed in its counterclaims, the initial term of the agreements could be significantly shorter than we believe is provided for in the agreements, and we and Golden Sky Systems may not have a right of first refusal to distribute DIRECTV services after this initial term. As a result of the outcome of this litigation, we may or may not be able to continue offering DIRECTV products after the initial term of our agreement with the National Rural Telecommunications Cooperative. If we can continue, we cannot predict what it will cost us to do so. For further information relating to the DIRECTV litigation, see Business of Pegasus Satellite - Legal Proceedings - DIRECTV Litigation.

         The outcome of this litigation could have a material adverse effect on our direct broadcast satellite business. Our revenue and financial performance would be adversely affected if we were unable to continue offering DIRECTV products.

         The Effect of New Federal Satellite Television Legislation on Our Business Is Unclear

         On November 29, 1999, The Satellite Home Viewer Improvement Act of 1999 became law. The FCC and other federal agencies have undertaken rulemaking studies in connection with this legislation, therefore, we cannot predict full effect of this law on our business at this time.

         The Act resolves many of the issues between the networks and the direct broadcast satellite industry regarding retransmission of network programming by satellite television providers to direct broadcast satellite subscribers. Generally, the Act preserves satellite television provider rights to retransmit distant network programming to subscribers in "unserved" areas. The Act also extends, through December 31, 2004, the statutory right, for a copyright royalty fee, of the industry to retransmit independent programming - superstations - to subscribers as "distant" signals. Further, satellite carriers will be required only to deliver signals to households that cannot clearly receive over-the-air network signals with a rooftop antenna.

         The Act also directs the FCC to take actions to prescribe the picture quality standard that the FCC uses to predict what households do not receive a strong enough network broadcast signal over the air and therefore are eligible to receive distant network signals. The effect on our business of these FCC actions and other studies and rulemakings that the FCC will undertake cannot be predicted at this time.

         We Could Lose Money Because of Signal Theft

         If signal theft becomes widespread, our revenues would suffer. Signal theft has long been a problem in the cable and direct broadcast satellite industries, and, while DIRECTV uses encryption technology in an attempt to prevent people from receiving programming without paying for it, the technology is not foolproof and there have been reports that the technology has been compromised.

         We Could Lose Revenues if We Have Out-of-Territory Subscribers

         While we have exclusive rights to distribute DIRECTV products in our territories, we are not allowed to have customers outside our territories. If it turns out that large numbers of our subscribers are not in our territories, we would lose substantial revenues when we disconnect them. We could also face legal consequences for having subscribers in Canada, where DIRECTV reception is illegal. The existence of out-of-territory subscribers by the National Rural Telecommunications Cooperative and/or us could affect our rights to offer DIRECTV products.

         Direct Broadcast Satellite Services Face Competition from
         Cable Operators

         One of the competitive advantages of direct broadcast satellite systems is their ability to provide customers with more channels and a better-quality digital signal than traditional analog cable television systems. Many cable television operators are making significant investments to upgrade their systems from analog to digital. This upgrade will significantly increase the number of channels and the quality of the transmission that they can provide to their customers. In addition, many cable television operators are upgrading their systems to provide their customers with high-speed Internet access. These upgrades could make cable television a more attractive alternative for consumers, which could have an adverse effect on our direct broadcast satellite business.

         Direct Broadcast Satellite Equipment Shortages Could Adversely Affect Our Direct Broadcast Business

         There have been periodic shortages of direct broadcast satellite equipment and there may be shortages in the future. During such shortages, we may be unable to accept new subscribers and, as a result, potential revenue could be lost. If we are unable to obtain direct broadcast satellite equipment, or if we cannot obtain such equipment on favorable terms, our subscriber base and revenues could be adversely affected.

Other Risks of Our Business

         We Face Certain Other Regulatory Risks

         The direct broadcast satellite industry is subject to regulation by the FCC and, to a certain extent, by state and local authorities. Proceedings to implement the Communications Act are ongoing, and we cannot predict the outcomes of these proceedings or their effect on our business. DIRECTV depends on FCC licenses to operate its digital broadcast satellite service. If the FCC cancels, revokes, suspends, or fails to renew any of these licenses, or fails to approve our pending licenses, it could have a harmful effect on us.

         We Have a History of Substantial Losses; We Expect Them To Continue; Losses Could Adversely Affect Our Access to Capital Markets

         We have never made a profit, except in 1995, when we had a $10.2 million extraordinary gain. Because of interest expense on our substantial debt and because of the expense associated with amortizing the goodwill incurred in our acquisitions, we do not expect to have net income for the foreseeable future. To the extent investors measure our performance by net income or loss, rather than alternative measures based on cash flow, continuing losses could adversely affect our access to capital markets.

         We Face Significant Competition; the Competitive Landscape Changes Constantly

         Our direct broadcast satellite business faces competition from other multi-channel programming distributors, including other direct broadcast satellite operators, direct-to-home distributors, cable operators, wireless cable operators, Internet and local and long-distance telephone companies, which may be able to offer more competitive programming packages or pricing than we or DIRECTV can provide. In addition, the direct broadcast satellite industry and the multi-channel programming distribution industry are still evolving and recent or future competitive developments could adversely affect us.

         The markets in which we operate are in a constant state of technological, economic and regulatory change. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

         Our Acquisition Strategy May Become Too Expensive Which Could Adversely Affect Our Financial Performance

         We may not be able to continue making acquisitions on attractive terms. If we cannot continue to make acquisitions on attractive terms, our financial performance could suffer.

         If we finance an acquisition by borrowing, we would increase our already high leverage and interest expense.

         We May Not Be Able to Get the Consents Necessary To Implement Our Acquisition Strategy

         We have received the consents necessary to make acquisitions in the past, but this could change, or acquiring consents could become more difficult or require us to incur additional costs. Our acquisitions normally require consent from third-parties that we do not control, including DIRECTV and the National Rural Telecommunications Cooperative for direct broadcast satellite acquisitions. Some acquisitions also require the consent of our lenders.

         We May Not Be Able to Integrate Acquired Companies Successfully Which Could Affect Our Financial Performance

         We could encounter difficulties integrating acquired businesses into our operations. These difficulties can cost money and divert management's attention from other important matters.

         We May Incur Significant Costs in Pursuing New Business Initiatives Which May Not Be Successful

         We are actively pursuing the development of new products in connection with our Internet broadband and related businesses. The nature of these products requires that we incur significant costs prior to our being able to provide them to our customers. An example of these expenditures include costs associated with acquiring rights to satellites, securing FCC licenses and developing or acquiring complicated technology used to provide these products. We can not assure you that all of our expenditures will result in successfully completed products or that we will be successful in marketing and selling these products. A number of factors could prevent or inhibit us from providing these products, including technological issues, our ability to obtain favorable FCC approval and our obtaining the financing necessary to complete the development of these products.

         Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

         The following table describes our deficiency in earnings to fixed charges and preferred dividends for (in thousands):

                                                                                                              Three Month
                                                                                                             Period ending
                                                        Year ended December 31,                                March 31,
                                -------------------------------------------------------------------------    ---------------
                                    1996          1997           1998           1999           2000               2001
                                    ----          ----           ----           ----           ----               ----
    Deficiency in earnings
    to fixed charges              $(7,166)      $(22,156)     $(101,853)     $(183,746)     $(315,649)         $(108,577)
    Deficiency in earnings
    to combined fixed charges
    and preferred dividends....    (7,166)       (34,371)      (125,060)      (206,631)      (376,337)          (116,926)

         Assuming that the holding company reorganization and the Golden Sky Holdings acquisition each had occurred at the beginning of the year, our pro forma deficiency in earnings to combined fixed charges and preferred dividends would have been $405.1 million for the year ended December 31, 2000. Our pro forma earnings would have been inadequate to cover our combined fixed charges and preferred dividends by $116.6 million for the three months ended March 31, 2001, after giving effect to the corporate reorganization on the amount of preferred dividends during this period. For the purpose of the calculation of the above amounts, fixed charges consist of interest expense, amortization of deferred financing costs and a component of operating lease expense that we believe represents an appropriate interest factor. The pro forma earnings exclude estimated nonrecurring expenses expected to be incurred in the exchange offer of $300,000.

                                 Use of Proceeds

         We will not receive any cash proceeds from the exchange offer. We will retire and cannot reissue the Series A preferred stock that holders surrender in exchange for new Series B preferred stock.

                       Capitalization of Pegasus Satellite



          The following table shows Pegasus Satellite's capitalization on an actual basis as of March 31, 2001 (in thousands).


Cash and cash equivalents........................            $      160,305
Restricted cash..................................                    11,710
                                                             --------------
   Total cash and cash equivalents...............            $      172,015
                                                             ==============

Total debt (including current maturities):
   Pegasus Media & Communications
   credit facilities.............................            $      341,313
   Golden Sky Systems credit facilities..........                    72,000
   9.75% Senior notes - Pegasus Satellite -
    due 2006.....................................                   100,000
   Senior notes - Pegasus Satellite - due 2005...                   115,000
   Senior notes - Pegasus Satellite - due 2007...                   155,000
   Senior subordinated notes - Pegasus Media &
     Communications - due 2005...................                    83,276
   Senior discount notes - Golden Sky DBS -
     due 2007....................................                   131,957
   Senior subordinated notes - Golden Sky
     Systems - due 2006..........................                   195,000
   Other notes - due 2001 to 2005................                    13,148
   Mortgage payable - due 2010...................                     8,656
   Capital leases................................                        21
                                                            ---------------
   Total debt....................................                 1,215,371
Series A exchangeable preferred stock, $1,000
   liquidation preference per share..............                   167,224
Minority interest................................                     1,033
Total stockholder's equity.......................                   663,940
                                                             --------------
Total capitalization.............................            $    2,047,568
                                                             ==============

         The exchange offer has no pro forma effect on the capitalization at March 31, 2001.

         Minority interest represents preferred stock of a subsidiary of Golden Sky Systems issued in connection with a completed direct broadcast satellite acquisition.

         For a description of the principal terms of the debt and preferred stock listed above, see Description of Certain Indebtedness of Pegasus Satellite.

                               The Exchange Offer


Terms of the Exchange Offer

         Subject to the terms and conditions provided below, including if this exchange offer is supplemented or amended, and the conditions in the accompanying letter of transmittal, we will accept any and all Series A preferred stock validly tendered and not withdrawn before the exchange offer expiration date. We will be deemed to have accepted validly tendered Series A preferred stock in the exchange offer when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of Series A preferred stock for the purpose of receiving new Series B preferred stock from us.

         We will issue one share of new Series B preferred stock in exchange for each outstanding share of Series A preferred stock. In addition to whole shares, we will exchange fractional shares of less than $1,000 liquidation preference in value.

         The form and terms of the new Series B preferred stock are the same as the form and terms of the Series A preferred stock except that:

         o the new Series B preferred stock will be registered under the Securities Act and will not bear restrictive legends; and

         o holders of the new Series B preferred stock will not be entitled to the rights of holders of Series A preferred stock under a registration rights agreement described below; those rights will end upon the consummation of the exchange offer.

         As of the exchange offer expiration date (assuming the exchange offer closes after the July 1, 2001 dividend payment date), approximately $173.0 million in aggregate liquidation preference, including accumulated unpaid dividends, of the Series A preferred stock is anticipated to be outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only a registered holder of the Series A preferred stock or the holder's legal representative or attorney-in-fact, as reflected on the records of First Union National Bank, may participate in the exchange offer. There will be no fixed record date for determining which registered holders of the Series A preferred stock may participate in the exchange offer.

Resale of New Series B Preferred Stock

         We believe that holders of the new Series B preferred stock will be able to transfer the new Series B preferred stock without complying with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the new Series B preferred stock in the ordinary course of business and is not participating in and had no prior arrangement to participate in the Series B preferred stock's distribution. The preceding restriction does not apply to broker-dealers who have purchased new Series B preferred stock directly from us for resale under SEC Rule 144A or to any person that is our affiliate. Broker-dealers who acquire new Series B preferred stock as the result of trading activities must acknowledge that they will deliver a prospectus in connection with any resale of the new Series B preferred stock. These statements are based on interpretations of the SEC's staff that are subject to change.

Expiration; Extensions; Amendments; Appraisal Rights

         The exchange offer will expire at 5:00 p.m., New York City time, on ___________, 2001 unless we extend it in our sole discretion.

         To extend the exchange offer, we must notify the exchange agent and the registered holders of the Series B preferred stock by mail or other means we select before 9:00 a.m., New York City time, on the next business day after the previously scheduled exchange offer expiration date.

         We may delay or end the exchange offer by notifying the exchange agent if the conditions to the offer described below are not satisfied. We will notify the holders by mail or other means we select of any such delay, extension or ending as promptly as practicable.

         We may amend the exchange offer in our discretion. If the amendment is material, we will promptly disclose the amendment in a prospectus supplement that we will distribute to registered holders. In such a situation, we also will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment.

         We will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

         No appraisal rights are available to Series A preferred stockholders in connection with the exchange offer.

Procedures for Tendering

         Only a registered holder of Series A preferred stock may tender Series A preferred stock in the exchange offer. To tender, a holder must complete, sign and date the letter of transmittal. If required by the letter of transmittal, the holder must have the signatures on the letter of transmittal guaranteed by one of the eligible institutions we describe below. The holder must then deliver the letter of transmittal to the exchange agent at the address given in the letter. In addition:

         o the exchange agent must receive certificates for the tendered Series A preferred stock along with the letter of transmittal;

         o the exchange agent must receive a confirmation of a book-entry transfer of the tendered Series A preferred stock into the exchange agent's account at The Depository Trust Company before the end of the exchange offer; or

         o the holder must comply with the guaranteed delivery procedures described below.

         Holders who do not timely withdraw their tenders will have agreed with the terms and conditions discussed in this prospectus and in the letter of transmittal.

         Holders select the method of delivery of Series A preferred stock and the letter of transmittal and all other required documents to the exchange agent at their own risk. We recommend that holders use a properly insured overnight or hand delivery service instead of by mail. Holders should allow sufficient time to assure delivery to the exchange agent before the end of the offer. Holders must not send a letter of transmittal or Series A preferred stock to Pegasus Satellite. Holders may ask their respective brokers, dealers, commercial banks, trust companies or nominees to complete the transaction for them.

         Any beneficial owner whose Series A preferred stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial owner wishes to tender on the owner's own behalf, then before completing and executing the letter of transmittal and delivering the owner's Series A preferred stock, the owner must either register ownership of the Series A preferred stock in the owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time.

         An eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal (described below) unless the Series A preferred stock is tendered:

         o by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or

         o   for the account of an eligible institution.

         The following are eligible institutions:

         o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

         o a commercial bank or trust company having an office or correspondent in the United States; or

         o an eligible guarantor institution within the meaning of SEC Rule 17Ad-15 that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

         If a person other than the registered holder of any Series A preferred stock signs the letter of transmittal, the Series A preferred stock must be endorsed or accompanied by a properly completed stock power signed by the registered holder in the same manner as the registered holder's name appears on the preferred stock.

         If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person or entity acting in a fiduciary or representative capacity is signing the letter of transmittal or any Series A preferred stock or stock powers, the person should so indicate when signing. Unless we waive this requirement, those persons should submit evidence of their authority with the letter of transmittal.

         The exchange agent and The Depository Trust Company have confirmed that any financial institution that is a participant in The Depository Trust Company's system may tender Series A preferred stock through The Depository Trust Company's Automated Tender Offer Program.

         We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Series A preferred stock. Our determination will be final and binding. We may reject any and all Series A preferred stock not properly tendered or any Series A preferred stock our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A preferred stock.

         Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding. A holder must cure any defects or irregularities in connection with tenders of Series A preferred stock within the time frame that we will determine. Although we intend to notify holders of defects or irregularities, no one will incur any liability for failure to notify. A tender will not be effective until the holder has cured or we have waived any defects or irregularities.

         While we have no present plan to acquire or file a registration statement for any Series A preferred stock which holders do not tender in this exchange offer, we reserve the right to purchase or make offers for any Series A preferred stock that remains outstanding after the offer expires or after we terminate it. We may do this in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

         By tendering, each holder will represent to us, among other things, that the holder:

         o is acquiring the new Series B preferred stock in the ordinary course of business;

         o has no arrangement or understanding with any person to participate in the distribution of new Series B preferred stock;

         o acknowledges and agrees that any broker-dealer registered under the Exchange Act or participating in the exchange offer for the purposes of distributing the Series B preferred stock must comply with the registration and prospectus delivery requirements of the Securities Act in a secondary resale transaction of the new Series B preferred stock acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters;

         o understands that a secondary resale transaction and any resales of new Series B preferred stock it obtains in exchange for Series A preferred stock it acquires directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of SEC Regulation S-K; and

         o   is not our affiliate, as defined in SEC Rule 405.

         If the holder is a broker-dealer that will receive new Series B preferred stock for its own account in exchange for Series A preferred stock that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new Series B preferred stock. However, by so acknowledging and by delivering a prospectus, the holder will not admit that it is an underwriter within the meaning of the Securities Act.

Return of Series A Preferred Stock

         If we reject any tendered Series A preferred stock, or if holders withdraw Series A preferred stock or submit them for a greater liquidation preference than the holders desire to exchange, we will return Series A preferred stock without expense to the tendering holder as promptly as practicable. If the holder tenders by book-entry transfer into the exchange agent's account at The Depository Trust Company, the holder's Series A preferred stock will be credited to an account maintained with The Depository Trust Company.

Book-Entry Transfer

         The exchange agent will request to establish an account for the Series A preferred stock at The Depository Trust Company. Any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of Series A preferred stock by causing the depository to transfer the participant's Series A preferred stock into the exchange agent's account at The Depository Trust Company. Although holders may deliver Series A preferred stock through book-entry transfer, holders must transmit, and the exchange agent must receive, the letter of transmittal, with any required signature guarantees and any other required documents at the address given below on or before the end of this offer or under the guaranteed delivery procedures described below.

         The exchange agent and The Depository Trust Company have confirmed that the exchange offer is eligible for the Automated Tender Offer Program. To effectively tender preferred stock that is held through The Depository Trust Company, The Depository Trust Company participants, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, may electronically transmit their acceptance through the program, and The Depository Trust Company will then verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered Series A preferred stock must be made to the exchange agent under the book-entry delivery procedures described below.

         The term "agent's message" means a message transmitted by The Depository Trust Company and received by the exchange agent and forming part of a book-entry confirmation that states that The Depository Trust Company has received an express acknowledgment from a participant in The Depository Trust Company tendering Series A preferred stock that is the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. Delivery of the agent's message by The Depository Trust Company will satisfy terms of the exchange offer as to execution and delivery of a letter of transmittal by the participant identified in the agent's message.

Guaranteed Delivery Procedures

         Holders who wish to tender their Series A preferred stock and whose Series A preferred stock is not immediately available or who cannot deliver their Series A preferred stock, the letter of transmittal or any other required documents to the exchange agent before the end of the exchange offer, may effect a tender if all of the following conditions are satisfied:

         o   the holder tenders through an eligible institution;

         o before the end of the exchange offer, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us. This form must provide the name and address of the holder, the certificate number(s) of the holder's shares of Series A preferred stock and the liquidation preference of the Series A preferred stock tendered. This form must further state that a tender is being made and must guarantee that, within three business days after the expiration of this offer, an eligible institution will deposit the letter of transmittal together with the certificate(s) representing the Series A preferred stock in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal with the exchange agent; and

         o the exchange agent receives within three business days of the end of the offer the properly executed letter of transmittal or facsimile of the letter of transmittal, and the certificate(s) representing all tendered Series A preferred stock in proper form for transfer and all other documents required by the letter of transmittal.

         Upon request, the exchange agent will send a notice of guaranteed delivery to holders who wish to tender their Series A preferred stock according to the guaranteed delivery procedures.

Withdrawal of Tenders and Revocation of Consents

         Except as this prospectus otherwise provides, holders may withdraw tenders of Series A preferred stock at any time before the exchange offer expires.

         For the withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address provided below before the consent expiration date. The notice of withdrawal or revocation must:

         o specify the name of the person who deposited the Series A preferred stock to be withdrawn;

         o identify the Series A preferred stock to be withdrawn, including the certificate number or numbers and liquidation preference of the Series A preferred stock;

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Series A preferred stock was tendered, including any required signature guarantees; and

         o if Series A preferred stock has been tendered under the book-entry procedures described above, specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Series A preferred stock.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of those notices. We will deem Series A preferred stock withdrawn not to have been validly tendered for purposes of the exchange offer. No new Series B preferred stock will be issued with respect to withdrawn tenders unless the Series A preferred stock so withdrawn is validly retendered according to the procedures outlined in - Procedures for Tendering above. Properly withdrawn Series A preferred stock may be retendered by following one of the procedures described above at any time before the exchange offer expires.

Conditions of the Exchange Offer and Termination

         If the exchange offer violates applicable law, rule or regulation or an applicable interpretation of the SEC's staff, we will not accept for exchange any Series A preferred stock and may end the exchange offer before we accept any Series A preferred stock. If we determine that any of these violations may be present, we can extend or amend the exchange offer and attempt to cure the problem. See - Expiration; Extensions; Amendments; Appraisal Rights above for a discussion of the relevant procedures.

         In addition, we may terminate, extend or amend the exchange offer and may postpone the acceptance of Series A preferred stock tendered on or before the exchange offer expiration date if any of the following occurs:

         o Any action is taken or threatened or is pending before any governmental, regulatory or administrative agency or authority or by any court or tribunal or any statute, rule, regulation, judgment, order stay, decree or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, which:

             - in our reasonable judgment, might directly or indirectly prohibit, prevent, restrict or delay consummation of the exchange offer or otherwise relates to the exchange offer;

             - in our reasonable judgment, could affect materially and adversely our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects; or

             - in our reasonable judgment, could materially impair the contemplated benefits of the exchange offer to us or be material to holders of the Series A preferred stock in deciding whether to accept the exchange offer.

         o Any event affecting our business or financial affairs that, in our reasonable judgment, would or might result in any of the consequences referred to above has occurred or is likely to occur.

         o   One of the following has occurred:

             - a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

             - a declaration of a national emergency or commencement of a war, armed hostilities or other national or international crises directly or indirectly involving the United States;

             - any limitation (whether or not mandatory) by any government or regulatory authority on, or any other event that, in our reasonable judgment, might affect the nature or extension of credit by banks or other financial institutions;

             - any significant change in United States currency exchange rates or a suspension of, or limitation on, the markets for currency exchange rates (whether or not mandatory); or

             - in the case of any of the foregoing existing at the time of the commencement of the exchange offer, in our reasonable judgment, a material acceleration, escalation or worsening of the foregoing.

         o There is, in our reasonable judgment, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which we are a party, or by which we are bound) to the acceptance of new Series B preferred stock in exchange for Series A preferred stock.

         o Any event affecting our business or financial affairs has occurred or is likely to occur that, in our reasonable judgment, could prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits of the exchange offer.

         We may waive any of the foregoing conditions in whole or in part in our sole discretion. If we waive any condition, we will notify holders of Series A preferred stock and extend the exchange offer if required by law or regulation. If we terminate the exchange offer for any of these reasons, we will return your Series A preferred stock as soon as practicable after the date of termination at no cost to you.

Registration Rights Agreement

         Shelf Registration

         We are making this exchange offer according to procedures that the SEC has approved in various no action letters. Those procedures have some exceptions, and it is possible that the SEC may change them. In certain instances, we may be obligated to file a shelf registration statement to cover resales of the Series A preferred stock by holders who satisfy the conditions provided in the registration rights agreement governing their shares. For example, we must file a shelf registration statement if we cannot consummate this exchange offer because it is or becomes illegal or against the SEC's policy or if any holder of transfer restricted securities notifies us within the specified time period that:

             o SEC policy or law prevents the holder from participating in the exchange offer; or

             o it may not resell the new Series B preferred stock acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not legally available for such resales; or

             o it is a broker-dealer and owns Series A preferred stock acquired directly from us or any of our affiliates.

         Should we be required to file a shelf registration statement, we are obligated to use our reasonable best efforts to cause the SEC to declare the shelf registration effective by a certain prescribed time. For this purpose, transfer restricted securities means each share of Series A preferred stock until the earliest to occur of:

             o the date on which such share of Series A preferred stock is exchanged by a person other than a broker-dealer for a new share of Series B preferred stock in the exchange offer;

             o following the exchange by a broker-dealer in the exchange offer of Series A preferred stock for new Series B preferred stock, the date on which such new Series B preferred stock is sold to a purchaser who receives from such broker-dealer, on or before the date of such sale, a copy of this prospectus, as it may be amended or supplemented;

             o the date on which such Series A preferred stock is effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

             o the date on which such share of Series A preferred stock is distributed to the public under SEC Rule 144.

         Liquidated Damages

         The registration rights agreement requires us to pay liquidated damages to the holders of transfer restricted securities if any of the following happen:

             o We do not file the registration statement of which this prospectus is a part or the shelf registration statement, if we are required to file it, by the time required in the registration rights agreement, or either of them do not become effective by the time required.

             o This prospectus or the prospectus contained in the shelf registration statement, if we are required to file it, ceases to be usable to sell transfer restricted securities during the periods specified in the registration rights agreement without being followed by an amendment to the appropriate registration statement curing such deficiency.

         During the first 90-day period immediately following the occurrence of one of these events, the liquidated damages will be $.05 per week per $1,000 of aggregate liquidation preference of Series A preferred stock. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 of aggregate liquidation preference of Series A preferred stock with respect to each subsequent 90-day period until we have cured all of the events described above. There is a maximum amount of liquidated damages of $.30 per week per $1,000 of aggregate liquidation preference of Series A preferred stock.

         We will require holders of transfer restricted securities to make certain representations to participate in the exchange offer. We will also require the holders to deliver information for the shelf registration statement within the time periods set forth in the registration rights agreement to have their Series A preferred stock included in the shelf registration statement and benefit from the provisions regarding liquidated damages.

         Termination of Registration Rights

         All rights under the registration rights agreement including registration rights of holders of the Series A preferred stock eligible to participate in the exchange offer will end upon consummation of the exchange offer except with respect to our continuing obligations:

             o to indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act;

             o to provide, upon the request of any holder of transfer-restricted securities, the information required by SEC Rule 144A(d)(4) to permit resales of such transfer-restricted securities under SEC Rule 144A;

             o to use our best efforts to keep this registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted securities by broker-dealers for a period of one year from the date on the cover of this prospectus; and

             o to provide copies of the latest version of this prospectus to broker-dealers upon their request for a period of one year from the date on the cover of this prospectus.

Exchange Agent

         We have appointed First Union National Bank as exchange agent. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to First Union National Bank as follows:

               By Mail:                           By Hand/Overnight Express:                      By Facsimile:
                                                                                                     (704) 590-7628
First Union National Bank                         First Union National Bank
1525 West W.T. Harris Blvd., 3C3                  1525 West W.T. Harris Blvd., 3C3
Charlotte, NC 28288-1153                          Charlotte, NC 28262
Attention: Laura Richardson                       Attention: Laura Richardson                     To confirm receipt:
Telephone: (704) 590-7414                         Telephone: (704) 590-7414                          (704) 590-7414

Fees and Expenses; Accounting Treatment

         We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers, regular employees and affiliates.

         No fee, commission or discount has been or will be paid or allowed to any broker, dealer or other person, other than the exchange agent, in connection with the exchange offer.

         We will pay the cash expenses we incur in the exchange offer. These nonrecurring expenses are estimated in the aggregate to be approximately $300,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others. These expenses are expected to be incurred within the next 12 months following the completion of the above described transactions and charged to our results of operations.

         We will pay all transfer taxes, if any, applicable to the exchange of Series A preferred stock. If, however, a transfer tax is imposed for any reason other than the exchange of the Series A preferred stock, then the amount of these transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from these taxes with the letter of transmittal, we will bill the taxes directly to the tendering holder.

                    Certain Federal Income Tax Considerations

Federal Income Tax Consequences of the Exchange Offer to Tendering Owners.

         Because the new Series B preferred stock will be issued by the same issuer as the Series A preferred stock and will have terms that are identical to the Series A preferred stock, the transfer of the Series A preferred stock for the new Series B preferred stock will not be considered an exchange of property differing materially either in kind or extent and, therefore, will not be a taxable event. Accordingly, in the opinion of Drinker Biddle & Reath LLP, counsel to Pegasus Satellite, a tendering owner will recognize no gain or loss for federal income tax purposes on the receipt of new Series B preferred stock, will have the same basis in the new Series B preferred stock as in the Series A preferred stock, and will have a holding period in the new Series B stock that includes the holding period in the Series A preferred stock.

       Description of the Series B Preferred Stock and New Exchange Notes

Description of Series B Preferred Stock

General

         The following is a summary of some of the terms of the new Series B preferred stock we are offering through this prospectus. The terms of the new Series B preferred stock will be contained in the certificate of designation. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and the certificate of designation for the new Series B preferred stock. Some of the capitalized terms used in this summary are defined in - Certain Definitions.

         Substantially all of our operations are conducted through our Subsidiaries, which means that we depend on our Subsidiaries' cash flow to meet our obligations, including those created by the new Series B preferred stock. Our rights to our Subsidiaries' assets effectively will be subordinated to the claims of our Subsidiaries' creditors. As of March 31, 2001, our aggregate obligations that effectively would rank senior in right of payment to our obligations under the new Series B preferred stock were approximately $1.5 billion. See Risk Factors - Risk of Investing in the Series B Preferred Stock and New Exchange Notes - Our Substantial Indebtedness Could Adversely Affect Your New Investment.

         After giving effect to the July 1, 2001 dividend, 172,952.9115 shares of new Series B preferred stock with a liquidation preference of $1,000 per share will be issued and outstanding. Additional shares will be issued as necessary for the payment of dividends on the preferred stock. The new Series B preferred stock will, when issued, be fully paid and nonassessable, and its holders will have no preemptive rights.

         The new Series B preferred stock's liquidation preference is not necessarily indicative of the price at which shares of the new Series B preferred stock will actually trade at or after the time of its issuance, and the new Series B preferred stock may trade at prices below its liquidation preference. You can expect the market price of the new Series B preferred stock to fluctuate with changes in the financial markets and economic conditions, our financial condition and prospects and other factors that generally influence the market prices of securities. See Risk Factors - Risk of Investing in the Series B Preferred Stock and New Exchange Notes - Absence of a Public Market for the New Series B Preferred Stock.

         The transfer agent for the new Series B preferred stock will be First Union National Bank unless and until we select a successor.

Ranking

         The new Series B preferred stock will rank senior in right of payment to all other classes or series of our Capital Stock as to dividends and upon our liquidation, dissolution or winding up. The certificate of designation provides that we may not, without the consent of the holders of a majority of the then outstanding shares of new Series B preferred stock, authorize, create or issue any class or series of Capital Stock ranking on a parity with the new Series B preferred stock or any Obligation or security convertible or exchangeable into or evidencing a right to purchase shares of any class or series of securities ranking on a parity with the new Series B preferred stock. The certificate of designation provides that we may not, without the consent of the holders of at least two-thirds of the then outstanding shares of the new Series B preferred stock, authorize, create or issue any class or series of Capital Stock ranking senior to the new Series B preferred stock or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of securities ranking senior to the new Series B preferred stock.

Dividends

         The new Series B preferred stockholders will be entitled to receive, when, as and if dividends are declared by the board of directors out of our funds legally available for the payment of dividends, cumulative preferential dividends from July 1, 2001 accruing at the rate of 12-3/4% per annum, payable semi-annually in arrears on each January 1 and July 1 or, if those dates fall on a non-business day, then on the next succeeding business day, to the holders of record as of the immediately preceding December 15 and June 15, respectively. Dividends are payable in cash, except that on each dividend payment date occurring on or before January 1, 2002, dividends may be paid, at our option, by the issuance of additional shares of new Series B preferred stock (including fractional shares) having an aggregate liquidation preference equal to the amount of dividends payable. The issuance of the additional shares of new Series B preferred stock will constitute payment of the related dividend for all purposes of the certificate of designation. Dividends payable on the new Series B preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.

         Dividends on the new Series B preferred stock will accrue whether or not we have earnings or profits, whether or not there are funds legally available for the payment of the dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the dividend payment date for the period to which they relate. Accumulated unpaid dividends will bear interest at a per annum rate 200 basis points in excess of the annual dividend rate on the new Series B preferred stock. The certificate of designation provides that we will take all actions required or permitted under the Delaware General Corporation Law to permit the payment of dividends on the new Series B preferred stock, including, without limitation, through the revaluation of its assets in accordance with the Delaware General Corporation Law, to make or keep funds legally available for the payment of dividends.

         No dividend will be declared or paid upon, nor any sum set apart for the payment of dividends upon, any outstanding share of the new Series B preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of the dividend, upon all outstanding shares of new Series B preferred stock. Unless full cumulative dividends on all outstanding shares of new Series B preferred stock for all past dividend periods have been declared and paid, or declared and a sufficient sum for payment set apart, then:

         o no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the new Series B preferred stock as to the payment of dividends and as to rights in our liquidation, dissolution or winding up of our affairs) will be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of securities ranking junior to the new Series B preferred stock;

         o no other distribution will be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of securities ranking junior to the new Series B preferred stock, other than a distribution consisting solely of securities ranking junior to the new Series B preferred stock;

         o no shares of securities ranking junior to the new Series B preferred stock will be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other securities ranking junior to the new Series B preferred stock) by us or any of our Subsidiaries; and

         o no monies will be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of securities ranking junior to the new Series B preferred stock by us or any of our Subsidiaries.

         Holders of the new Series B preferred stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as described in this prospectus.

         Any future credit agreements or other agreements relating to Indebtedness to which we become a party may restrict our ability to pay dividends on the new Series B preferred stock.

Voting Rights

         Holders of record of shares of the new Series B preferred stock will have no voting rights, except as required by law and as provided in the certificate of designation. The certificate of designation provides that if any of the following "Voting Rights Triggering Events" occur, the number of members of our board of directors immediately and automatically will increase by two, and the holders of a majority of the outstanding shares of new Series B preferred stock, voting as a separate class, will be entitled to elect two members to our board of directors:

         o the accumulation of accrued and unpaid dividends on the outstanding new Series B preferred stock in an amount equal to three full semi-annual dividends (whether or not consecutive);

         o our failure to satisfy any mandatory redemption or repurchase obligation (including, without limitation, under any required Change of Control offer) with respect to the new Series B preferred stock;

         o our failure to make a Change of Control offer on the terms and in accordance with the provisions described below under the caption - Change of Control;

         o our failure to comply with any of the other covenants or agreements provided in the certificate of designation and the continuance of that failure for 60 consecutive days or more; or

         o a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries) whether or not the Indebtedness or Guarantee now exists, which Default:

             - is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness before the expiration of the grace period provided in the Indebtedness on the date of the default; or

             - results in the acceleration of the Indebtedness before its express maturity and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more.

         Voting rights arising as a result of a Voting Rights Triggering Event will continue until all dividends in arrears on the new Series B preferred stock are paid in full and all other Voting Rights Triggering Events have been cured or waived.

         In addition, as provided above under - Ranking, we may not authorize, create (by way of reclassification or otherwise) or issue:

         o any securities ranking on a parity with the new Series B preferred stock, or any Obligation or security convertible into or evidencing the right to purchase any securities ranking on a parity with the new Series B preferred stock without the affirmative vote or consent of the holders of a majority of the then outstanding shares of new Series B preferred stock, voting as a separate class; and

         o any securities ranking senior to the new Series B preferred stock, or any Obligation or security convertible into or evidencing the right to purchase securities ranking senior to the new Series B preferred stock, without the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of new Series B preferred stock, voting as a separate class.

Exchange

         We may, at our option, on any dividend payment date, exchange, in whole, but not in part, the then outstanding shares of new Series B preferred stock for 12-3/4% senior subordinated exchange notes; provided, that:

         o on the date of the exchange there are no accumulated and unpaid dividends on the new Series B preferred stock (including the dividend payable on that date) or other contractual impediments to the exchange;

         o there are legally available funds sufficient to pay the dividends due on that date;

         o no Voting Rights Triggering Event has occurred and is continuing at the time of the exchange;

         o immediately after giving effect to the exchange, no Default or Event of Default would exist under the exchange note indenture, and no default or event of default would exist under any material instrument governing Indebtedness outstanding at the time;

         o the exchange note indenture has been qualified under the Trust Indenture Act, if this qualification is required at the time of exchange; and

         o We have delivered a written opinion to the exchange note trustee to the effect that all conditions to be satisfied before the exchange have been satisfied.

         The exchange notes will be issuable in principal amounts of $1,000 and integral multiples of $1,000 to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each holder of new Series B preferred stock will receive certificates representing the entire amount of exchange notes to which the holder's shares of new Series B preferred stock entitle the holder; provided that we may pay cash in lieu of issuing an exchange note having a principal amount less than $1,000. Notice of the intention to exchange will be sent by us or on our behalf not more than 60 days nor less than 30 days before the exchange date, by first class mail, postage prepaid, to each holder of record of new Series B preferred stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which the new Series B preferred stock may be listed or admitted to trading, the notice will state:

         o   the exchange date;

         o the place or places where certificates for the shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and

         o that dividends on the shares of new Series B preferred stock to be exchanged will cease to accrue on the exchange date.

         If notice of any exchange has been properly given, and if on or before the exchange date the exchange notes have been duly executed and authenticated and an amount in cash or additional shares of new Series B preferred stock, as applicable, equal to all accrued and unpaid dividends, if any, on the new Series B preferred stock through the exchange date has been deposited with the transfer agent, then on and after the close of business on the exchange date, the shares of new Series B preferred stock to be exchanged will no longer be deemed to be outstanding. After that time, the new Series B preferred stock may be issued in the same manner as the other authorized but unissued new Series B preferred stock, but not as Series A preferred stock, and all rights of the preferred stockholders as stockholders of Pegasus Satellite will cease, except the right of the holders to receive, upon surrender of their certificates, the exchange notes and all accrued and unpaid dividends, if any, on the new Series B preferred stock through the exchange date.

Redemption

         Mandatory Redemption

         On January 1, 2007, we will be required to redeem (subject to the legal availability of funds for the redemption) all outstanding shares of new Series B preferred stock at a price in cash equal to the liquidation preference of the new Series B preferred stock, plus accrued and unpaid dividends, if any, to the date of redemption. We will not be required to make sinking fund payments with respect to the new Series B preferred stock. The certificate of designation provides that we will take all actions required or permitted under Delaware law to permit the redemption.

         Optional Redemption

         The new Series B preferred stock may not be redeemed at our option before January 1, 2002. The new Series B preferred stock may be redeemed, in whole or in part, at our option on or after January 1, 2002, at the redemption prices specified below (expressed as percentages of the liquidation preference of the new Series B preferred stock), in each case, together with accrued and unpaid dividends, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on January 1 of each of the years set forth below:

                                                         Redemption
                      Year                                  Rate
                      ----                                  ----
                      2002................................ 106.375%
                      2003................................ 104.250%
                      2004................................ 102.125%
                      2005 and thereafter................. 100.000%


Liquidation Rights

         Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs or reduction or decrease in our Capital Stock resulting in a distribution of assets to the holders of any class or series of our Capital Stock, each holder of new Series B preferred stock will be entitled to payment out of the assets we have available for distribution, an amount equal to the liquidation preference per share of new Series B preferred stock held by the holder. The holder will also be entitled to accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in Capital Stock, before any distribution is made on any securities ranking junior to the new Series B preferred stock, including, without limitation, our common stock. After payment in full of the liquidation preference and all accrued dividends, if any, to which holders of new Series B preferred stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets, nor our consolidation or merger with or into one or more corporations will be deemed to be our voluntary or involuntary liquidation, dissolution or winding up or reduction or decrease in Capital Stock, unless the sale, conveyance, exchange or transfer occurs in connection with a liquidation, dissolution or winding up of our business or reduction or decrease in Capital Stock.

         The certificate of designation does not contain any provision requiring funds to be set aside to protect the new Series B preferred stock's liquidation preference, although the liquidation preference will be substantially in excess of the new Series B preferred stock's par value.

Change of Control

         Upon a Change of Control, each new Series B preferred stockholder will have the right to require us to repurchase all or any part of the holder's new Series B preferred stock under the offer described below at an offer price in cash equal to 101% of the aggregate liquidation preference of the new Series B preferred stock plus accrued and unpaid dividends, if any, on the new Series B preferred stock through the date of purchase. However, a holder requiring redemption of less than all of its new Series B preferred stock cannot exercise this right with respect to any fractional shares.

         The certificate of designation provides that within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase all outstanding shares of new Series B preferred stock under the procedures required by the certificate of designation and described in the notice. We will comply with the requirements of Rule l4e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the new Series B preferred stock as a result of a Change of Control.

         On the Change of Control payment date, we will, to the extent lawful:

         o accept for payment all shares of new Series B preferred stock or portions of shares properly tendered under the Change of Control offer;

         o deposit with the paying agent an amount equal to the Change of Control payment in respect of all shares of new Series B preferred stock or portions of shares so tendered; and

         o deliver or cause to be delivered to the transfer agent the shares of new Series B preferred stock so accepted together with an officers' certificate stating the aggregate liquidation preference of the shares of new Series B preferred stock or portions of shares being purchased by us.

         The paying agent will promptly mail to each holder of new Series B preferred stock so tendered the Change of Control payment for the new Series B preferred stock, and the transfer agent will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of new Series B preferred stock equal in liquidation preference amount to any unpurchased portion of the shares of new Series B preferred stock surrendered, if any. The certificate of designation provides that, before complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, we will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of new Series B preferred stock required by this covenant. We will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

         The Change of Control provisions described above will apply whether or not any other provisions of the certificate of designation apply. Except as described above with respect to a Change of Control, the certificate of designation does not contain provisions that permit the holders of the new Series B preferred stock to require that we repurchase or redeem the new Series B preferred stock in the event of a takeover, recapitalization or similar transaction.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, a holder of new Series B preferred stock's ability to require us to repurchase the new Series B preferred stock as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

         The Pegasus Media & Communications credit facility, the Golden Sky credit facility, the Pegasus Media & Communications notes, the Golden Sky DBS notes and the Golden Sky Systems notes - each as described in Description of Certain Indebtedness of Pegasus Satellite - restrict most of our current Subsidiaries from paying any dividends or making any other distribution to us. The 1999 notes, the 1998 notes and the 1997 notes - each as described in Description of Certain Indebtedness of Pegasus Satellite - also restrict our ability to purchase the new Series B preferred stock. Thus, if a Change of Control occurs, we could seek the consent of our Subsidiaries' lenders and of our noteholders to the purchase of the new Series B preferred stock or could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the consent or repay the borrowings, we will likely not have the financial resources to purchase the new Series B preferred stock and the Subsidiaries will be restricted in paying dividends to us for the purchase. In any event, we cannot assure you that our Subsidiaries will have the resources available to make the dividend or distribution. In that case, our failure to make a Change of Control offer when required or to purchase tendered shares of new Series B preferred stock would constitute a Voting Rights Triggering Event under the certificate of designation. See Risk Factors - Risk of Investing in the Series B Preferred Stock and New Exchange Notes - If a Change of Control Occurs, We May Be Unable to Refinance Our Publicly Held Debt, Bank Debt and Preferred Stock and - We Are Restricted from Paying Cash Dividends and from Redeeming the New Series B Preferred Stock and - Your Right to Receive Liquidation and Dividend Payments on the New Series B Preferred Stock is Junior to Our Existing and Future Indebtedness and to All of the Liabilities of Our Subsidiaries.

         Any future credit agreements or other agreements relating to Indebtedness to which we become a party may prohibit us from purchasing any new Series B preferred stock before its maturity, and may also provide that some Change of Control events with respect to us would constitute a default under the credit agreements or other agreements. If a Change of Control occurs at a time when we are prohibited from purchasing new Series B preferred stock, we could seek the consent of our lenders to the purchase of new Series B preferred stock or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent or repay the borrowings, we will remain prohibited from purchasing new Series B preferred stock. In that case, the holders of a majority of the outstanding shares of new Series B preferred stock, voting as a separate class, may be entitled to elect two members to our board of directors. See Risk Factors - Risk of Investing in the Series B Preferred Stock and New Exchange Notes - We Are Restricted from Paying Cash Dividends and from Redeeming the New Series B Preferred Stock and - If a Change of Control Occurs, We May Be Unable to Refinance Our Publicly Held Debt, Bank Debt and Preferred Stock.

         We will not be required to make a Change of Control offer to the holders of new Series B preferred stock upon a Change of Control if a third party makes the Change of Control offer described above in the manner, at the times and otherwise in compliance with the requirements provided in the certificate of designation and purchases all shares of new Series B preferred stock validly tendered and not withdrawn under the Change of Control offer.

Certain Covenants

         Restricted Payments

         The certificate of designation provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

         o declare or pay any dividend or make any payment or distribution on account of our securities ranking on a parity with the new Series B preferred stock or securities ranking junior to the new Series B preferred stock (including, without limitation, any payment in connection with any merger or consolidation in which we are involved) or on account of any Qualified Subsidiary Stock or make any payment or distribution to or for the benefit of the direct or indirect holders of our securities ranking on a parity with the new Series B preferred stock or securities ranking junior to the new Series B preferred stock or the direct or indirect holders of any Qualified Subsidiary Stock in their capacities as such (other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock));

         o purchase, redeem or otherwise acquire or retire for value any securities ranking on a parity with the new Series B preferred stock or securities ranking junior to our new Series B preferred stock or any preferred stock of our direct or indirect parents or our other Affiliates (other than any Equity Interests owned by us or any of our Restricted Subsidiaries and other than the acquisition of Equity Interests in our Subsidiaries solely in exchange for our Equity Interests (other than Disqualified Stock));

         o make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any securities ranking junior to the new Series B preferred stock, except payments of the new Series B preferred stock's liquidation preference at final maturity;

         o make any loan, advance, capital contribution to or other investment in, or guarantee any obligation of, any of our Affiliates other than a Permitted Investment;

         o forgive any loan or advance to or other obligation of any of our Affiliates (other than a loan or advance to or other obligation of a Wholly Owned Restricted Subsidiary) that at the time made was not a Restricted Payment that was permitted to be made; or

         o make any Restricted Investment (together with the payments and actions described in the five preceding clauses, "Restricted Payments"),

         unless, at the time of and immediately after giving effect to the Restricted Payment:

         o no Voting Rights Triggering Event has occurred and is continuing or would occur as a consequence of the Restricted Payment;

         o we would be permitted to incur $1.00 of additional Indebtedness under the Indebtedness to Adjusted Operating Cash Flow Ratio described in the first paragraph of the covenant described under the caption - Incurrence of Indebtedness and Issuance of Preferred Stock; and

         o the Restricted Payment, together with the aggregate of all other Restricted Payments made by us and our Restricted Subsidiaries after January 27, 1997, is less than the sum of:

             - an amount equal to the Cumulative Operating Cash Flow for the period (taken as one accounting period) from the beginning of the first full month commencing after January 27, 1997 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment less 1.4 times our Cumulative Total Interest Expense for that period; plus

             - 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets constituting or used in a Permitted Business, 100% of the fair market value of the aggregate net proceeds other than cash received since January 27, 1997 (1) by us as capital contributions to us (other than from a Subsidiary) or (2) from our sale (other than to a Subsidiary) of our Equity Interests (other than Disqualified Stock); plus

             - without duplication, to the extent that any Restricted Investment that was made after January 27, 1997 is sold for cash or otherwise liquidated or repaid for cash, the Net Proceeds received by us or one of our Wholly Owned Restricted Subsidiaries upon the sale of the Restricted Investment; plus

             - without duplication, to the extent that any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the Investment at the time of the designation; plus

             -  $2.5 million.

         The foregoing provisions will not prohibit:

         o the payment of any dividend within 60 days after the date on which the dividend is declared, if at the date of declaration the payment would have complied with the provisions of the certificate of designation;

         o the redemption, repurchase, retirement or other acquisition of any of our Equity Interests in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to one of our Subsidiaries) of other of our Equity Interests (other than any Disqualified Stock); provided that the amount of the net proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition will be excluded from net cash proceeds referred to in the second clause in the calculation of the sum to be compared to the sum of our Restricted Payments, above;

         o Our payment of advances under the Split Dollar Agreement in an amount not to exceed $250,000 in any four-quarter period;

         o the repurchase or redemption from our employees and the employees of our Subsidiaries (other than the Principal) of our Capital Stock in an amount not to exceed an aggregate of $3.0 million;

         o the payment of dividends on the new Series B preferred stock in accordance with the new Series B preferred stock's terms as in effect on the closing date of the exchange offer;

         o the issuance of exchange notes in exchange for shares of the new Series B preferred stock; provided that the issuance is permitted by the covenant described below under the caption - Incurrence of Indebtedness and Issuance of Preferred Stock; and

         o if we elect to issue exchange notes in exchange for new Series B preferred stock, cash payments made in lieu of the issuance of exchange notes having a face amount less than $1,000 and any cash payments representing accrued and unpaid dividends in respect of the new Series B preferred stock, not to exceed $100,000 in the aggregate in any fiscal year.

         The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by us or the applicable Restricted Subsidiary, as the case may be, net of any liabilities proposed to be assumed by the transferee and novated under a written agreement releasing us and our Subsidiaries. Not later than the date of making any Restricted Payment, we must deliver to our board of directors an officers' certificate stating that the Restricted Payment is permitted and providing the basis upon which the calculations required by this covenant were computed, which calculations may be based upon our latest available financial statements.

         The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Voting Rights Triggering Event. For purposes of making that determination, all outstanding Investments made by us and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation (valued as set forth below) and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of the designation. The designation will be permitted only if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary would otherwise meet the definition of an Unrestricted Subsidiary.

         Incurrence of Indebtedness and Issuance of Preferred Stock

         The certificate of designation provides that we may not, and may not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and may not issue any Disqualified Stock and does not permit any of our Subsidiaries to issue any shares of preferred stock (other than Qualified Subsidiary Stock); provided, however, that (a) we may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and (b) our Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock (including Disqualified Stock) if, in each case, our Indebtedness to Adjusted Operating Cash Flow Ratio as of the date on which the Indebtedness is incurred or the Disqualified Stock or preferred stock is issued would have been 7.0 to 1 or less, determined on a pro forma basis (including a pro forma application of the net proceeds from the issuance), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, as of the date of the calculation.

         The foregoing provisions will not apply to:

         o the incurrence by our Unrestricted Subsidiaries of Non-Recourse Debt or the issuance by those Unrestricted Subsidiaries of preferred stock; provided, however, that if any of the Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary or any of the preferred stock becomes preferred stock (other than Qualified Subsidiary Stock) of a Restricted Subsidiary, as the case may be, the event will be deemed to constitute an incurrence of Indebtedness by or an issuance of preferred stock (other than Qualified Subsidiary Stock) of, as the case may be, a Restricted Subsidiary of us;

         o the incurrence by us or any of our Restricted Subsidiaries of Indebtedness under one or more Bank Facilities, so long as the aggregate principal amount at any time outstanding of Indebtedness incurred pursuant to this clause does not exceed $50.0 million;

         o the incurrence by us or any of our Restricted Subsidiaries of the Existing Indebtedness;

         o   the incurrence by us of Indebtedness under the exchange notes;

         o the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Wholly Owned Restricted Subsidiaries; provided, however, that any subsequent issuance or transfer of Equity Interests that result in any such Indebtedness being held by a Person other than us or any of our Wholly Owned Restricted Subsidiaries, and any sale or other transfer of the Indebtedness to a Person that is not either us or one of our Wholly Owned Restricted Subsidiaries will be deemed, in each case, to constitute an incurrence of that Indebtedness by us or the Restricted Subsidiary, as the case may be;

         o the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in our business or the business of the Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

         o the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the certificate of designation to be incurred; and

         o the incurrence by us or any of our Restricted Subsidiaries of Indebtedness, in addition to Indebtedness permitted by any other clause of this paragraph, in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

         If an item of Indebtedness is permitted to be incurred on the basis of the first paragraph of this covenant and also on the basis of one or more of the eight clauses above, or is permitted to be incurred on the basis of two or more of the eight clauses above, then we will classify the basis on which the item of Indebtedness is incurred. If an item of Indebtedness is repaid with the proceeds of an incurrence of other Indebtedness (whether from the same or a different creditor), we may classify the other Indebtedness as having been incurred on the same basis as the Indebtedness being repaid or on a different basis permitted under this covenant. For purposes of this paragraph, "Indebtedness" includes Disqualified Stock and preferred stock of Subsidiaries. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

         Merger, Consolidation or Sale of Assets

         The certificate of designation provides that we may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, Person or entity unless:

         o we are the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than us) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state in the United States or the District of Columbia;

         o the new Series B preferred stock will be converted into or exchanged for and will become shares of the successor, transferee or resulting Person, having in respect of the successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions on the new Series B preferred stock, that the new Series B preferred stock had immediately before the transaction;

         o immediately after the transaction no Voting Rights Triggering Event exists; and

         o we or the entity or Person formed by or surviving any such consolidation or merger (if other than us), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of the transaction and after giving pro forma effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Indebtedness to Adjusted Operating Cash Flow Ratio provided in the first paragraph of the covenant described under the caption - Incurrence of Indebtedness and Issuance of Preferred Stock.

         Transactions with Affiliates

         The certificate of designation provides that we may not, and may not permit any of our Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

         o the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or the Restricted Subsidiary with an unrelated Person; and

         o   we deliver to the holders:

             - with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors provided in an officers' certificate certifying that the Affiliate Transaction complies with the first clause above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors and a majority of the Independent Directors; and

             - with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to us or the Restricted Subsidiary of the Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that we will not, and will not permit any of our Restricted Subsidiaries to, engage in any Affiliate Transaction involving aggregate consideration in excess of $1.0 million at any time that there is not at least one Independent Director on our board of directors; and provided further that the following will not be considered to be Affiliate Transactions:

                o any employment agreement we or any of our Restricted Subsidiaries enter into in the ordinary course of business and consistent with our or the Restricted Subsidiary's past practice;

                o transactions between or among us and/or our Restricted Subsidiaries;

                o the payment of any dividend on, or the issuance of the exchange notes in exchange for, the new Series B preferred stock, provided that the dividends are paid on a pro rata basis and the exchange notes are issued in accordance with the certificate of designation; and

                o transactions permitted by the provisions of the covenant described under the caption - Certain Covenants - Restricted Payments.

         Dividend and Other Payment Restrictions Affecting Subsidiaries

         The certificate of designation provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         o (1) pay dividends or make any other distributions to us or any of our Restricted Subsidiaries (a) on its Capital Stock; or (b) with respect to any other interest or participation in, or measured by, its profits, or (2) pay any indebtedness owed to us or any of our Restricted Subsidiaries;

         o   make loans or advances to us or any of our Restricted Subsidiaries;
             or

         o transfer any of its properties or assets to us or any of our Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of:

             - the terms of any Indebtedness permitted by the certificate of designation to be incurred by any of our Subsidiaries;

             -  Existing Indebtedness as in effect on January 27, 1997;

             -  applicable law;

             - any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired; or

             - by reason of customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with past practices.

         Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

         The certificate of designation will provide that we:

         o will not, and will not permit any of our Wholly Owned Restricted Subsidiaries to, transfer, convey, sell or otherwise dispose of any Capital Stock (other than Qualified Subsidiary Stock) of any of our Wholly Owned Restricted Subsidiaries to any Person (other than to us or one of our Wholly Owned Restricted Subsidiaries), unless the transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of the Wholly Owned Restricted Subsidiary; and

         o will not permit any of our Wholly Owned Restricted Subsidiaries to issue any of its Equity Interests (other than Qualified Subsidiary Stock and, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to us or one of our Wholly Owned Restricted Subsidiaries.

         Reports

         The certificate of designation provides that, whether or not required by the SEC's rules and regulations, so long as any shares of new Series B preferred stock are outstanding, we will furnish to the holders of new Series B preferred stock:

         o all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file the Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual information by our certified independent accountants; and

         o all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file the reports.

         In addition, whether or not required by the SEC's rules and regulations, we will file a copy of all the above listed information and reports with the SEC for public availability (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. In addition to the financial information required by the Exchange Act, each such quarterly and annual report will be required to contain "summarized financial information" (as defined in Rule 1-02(aa)(1) of Regulation S-X under the Exchange Act) and will also include Adjusted Operating Cash Flow for us and our Restricted Subsidiaries, on a consolidated basis, where our Adjusted Operating Cash Flow is calculated in a manner consistent with the manner described under the definition of "Adjusted Operating Cash Flow" contained in this prospectus. The summarized financial information required under the preceding sentence may, at our election, be included in the footnotes to our audited consolidated financial statements or unaudited quarterly financial statements and will be as of the same dates and for the same periods as our and our Subsidiaries' consolidated financial statements required under the Exchange Act.

Transfer and Exchange

         A holder may transfer or exchange new Series B preferred stock in accordance with the certificate of designation if the requirements of the transfer agent for the transfer or exchange are met. The transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the certificate of designation.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, and subject to the Delaware General Corporation Law, the certificate of designation may be amended with the consent of the holders of a majority of outstanding shares of the new Series B preferred stock, and any existing Voting Rights Triggering Event or compliance with any provision of the certificate of designation may be waived with the consent of the holders of a majority of outstanding shares of new Series B preferred stock.

         Notwithstanding the foregoing, without the consent of each holder affected, an amendment or waiver may not (with respect to any shares of new Series B preferred stock held by a non-consenting holder):

         o alter the voting rights with respect to the new Series B preferred stock or reduce the number of shares of new Series B preferred stock whose holders must consent to an amendment, supplement or waiver;

         o reduce the liquidation preference of or change the mandatory redemption date of any share of new Series B preferred stock or alter the provisions with respect to the redemption of the new Series B preferred stock (other than provisions relating to the covenant described above under the caption - Change of Control);

         o reduce the rate of or change the time for payment of dividends on any share of new Series B preferred stock;

         o waive the consequences of any failure to pay dividends on the new Series B preferred stock;

         o make any share of new Series B preferred stock payable in any form other than that stated in the certificate of designation;

         o make any change in the certificate of designation's provisions relating to waivers of the rights of holders of new Series B preferred stock to receive the liquidation preference and dividends on the new Series B preferred stock;

         o waive a redemption payment with respect to any share of new Series B preferred stock (other than a payment required by the covenant described above under the caption - Change of Control); or

         o   make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of new Series B preferred stock, we may (to the extent permitted by Delaware law) amend or supplement the certificate of designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated new Series B preferred stock in addition to or in place of certificated new Series B preferred stock or to make any change that would provide any additional rights or benefits to the holders of new Series B preferred stock or that does not affect adversely any holder's legal rights under the certificate of designation.

Reissuance

         Shares of the new Series B preferred stock redeemed or otherwise acquired by us will assume the status of authorized but unissued new Series B preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued new Series B preferred stock, but not as Series A preferred stock.

Book Entry; The Depository Trust Company

         Except as described below, the new Series B preferred stock will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The new Series B preferred stock will be issued only if the conditions described in The Exchange Offer-Conditions of the Exchange Offer and Termination have been satisfied.

         The new Series B preferred stock initially will be represented by one or more shares of new Series B preferred stock in registered global form (collectively, the "Global Shares"). The Global Shares will be deposited upon issuance with the transfer agent as custodian for The Depository Trust Company, in New York, New York, and registered in the name of The Depository Trust Company or its nominee, in each case for credit to an account of a direct or indirect participant in The Depository Trust Company as described below.

         Except as described below, the Global Shares may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the Global Shares may not be exchanged for new Series B preferred stock in certificated form except in the limited circumstances described below. See - Exchange of Global Shares for Certificated Shares. Except in the limited circumstances described below, owners of beneficial interests in the Global Shares will not be entitled to receive physical delivery of new Series B preferred stock in certificated form.

         Transfers of beneficial interests in the Global Shares will be subject to the applicable rules and procedures of The Depository Trust Company and its direct or indirect participants, which may change from time to time.

         Depository Procedures

         The following description of the operations and procedures of The Depository Trust Company are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

         The Depository Trust Company has advised us that The Depository Trust Company is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of The Depository Trust Company are recorded on the records of the Participants and Indirect Participants.

         The Depository Trust Company has also advised us that, under procedures established by it upon deposit of the Global Shares, The Depository Trust Company will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Shares; and (2) ownership of these interests in the Global Shares will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by The Depository Trust Company - with respect to the Participants - or by the Participants and the Indirect Participants - with respect to other owners of beneficial interest in the Global Shares.

         Investors in the Global Shares who are Participants in The Depository Trust Company's system may hold their interests in the Global Shares directly through The Depository Trust Company. Investors in the Global Shares who are not Participants may hold their interests in the Global Shares indirectly through organizations that are Participants in the system. All interests in a Global Share are subject to the procedures and requirements of The Depository Trust Company. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Share to these persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Share to pledge those interests to persons that do not participate in The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Except as described below, owners of interests in the Global Shares will not have new Series B preferred stock registered in their names, will not receive physical delivery of new Series B preferred stock in certificated form and will not be considered the registered owners or "Holders" of the new Series B preferred stock under the certificate of designation for any purpose.

         Payments in respect of a Global Share registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company in its capacity as the registered holder under the Certificate of Designation. Under the terms of the Certificate of Designation, we and the transfer agent will treat the persons in whose names the new Series B preferred stock, including the Global Shares, is registered as the owners of the new Series B preferred stock for the purpose of receiving payments and for all other purposes. Consequently, neither we, the transfer agent, not any agent of ours or the transfer agent has or will have any responsibility or liability for:

         o any aspect of The Depository Trust Company's records or any Participant's or Indirect Participant's records relating to or payments made on account of a beneficial ownership interest in the Global Shares or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Shares; or

         o any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.

         The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the new Series B preferred stock, is to credit the accounts of the relevant Participants with the payment on the payment date unless The Depository Trust Company has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on The Depository Trust Company's records. Payments by the Participants and the Indirect Participants to the beneficial owners of new Series B preferred stock will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of The Depository Trust Company, the transfer agent or us. Neither we nor the transfer agent will be liable for any delay by The Depository Trust Company or any of its Participants in identifying the beneficial owners of the new Series B preferred stock, and we and the transfer agent may rely conclusively on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.

         Transfers between Participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same-day funds.

         The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of new Series B preferred stock only at the direction of one or more Participants to whose account The Depository Trust Company has credited the interests in the Global Shares and only in respect of the portion of the aggregate liquidation value of the new Series B preferred stock as to which the Participant or Participants has or have given the direction.

         Exchange of Global Shares for Certificated Shares

         A Global Share is exchangeable for definitive shares of new Series B preferred stock in registered certificated form ("Certificated Shares") if:

         o The Depository Trust Company (a) notifies us that is unwilling or unable to continue as depositary for the Global Shares and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act; or

         o we, at our option, notify the transfer agent in writing that we elect to cause the issuance of the Certificated Shares.

         In addition, beneficial interests in a Global Share may be exchanged for Certificated Shares upon prior written notice given to the transfer agent by or on behalf of The Depository Trust Company in accordance with the Certificate of Designation. In all cases, Certificated Shares delivered in exchange for any Global Share or beneficial interests in Global Shares will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

         Same Day Settlement and Payment

         We will make payments in respect of the new Series B preferred stock represented by the global shares by wire transfer of immediately available funds to the accounts specified by the Global Share holder. We will make all payments with respect to Certificated Shares by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Shares or, if no account is specified or permitted to be specified, by mailing a check to the holder's registered address. The new Series B preferred stock represented by the Global Shares is expected to be eligible to trade in the PORTAL market and to trade in The Depository Trust Company's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the new Series B preferred stock will, therefore, be required by The Depository Trust Company to be settled in immediately available funds. We expect that secondary trading in any Certificated Shares will also be settled in immediately available funds.

         Transfer and Exchange

         A holder may transfer or exchange interests in the new Series B preferred stock in accordance with procedures described in - Depository Procedures. The transfer agent and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Certificate of Designation. We are not required to transfer or exchange any new Series B preferred stock selected for redemption. Also, we are not required to transfer or exchange any new Series B preferred stock for a period of 15 days before a selection of new Series B preferred stock to be redeemed.

         The registered holder of new Series B preferred stock will be treated as the owner of it for all purposes.

Description of New Exchange Notes

General

         The new exchange notes will, if and when issued, be issued under an indenture between us and First Union National Bank, as trustee. There are currently no outstanding old exchange notes. The terms of the new exchange notes include those stated in the exchange note indenture and those made part of the exchange note indenture by reference to the Trust Indenture Act of 1939, as amended. The new exchange notes will be subject to all of those terms, and holders of new exchange notes are referred to the exchange note indenture and the Trust Indenture Act for a statement of those terms. The following summary of certain provisions of the exchange note indenture does not purport to be complete and is qualified in its entirety by reference to the exchange note indenture. The definitions of certain terms used in the exchange note indenture and in the following summary are provided below under - Certain Definitions.

         The new exchange notes will be subordinated in right of payment to all of our existing and future Senior Debt. In addition, the new exchange notes effectively will be subordinated to all Indebtedness of our Subsidiaries.

         Substantially all of our operations are conducted through our Subsidiaries, and therefore, we are dependent upon the cash flow of our Subsidiaries to meet our obligations, including our obligations under the new exchange notes. Any right we have to receive assets of any of our Subsidiaries will be effectively subordinated to the claims of that Subsidiary's creditors. As of March 31, 2001, our aggregate Indebtedness and other obligations of our Subsidiaries that effectively would rank senior in right of payment to our obligations under the new exchange notes were approximately $1.5 billion. See Risk Factors - Risk of Investing in the Series B Preferred Stock and New Exchange Notes - Our Substantial Indebtedness Could Adversely Affect Your New Investment and - Your Right to Receive Interest on the New Exchange Notes is Junior to Our Existing and Future Indebtedness and to All Liabilities of Our Subsidiaries.

Principal, Maturity and Interest

         The new exchange notes will be limited in aggregate principal amount to the amount of the liquidation preference of the new Series B preferred stock for which they are exchanged, plus additional notes as necessary for the payment of interest in kind on the new exchange notes. The new exchange notes will mature on January 1, 2007. Interest on the new exchange notes will accrue at the rate of 12-3/4% per annum and will be payable semi-annually in arrears on each January 1 and July 1 to holders of record on the immediately preceding December 15 and June 15, respectively. Interest will be payable in cash, except that on each interest payment date occurring on or before January 1, 2002, interest may be paid, at our option, by the issuance of additional exchange notes having an aggregate principal amount equal to the amount of the interest. The issuance of the additional exchange notes will constitute "payment" of the related interest for all purposes of the exchange note indenture. Interest on the new exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The new exchange notes will be issuable in principal amounts of $1,000 and integral multiples of $1,000 to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each holder of new Series B preferred stock will receive certificates representing the entire amount of new exchange notes to which the holder's shares of new Series B preferred stock entitle the holder. However, we may pay cash in lieu of an exchange note in principal amount less than $1,000.

Subordination

         The payment of principal of, premium, if any, and interest on the new exchange notes will be subordinated in right of payment, as provided in the exchange note indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the exchange note indenture or incurred afterward.

         If any distribution is made to our creditors in a liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, or in an assignment for the benefit of creditors or any marshalling of our assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt, including interest after the commencement of any of those proceedings at the rate specified in the applicable Senior Debt, whether or not an allowable claim, before the holders will be entitled to receive any payment with respect to the new exchange notes. Further, until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders would be entitled will be made to the holders of Senior Debt. In either case, however, holders may receive:

         o securities that are subordinated at least to the same extent as the new exchange notes to Senior Debt and any securities issued in exchange for Senior Debt; and

         o payments made from the trust described below under - Legal Defeasance and Covenant Defeasance.

         We also may not make any payment upon or in respect of the new exchange notes (except as described above), if:

         o a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing; or

         o any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of Designated Senior Debt as to which the default relates to accelerate its maturity and the trustee receives a notice of the default (a "Payment Blockage Notice") from us or the holders of any Designated Senior Debt.

         Payments on the new exchange notes may and are required to be resumed:

         o in the case of a payment default, upon the date on which the default is cured or waived; and

         o in the case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

         No new period of payment blockage may be commenced unless and until:

         o 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

         o all scheduled payments of principal, premium, if any, interest on the new exchange notes that have come due have been paid in full.

         No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the exchange note trustee can be made, the basis for a subsequent Payment Blockage Notice.

         The exchange note indenture will further require that we promptly notify the holders of Senior Debt if payment of the new exchange notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders may recover less ratably than our creditors who are holders of Senior Debt or our other creditors who are not subordinated to holders of Senior Debt. As of March 31, 2001, we and our Subsidiaries had total liabilities of approximately $1.5 billion that were senior in right of payment to the new exchange notes. The exchange note indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that we and our Subsidiaries may incur. See - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock.

Optional Redemption

         The new exchange notes will not be redeemable at our option before January 1, 2002. The exchange notes may be redeemed, in whole or in part, at our option on or after January 1, 2002, at the redemption prices specified below (expressed as percentages of the principal amount of the exchange notes), in each case, together with accrued and unpaid interest, if any, on the new exchange notes to the date of redemption, upon not less than 30 nor more than 60 days' notice, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

                                                              Redemption
                      Year                                       Rate
                      ----                                       ----
                      2002.................................... 106.375%
                      2003.................................... 104.250%
                      2004.................................... 102.125%
                      2005 and thereafter..................... 100.000%

Selection and Notice

         If less than all of the exchange notes are to be redeemed at any time, selection of new exchange notes for redemption will be made by the exchange note trustee in compliance with the requirements of the principal national securities exchange, if any, on which the new exchange notes are listed, or, if the new exchange notes are not so listed, on a pro rata basis, by lot or by the method the exchange note trustee deems fair and appropriate.

         Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new exchange notes to be redeemed at its registered address. If any new exchange note is to be redeemed in part only, the notice of redemption that relates to the new exchange note will state the portion of the principal amount of the new exchange note to be redeemed. An exchange note in principal amount equal to the unredeemed portion of the new exchange note will be issued in the name of the holder of the new exchange note upon cancellation of the original new exchange note. On and after the redemption date, interest ceases to accrue on new exchange notes or portions of them called for redemption.

Repurchase at the Option of Holders

         Change of Control

         Upon the occurrence of a Change of Control, each holder of new exchange notes will have the right to require us to repurchase all or any part of the holder's new exchange notes under the offer described below at an offer price in cash equal to 101% of the aggregate principal amount of the new exchange notes plus accrued and unpaid interest, if any, on the new exchange notes to the date of purchase, except that a holder requiring redemption of less than all of its new exchange notes cannot exercise the right for less than $1,000 principal amount. Within ten days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase new exchange notes under the procedures required by the exchange note indenture and described in the notice. We will comply with the requirements of Rule l4e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the new exchange notes as a result of a Change of Control.

         On the Change of Control payment date, we will, to the extent lawful:

         o accept for payment all new exchange notes or portions of new exchange notes properly tendered under the Change of Control Offer;

         o deposit with the paying agent an amount equal to the Change of Control payment in respect of all new exchange notes or portions of new exchange notes so tendered; and

         o deliver or cause to be delivered to the exchange note trustee the new exchange notes so accepted together with an officers' certificate stating the aggregate principal amount of new exchange notes or portions of new exchange notes we are purchasing.

         The paying agent will promptly mail to each holder of new exchange notes so tendered the Change of Control payment for the new exchange notes, and the exchange note trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder an exchange note equal in principal amount to any unpurchased portion of the new exchange notes surrendered, if any. We will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the exchange note indenture are applicable. Except as described above with respect to a Change of Control, the exchange note indenture does not contain provisions that permit the holders of the new exchange notes to require that we repurchase or redeem the new exchange notes in the event of a takeover, recapitalization or similar transaction.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and those of our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, a holder's ability to require us to repurchase the new exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

         The Pegasus Media & Communications credit facility, the Golden Sky credit facility, the Pegasus Media & Communications notes, the Golden Sky DBS notes and the Golden Sky Systems notes - each as described in Description of Certain Indebtedness of Pegasus Satellite - restrict most of our current Subsidiaries from paying any dividends or making any other distribution to us. The 1999 notes, the 1998 notes and the 1997 notes - each as described in Description of Certain Indebtedness of Pegasus Satellite- also restrict our ability to purchase the new exchange notes. Thus, if a Change of Control occurs, we could seek the consent of our Subsidiaries' lenders and our noteholders to the purchase of the new exchange notes or could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the consent or repay the borrowings, we will likely not have the financial resources to purchase new exchange notes and the Subsidiaries will be restricted in paying dividends to us for the purchase. In any event, there can be no assurance that our Subsidiaries will have the resources available to make any dividend payment or other distribution. In addition, it is expected that the terms of any Senior Debt incurred by us would restrict our ability to make a Change of Control offer or Change of Control payment. In any such case, our failure to make a Change of Control offer when required or to purchase tendered new exchange notes would constitute an Event of Default under the exchange note indenture. See Risk Factors - Risk of Investing in the Series B Preferred Stock and New Exchange Notes - If a Change of Control Occurs, We May Be Unable to Refinance Our Publicly Held Debt, Bank Debt and Preferred Stock. The exchange note indenture will provide that, before complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, we will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements covering outstanding Senior Debt to permit the repurchase of new exchange notes as required by this covenant.

         Any future credit agreements or other agreements relating to Indebtedness to which we become a party may prohibit us from purchasing any new exchange note before its maturity, and may also provide that certain Change of Control events with respect to us would constitute a default under the credit agreements or other agreements. If a Change of Control occurs at a time when we are prohibited from purchasing new exchange notes, we could seek the consent of our lenders to the purchase of new exchange notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain that consent or repay those borrowings, we will remain prohibited from purchasing new exchange notes. In that case, our failure to purchase tendered new exchange notes would constitute an Event of Default under the exchange note indenture. In those circumstances, the subordination provisions in the exchange note indenture would likely restrict payments to the holders of new exchange notes. See Risk Factors
- Risk of Investing in the Series B Preferred Stock and New Exchange Notes - Your Right to Receive Interest on the New Exchange Notes is Junior to Our Existing and Future Indebtedness and to All Liabilities of Our Subsidiaries.

         We will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements provided in the exchange note indenture applicable to a Change of Control Offer made by us and purchases all new exchange notes validly tendered and not withdrawn under the Change of Control offer.

Asset Sales

         The exchange note indenture will provide that we will not, and will not permit any of our Restricted Subsidiaries to, engage in an Asset Sale unless:

         o we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair value (evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the exchange note trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

         o at least 85% of the consideration therefor received by us or the Restricted Subsidiary is in the form of cash, provided that the amount of (x) any of our liabilities or liabilities of any Restricted Subsidiary (as shown on our or the Restricted Subsidiary's most recent balance sheet or in the notes to the balance sheet) (other than liabilities that are by their terms subordinated to the new exchange notes or any guarantee of the new exchange notes) that are assumed by the transferee of any of those assets and (y) any notes or other obligations we or any such Restricted Subsidiary receive from the transferee that we or the Restricted Subsidiary immediately convert into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision. Notwithstanding the foregoing, we and our Restricted Subsidiaries may engage in Asset Swaps (which will not be deemed to be Asset Sales for purposes of this covenant); provided that, immediately after giving effect to the Asset Swap, we would be permitted to incur at least $1.00 of additional Indebtedness under the Indebtedness to Adjusted Operating Cash Flow Ratio set forth in the first paragraph of the covenant described under the captions - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock.

         Within 180 days after the receipt of any Net Proceeds from an Asset Sale, we or the applicable Restricted Subsidiary may, at our option, apply the Net Proceeds:

         o to permanently reduce Indebtedness outstanding under any Senior Debt (and to permanently reduce the commitments under the Indebtedness by a corresponding amount);

         o to permanently reduce Indebtedness of any of our Restricted Subsidiaries; or

         o to the acquisition of another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business; provided, however, that if we or the applicable Restricted Subsidiary enter into a binding agreement to reinvest the Net Proceeds in accordance with this clause within 180 days after the receipt of the Net Proceeds, the provisions of this covenant will be satisfied so long as the binding agreement is consummated within one year after the receipt of the Net Proceeds.

         If any such legally binding agreement to reinvest the Net Proceeds is terminated, then we may, within 90 days of the termination, or within 180 days of the Asset Sale, whichever is later, apply the Net Proceeds as provided the first three clauses above (without regard to the proviso contained in the third clause above). Pending the final application of the Net Proceeds, we or the applicable Restricted Subsidiary may temporarily reduce Indebtedness under any Bank Facility or otherwise invest the Net Proceeds in any manner that is not prohibited by the exchange note indenture. A reduction of Indebtedness under any Bank Facility is not "permanent" for purposes of the first clause above if an amount equal to the amount of the reduction is reborrowed and used to make an acquisition described in the third clause above within the time period specified in this covenant. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the three clauses above will be deemed to constitute "Excess Proceeds." Within five days of each date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer to all holders of new exchange notes and the holders of Pari Passu Debt, to the extent required by the terms of the debt (an "Asset Sale Offer"), to purchase the maximum principal amount of new exchange notes and Pari Passu Debt that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus, in each case, accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures provided in the exchange note indenture or the agreements governing Pari Passu Debt, as applicable; provided, however, that we may only purchase Pari Passu Debt in an Asset Sale Offer that was issued under an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the exchange note indenture. To the extent that the aggregate amount of new exchange notes and Pari Passu Debt tendered in an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of new exchange notes and Pari Passu Debt surrendered exceeds the amount of Excess Proceeds, the exchange note trustee will select the new exchange notes and Pari Passu Debt to be purchased on a pro rata basis, based upon the principal amount thereof surrendered in the Asset Sale Offer. Upon completion of the offer to purchase, the amount of Excess Proceeds will be reset at zero.

Certain Covenants

         Restricted Payments

         The exchange note indenture will provide that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

         o declare or pay any dividend or make any payment or distribution on account of our Equity Interests (including, without limitation, any payment in connection with any merger or consolidation in which we are involved) or on account of any Qualified Subsidiary Stock or make any payment or distribution (other than compensation paid to, or reimbursement of expenses of, employees in the ordinary course of business) to or for the benefit of the direct or indirect holders of our Equity Interests or the direct or indirect holders of any Qualified Subsidiary Stock in their capacities as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us);

         o purchase, redeem or otherwise acquire or retire for value any Equity Interests of us or any of our direct or indirect parents or other Affiliates (other than any such Equity Interests owned by us or any of our Restricted Subsidiaries and other than the acquisition of Equity Interests in our Subsidiaries solely in exchange for Equity Interests (other than Disqualified Stock) of
             us);

         o make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the new exchange notes, except at final maturity;

         o make any loan, advance, capital contribution to or other investment in, or guarantee any obligation of, any of our Affiliates other than a Permitted Investment;

         o forgive any loan or advance to or other obligation of any of our Affiliates (other than a loan or advance to or other obligation of a Wholly Owned Restricted Subsidiary) which at the time it was made was not a Restricted Payment that was permitted to be made; or

         o make any Restricted Investment (collectively, all payments and other actions described in the first five clauses above, "Restricted Payments"),

         unless, at the time of and immediately after giving effect to the Restricted Payment:

         o no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and

         o we would be permitted to incur $1.00 of additional Indebtedness under the Indebtedness to Adjusted Operating Cash Flow Ratio described in the first paragraph of the covenant described under the caption - Incurrence of Indebtedness and Issuance of Preferred Stock; and

         o the Restricted Payment, together with the aggregate of all other Restricted Payments we and our Restricted Subsidiaries make after January 27, 1997 (excluding Restricted Payments permitted by the third clause of the next succeeding paragraph), is less than the sum of:

             - an amount equal to the Cumulative Operating Cash Flow for the period (taken as one accounting period) from the beginning of the first full month commencing after January 27, 1997 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (the "Basket Period") less 1.4 times our Cumulative Total Interest Expense for the Basket Period, plus

             - 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets constituting or used in a Permitted Business, 100% of the fair market value of the aggregate net proceeds other than cash received since January 27, 1997 (1) by us as capital contributions to us (other than from a Subsidiary) or (2) from the sale by us (other than to a Subsidiary) of our Equity Interests (other than Disqualified Stock), plus

             - without duplication, to the extent that any Restricted Investment that was made after January 27, 1997 is sold for cash or otherwise liquidated or repaid for cash, the Net Proceeds received by us or one of our Wholly Owned Restricted Subsidiaries upon the sale of the Restricted Investment, plus

             - without duplication, to the extent that any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the Investment at the time of the designation, plus

             -  $2.5 million.

         The foregoing provisions will not prohibit:

         o the payment of any dividend within 60 days after the date of declaration of the dividend, if at that date the payment would have complied with the provisions of the exchange note indenture;

         o the redemption, repurchase, retirement or other acquisition of any Equity Interests of us in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to one of our Subsidiaries) of other Equity Interests of us (other than any Disqualified Stock); provided that the amount of any such net proceeds that are utilized for the redemption, repurchase, retirement or other acquisition will be excluded from net cash proceeds referred to in the second clause in the calculation of the sum to be compared to the sum of the Restricted Payments, above;

         o the defeasance, redemption or repurchase of Indebtedness with the proceeds of a substantially concurrent issuance of Permitted Refinancing Debt in accordance with the provisions of the covenant described under the captions - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock;

         o Our payment of advances under the Split Dollar Agreement in an amount not to exceed $250,000 in any four-quarter period;

         o the repurchase or redemption from our employees and our Subsidiaries' employees (other than the Principal) of our Capital Stock in an amount not to exceed an aggregate of $3.0 million; and

         o cash payments made in lieu of the issuance of additional exchange notes having a face amount less than $1,000 and any cash payments representing accrued and unpaid interest in respect of the new exchange notes, not to exceed $100,000 in the aggregate in any fiscal year.

         The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by us or the applicable Restricted Subsidiary, as the case may be, net of any liabilities proposed to be assumed by the transferee and novated under a written agreement releasing us and our Subsidiaries. Not later than the date of making any Restricted Payment, we will deliver to the exchange note trustee an officers' certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon our latest available financial statements.

         The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if the designation would not cause a Default or an Event of Default. For purposes of making this determination, all outstanding Investments made by us and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation (valued as provided below) and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of the designation. The designation will be permitted only if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary would otherwise meet the definition of an Unrestricted Subsidiary.

         Incurrence of Indebtedness and Issuance of Preferred Stock

         The exchange note indenture will provide that we may not, and may not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and may not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred stock (other than Qualified Subsidiary Stock), unless, in each case, our Indebtedness to Adjusted Operating Cash Flow Ratio as of the date on which the Indebtedness is incurred or the Disqualified Stock or preferred stock is issued would have been 7.0 to 1 or less, determined on a pro forma basis (including a pro forma application of the net proceeds from the issuance), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, as of the date of the calculation:

         The foregoing provisions will not apply to:

         o our Unrestricted Subsidiaries' incurrence of Non-Recourse Debt or the issuance by those Unrestricted Subsidiaries of preferred stock; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary or any such preferred stock becomes preferred stock (other than Qualified Subsidiary Stock) of a Restricted Subsidiary, as the case may be, the event will be deemed to constitute an Incurrence of Indebtedness by or an issuance of preferred stock (other than Qualified Subsidiary Stock) of, as the case may be, one of our Restricted Subsidiaries;

         o our or any of our Restricted Subsidiaries' incurrence of Indebtedness under one or more Bank Facilities, so long as the aggregate principal amount at any time outstanding of Indebtedness incurred under this clause does not exceed $50.0 million;

         o our or any of our Restricted Subsidiaries' incurrence of the Existing Indebtedness;

         o Indebtedness under the new exchange notes (including any exchange notes issued to pay interest on outstanding new exchange notes);

         o our or any of our Restricted Subsidiaries' incurrence of intercompany Indebtedness between or among us and any of our Wholly Owned Restricted Subsidiaries; provided, however, that:

             - if we are the obligor on the Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the new exchange notes; and

             - (1) any subsequent issuance or transfer of Equity Interests that result in any of the Indebtedness being held by a Person other than us or one of our Wholly Owned Restricted Subsidiaries and
                (2) any sale or other transfer of the Indebtedness to a Person that is not either us or one of our Wholly Owned Restricted Subsidiaries will be deemed, in each case, to constitute our or the Restricted Subsidiary's Incurrence of the Indebtedness, as the case may be;

         o our or any of our Restricted Subsidiaries' incurrence of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in our business or the business of the Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

         o our or any of our Restricted Subsidiaries' incurrence of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the exchange note indenture to be incurred; and

         o our or any of our Restricted Subsidiaries' incurrence of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

         If an item of Indebtedness is permitted to be incurred on the basis of the first paragraph of this covenant and also on the basis of one or more of the first eight clauses above, or is permitted to be incurred on the basis of two or more of the first eight clauses above, then we will classify the basis on which the item of Indebtedness is incurred. If an item of Indebtedness is repaid with the proceeds of an Incurrence of other Indebtedness (whether from the same or a different creditor), we may classify the other Indebtedness as having been incurred on the same basis as the Indebtedness being repaid or on a different basis permitted under this covenant. For purposes of this paragraph, "Indebtedness" includes Disqualified Stock and preferred stock of Subsidiaries. Accrual of interest and the accretion of accreted value will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

         Liens

         The exchange note indenture will provide that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits from those assets, or assign or convey any right to receive income from those assets, except Permitted Liens.

         Dividend and Other Payment Restrictions Affecting Subsidiaries

         The exchange note indenture will provide that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         o (1) pay dividends or make any other distributions to us or any of our Restricted Subsidiaries (a) on its Capital Stock or (b) with respect to any other interest or participation in, or measured by, its profits, or (2) pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

         o   make loans or advances to us or any of our Restricted Subsidiaries;
             or

         o transfer any of its properties or assets to us or any of our Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of:

             - the terms of any Indebtedness permitted by the exchange note indenture to be incurred by any of our Subsidiaries;

             -  Existing Indebtedness as in effect on January 27, 1997;

             -  the exchange note indenture and the new exchange notes;

             -  applicable law;

             - any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired; or


             - by reason of customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with past practices.

         Merger, Consolidation or Sale of Assets

         The exchange note indenture will provide that we may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, Person or entity unless:

         o we are the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than us) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         o the entity or Person formed by or surviving the consolidation or merger (if other than us) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our Obligations under the new exchange notes and the exchange note indenture under a supplemental indenture in a form reasonably satisfactory to the exchange note trustee;

         o immediately after the transaction no Default or Event of Default exists; and

         o we or the entity or Person formed by or surviving the consolidation or merger (if other than us), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Indebtedness to Adjusted Operating Cash Flow Ratio set forth in the first paragraph of the covenant described under the captions - Incurrence of Indebtedness and Issuance of Preferred Stock.

         Transactions with Affiliates

         The exchange note indenture will provide that we may not, and may not permit any of our Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

         o the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction made by us or the Restricted Subsidiary with an unrelated Person; and

         o      we deliver to the holders:

             - with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that the Affiliate Transaction complies with the first clause above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors and a majority of the Independent Directors; and

             - with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to us or the Restricted Subsidiary of the Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing, provided that we may not, and will not permit any of our Restricted Subsidiaries to, engage in any Affiliate Transaction involving aggregate consideration in excess of $1.0 million at any time that there is not at least one Independent Director on our board of directors; and provided further that:

         o any employment agreement we or any of our Restricted Subsidiaries enter into in the ordinary course of business and consistent with our and the Restricted Subsidiary's past practice;

         o   transactions between or among us and/or our Restricted
             Subsidiaries;

         o the payment of any dividend on, or the issuance of additional new exchange notes in exchange for, the Series B preferred stock, provided that the dividends are paid on a pro rata basis and the additional exchange notes are issued in accordance with the certificate of designation; and

         o transactions permitted by the provisions of the covenant described under the caption - Restricted Payments, in each case, will not be deemed Affiliate Transactions.

         No Senior Subordinated Debt

         The exchange note indenture will provide that, notwithstanding the provisions of the covenant described under the captions- Incurrence of Indebtedness and Issuance of Preferred Stock, we will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the new exchange notes.

         Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

         The exchange note indenture will provide that we:

         o will not, and will not permit any of our Wholly Owned Restricted Subsidiaries to, transfer, convey, sell or otherwise dispose of any Capital Stock (other than Qualified Subsidiary Stock) of any of our Wholly Owned Restricted Subsidiaries to any Person (other than to us or one of our Wholly Owned Restricted Subsidiaries), unless:

             - the transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of the Wholly Owned Restricted Subsidiary; and

             - the cash Net Proceeds from the transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the above caption - Asset Sales; and

         o will not permit any of our Wholly Owned Restricted Subsidiaries to issue any of its Equity Interests (other than Qualified Subsidiary Stock and, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to us or one of our Wholly Owned Restricted Subsidiaries.

         Reports

         The exchange note indenture will provide that, whether or not required by the SEC's rules and regulations, so long as any new exchange notes are outstanding, we will furnish to the holders of new exchange notes:

         o all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file the Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual information by our certified independent accountants; and

         o all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file the reports.

         In addition, whether or not required by the SEC's rules and regulations, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. In addition to the financial information required by the Exchange Act, each such quarterly and annual report will be required to contain "summarized financial information" (as defined in Rule 1-02(aa)(1) of Regulation S-X under the Exchange Act) and will also include Adjusted Operating Cash Flow for us and our Restricted Subsidiaries, on a consolidated basis, where our Adjusted Operating Cash Flow is calculated in a manner consistent with the manner described under the definition of "Adjusted Operating Cash Flow" contained in this prospectus. The summarized financial information required under the preceding sentence may, at our election, be included in the footnotes to our audited consolidated financial statements or our unaudited quarterly financial statements and will be as of the same dates and for the same periods as our and our Subsidiaries' consolidated financial statements required under the Exchange Act.

Events of Default and Remedies

         The exchange note indenture will provide that each of the following constitutes an Event of Default:

         o our default in the payment of interest on the new exchange notes when the interest becomes due and payable and the Default continues for a period of 30 days (whether or not the payment is prohibited by the subordination provisions of the exchange note indenture);

         o our default in the payment of the principal of or premium, if any, on the new exchange notes when the principal or premium becomes due and payable at maturity, upon redemption or otherwise (whether or not the payment is prohibited by the subordination provisions of the exchange note indenture);

         o our failure to comply with the provisions described under the captions - Repurchase at the Option of Holders - Change of Control,
             - Repurchase at the Option of Holders - Asset Sales, - Certain Covenants - Restricted Payments, - Certain Covenants -Incurrence of Indebtedness and Issuance of Preferred Stock or - Certain Covenants
             - Merger, Consolidation or Sale of Assets;

         o our failure for 60 days after notice to comply with any of our other agreements in the exchange note indenture or the new exchange notes;

         o default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), whether the Indebtedness or Guarantee now exists, or will be created hereafter, which default:

             - is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness before the expiration of the grace period provided in the Indebtedness on the date of the default (a "Payment Default"); or

             - results in the acceleration of the Indebtedness before its express maturity and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

         o a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against us or any Restricted Subsidiaries that would be a Significant Subsidiary and such judgment or judgments remain unpaid, undischarged or unstayed for a period of 60 days, provided that the aggregate of all the undischarged judgments exceeds $5.0 million; and

         o certain events of bankruptcy or insolvency with respect to us, any of our Restricted Subsidiaries that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

         If any Event of Default occurs and is continuing, the exchange note trustee or the holders of at least 25% in principal amount of the then outstanding new exchange notes may declare all the new exchange notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us, any Restricted Subsidiary that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding new exchange notes will become due and payable without further action or notice. Holders of the new exchange notes may not enforce the exchange note indenture or the new exchange notes except as provided in the exchange note indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding new exchange notes may direct the exchange note trustee in its exercise of any trust or power. The exchange note trustee may withhold from holders of the new exchange notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the new exchange notes under the optional redemption provisions of the exchange note indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the new exchange notes. If an Event of Default occurs before January 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on our behalf with the intention of avoiding the prohibition on redemption of the new exchange notes before January 1, 2002, then the premium specified in the exchange note indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the new exchange notes.

         The holders of a majority in aggregate principal amount of the new exchange notes then outstanding by notice to the exchange note trustee may on behalf of the holders of all of the new exchange notes waive any existing Default or Event of Default and its consequences under the exchange note indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the new exchange notes.

         We are required to deliver to the exchange note trustee annually a statement regarding compliance with the exchange note indenture, and we are required upon becoming aware of any Default or Event of Default, to deliver to the exchange note trustee a statement specifying the Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         None of our directors, officers, employees, incorporators or stockholders, as such, will have any liability for any of our obligations under the new exchange notes or the exchange note indenture or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each holder of new exchange notes by accepting a new exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the SEC's view that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

         We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding new exchange notes ("Legal Defeasance") except for:

         o the rights of holders of outstanding new exchange notes to receive payments in respect of the principal of, premium, if any, and interest on the new exchange notes when the payments are due from the trust referred to below;

         o our obligations with respect to the new exchange notes concerning issuing temporary new exchange notes, registration of new exchange notes, mutilated, destroyed, lost or stolen new exchange notes and the maintenance of an office or agency for payment and to hold money for security payments held in trust;

         o the rights, powers, trusts, duties and immunities of the exchange note trustee, and our Obligations in connection therewith; and

         o   the Legal Defeasance provisions of the exchange note indenture.

         In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the exchange note indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default or Event of Default with respect to the new exchange notes. In the event Covenant Defeasance occurs, certain events - not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events - described under - Events of Default will no longer constitute an Event of Default with respect to the new exchange notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

         o We must irrevocably deposit with the exchange note trustee, in trust, for the benefit of the holders of the new exchange notes, cash in United States Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding new exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the new exchange notes are being defeased to maturity or to a particular redemption date;

         o in the case of Legal Defeasance, we must have delivered to the exchange note trustee an opinion of counsel in the United States reasonably acceptable to the exchange note trustee confirming that:

             - we have received from, or there has been published by, the Internal Revenue Service a ruling; or

             - since the date of the exchange note indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel will confirm that, the holders of the outstanding new exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

         o in the case of Covenant Defeasance, we must have delivered to the exchange note trustee an opinion of counsel in the United States reasonably acceptable to the exchange note trustee confirming that the holders of the outstanding new exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

         o no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by us);

         o the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument - other than the exchange note indenture - to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound;

         o we must have delivered to the exchange note trustee an opinion of counsel to the effect that, as of the date of the opinion:

             - the trust funds will not be subject to rights of holders of Indebtedness other than the new exchange notes; and

             - assuming we are not involved in an intervening bankruptcy between the date of deposit and the 91st day following the deposit and assuming no holder of exchange notes is an insider of us, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law;

         o we must deliver to the exchange note trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of new exchange notes over our other creditors or with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others; and

         o we must deliver to the exchange note trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

         A holder may transfer or exchange notes in accordance with the exchange note indenture. The registrar and the exchange note trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and, we may require a holder to pay any taxes and fees required by law or permitted by the exchange note indenture. We are not required to transfer or exchange any new exchange note selected for redemption. Also, we are not required to transfer or exchange any new exchange note for a period of 15 days before a selection of new exchange notes to be redeemed.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the exchange note indenture or the new exchange notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the new exchange notes then outstanding - including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new exchange notes - and any existing Default or compliance with any provision of the exchange note indenture or the new exchange notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding new exchange notes - including consents obtained in connection with a purchase of, or tender offer or exchange offer for, new exchange notes.

         Without the consent of each holder affected, an amendment or waiver may not, with respect to any new exchange notes held by a non-consenting holder:

         o reduce the principal amount of exchange notes whose holders must consent to an amendment, supplement or waiver;

         o reduce the principal of or change the fixed maturity of any new exchange note or alter the provisions with respect to the redemption of the new exchange notes (other than provisions relating to the covenants described above under the caption -Repurchase at the Option of Holders);

         o reduce the rate of or change the time for payment of interest on any new exchange note;

         o waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the new exchange notes, except a rescission of acceleration of the new exchange notes by the holders of a majority in aggregate principal amount of the new exchange notes and a waiver of the payment Default that resulted from the acceleration;

         o make any new exchange note payable in money other than that stated in the new exchange notes;

         o make any change in the provisions of the exchange note indenture relating to waivers of past Defaults or the rights of holders of new exchange notes to receive payments of principal of or premium, if any, or interest on the new exchange notes;

         o waive a redemption payment with respect to any new exchange note, other than a payment required by one of the covenants described above under the caption - Repurchase at the Option of Holders; or

         o   make any change in the foregoing amendment and waiver provisions.

         In addition, any amendment to the provisions of Article 10 of the exchange note indenture, which relates to subordination, including the related definitions, will require the consent of the holders of at least 75% in aggregate principal amount of the new exchange notes then outstanding if the amendment would adversely affect the rights of holders of new exchange notes.

         Notwithstanding the foregoing, without the consent of any holder of new exchange notes, we and the exchange note trustee may amend or supplement the exchange note indenture or the new exchange notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated new exchange notes in addition to or in place of certificated new exchange notes, to provide for the assumption of our obligations to holders of new exchange notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of new exchange notes or that does not adversely affect the legal rights under the exchange note indenture of any such holder, or to comply with the SEC's requirements in order to maintain the qualification of the exchange note indenture under the Trust Indenture Act.

Concerning the Exchange Note Trustee

         The exchange note indenture contains limitations on the rights of the exchange note trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The exchange note trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding new exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the exchange note trustee, subject to some exceptions. The exchange note indenture provides that in case an Event of Default occurs - which has not been cured - the exchange note trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the exchange note trustee will be under no Obligation to exercise any of its rights or powers under the exchange note indenture at the request of any holder of new exchange notes, unless the holder shall have offered to the exchange note trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

         The new exchange notes, if issued, are being offered pursuant to a registration statement on Form S-4, and except as set forth below, will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (collectively, the "Global Notes"). The new exchange notes will be issued only against payment in immediately available funds.

         The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, in New York, New York, and registered in the name of The Depository Trust Company or its nominee, in each case for credit to an account of a direct or indirect participant in The Depository Trust Company, as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See - Exchange of Book-Entry Notes for Certificated Notes. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

         Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of The Depository Trust Company and its direct or indirect participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

         Initially, the trustee will act as paying agent and registrar. The new exchange notes may be presented for registration of transfer and exchange at the offices of the registrar.

         Depository Procedures

         The following description of the operations and procedures of The Depository Trust Company, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         The Depository Trust Company has advised us that The Depository Trust Company is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of The Depository Trust Company are recorded on the records of the Participants and Indirect Participants.

         The Depository Trust Company has also advised us that, under the procedures established by it:

         o upon deposit of the Global Notes, The Depository Trust Company will credit the accounts of Participants we designate with portions of the principal amount of the Global Notes; and

         o ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by The Depository Trust Company (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

         All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of those systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing those such interests.

         Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

         Payments in respect of the principal of, and premium, if any, liquidated damages, if any, and interest on a Global Note registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company in its capacity as the registered holder under the Indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

         o any aspect of The Depository Trust Company's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

         o any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.

         The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the new exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of The Depository Trust Company unless The Depository Trust Company has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility, the responsibility of The Depository Trust Company or the trustee. Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes. Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its Participants. See - Same Day Settlement and Payment.

         Transfers between Participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Cross-market transfers between the Participants in The Depository Trust Company, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

         The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of new exchange notes only at the direction of one or more Participants to whose account The Depository Trust Company has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new exchange notes as to which the Participant or Participants has or have given such direction. However, if there is an Event of Default under the new exchange notes, The Depository Trust Company reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

         Although The Depository Trust Company, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests Global Notes among Participants in The Depository Trust Company, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         Exchange of Book-Entry Notes for Certificated Notes

         A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

         o The Depository Trust Company notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we then fail to appoint a successor depositary, or has ceased to be a clearing agency registered under the Exchange Act;

         o we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

         o there shall have occurred and be continuing a Default or Event of Default with respect to the new exchange notes.

         In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the trustee by or on behalf of The Depository Trust Company in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures), unless we determine otherwise in compliance with applicable law.

         Same Day Settlement and Payment

         The indenture will require that payments in respect of the new exchange notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. With respect to new exchange notes in certificated form, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes, if issued, represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by the Depositary to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date. The Depository Trust Company has advised us that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following The Depository Trust Company's settlement date.

Certain Definitions

         The following are defined terms used in the certificate of designation and the exchange note indenture. We refer you to the certificate of designation and the exchange note indenture for a full discussion of all of the following terms.

         "Acquired Debt" means, with respect to any specified Person:

         o Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person; and

         o Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

         "Adjusted Operating Cash Flow" means, for the four most recent fiscal quarters for which internal financial statements are available, Operating Cash Flow of the Person and its Restricted Subsidiaries less DBS Cash Flow for the most recent four-quarter period plus DBS Cash Flow for the most recent quarterly period, multiplied by four.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

         "Asset Sale" means:

         o the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets and the assets of our Subsidiaries taken as a whole will be governed by the provisions described above under the captions - Repurchase at the Option of Holders - Change of Control and/or the provisions described above under the captions - Certain Covenants - Merger, Consolidation or Sale of Assets and not by the provision of the Asset Sale covenant); and

         o the issue or sale by us or any of our Restricted Subsidiaries of Equity Interests of any of our Restricted Subsidiaries, in the case of either this clause of the prior clause, whether in a single transaction or a series of related transactions:

             -  that have a fair market value in excess of $1.0 million; or

             -  for Net Proceeds in excess of $1.0 million.

         Notwithstanding the foregoing, the following transactions will not be deemed to be Asset Sales:

         o our transfer of assets to one of our Wholly Owned Restricted Subsidiaries or the transfer by one of our Wholly Owned Restricted Subsidiaries to us or to another of our Wholly Owned Restricted Subsidiaries;

         o an issuance of Equity Interests by one of our Wholly Owned Restricted Subsidiaries to us or to another of our Wholly Owned Restricted Subsidiaries; and

         o a Restricted Payment that is permitted by the provisions of the covenant described above under the captions - Certain Covenants - Restricted Payments.

         "Asset Swap" means the exchange of assets by us or one of our Restricted Subsidiaries for one or more Permitted Businesses or for a controlling Equity Interest in any Person whose assets consist primarily of one or more Permitted Businesses.

         "Bank Facilities" means, with respect to us or any of our Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to the lenders or to special purpose entities formed to borrow from the lenders against the receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at the time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

         o   in the case of a corporation, corporate stock;

         o in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         o in the case of a partnership, partnership interests (whether general or limited); and

         o any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means:

         o   United States dollars;

         o securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

         o certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

         o repurchase obligations with a term of not more than seven days or on demand for underlying securities of the types described in the first two clauses above entered into with any financial institution meeting the qualifications specified in the third and fourth clauses above; and

         o commercial paper having the highest rating at acquisition obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and in each case maturing within six months after the date of acquisition.

         "Change of Control" means the occurrence of any of the following:

         o the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our Restricted Subsidiaries taken as a whole to any "person" (as the term is used in Section 13(d)(3) of the Exchange
             Act) other than the Principal or his Related Parties (as defined below);

         o   the adoption of a plan relating to our liquidation or dissolution;

         o the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that:

             - any "person" (as defined above) becomes the "beneficial owner" (as the term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that the person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more of the Voting Stock of Pegasus Satellite (measured by voting power rather than number of shares) than is beneficially owned (as defined above) at the time by the Principal and his Related Parties in the aggregate;

             - the Principal and his Related Parties collectively cease to beneficially own (as defined above) the Voting Stock of Pegasus Satellite having at least 30% of the combined voting power of all classes of the Voting Stock of Pegasus Satellite then outstanding;

             - the Principal and his Affiliates acquire, in the aggregate, beneficial ownership (as defined above) of more than 66 2/3% of the shares of the Class A common stock of Pegasus Satellite at the time outstanding; or

         o the first day on which a majority of the members of our board of directors are not Continuing Directors.

         In applying the third clause above, if we are a subsidiary of another corporation, all references to us will instead be references to the other corporation.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP; provided that:

         o the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof;

         o the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of the acquisition will be excluded;

         o the cumulative effect of a change in accounting principles will be excluded; and

         o the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to us or one of our Subsidiaries.

         "Continuing Directors" means, as of any date of determination, any member of our board of directors who:

         o   was a member of our board of directors on January 27, 1997; or

         o was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of the board at the time of the nomination or election.

         "Cumulative Operating Cash Flow" means, as of any date of determination, our and our Restricted Subsidiaries' Operating Cash Flow for the period (taken as one accounting period) from the beginning of the first full month commencing after January 27, 1997 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the date of determination, plus all cash dividends we or any of our Wholly Owned Restricted Subsidiaries received from any of our Unrestricted Subsidiaries or Wholly Owned Restricted Subsidiaries to the extent that the dividends are not included in the calculation of permitted Restricted Payments under the third paragraph of the covenant described under the captions - Certain Covenants - Restricted Payments by virtue of the third clause of that paragraph.

         "Cumulative Total Interest Expense" means, with respect to us and our Restricted Subsidiaries, as of any date of determination, Total Interest Expense for the period (taken as one accounting period) from the beginning of the first full month commencing after January 27, 1997 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the date of determination.

         "DBS Cash Flow" means income from operations - before depreciation, amortization and Non-Cash Incentive Compensation to the extent deducted in arriving at income from operations - for the Satellite Segment determined on a basis consistent with the segment data contained in our consolidated audited financial statements.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Designated Senior Debt" means any Senior Debt permitted under the exchange note indenture the principal amount of which is $10.0 million or more and that has been designated by us as "Designated Senior Debt."

         "Disqualified Stock" means any Capital Stock - other than the Series B preferred stock - that, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or before the mandatory redemption date of the new Series B preferred stock unless, in any such case, the issuer's obligation to pay, purchase or redeem the Capital Stock is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the captions - Certain Covenants - Restricted Payments.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

         "Existing Indebtedness" means all of our and our Subsidiaries' Indebtedness in existence on January 27, 1997, until the amounts are repaid.

         "Fair Market Value" means, with respect to assets or aggregate net proceeds having a fair market value:

         o of less than $5.0 million, the fair market value of the assets or proceeds determined in good faith by our board of directors, including a majority of the board's Independent Directors, and evidenced by a board resolution; and

         o equal to or in excess of $5.0 million, the fair market value of the assets or proceeds as determined by an independent appraisal firm with experience in the valuation of the classes and types of assets in question; provided that the fair market value of the assets purchased in an arms'-length transaction by one of our Affiliates - other than a Subsidiary - from a third party that is not also one of our Affiliates or of the purchaser and contributed to us within five business days of the consummation of the acquisition of the assets by the Affiliate will be deemed to be the aggregate consideration paid by the Affiliate, which may include the fair market value of any non-cash consideration to the extent that the valuation requirements of this definition are complied with as to any such non-cash consideration.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in the other statements by the other entity as have been approved by a significant segment of the accounting profession, which are in effect on the closing of this exchange offer.

         "Government Securities" means direct obligations of, or obligations guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         "Guarantee" means a guarantee - other than by endorsement of negotiable instruments for collection in the ordinary course of business - direct or indirect, in any manner, including, without limitation, co-borrowing arrangements, letters of credit and reimbursement agreements in respect of these arrangements, of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of the Person under:

         o interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

         o other agreements or arrangements designed to protect the Person against fluctuations in interest rates.

         "Indebtedness" means, with respect to any Person, any indebtedness of the Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit - or reimbursement agreements in respect of these arrangements - or banker's acceptances or representing any Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of the Person, whether or not the indebtedness is assumed by the Person, and, to the extent not otherwise included, the Guarantee by the Person of any indebtedness of any other Person. The amount of Indebtedness of any Person at any date will be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of the Indebtedness less the remaining unamortized portion of the original issue discount of the Indebtedness at such time as determined in conformity with GAAP.

         "Indebtedness to Adjusted Operating Cash Flow Ratio" means, as of any date of determination, the ratio of:

         o the aggregate principal amount of all outstanding Indebtedness of a Person and its Restricted Subsidiaries as of that date on a consolidated basis, plus the aggregate liquidation preference of all of our outstanding new preferred stock - other than Qualified Subsidiary Stock - of the Restricted Subsidiaries of the Person as of that date, excluding any such new preferred stock held by the Person or a Wholly Owned Restricted Subsidiary of the Person, plus the aggregate liquidation preference or redemption amount of all Disqualified Stock of that Person, excluding any Disqualified Stock held by that Person or a Wholly Owned Restricted Subsidiary of that Person, as of that date, to:

         o Adjusted Operating Cash Flow of the Person and its Restricted Subsidiaries for the most recent four-quarter period for which internal financial statements are available determined on a pro forma basis after giving effect to all acquisitions and dispositions of assets - notwithstanding the second clause of the definition of "Consolidated Net Income" - including, without limitation, Asset Swaps, made by the Person and its Restricted Subsidiaries since the beginning of that four-quarter period through that date as if the acquisitions and dispositions had occurred at the beginning of that four-quarter period.

         "Independent Director" means a member of the board of directors who is neither one of our officers or employees or an officer or employee of one of our Affiliates.

         "Investments" means, with respect to any Person, all investments by the Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of indebtedness or other obligations), advances or capital contributions - excluding commission, travel and similar advances to officers and employees made in the ordinary course of business - purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that our acquisition of assets, Equity Interests or other securities for consideration consisting of our common equity securities, or Series B preferred stock which is not Disqualified Stock, will not be deemed to be an Investment.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law - including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes of any jurisdiction.

         "Net Income" means, with respect to any Person, the net income (loss) of the Person, determined in accordance with GAAP and before any reduction in respect of new Series B preferred stock dividends, excluding, however:

         o any gain (but not loss), together with any related provision for taxes on the gain (but not loss), realized in connection with;

             - any Asset Sale (including, without limitation, dispositions under sale and leaseback transactions); or

             - the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

         o any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on the extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale - including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale - net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting, investment banking fees and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness in connection with the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

         "Non-Cash Incentive Compensation" means incentive compensation paid to any of our officers, employees or directors or to the officers, employees or directors of our Subsidiaries in the form of our common stock or the common stock of our parent corporation or options to purchase our common stock or the common stock of our parent corporation under the Pegasus Communications Restricted Stock Plan or the Pegasus Communications 1996 Stock Option Plan.

         "Non-Recourse Debt" means Indebtedness

         o   as to which neither we nor any of our Restricted Subsidiaries:

             - provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness;

             -  is directly or indirectly liable, as a guarantor or otherwise;
                or

             -  constitutes the lender;

         o no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other of our or our Restricted Subsidiaries' Indebtedness to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

         o as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or the stock or assets of any of our Restricted Subsidiaries.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Operating Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of the Person for the period:

         o   plus:

             - extraordinary net losses and net losses on sales of assets outside the ordinary course of business during the period, to the extent the losses were deducted in computing the Consolidated Net Income;

             - provision for taxes based on income or profits, to the extent the provision for taxes was included in computing the Consolidated Net Income, and any provision for taxes utilized in computing the net losses under the first clause hereof;

             - consolidated interest expense of the Person and its Subsidiaries for the period, whether paid or accrued and whether or not capitalized - including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations
                - to the extent that any such expense was deducted in computing the Consolidated Net Income;

             - depreciation, amortization - including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period - and other non-cash charges, excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period, of the Person and its Subsidiaries for the period to the extent that the depreciation, amortization and other non-cash charges were deducted in computing the Consolidated Net Income; and

             - Non-Cash Incentive Compensation to the extent the compensation expense was deducted in computing the Consolidated Net Income and to the extent not included in the fourth clause of this definition;

         o less all non-cash income for the period, excluding any such non-cash income to the extent it represents an accrual of cash income in any future period or amortization of cash income received in a prior period.

         "Pari Passu Debt" means our senior subordinated Indebtedness permitted by the covenant described under the captions - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock, other than the exchange notes, which is pari passu in right of payment with the exchange notes.

         "Permitted Businesses" means:

         o any media or communications business, including but not limited to, any broadcast television station, cable franchise or other business in the television broadcasting, cable or direct-to-home satellite television industries; and

         o any business reasonably related or ancillary to any of the foregoing businesses.

         "Permitted Investments" means

         o any Investments in us or in one of our Wholly Owned Restricted Subsidiaries;

         o   any Investments in Cash Equivalents;

         o Investments by us or any of our Restricted Subsidiaries in a Person, if as a result of the Investment:

             - the Person becomes one of our Wholly Owned Restricted Subsidiaries; or

             - the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or one of our Wholly Owned Restricted Subsidiaries;

         o Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made under and in compliance with the provisions of the covenant described under the caption - Description of Exchange Notes - Asset Sales; and

         o other Investments - measured as of the time made and without giving effect to subsequent changes in value

             - that do not exceed an amount equal to $5.0 million plus, to the extent any such Investments are sold for cash or are otherwise liquidated or repaid for cash, any gains less any losses realized on the disposition of the Investments.

         "Permitted Liens" means:

         o   Liens securing Senior Debt;

         o Liens securing Indebtedness of a Subsidiary that was permitted to be incurred under the exchange note indenture;

         o Liens on property of a Person existing at the time the Person is merged into or consolidated with us or any of our Subsidiaries; provided that the Liens were not created in contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or any of our Restricted Subsidiaries;

         o Liens on property existing at the time of acquisition thereof by us or any of our Subsidiaries; provided that the Liens were not created in contemplation of the acquisition;

         o Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         o   Liens existing on January 27, 1997;

         o Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations permitted by the sixth clause of the second paragraph of the covenant described under the captions - Certain Covenants -Incurrence of Indebtedness and Issuance of Preferred Stock, covering only the assets acquired with the Indebtedness;

         o Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

         o Liens incurred in our ordinary course of business or the ordinary course of business of any of our Subsidiaries with respect to obligations that do not exceed $1.0 million at any one time outstanding; and

         o Liens on assets of or Equity Interests in Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

         "Permitted Refinancing Debt" means any of our or our Restricted Subsidiaries' Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any other of our and our Restricted Subsidiaries' Indebtedness; provided that:

         o the principal amount of the Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus (a) the amount of reasonable expenses incurred in connection with Indebtedness and (b) the amount of any premium required to be paid in connection with the refinancing under the terms of the refinancing or deemed by us or the Restricted Subsidiary necessary to be paid in order to effectuate the refinancing;

         o the Permitted Refinancing Debt has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         o if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the new exchange notes, the Permitted Refinancing Debt has a final maturity date later than the final maturity date of the new exchange notes, and is subordinated in right of payment to the new exchange notes on terms at least as favorable to the holders of new exchange notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         o the Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Principal" means Marshall W. Pagon.

         "Qualified Subsidiary Stock" means Capital Stock of one of our Subsidiaries which by its terms:

         o does not mature, or is not mandatorily redeemable, under a sinking fund obligation or otherwise, and is not redeemable at the option of its holder, in whole or in part, prior to January 1, 2008, in each case, whether automatically or upon the happening of any event, unless, in any such case, the issuer's obligation to pay, purchase or redeem the Capital Stock is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption - Certain Covenants -Restricted Payments;

         o is automatically exchangeable into shares of our Capital Stock that is not Disqualified Stock, or into Capital Stock of our parent corporation, Pegasus Communications Corporation, upon the earlier to occur of:

             - the occurrence of a Voting Rights Triggering Event or an Event of Default and

             -  January 1, 2006;

         o   has no voting or remedial rights; and

         o does not permit the payment of cash dividends prior to January 1, 2007, unless, in the case of this clause, the issuer's ability to pay cash dividends is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption - Certain Covenants - Restricted Payments.

         "Related Party" with respect to the Principal means:

         o   any immediate family member of the Principal; or

         o any trust, corporation, partnership or other entity, more than 50% of the voting Equity Interests of which are owned directly or indirectly by, and which is controlled by, the Principal and/or the other Persons referred to in the immediately preceding clause.

         For purposes of this definition:

         o "immediate family member" means spouse, parent, step-parent, child, sibling or step-sibling; and

         o "control" has the meaning specified in the definition of "Affiliate" contained under the caption - Certain Definitions. In addition, the Principal's estate will be deemed to be a Related Party until such time as such estate is distributed in accordance with the Principal's will or applicable state law.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Satellite Segment" means the business involved in the marketing of video and audio programming and data information services through transmission media consisting of space-based satellite broadcasting services, the assets related to the conduct of the business held by us and our Restricted Subsidiaries on the Closing Date, plus all other assets acquired by us or any of our Restricted Subsidiaries that are directly related to the business, excluding, without limitation, the terrestrial television broadcasting business and the assets related to this business and the cable television business and the assets related to this business; provided that any assets we or any of our Restricted Subsidiaries acquire after January 27, 1997 that are not directly related to the business will not be included for purposes of this definition.

         "Senior Bank Debt" means any of our Indebtedness (including letters of credit) outstanding under, and any other of our Obligations with respect to, Bank Facilities, to the extent that any such Indebtedness and other Obligations are permitted by the exchange note indenture to be incurred.

         "Senior Debt" means the Senior Bank Debt (to the extent it constitutes our Indebtedness) and any other of our Indebtedness permitted to be incurred by us under the terms of the exchange note indenture, unless the instrument under which the Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the new exchange notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

         o any liability for federal, state, local or other taxes owed or owing by us;

         o   any of our Indebtedness to any of our Subsidiaries or other
             Affiliates;

         o   any trade payables; or

         o any Indebtedness that is incurred in violation of the exchange note indenture.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, under the Securities Act, as in effect on January 27, 1997.

         "Split Dollar Agreement" means the Split Dollar Agreement between us and Nicholas A. Pagon, Holly T. Pagon and Michael B. Jordan, as trustees of an insurance trust established by Marshall W. Pagon, as in effect on January 27, 1997.

         "Subsidiary" means, with respect to any Person:

         o any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

         o   any partnership:

             - the sole general partner or the managing general partner of which is the Person or a Subsidiary of the Person; or

             - the only general partners of which are the Person or of one or more Subsidiaries of the Person (or any combination thereof).

         "Total Interest Expense" means, with respect to any Person for any period, the sum of:

         o the consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued - including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations;

         o the consolidated interest expense of the Person and its Restricted Subsidiaries that was capitalized during the period, to the extent the amounts are not included in the first clause of this definition;

         o any interest expense for the period on Indebtedness of another Person that is Guaranteed by the Person or one of its Restricted Subsidiaries or secured by a Lien on assets - other than Equity Interests in Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries - of the Person or one of its Restricted Subsidiaries, whether or not the Guarantee or Lien is called upon; and

         o all cash and non-cash dividend payments during the period on any series of Series B preferred stock of a Restricted Subsidiary of the Person.

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary under a board resolution; but only to the extent that the Subsidiary:

         o   has no Indebtedness other than Non-Recourse Debt;

         o is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

         o is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation:

             -  to subscribe for additional Equity Interests; or

             - to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results;

         o has not Guaranteed or otherwise directly or indirectly provided credit support for any of our Indebtedness of any Indebtedness of our Restricted Subsidiaries; and

         o has at least one executive officer that is not one of our directors or executive officers or a director or executive officer of one of our Restricted Subsidiaries.

Any such designation made by our board of directors at a time when any exchange notes are outstanding will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing conditions and was permitted by the provisions of the covenant described under the captions - Certain Covenants - Restricted Payments. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the certificate of designation or the exchange note indenture, as the case may be, and any Indebtedness of the Subsidiary will be deemed to be incurred by one of our Restricted Subsidiaries as of that date - and, if the Indebtedness is not permitted to be incurred as of that date under the provisions of the covenant described under the captions - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock - treating the Subsidiary as a Restricted Subsidiary for the purpose for the period relevant to that covenant, we will be in default of the covenant; provided, however, that in the event an Unrestricted Subsidiary ceases to meet the requirement set forth in the fifth clause of this definition, the Unrestricted Subsidiary will have 60 days to meet the requirement before the Unrestricted Subsidiary will cease to be an Unrestricted Subsidiary. Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation will be deemed to be an Incurrence of Indebtedness by one of our Restricted Subsidiaries of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation will be permitted only if:

         o the Indebtedness is permitted under the covenant described under the provisions of the covenant described under the captions - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock treating the Subsidiary as a Restricted Subsidiary for the purpose for the period relevant to that covenant; and

         o no Voting Rights Triggering Event, or no Default or Event of Default, as the case may be, would be in existence following the designation.

         "Voting Stock" means with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of the Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         o   the sum of the products obtained by multiplying:

             - the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

             - the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment; by

         o   the then outstanding principal amount of the Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of the Person all of the outstanding Capital Stock, other than Qualified Subsidiary Stock, or other ownership interests of which, other than directors' qualifying shares, will at the time be owned by the Person and/or by one or more Wholly Owned Restricted Subsidiaries of the Person.

                          Business of Pegasus Satellite
General

              We are:

         o the only publicly-traded satellite TV and Internet services company primarily focused on providing services to rural and underserved areas of the United States;

         o one of the fastest growing media companies in the United States; we have increased our direct broadcast satellite revenues at a compound growth rate of 287% per annum since our inception of this business in 1994;

         o the tenth largest multichannel video provider in the United States and the third largest direct broadcast satellite provider;

         o the largest independent distributor of DIRECTV(R) with over 1.4 million subscribers at March 31, 2001, the exclusive right to distribute DIRECTV digital broadcast satellite services to approximately 7.5 million rural households in 41 states and a retail network of over 3,500 independent retailers;

         o through agreements with Liberate Technologies, Hughes Network Systems and other companies, expanding the array of advanced digital satellite products and services it offers, including high-speed Internet connectivity through Pegasus Expresssm Powered by DirecPC(R) (a two-way broadband always-on satellite connection); and

         o the owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB.

Satellite Services in Rural Areas

         Rural areas include approximately 85% of the total landmass of the continental United States and have an average home density of approximately 11 homes per square mile. Because the cost of reaching a household by a cable or other wireline distribution system is generally inversely proportional to home density and the cost of providing satellite service is not, satellite services have strong cost advantages over cable and other wireline distribution systems in rural areas.

         There are approximately 90 million people, 35 million households and three million businesses located in rural areas of the United States. Rural areas therefore represent a large and attractive market for direct broadcast satellite and other digital satellite services. Approximately 56% of all U.S. direct broadcast satellite subscribers reside in rural areas. It is likely that future digital satellite services, such as soon to be launched digital audio services and satellite broadband multimedia services, will also achieve disproportionate success in rural areas as compared to metropolitan areas.

         It is difficult, however, for satellite and other service providers to establish sales and distribution channels in rural areas. In contrast to metropolitan areas, where there are many strong national retail chains, few national retailers have a presence in rural areas. Most retailers in rural areas are independently owned and have only one or two store locations. For these reasons, satellite providers seeking to establish broad and effective rural distribution have limited alternatives:

         o They may seek to distribute their services through one of the few national retailers, such as Radio Shack or Wal-Mart, that have a strong retail presence in rural areas.

         o   They may seek to establish direct sales channels in rural areas.

         o They may seek to distribute through national networks of independent retailers serving rural areas, such as have been established by EchoStar and by Pegasus Satellite.

Pegasus Rural Focus and Strategy

         We believe that direct broadcast satellite and other digital satellite services will achieve disproportionately greater consumer acceptance in rural and underserved areas than in metropolitan areas. Direct broadcast satellite services have already achieved a penetration of more than 24% in rural areas of the United States, as compared to approximately 9% in metropolitan areas.

         Our long-term goal is to become an integrated provider of direct broadcast satellite and other digital satellite services for rural areas of the United States. To accomplish our goal, we are pursuing the following strategy:

         o Continue to Grow Our Rural Subscriber Base by Aggressively Marketing DIRECTV. Pegasus Satellite currently serves in excess of
             1.4 million DIRECTV subscribers, which represents a penetration of approximately 19.3%. Our rate of growth has accelerated as we have increased our scale and expanded the Pegasus network of independent retailers.

         o Continue to Acquire Other DIRECTV Rural Affiliates. We currently own approximately 80% of the DIRECTV exclusive territories held by DIRECTV's rural affiliates. We have had an excellent track record of acquiring DIRECTV rural affiliates and believe that we have a competitive advantage in acquiring additional DIRECTV rural affiliates. We base this belief on our position as the largest DIRECTV rural affiliate, our access to the capital markets and our strong reputation in the direct broadcast satellite industry. We will continue to pursue our strategy of acquiring other DIRECTV rural affiliates.

         o Continue to Develop the Pegasus Retail Network. We have established the Pegasus network of independent retailers in order to distribute DIRECTV in our DIRECTV exclusive territories. Our consolidation of DIRECTV's rural affiliates has enabled us to expand the Pegasus retail network to over 3,500 independent retailers in 41 states. We believe that the Pegasus retail network is one of the few sales and distribution channels for digital satellite services with broad and effective reach in rural areas of the U.S. We intend to further expand the Pegasus retail network in order to increase the penetration of DIRECTV in rural areas and to enable us to distribute additional digital satellite services and products that will complement our distribution of DIRECTV, such as our high speed two-way satellite Internet access product Pegasus Express.

         o Generate Future Growth By Bundling Additional Digital Satellite Services with Our Distribution of DIRECTV Services. We believe that new digital satellite services, such as digital audio services, broadband multimedia services and mobile satellite services, will be introduced to consumers and businesses in the next five years. These services, like direct broadcast satellite, should achieve disproportionate success in rural areas. However, because there are limited sales and distribution channels in rural areas, new digital satellite service providers will confront the same difficulties that direct broadcast satellite service providers have encountered in establishing broad distribution in rural areas, as compared to metropolitan areas. We believe that the Pegasus retail network will enable us to establish relationships with digital satellite service providers that will position us to capitalize on these new opportunities.

Direct Broadcast Satellite Television

         There are currently two nationally branded direct broadcast satellite programming services: DIRECTV and EchoStar. At March 31, 2001, there were 15.6 million direct broadcast satellite subscribers in the United States:

         o 9.9 million DIRECTV subscribers, including approximately 8.1 million subscribers served by DIRECTV itself, 1.4 million subscribers served by Pegasus Satellite and 346,000 subscribers served by the less than 100 other DIRECTV rural affiliates; and

         o   5.7 million EchoStar subscribers.

         Both direct broadcast satellite programming services are digital satellite services and therefore require that a subscriber install a satellite receiving antenna or dish and a digital receiver. DIRECTV and EchoStar require a satellite dish of approximately 18 inches in diameter that may be installed by the consumer without professional assistance. The market shares of DIRECTV and EchoStar among all direct broadcast satellite subscribers nationally are currently 63% and 37%, respectively. The Yankee Group has estimated that the number of direct broadcast satellite subscribers will grow to 25 million by 2005.

DIRECTV

         DIRECTV is a service of Hughes Electronics Corporation, a subsidiary of General Motors Corporation. DIRECTV offers in excess of 200 entertainment channels of near laser disc quality video and compact disc quality audio programming. DIRECTV currently transmits via four high-power Ku band satellites. We believe that DIRECTV's extensive line-up of pay-per-view movies and events and sports packages, including the exclusive "NFL Sunday Ticket," have enabled DIRECTV to capture a majority market share of existing direct broadcast satellite subscribers and will continue to drive strong subscriber growth for DIRECTV services in the future. DIRECTV had 1.8 million net subscriber additions in 2000.

DIRECTV Rural Affiliates

         Prior to the launch of DIRECTV's programming service, Hughes Electronics, which was succeeded by its subsidiary DIRECTV, entered into an agreement with the National Rural Telecommunications Cooperative authorizing the National Rural Telecommunications Cooperative to offer its members and affiliates the opportunity to acquire exclusive rights to distribute DIRECTV programming services in rural areas of the United States. The National Rural Telecommunications Cooperative is a cooperative organization whose members and affiliates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Approximately 250 National Rural Telecommunications Cooperative members and affiliates acquired such exclusive rights, thereby becoming DIRECTV rural affiliates. The DIRECTV exclusive territories acquired by DIRECTV's rural affiliates include approximately 9.0 million rural households.

Consolidation of DIRECTV Rural Affiliates

         When DIRECTV was launched in 1994, Pegasus was the largest of the original DIRECTV rural affiliates, with a DIRECTV exclusive territory of approximately 500,000 homes in four New England states. In October 1996, Pegasus Satellite first acquired exclusive distribution rights from another DIRECTV rural affiliate, thereby beginning a process of consolidation that has significantly changed the composition of DIRECTV's rural affiliates. Since October 1996, Pegasus Satellite has acquired exclusive distribution rights from approximately 165 DIRECTV rural affiliates, including the April 1998 acquisition of Digital Television Services, Inc. and the May 2000 acquisition of Golden Sky Holdings, Inc. Today, Pegasus Satellite represents approximately 81% of the DIRECTV exclusive territories held by DIRECTV's rural affiliates, and has over
1.4 million subscribers in exclusive DIRECTV territories representing approximately 7.5 million homes for a penetration rate of 19.3%. There are less than 100 remaining rural affiliates with 346,000 subscribers in exclusive DIRECTV territories representing approximately 2 million homes. We believe that consolidation among DIRECTV's rural affiliates will continue and that we have a competitive advantage in acquiring additional DIRECTV rural affiliates. We base this belief on our position as the largest DIRECTV rural affiliate, our access to the capital markets and our strong reputation in the direct broadcast satellite industry.

The Pegasus Retail Network

         The Pegasus retail network is a network of over 3,500 independent satellite, consumer electronics and other retailers serving rural areas. We began the development of the Pegasus retail network in 1995 in order to distribute DIRECTV in our original DIRECTV exclusive territories in New England. We have expanded this network into 41 states as a result of our acquisitions of DIRECTV rural affiliates since 1996. Today, the Pegasus retail network is one of the few sales and distribution channels available to digital satellite service providers seeking broad and effective distribution in rural areas throughout the continental United States.

         We believe that the national reach of the Pegasus retail network has positioned us to:

         o improve the penetration of DIRECTV in DIRECTV exclusive territories that we now own or that we may acquire from other DIRECTV rural affiliates;

         o assist DIRECTV in improving DIRECTV's direct broadcast satellite market share in rural areas outside of the DIRECTV exclusive territories held by the other DIRECTV rural affiliates; and

         o offer providers of new digital satellite services, such as the digital audio and broadband multimedia satellite services, an effective and convenient means for reaching the approximately 30% of America's population that live and work in rural areas.

Other Digital Broadband Satellite Services

         Our research tends to show that there is a significant and growing market for broadband access to the Internet among both consumers and businesses. In metropolitan areas, we believe that satellite broadband services will compete with cable modem and telephone company DSL broadband services. However, in many rural and underserved areas, cable modem or DSL broadband access services are not currently available and broadband Internet access will likely be available only via satellite and terrestrial wireless broadband access for the foreseeable future. Because of our previous success in introducing DBS services to rural and underserved areas, we believe that we will be well situated to now introduce satellite based broadband Internet access to rural and underserved areas, though we cannot assure you that we will be successful.

         In May 2001, Pegasus Satellite rolled out Pegasus Express, our new high-speed satellite broadband Internet access service to consumers. The first Pegasus Express service launched was "Pegasus Express powered by DirecPC" pursuant to a July 19, 2000 agreement with Hughes Network Systems, a unit of Hughes Electronics Corporation, which also owns DIRECTV. The new service requires users to install a two-way satellite dish and USB-connected satellite modem and offers users 400 kilobits-per-second downstream Internet access speeds via satellite, as opposed to a maximum of 56 kilobits-per-second currently available through dial-up modems. Our ability to offer Pegasus Express powered by DirecPC is not limited to the territories in which we offer DIRECTV. As a consequence, we plan to market our new service not only through our 3,500-plus network of independent retailers but also through agreements with distributors and other retailers. Aside from offering "Pegasus Express powered by DirecPC," we also plan to deliver Internet services through technology not based on DirecPC. In addition to Pegasus Express, Pegasus Satellite anticipates launching Pegasus Express Pro, a service similar to Pegasus Express but directed to businesses, later in 2001.

New Business Development Initiatives

         Pegasus iTV. Our research tends to show that many consumers may be more comfortable in a "TV-centric" environment, where the TV is the main interactive interface, than in a "PC-centric" environment, where the personal computer is the Internet access device. As a consequence, Pegasus Satellite is developing Pegasus iTV to offer consumers, through an interactive TV set-top box, an easy-to-use, low-cost TV-based alternative to a computer for Internet access as well as interactive TV services, on-line home shopping and other options. If Pegasus Satellite launches a TV-centric product, it will probably be offered in several phases over the next five years or so, beginning with a basic product and evolving into more sophisticated set-top boxes and a consumer premises unit that can be networked with other devices in the home, such as computers and "smart" entertainment devices. Each product phase would be expected to be designed to build on the preceding one and extend the hardware platform for increased functionality, greater speed and expanded applications.

         Guard Band Licenses. In September 2000, as part of an auction process, the FCC announced that Pegasus Guard Band, LLC, one of our subsidiaries, was the high bidder for 31 guard band licenses in consideration of a payment of $91.6 million. On December 21, 2000, the FCC granted Pegasus Guard Band the licenses for these frequencies. In a February 2001 reauction of certain guard band licenses which were not granted in the original September 2000 auction, Pegasus Guard Band, LLC was the high bidder on three additional licenses for aggregate consideration of $3.8 million. The granting of these three additional licenses is subject to final approval by the FCC.

         The guard band licenses are located in the 700 MHz frequency band between the portion of the 700 MHz spectrum reserved for public safety operations and the portion allocated for commercial wireless services. Of the 34 guard band licenses, 32 are designated as "A" licenses, which means that each license is 2 MHz consisting of a pair of 1 MHz guard band frequencies. These licenses include major economic areas such as Boston, Chicago, Detroit, New York City, Philadelphia, Pittsburgh, Portland, San Francisco/Oakland and Seattle. Two of the licenses are "B" licenses of 4 MHz, consisting of a pair of 2 MHz guard band frequencies, in each of the major economic areas in the country. The term of Pegasus Guard Band's licenses runs through January 1, 2015, unless Pegasus Guard Band uses the licenses to provide new broadcast-type operations beginning on or before January 1, 2006, in which case it will be required to renew the license eight years after the beginning of these new broadcast-type operations.

         As manager of the guard band licenses, Pegasus Guard Band must lease at least 50.1% of the licensed spectrum in a geographic area to unaffiliated parties on a for-profit basis. Pegasus Guard Band may not lease more than 49.9% of the licensed spectrum in any geographic area to its own affiliates. Pegasus Guard Band may subdivide its spectrum in any manner it chooses and make it available to system operators or directly to end-users for fixed or mobile communications, consistent with the frequency coordination and interface rules specified for the bands.

         We have not fully developed our plans for use of the guard band licenses in our business at this time. For more information about these licenses, see Guard Band Licenses.

Broadcast Television

         Pegasus Satellite owns or operates ten TV stations affiliated with Fox, UPN, or the WB located in the Jackson, Mississippi; Chattanooga, Tennessee; Gainesville, Florida; Tallahassee, Florida; Wilkes Barre/Scranton, Pennsylvania; and Portland, Maine markets. We have purchased or launched TV stations affiliated with the "emerging networks" of Fox, UPN and the WB, because, while affiliates of these networks generally have lower revenue shares than stations affiliated with ABC, CBS and NBC, we believe that they will experience growing audience ratings and therefore afford us greater opportunities for increasing their revenue share. We have entered into local marketing agreements in markets where we already own a station because they provide additional opportunities for increasing revenue share with limited additional operating expenses. However, the FCC has recently adopted rules which in most instances would prohibit us from expanding in our existing markets through local marketing agreements and may require us to modify or terminate our existing agreements. We have entered into local marketing agreements to program one station as an affiliate of Fox, two stations as affiliates of the WB network and one station as an affiliate of both the WB network and UPN. We plan to own and operate an additional station affiliated with the WB in 2001.

Recent Completed and Pending Transactions

         Pegasus Satellite Transactions

         The following are completed and pending transactions pertaining to the business of Pegasus Satellite.

         Golden Sky Exchange Offers. Pursuant to a prospectus and consent solicitation statement dated April 27, 2001, which was filed as part of our registration statement on Form S-4 (File No. 333-58652), we have commenced an offer to exchange our 12-3/8% senior notes due 2006 for any and all outstanding Golden Sky Systems, Inc. 12-3/8% Series A and Series B senior subordinated notes due 2006, and to exchange our 13-1/2% senior subordinated discount notes due 2007 for any and all outstanding Golden Sky DBS, Inc. 13-1/2% Series B senior discount notes due 2007. The consummation of these Golden Sky exchange offers is subject to our receipt of a requisite number of consents and certain minimum tender requirements described fully in the prospectus and consent solicitation statement relating to the exchange offers.

         Sale of Puerto Rico Cable System. On September 15, 2000, our subsidiaries sold the assets of their entire cable systems in Puerto Rico to Centennial Puerto Rico Cable TV Corp., a subsidiary of Centennial Communications Corp., for the purchase price of $170 million in cash (subject to certain adjustments). At the time of sale, the Puerto Rico cable systems served approximately 57,000 subscribers and passed over approximately 170,000 homes in Aguadilla, Mayaguez, San German and surrounding communities in the western part of Puerto Rico.

         Sale of Broadcast Tower Assets. On July 17, 2000, under the terms of an agreement with SpectraSite Broadcast Group, a division of SpectraSite Holdings, Inc., we sold our interest in 11 broadcast towers to SpectraSite for approximately 1.4 million shares of SpectraSite common stock in a transaction valued at approximately $37.5 million based on the July 17, 2000 closing price per share of SpectraSite common stock of $27.313. The SpectraSite stock we received was valued at $18.2 million at December 31, 2000. Under the terms of the agreement, SpectraSite will lease back to Pegasus Satellite eight of the 11 tower facilities it purchased and will build several new digital television towers for use by Pegasus Broadcast Television, Inc. SpectraSite will also have preferential bidding rights for future tower facilities we may need.

         Completed Exchange Offer. On February 22, 2001, we completed an exchange offer in which we exchanged $162.6 million in liquidation preference of our new 12-3/4% Series A cumulative exchangeable preferred stock for outstanding 12-3/4% Series A cumulative exchangeable preferred stock of our new holding company, Pegasus Communications.

         Merger with Golden Sky Holdings, Inc. On May 5, 2000, we acquired and merged Golden Sky Holdings, Inc. with one of our subsidiaries in a transaction accounted for as a purchase. The stockholders of Golden Sky Holdings exchanged all of their outstanding capital stock for approximately 12.2 million shares of our Class A common stock valued at $578.6 million and approximately 724,000 options to purchase our Class A common stock valued at $33.2 million. The total consideration for the merger was $1.2 billion, as revised (see Revisions to the Accounting of Certain Acquisitions below.) As a result of this merger, Golden Sky Holdings became a wholly-owned subsidiary of ours.

         We did not assume and do not guarantee or otherwise have any liability for Golden Sky Holdings' outstanding indebtedness or any other liability of Golden Sky Holdings that is included in our balance sheet resulting from the merger. Golden Sky Holdings did not assume and does not guarantee or otherwise have any liability for any of our indebtedness or other liability or that of any of our subsidiaries.

         All of the Class A common stock of Pegasus Satellite received by Golden Sky Holdings' stockholders at the time of the merger, has automatically become, as part of a reorganization in which Pegasus Satellite adopted a new holding company structure, the Class A common stock of Pegasus Satellite's new holding company, Pegasus Communications Corporation. For more information regarding the reorganization, see Note 21 of the Notes to Consolidated Financial Statements of Pegasus Satellite included in Annex B to this prospectus.

         Revisions to the Accounting of Certain Acquisitions. At year end 2000, we corrected the purchase accounting and allocations of the purchase consideration in the acquisitions of Golden Sky Holdings and the 1998 acquisition of Digital Television Services, Inc. The revised merger consideration for Golden Sky Holdings was $1.2 billion and for Digital Television Services was $336.5 million. These revisions principally affected our allocation of the purchase prices to the amounts of the deferred income taxes existing at the dates of the respective acquisitions and the amounts of DBS rights assets that were recorded at those dates.

         The cumulative effect of these purchase accounting revisions from the dates of the respective acquisitions to December 31, 2000 as recorded on December 31, 2000 was: an increase in deferred income tax assets of $21.6 million, a reduction in the valuation allowance applied to deferred income tax assets of $230.2 million, a reduction in the amount of the purchase price allocated to DBS rights assets acquired of $300.8 million, a reduction in the accumulated amortization of DBS rights assets of $35.8 million, a reduction in deferred income tax liabilities of $115.7 million and a reduction of our 2000 beginning accumulated deficit of $26.8 million for the impact of the revisions to the Digital Television Services acquisition related to periods prior to 2000. We restated affected amounts for 1998 and 1999 in our statement of operations and comprehensive loss for the effect of the adjustment to our beginning accumulated deficit as indicated below. The effect of these revisions in our statement of operations and comprehensive loss were: for 1998, a reduction of DBS rights amortization expense of $3.9 million and an increase in income tax benefits of $26.4 million; for 1999, a reduction of DBS rights amortization expense of $5.9 million and recognition of income tax expense of $9.4 million and for 2000, a reduction of DBS rights amortization expense of $25.9 million and an increase in income tax benefits of $49.7 million. See Notes 2, 12 and 20 of the Notes to Consolidated Financial Statements of Pegasus Satellite included in Annex B to this prospectus for further information on the purchase accounting revisions and restatements to the financial statements.

         New Holding Company Transactions

         Holding Company Reorganization. On February 22, 2001, Pegasus Communications adopted a new holding company structure. In the reorganization, all common and preferred stock of Pegasus Satellite (formerly named Pegasus Communications Corporation) was exchanged for identical common and preferred stock of its new holding company, which assumed the name Pegasus Communications Corporation, and thereby Pegasus Satellite became a direct subsidiary of the new holding company. The publicly-held debt securities of Pegasus Satellite remained with it, and, as a result of an exchange offer, the 12-3/4% Series A cumulative exchangeable preferred stock of the new holding company was exchanged for Pegasus Satellite's 12-3/4% Series A cumulative exchangeable preferred stock. In addition to Pegasus Satellite, the new holding company also has another direct subsidiary, Pegasus Development Corporation. Pegasus Development holds assets such as the intellectual property rights Pegasus Satellite licensed from Personalized Media Communications L.L.C. in January 2000 and certain pending applications filed with the FCC for satellite licenses. Neither the new holding company nor Pegasus Development Corporation or any other direct subsidiary of the new holding company that may exist in the future will be liable to pay on Pegasus Satellite's securities or subject to the covenants and restrictions contained in its securities.

         The following are certain pending transactions pertaining to the business of our new holding company. Prior to the reorganization, they were transactions of Pegasus Satellite or its subsidiaries.

         Pending Ka License Application. Pegasus Development Corporation has an application pending before the FCC that requests authority to operate Ka-band geostationary satellites at five different orbital locations. Two of these orbital locations would permit service to the entire continental U.S., and three of them are primarily for service outside of the U.S. Ka-band. Geostationary satellite systems are capable of providing two-way, "always on," high-speed or broadband Internet access directly to residential and small office/home office consumers as well as high quality video and audio services channels. If all or part of this application is approved, either Pegasus Communications or Pegasus Development intends to construct and launch these satellites and associated ground systems, or engage third parties to do so on its behalf, in connection with the delivery of broadband Internet access, video and audio streaming and video broadcast services to consumers and businesses. There can be no assurance that the application will be granted, that financing will be secured, that the FCC will assign orbital slots that meet Pegasus Communication's business requirements, or, due to the long lead-time to procure satellites, that Pegasus Development could procure satellites within the required timeframe (either 2004 or 2005).

         Pending Terrestrial Broadband Licenses. Pegasus Development is one of two applicants currently competing for FCC licenses to a nationwide allocation of 500 MHz of spectrum to operate a terrestrial radio system in the 12 GHz band, though there is a third applicant seeking to provide service only in several Midwest states. There may be additional future applicants for these licenses. The FCC has decided that the spectrum may be used for video programming and data services. Pegasus Development filed the application for the purpose of providing these services, including local television broadcast signals throughout the United States. A full build-out of the radio system as specified in the application will require construction of transmitting sites in over 2,000 markets throughout the country. Because the proposed services would operate in the frequency band authorized for use by direct broadcast satellite licensees, Pegasus Development has proposed to operate on a secondary basis to protect direct broadcast licensees and their customers.

         Pegasus Development's application followed the 1999 applications by affiliates of Northpoint Technology, Ltd. to provide similar terrestrial services in the same band. Northpoint has opposed the application. The Northpoint applications have been opposed by direct broadcast satellite operators, such as DIRECTV, EchoStar Communications Corporation and others. Although Pegasus Development has committed to operate these licenses, if granted, only to the extent that independent tests demonstrate that operations would not cause interference to direct broadcast satellite services, Pegasus Development's application may be similarly opposed once it has been accepted for filing and put on public notice by the FCC. Because the FCC has not yet adopted specific technical or service rules or conducted a licensing proceeding, there can be no assurance that the FCC will permit Pegasus Development to provide terrestrial service in the 12.2-12.7 GHz band. There can be no assurance that the FCC will grant Pegasus Development's application, and even if the FCC grants the application, it may put restrictions on the licenses that could materially impair the use of the licenses in the broadband business. The FCC may use an auction to select licensees.

         Northpoint Technology holds two issued U.S. patents and, based on these patents, has publicly asserted that any FCC licensee operating in the proposed terrestrial service will infringe on its patents. Northpoint Technology has also notified Pegasus Development directly of the existence of the patents. Because the FCC has not yet granted any terrestrial broadband licenses, the conditions under which a licensee would be permitted to operate the terrestrial service are not known. Therefore, Pegasus Development is unable to evaluate whether implementation of its system would implicate Northpoint Technology's patents. Although the parameters of any system which would be licensed by the FCC are not defined, Pegasus has studied the scope of the Northpoint patents and intends, if licensed by the FCC, to operate outside the scope of any valid claim of the Northpoint patents.

         If Pegasus Development's application is granted, Pegasus Development plans to use the licenses to provide subscription broadband data and multi-channel video services. As stated above, a number of factors could prevent or inhibit Pegasus Development from carrying out these plans, including technological issues, its ability to develop and obtain products, market acceptance, competition and its ability to secure financing.

Competition

         Our direct broadcast satellite business faces competition from other current or potential multichannel programming distributors, including other direct broadcast satellite operators, cable operators, wireless cable operators, Internet and local and long-distance telephone companies, which may be able to offer more competitive packages or pricing than we or DIRECTV can provide. In addition, the direct broadcast satellite industry is still evolving and recent or future competitive developments could adversely affect us.

         Our TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with cable operators and other advertising media. Cable operators in particular are competing more aggressively than in the past for advertising revenues in our TV stations' markets. This competition could adversely affect our stations' revenues and performance in the future.

         In addition, the markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

Employees

         As of March 31, 2001, we had 1,062 full-time and 212 part-time employees. We are not a party to any collective bargaining agreements and we consider our relations with our employees to be good.

Direct Broadcast Satellite Agreements

         Prior to the launch of the first DIRECTV satellite in 1993, Hughes entered into various agreements intended to assist it in the introduction of DIRECTV services, including agreements with RCA/Thomson for the development and manufacture of direct broadcast satellite reception equipment and with United States Satellite Broadcasting Company, Inc. for the sale of five transponders on the first satellite. In an agreement concluded in 1994, Hughes offered members and affiliates of the National Rural Telecommunications Cooperative the opportunity to become the exclusive providers of certain direct broadcast satellite services using the DIRECTV satellites at the 101(degree) W orbital location, generally including DIRECTV programming, to specified residences and commercial subscribers in rural areas of the U.S. The National Rural Telecommunications Cooperative is a cooperative organization whose members and affiliates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the U.S. National Rural Telecommunications Cooperative members and affiliates that participated in its direct broadcast satellite program acquired the rights to provide the direct broadcast satellite services described above in their service areas. The service areas purchased by participating National Rural Telecommunications Cooperative members and affiliates comprise approximately 9 million television households and were initially acquired for aggregate commitment payments exceeding $100 million.

         We are an affiliate of the National Rural Telecommunications Cooperative, participating through agreements in its direct broadcast satellite program. The agreement between Hughes (and DIRECTV as its successor) and the National Rural Telecommunications Cooperative, and related agreements between the National Rural Telecommunications Cooperative and its participating members and affiliates, provide those members and affiliates with substantial rights and benefits from distribution in their service areas of the direct broadcast satellite services, including the right to set pricing, to retain all subscription remittances and to appoint sales agents. In exchange for such rights and benefits, the participating members and affiliates made substantial commitment payments to DIRECTV. In addition, the participating members and affiliates are required to reimburse DIRECTV for their allocable shares of certain common expenses, such as programming, satellite-specific costs and expenses associated with the billing and authorization systems, and to remit to DIRECTV a 5% fee on subscription revenues.

         DIRECTV has disputed the extent of the rights held by the participating National Rural Telecommunications Cooperative members and affiliates. See - Legal Proceedings - DIRECTV Litigation. Those disputes include the rights asserted by participating members and affiliates:

         o to provide all services offered by DIRECTV that are transmitted over 27 frequencies that the FCC has authorized for DIRECTV's use for a term running through the life of DIRECTV's satellites at the 101(degree) W orbital location;

         o   to provide certain other services over the DIRECTV satellites; and

         o to have the National Rural Telecommunications Cooperative exercise a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the DIRECTV satellites from their orbital location at the end of their lives.

         The financial terms of the right of first refusal are likely to be the subject of negotiation and Pegasus Satellite is unable to predict whether substantial additional expenditures by the National Rural Telecommunications Cooperative will be required in connection with the exercise of such right of first refusal.

         The agreements between the National Rural Telecommunications Cooperative and participating National Rural Telecommunications Cooperative members and affiliates terminate when the DIRECTV satellites are removed from their orbital location at the end of their lives. Our agreements with the National Rural Telecommunications Cooperative may also be terminated as follows:

         o If the agreement between DIRECTV and the National Rural Telecommunications Cooperative is terminated because of a breach by DIRECTV, the National Rural Telecommunications Cooperative may terminate its agreements with us, but the National Rural Telecommunications Cooperative will be responsible for paying to us our pro rata portion of any refunds that the National Rural Telecommunications Cooperative receives from DIRECTV.

         o If we fail to make any payment due to the National Rural Telecommunications Cooperative or otherwise breach a material obligation of our agreements with the National Rural
             Telecommunications Cooperative, the National Rural
             Telecommunications Cooperative may terminate our agreement with the National Rural Telecommunications Cooperative in addition to exercising other rights and remedies against us.

         o If the National Rural Telecommunications Cooperative's agreement with DIRECTV is terminated because of a breach by the National Rural Telecommunications Cooperative, DIRECTV is obligated to continue to provide DIRECTV services to Pegasus Satellite by assuming the National Rural Telecommunications Cooperative's rights and obligations under the National Rural Telecommunications Cooperative's agreement with DIRECTV or under a new agreement containing substantially the same terms and conditions as the National Rural Telecommunications Cooperative's agreement with DIRECTV.

         We are not permitted under our agreements with the National Rural Telecommunications Cooperative to assign or transfer, directly or indirectly, our rights under these agreements without the prior written consent of the National Rural Telecommunications Cooperative and DIRECTV, which consents cannot be unreasonably withheld.

         The National Rural Telecommunications Cooperative has adopted a policy requiring any party acquiring DIRECTV distribution rights from a National Rural Telecommunications Cooperative member or affiliate to post a letter of credit to secure payment of National Rural Telecommunications Cooperative's billings if the acquiring person's monthly payments to the National Rural Telecommunications Cooperative, including payments on account of the acquired territory, exceeds a specified amount. Pursuant to this policy, Pegasus Satellite or its subsidiaries have posted letters of credit of approximately $58.4 million in connection with completed direct broadcast satellite acquisitions. Although this requirement can be expected to reduce somewhat our acquisition capacity inasmuch as it ties up capital that could otherwise be used to make acquisitions, we expect this reduction to be manageable. There can be no assurance, however, that the National Rural Telecommunications Cooperative will not in the future seek to institute other policies, or to change this policy, in ways that would be material to us.

         On August 9, 2000, Pegasus Satellite agreed with DIRECTV, Inc. to provide seamless marketing and sales for DIRECTV retailers and distributors and to provide seamless customer service to all of our existing and prospective customers. Under the terms of the agreements, Pegasus Satellite and DIRECTV reimburse each other for some of the costs incurred in the activation of new customers in our respective territories. The agreements also allow us to provide customers more expansive service selection during activation and a simplified and consolidated billing process and dealers receive compensation regardless of where a customer activates service. In particular, Pegasus Satellite obtained the right to provide our customers with video services currently distributed by DIRECTV from certain frequencies, including the right to provide the premium services HBO, Showtime, Cinemax and The Movie Channel, which are the subject of litigation between DIRECTV and Pegasus Satellite, as well as sports programming, local TV stations and DIRECTV PARA TODOS' Spanish-language programming packages. Under the agreement, Pegasus Satellite will retain 10% to 20% of the revenues associated with these additional programming services, with the exception of DIRECTV PARA TODOS' Spanish-language programming packages, from which we will retain 80% of all revenues. Under the terms of the agreement, Pegasus Satellite will be responsible for all sales, marketing, billing, customer care and, in the case of PARA TODOS, programming costs associated with providing these services to our customers.

Guard Band Licenses

         In September 2000, as part of an auction process, the FCC announced that Pegasus Guard Band, LLC, one of our subsidiaries, was the high bidder for 31 guard band licenses in consideration of a payment of $91.6 million. On December 21, 2000, the FCC granted Pegasus Guard Band the licenses for these frequencies. In a February 2001 reauction of certain guard band licenses which were not granted in the original September 2000 auction, Pegasus Guard Band, LLC was the higher bidder on three additional licenses for aggregate consideration of $3.8 million. The granting of these three additional licenses is subject to final approval by the FCC.

         The guard band licenses are located in the 700 MHz frequency band between the portion of the 700 MHz spectrum reserved for public safety operations and the portion allocated for commercial wireless services. The FCC's rules limit the power levels, height of facilities, types of systems and the uses that may be employed for these guard bands in order to reduce the possibility of harmful interference to either the public safety operations or commercial wireless services. Formerly, the 700 MHz frequency band was reserved for use by UHF television channels 60 through 69 until the FCC reallocated 36 MHz of this spectrum for commercial use and 24 MHz for public safety use at the direction of Congress. Currently, incumbent television broadcasters operate in portions of the spectrum and are permitted by statute to continue operations until their markets are converted from analog to digital television. This conversion is an ongoing effort that may not be fully completed until at least December 31, 2006.

         Of the 34 guard band licenses, 32 are designated as "A" licenses, which means that each license is 2 MHz consisting of a pair of 1 MHz guard band frequencies. These licenses include major economic areas such as Boston, Chicago, Detroit, New York City, Philadelphia, Pittsburgh, Portland, San Francisco/Oakland and Seattle. Two of the licenses are "B" licenses of 4 MHz, consisting of a pair of 2 MHz guard band frequencies, in each of the major economic areas in the country. The term of Pegasus Guard Band's licenses runs through January 1, 2015, unless Pegasus Guard Band uses the licenses to provide new broadcast-type operations beginning on or before January 1, 2006, in which case it will be required to renew the license eight years after the beginning of these new broadcast-type operations.

         As manager of the guard band licenses, Pegasus Guard Band must lease at least 50.1% of the licensed spectrum in a geographic area to unaffiliated parties on a for-profit basis. Pegasus Guard Band may not lease more than 49.9% of the licensed spectrum in any geographic area to its own affiliates. Pegasus Guard Band may subdivide its spectrum in any manner it chooses and make it available to system operators or directly to end-users for fixed or mobile communications, consistent with the frequency coordination and interface rules specified for the bands.

         Under applicable performance requirements, by January 1, 2015, Pegasus Guard Band must provide substantial service to the service areas covered by its guard band licenses. The FCC's rules provide for a presumption of substantial service if the licensee either leases a predominant amount of the licensed spectrum in at least 50% of the geographic area covered by the license or provides coverage to at least 50% of the service area's population. We cannot assure you that we will be able to provide substantial service according to the FCC's requirements. Pegasus Guard Band must also monitor all compliance and interference protection standards for its guard band licenses. These requirements include complying with, and ensuring that licensees comply with, limits on out-of-band emission levels, providing mandatory advanced notification of technical parameters to nearby guard band users and public safety frequency coordinators and cooperating with officials and other guard band managers to resolve problems.

         We have not fully developed our plans for use of the guard band licenses in our business at this time.

Legislation and Regulation

         In February 1996, Congress passed the Telecommunications Act, which substantially amended the Communications Act. This Act has altered and will continue to alter federal, state and local laws and regulations regarding telecommunications providers and services, including Pegasus Satellite and certain of the telecommunications services provided by Pegasus Satellite.

         On November 29, 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999 ("SHVIA"), which amended the Satellite Home Viewer Act. This Act, for the first time, permits direct broadcast satellite operators to transmit local television signals into local markets. In other important statutory amendments of significance to satellite carriers and television broadcasters, the law generally seeks to place satellite operators on an equal footing with cable television operators in regards to the availability of television broadcast programming.

         Unlike a common carrier, such as a telephone company or a cable operator, direct broadcast satellite operators such as DIRECTV are free to set prices and serve customers according to their business judgment, without rate of return or other regulation or the obligation not to discriminate among customers. However, there are laws and regulations that affect DIRECTV and, therefore, affect Pegasus Satellite. As an operator of a privately owned U.S. satellite system, DIRECTV is subject to the regulatory jurisdiction of the FCC, primarily with respect to:

         o the licensing of individual satellites (i.e., the requirement that DIRECTV meet minimum financial, legal and technical standards);

         o   avoidance of interference with radio stations; and

         o compliance with rules that the FCC has established specifically for direct broadcast satellite licenses, including rules that the FCC is in the process of adopting to govern the retransmission of television broadcast stations by direct broadcast satellite operators.

         As a distributor of television programming, DIRECTV is also affected by numerous other laws and regulations. The Telecommunications Act clarifies that the FCC has exclusive jurisdiction over direct-to-home satellite services and that criminal penalties may be imposed for piracy of direct-to-home satellite services. The Telecommunications Act also offers direct-to-home operators relief from private and local government-imposed restrictions on the placement of receiving antennae. In some instances, direct-to-home operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules or restrictive property covenants banning the installation of antennae on or near homes. The FCC has promulgated rules designed to implement Congress' intent by prohibiting any restriction, including zoning, land use or building regulation, or any private covenant, homeowners' association rule, or similar restriction on property within the exclusive use or control of the antenna user where the user has a direct or indirect ownership interest in the property, to the extent it impairs the installation, maintenance or use of a direct broadcast satellite receiving antenna that is one meter or less in diameter or diagonal measurement, except where such restriction is necessary to accomplish a clearly defined safety objective or to preserve a recognized historic district. Local governments and associations may apply to the FCC for a waiver of this rule based on local concerns of a highly specialized or unusual nature. The FCC also issued a further order giving renters the right to install antennas in areas of their rental property in which they have exclusive use, e.g. balconies or patios. The Telecommunications Act also preempted local (but not state) governments from imposing taxes or fees on direct-to-home services, including direct broadcast satellite. Finally, the Telecommunications Act required that multichannel video programming distributors such as direct-to-home operators fully scramble or block channels providing indecent or sexually explicit adult programming. If a multichannel video programming distributor could not fully scramble or block such programming, it was required to restrict transmission to those hours of the day when children are unlikely to view the programming (as determined by the FCC). Rules adopted by the FCC implementing the scrambling provision became effective on May 18, 1997. However, on December 28, 1998, the requirement to scramble sexually explicit programming was ruled unconstitutional by the U.S. District Court in Wilmington, Delaware and was affirmed on appeal by the U.S. Supreme Court in May 22, 2000.

         In addition to regulating pricing practices and competition within the franchise cable television industry, the Communications Act is intended to establish and support existing and new multi-channel video services, such as wireless cable and direct-to-home, to provide subscription television services. DIRECTV and Pegasus Satellite have benefited from the programming access provisions of the Communications Act and implementing rules in that DIRECTV has been able to gain access to previously unavailable programming services and, in some circumstances, has obtained certain programming services at reduced cost. Any amendment to, or interpretation of, the Communications Act or the FCC's rules that would permit cable companies or entities affiliated with cable companies to discriminate against competitors such as DIRECTV in making programming available (or to discriminate in the terms and conditions of such programming) could adversely affect DIRECTV's ability to acquire programming on a cost-effective basis, which would have an adverse impact on Pegasus Satellite. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends such restrictions.

         The FCC has adopted rules imposing public interest requirements for providing video programming on direct-to-home licensees, including, at a minimum, reasonable and non-discriminatory access by qualified federal candidates for office at the lowest unit rates and the obligation to set aside four percent of the licensee's channel capacity for non-commercial programming of an educational or informational nature. Within this set-aside requirement, direct-to-home providers must make capacity available to "national educational programming suppliers" at rates not exceeding 50% of the direct-to-home provider's direct costs of making the capacity available to the programmer. Petitions for reconsideration of these rules are currently pending at the FCC.

         SHVIA amends the Copyright Act and the Communications Act in order to clarify the terms and conditions under which a DBS operator may retransmit local and distant broadcast television stations to subscribers. The new law was intended to promote the ability of satellite services to compete with cable television systems and to resolve disputes that had arisen between broadcasters and satellite carriers regarding the delivery of broadcast television station programming to satellite service subscribers.

         SHVIA creates a new statutory copyright license applicable to the retransmission of broadcast television stations to DBS subscribers located in their markets. Although there is no royalty payment obligation associated with this new license, eligibility for the license is conditioned on the satellite carrier's compliance with the applicable Communications Act provisions and FCC rules governing the retransmission of such "local" broadcast television stations to satellite service subscribers. Noncompliance with the Communications Act and/or FCC requirements could subject a satellite carrier to liability for copyright infringement.

         The amendments to the Communications Act contained in SHVIA provide that, until May 29, 2000, a DBS operator was permitted to retransmit a broadcast television station to satellite subscribers in the station's local market without the station's consent. Beginning May 29, 2000 and continuing until December 31, 2001, satellite carriers may carry local television stations on a station by station basis if a retransmission agreement has been reached. As of January 1, 2002, satellite carriers will be required to carry all local television stations seeking carriage in any market in which the carrier carries local stations. The length of the first election cycle has been set for a four-year period commencing on January 1, 2002 and ending on December 31, 2005. In this manner, the carriage election cycle for satellite carriers and cable systems will be aligned. Each television broadcast station, however, must notify a satellite carrier by July 1, 2001, of its carriage intention if it is located in a market where local stations are carried. Satellite carriers must respond to stations' requests by August 8, 2001.

         Other provisions contained in SHVIA address the retransmission by a satellite service provider of a broadcast television station to subscribers who reside outside the local market of the station being retransmitted. A DBS provider may retransmit such "distant" broadcast stations affiliated with the national broadcast television networks to those subscribers meeting certain specified eligibility criteria which the FCC is directed to implement. The primary determinant of a subscriber's eligibility to receive a distant affiliate of a particular network is whether the subscriber is able to receive a "Grade B" strength signal from an affiliate of that network using a conventional rooftop broadcast television antenna. As required by SHVIA, the FCC has adopted rules subjecting the satellite retransmission of certain distant stations to program "blackout" rules. These rules are similar to rules currently applicable to the retransmission of distant broadcast television stations by cable systems. The FCC has commenced a proceeding to consider the application of these rules to the carriage of digital signals.

         SHVIA also makes a number of revisions to the statutory copyright license provisions applicable to the retransmission of distant broadcast television stations to satellite service subscribers. These changes include reducing the monthly per subscriber royalty rate payable under the distant signal compulsory copyright license and creating a new compulsory copyright license applicable to the retransmission of a national PBS programming feed. The compulsory copyright license applicable to the retransmission of distant broadcast signals to satellite service subscribers will expire on January 1, 2005, unless it is extended by Congress. If the license expires, DBS operators will be required to negotiate in the marketplace to obtain the copyright clearances necessary for the retransmission of distant broadcast signals to satellite service subscribers.

         The final outcome of ongoing and future FCC rulemakings cannot yet be determined. Any regulatory changes could adversely affect Pegasus Satellite's operations. Must carry requirements could cause the displacement of possibly more attractive programming.

         The foregoing does not purport to describe all present and proposed federal regulations and legislation relating to the direct broadcast satellite industry.

Properties

         We own our corporate headquarters in Bala Cynwyd, Pennsylvania.

         Our direct broadcast satellite operations are headquartered in leased space in Marlborough, Massachusetts, and we operate call centers out of leased space in Marlborough, Massachusetts; Louisville, Kentucky; and Lenexa, Kansas. These leases expire on various dates through 2007. In connection with our TV operations, we own or lease various transmitting equipment, television stations and office space.

Legal Proceedings

DIRECTV Litigation

         National Rural Telecommunications Cooperative

         On June 3, 1999, the National Rural Telecommunications Cooperative filed a lawsuit in federal court against DIRECTV seeking a court order to enforce the National Rural Telecommunications Cooperative's contractual rights to obtain from DIRECTV certain premium programming formerly distributed by United States Satellite Broadcasting Company, Inc. for exclusive distribution by the National Rural Telecommunications Cooperative's members and affiliates in their rural markets. The National Rural Telecommunications Cooperative also sought a temporary restraining order preventing DIRECTV from marketing the premium programming in such markets and requiring DIRECTV to provide the National Rural Telecommunications Cooperative with the premium programming for exclusive distribution in those areas. The court, in an order dated June 17, 1999, denied the National Rural Telecommunications Cooperative a preliminary injunction on such matters, without deciding the underlying claims.

         On July 22, 1999, DIRECTV responded to the National Rural Telecommunications Cooperative's continuing lawsuit by rejecting the National Rural Telecommunications Cooperative's claims to exclusive distribution rights and by filing a counterclaim seeking judicial clarification of certain provisions of DIRECTV's contract with the National Rural Telecommunications Cooperative. As part of the counterclaim, DIRECTV is seeking a declaratory judgment that the term of the National Rural Telecommunications Cooperative's agreement with DIRECTV is measured only by the orbital life of DBS-1, the first DIRECTV satellite launched, and not by the orbital lives of the other DIRECTV satellites at the 101(degree)W orbital location. According to DIRECTV, DBS-1 suffered a failure of its primary control processor in July 1998 and since that time has been operating normally using a spare control processor. While the National Rural Telecommunications Cooperative has a right of first refusal to receive certain services from any successor DIRECTV satellite, the scope and terms of this right of first refusal are also being disputed in the litigation, as discussed below. This right is not expressly provided for in our agreements with the National Rural Telecommunications Cooperative.

         On September 9, 1999, the National Rural Telecommunications Cooperative filed a response to DIRECTV's counterclaim contesting DIRECTV's interpretations of the end of term and right of first refusal provisions. On December 29, 1999, DIRECTV filed a motion for partial summary judgment. The motion sought a court order that the National Rural Telecommunications Cooperative's right of first refusal, effective at the termination of DIRECTV's contract with the National Rural Telecommunications Cooperative, does not include programming services and is limited to 20 program channels of transponder capacity. On January 31, 2001, the court issued an order denying DIRECTV's motion in its entirety for partial summary judgment relating to the right of first refusal.

         If DIRECTV were to prevail on its counterclaim, any failure of DBS-1 could have a material adverse effect on our DIRECTV rights, see Risk Factors - Risks of Our Direct Broadcast Satellite Business - Our Ability to Provide DIRECTV Products May Be Limited by the Outcome of Litigation with DIRECTV. We have been informed that DIRECTV may amend its counterclaim to file additional claims against the National Rural Telecommunications Cooperative.

         On August 26, 1999, the National Rural Telecommunications Cooperative filed a separate lawsuit in federal court against DIRECTV claiming that DIRECTV had failed to provide to the National Rural Telecommunications Cooperative its share of launch fees and other benefits that DIRECTV and its affiliates have received relating to programming and other services. On November 15, 1999, the court granted a motion by DIRECTV and dismissed the portion of this lawsuit asserting tort claims, but left in place the remaining claims asserted by the National Rural Telecommunications Cooperative.

         Both of the National Rural Telecommunications Cooperative's lawsuits against DIRECTV have been consolidated. A trial date of August 13, 2002 has been set for these lawsuits and two additional lawsuits against DIRECTV discussed below.

         Pegasus Satellite and Golden Sky Systems

         On January 10, 2000, we and Golden Sky Systems filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contained causes of action for various torts, common law counts and declaratory relief based on DIRECTV's failure to provide the National Rural Telecommunications Cooperative with certain premium programming, and on DIRECTV's position with respect to launch fees and other benefits, term and right of first refusal. The complaint sought monetary damages and a court order regarding the rights of the National Rural Telecommunications Cooperative and its members and affiliates.

         On February 10, 2000, we and Golden Sky Systems filed an amended complaint which added new tort claims against DIRECTV for interference with our relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. The class action allegations we previously filed were later withdrawn to allow a new class action to be filed on behalf of the members and affiliates of the National Rural Telecommunications Cooperative. The new class action was filed on February 27, 2000.

         On December 10, 2000, the court rejected in its entirety DIRECTV's motion to dismiss certain of the claims asserted by us, Golden Sky Systems and the putative class. On January 31, 2001, the court denied in its entirety a motion for summary judgment filed by DIRECTV relating to the right of first refusal. The court also certified the plaintiff's class on December 28, 2000.

         On March 9, 2001, DIRECTV filed a counterclaim against us and Golden Sky Systems, as well as the class members. In the counterclaim, DIRECTV seeks two claims for relief: a declaratory judgement that we and Golden Sky Systems have no right of first refusal in our agreements with the National Rural Telecommunications Cooperative to have DIRECTV provide any services after the expiration of the term of these agreements; and an order that DBS-1 is the satellite (and the only satellite) that measures the term of our agreements with the National Rural Telecommunications Cooperative. We have been informed by DIRECTV that it intends to file a motion for summary judgment on both of those claims. Our motion to dismiss the counterclaims was denied on May 8, 2001 and our response to the counterclaim is due on June 4, 2001.

         All four lawsuits discussed above, including both lawsuits brought by the National Rural Telecommunications Cooperative, the class action and our and Golden Sky System's lawsuit, are pending before the same judge. The court has set a trial date of August 13, 2002 for all four of these actions. For potential risks we face as a result of the outcome of this litigation, see Risk Factors - Risks of Our Direct Broadcast Satellite Business - Our Ability to Provide DIRECTV Products May Be Limited by the Outcome of Litigation with DIRECTV.

Patent Infringement Lawsuit

         On December 4, 2000, Pegasus Development Corporation, a subsidiary of Pegasus Communications, and Personalized Media Communications, L.L.C., filed a patent infringement lawsuit in the United States District Court of Delaware against DIRECTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North America Corporation. Pegasus Development and Personalized Media are seeking injunctive relief and monetary damages for the defendants' alleged patent infringement and unauthorized manufacture, use, sale, offer to sell and importation of products, services and systems that fall within the scope of Personalized Media's portfolio of patented media and communications technologies, of which Pegasus Development is an exclusive licensee within a field of use.

         The technologies covered by Pegasus Development's exclusive license include services distributed to consumers using certain Ku band BSS frequencies and Ka band frequencies, including frequencies licensed to affiliates of Hughes and used by DIRECTV to provide services to its subscribers. Pegasus Development is unable to predict the possible effects of this litigation on Pegasus Development's relationship with DIRECTV.

         Each of the defendants has filed answers to the patent infringement lawsuit denying all claims made by Personalized Media and Pegasus Development. In addition, each of the defendants other than Phillips Electronics, has requested a declaratory judgment seeking to have the patents Pegasus Development licensed from Personalized Media declared not infringed, invalid and unenforceable. Phillips Electronics has requested a declaratory judgment to have the patents declared not infringed and invalid. DIRECTV has also filed a counterclaim against Pegasus Development alleging unfair competition under the Federal Lanham Act. In a separate counterclaim, DIRECTV has alleged that both Pegasus Development's and Personalized Media's patent infringement lawsuit constitutes "abuse of process."

Other Matters

         In addition to the matters discussed above, from time to time we are involved with claims that arise in the normal course of our business. In our opinion, the ultimate liability with respect to these claims will not have a material adverse effect on our consolidated operations, cash flows or financial position.

        Selected Historical and Pro Forma Consolidated Financial Data for
                               Pegasus Satellite

         The following table shows our summary historical and pro forma consolidated financial data. This information should be read in conjunction with our financial statements and the notes to the financial statements included in Annexes B and C to this prospectus and the pro forma financial information included in Annex A to this prospectus, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations of Pegasus Satellite included elsewhere in this prospectus. You should also read the paragraphs that follow this table for more information.

                                                                                                          Three Months Ended
                                            For the Year Ended December 31,                                     March 31,
                                ---------------------------------------------------------               -------------------------
(in thousands, except per                                                                   Pro Forma
   share amounts)                 1996       1997        1998        1999        2000          2000         2000         2001
                                -------------------------------------------------------------------------------------------------
Statement of Operating Data
   for the period ended:
Net revenues:
   DBS                           $  5,829   $ 38,254   $ 147,142   $ 286,353   $ 582,075     $ 640,221     $  95,857    $ 205,838
   Broadcast                       28,604     31,876      34,311      36,415      35,433        35,433         8,138        7,646
                                 --------   --------   ---------   ---------   ---------     ---------     ---------    ---------
Total net revenues               $ 34,433   $ 70,130   $ 181,453   $ 322,768   $ 617,508     $ 675,654     $ 103,995    $ 213,484
                                 ========   ========   =========   =========  ==========     =========     =========    =========
Operating expenses:
   DBS                           $  6,890   $ 49,852   $ 204,422   $ 397,359   $ 767,878     $ 869,891     $ 113,941    $ 263,498
   Broadcast                       23,486     25,428      28,783      34,317      37,636        37,636         9,172        8,709
Loss from continuing
   operations                      (7,021)   (22,324)    (64,802)   (184,242)   (213,660)     (254,935)      (40,570)     (70,642)
Loss from continuing operations
    per common share                (0.56)     (1.75)      (2.81)      (5.32)      (5.11)          N/A         (2.52)         N/A

Balance Sheet Data at period end:
Total assets                      173,680    380,862     890,634     881,838   2,605,386           N/A     1,375,938    2,367,802
Total long-term debt (including
  current maturities)             115,575    208,355     559,029     684,414   1,182,858           N/A       754,976    1,215,371

Redeemable preferred stocks            --    111,264     126,028     142,734     490,646           N/A       476,341      167,224
Total stockholder's equity
   (deficit)                       40,326     27,364      88,434     (36,311)    534,431           N/A        48,009      663,940

Other Data for the period
   ended:
Pre-marketing cash flow-DBS         1,517     12,212      44,723      85,195     174,898       186,550        27,999       59,611
Location cash flow-Broadcast        9,850     10,500      10,262       7,299       3,428         3,428           306          328
Aggregate location cash flow       10,721     16,739       9,279     (25,280)      8,328        10,415         2,896        5,947

         Basic and diluted loss from continuing operations per common share were the same within each period for which such was presented in the above table as any additional potential common shares in each period were antidilutive and, accordingly, excluded from the computation. On a pro forma basis and for the three months ended March 31, 2001, loss from continuing operations per common share is not applicable because in the corporate reorganization, which effects are reflected in these columns, Pegasus Satellite became a subsidiary company of Pegasus Communications Corporation and as such is not required to present such information.

         Comparability between periods has been affected due to the number of acquisitions we have made in each of the periods presented. Our acquisitions of Digital Television Services in 1998 and Golden Sky Holdings in May 2000 were individually significant transactions that materially affected amounts in 1998, 2000 and the three months ended March 31, 2001. The total consideration of these acquisitions was $336.5 million for Digital Television Services and $1.2 billion for Golden Sky Holdings. In addition to these acquisitions, we completed 25 acquisitions in 1997, 26 in 1998, 15 in 1999 and 19 in 2000 that also contributed to the amounts presented for these years.

         The pro forma statement of operating data and other data reflect the effects of the corporate reorganization and the acquisition of Golden Sky Holdings. The Golden Sky Holdings acquisition and corporate reorganization are assumed to have occurred on January 1, 2000 for pro forma statement of operating data and other data purposes. Pro forma balance sheet data is not required for March 31, 2001, as both the corporate reorganization and the Golden Sky Holdings acquisition have already been reflected in the balance sheet at March 31, 2001.

         Pre-marketing cash flow of the DBS business is calculated by taking the DBS revenues and deducting from them their related programming, technical, general and administrative expenses. Location cash flow of the DBS business is its pre-marketing cash flow less its marketing and selling expenses. Location cash flow for the broadcast television business is calculated by taking the broadcast revenues and deducting from them their related programming, technical, general and administrative and marketing and selling expenses.

         Pre-marketing and location cash flows are not, and should not be considered, alternatives to income from operations, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity, as determined under generally accepted accounting principles. Pre-marketing and location cash flows also do not necessarily indicate whether our cash flow will be sufficient to fund working capital, capital expenditures or to react to changes in our industry or the economy generally. We believe that pre-marketing and location cash flows are important for the following reasons:

         o people who follow our industry frequently use them as measures of financial performance and ability to pay debt service; and

         o they are measures that we, our lenders and investors use to monitor our financial performance and debt leverage.

           Management's Discussion and Analysis of Financial Condition and Results of Operations of Pegasus Satellite

         This prospectus contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to unknown risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated in such forward-looking statements. These risks and uncertainties are described in the "Risk Factors" section of this prospectus. We caution you not to place undue reliance on these forward-looking statements, which speak only as the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         The following discussion of our financial condition and results of operations should be read in conjunction with the Risk Factors section included in this Prospectus and the consolidated financial statements and related notes which are included in Annexes B and C to this prospectus.

General

         On February 22, 2001, we effected a corporate reorganization in which a new publicly-held parent holding company was formed with the name Pegasus Communications Corporation. In this reorganization, we changed our name to Pegasus Satellite Communications and became a subsidiary of this new parent company. The ownership interests and rights of our publicly-held Class A common stock and our Class B common stock and Series A, B, C, D and E preferred stock were automatically transferred into common and preferred stocks of the new parent company. The common and preferred stocks of the new parent company are identical in all terms, conditions and amounts outstanding as was ours existing at the date of the reorganization. All of our capital stock existing at the date of the reorganization was converted into 200 shares of a new Class B common stock that are owned by the new parent company. We continue to be obligated under our debt securities that were outstanding at the date of the reorganization.

         Concurrently with the corporate reorganization, we issued a new unregistered 12-3/4% Series A cumulative exchangeable preferred stock in exchange for identical 12-3/4% Series A cumulative exchangeable preferred stock of our new parent company that we transferred to it in the reorganization. The terms, conditions and amount outstanding of our new unregistered Series A preferred stock were identical to the registered Series A preferred stock that we had outstanding at the date of the reorganization. The new parent company's Series A preferred stock surrendered in that exchange was cancelled. The principal purpose of this prospectus is to exchange our identical new registered Series B preferred stock for our unregistered Series A preferred stock.

         We continue to operate the existing DBS, broadcast and broadband businesses. We distributed our subsidiary, Pegasus Development Corporation, along with certain intellectual property and pending satellite license applications, to the new parent company in the reorganization. We completed this reorganization to increase the flexibility of the new parent company to pursue new activities and initiatives through its subsidiaries, other than us. The new parent company will not be subject to the covenants and restrictions arising from our debt and Series A preferred stock currently outstanding or the new Series B preferred stock that would be outstanding should the exchange offer discussed in this prospectus be completed. The reorganization was accounted for as a recapitalization in which the historical basis of assets and liabilities existing at the date of the reorganization did not change.

         We are a growing company that is highly leveraged. We have a history of reported losses from our operations principally due to our significant amounts of interest expense and amortization and depreciation, and we are likely to continue to report losses for the foreseeable future.

         A substantial portion of our business is derived from providing multichannel DBS services as an independent DIRECTV provider. DIRECTV is a service of DIRECTV, Inc. We may be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities or services of DIRECTV, Inc. See Risk Factors. Separately, we are involved in litigation with DIRECTV. An outcome in this litigation that is unfavorable to us could have a material adverse effect on our DBS business. See Business of Pegasus Satellite - Legal Proceedings for a more descriptive account of the litigation.

         On May 5, 2000, we acquired and merged Golden Sky Holdings with one of our subsidiaries in a transaction accounted for as a purchase. Golden Sky Holdings through its subsidiaries holds the rights to provide DIRECTV programming in various rural areas of 24 states. The stockholders of Golden Sky Holdings exchanged all of their outstanding capital stock for approximately 12.2 million shares of our common stock valued at $578.6 million and approximately 724,000 options to purchase our common stock valued at $33.2 million. This common stock and options to purchase common stock issued in the Golden Sky Holdings acquisition became common stock and options to purchase common stock of Pegasus Communications Corporation in the corporate reorganization. As a result of this exchange, Golden Sky Holdings became a subsidiary of ours. We did not assume and do not guarantee or otherwise have any liability for Golden Sky Holdings' outstanding indebtedness or any other liability of Golden Sky Holdings that is included in our balance sheet resulting from this merger. Golden Sky Holdings did not assume and does not guarantee or otherwise have any liability for any of our indebtedness or other liability or that of any of our subsidiaries.

         The total consideration of the Golden Sky Holdings merger was $1.2 billion. This merger consideration included $293.7 million of Golden Sky Holdings consolidated net liabilities, including a deferred income tax asset of $89.3 million principally for cumulative consolidated income tax net operating loss carryforwards existing at the acquisition date. Also included in the consideration was a deferred income tax liability of $421.3 million principally for the excess of the book basis over the income tax basis of the revised amount of DBS rights assets existing at the acquisition date. The amount allocated to the DBS rights in the merger was $1.0 billion, net of $94.1 million for the effect of our consolidated deferred income tax valuation allowances no longer required in association with the merger.

         During 2000, we completed 19 other acquisitions of independent providers of DIRECTV. These acquisitions principally consisted of the rights to provide DIRECTV programming in various rural areas of the United States. The total consideration we paid for these acquisitions was $205.2 million of which substantially all was allocated to DBS rights.

Results of Operations

         Comparison of Three Months Ended March 31, 2001 and 2000

         In this section, amounts and changes specified are for the three months ended March 31, 2001, compared to the three months ended March 31, 2000, unless indicated otherwise.

DBS Business

         Revenues more than doubled, with an increase of $110.0 million to $205.8 million, principally due to an increase of 637,100 subscribers in the last 12 months to 1,439,500 at March 31, 2001. Of this subscriber increase, 396,100 were from acquisitions, of which 345,000 resulted from our acquisition of Golden Sky Holdings in May 2000 and 241,000 were from internal growth. In the 12 months ended March 31, 2001, we acquired the exclusive DIRECTV distribution rights to 2.1 million households, of which 1.9 million came from the Golden Sky Holdings acquisition. At March 31, 2001, we had exclusive DIRECTV distribution rights to 7.5 million households. Our sales and marketing efforts have increased our penetration within our territories to 19.3% at March 31, 2001 from 15.1% at March 31, 2000. Revenue per average subscriber was $48.48 compared to $43.52, primarily due to the incremental impact of the seamless consumer program we entered into with DIRECTV in August 2000 in which we are able to directly provide certain premium programming from DIRECTV and earn the associated revenues.

         Because of the increased number of households available to us within our territories that are not yet our subscribers, we believe that the prospects for continued subscriber growth are favorable. Also, we believe that favorable conditions still exist for further subscriber growth through acquisitions in the remainder of 2001. However, we cannot make any assurances that internal growth or growth through acquisitions will occur or as to the rate of that growth.

         Programming, technical, general and administrative expenses more than doubled, with an increase of $78.4 million to $146.2 million. This increase was primarily due to the incremental costs incurred in providing service to an increased subscriber base. We experienced a slight erosion in our overall margin, as programming, technical, general and administrative expenses were 71.0% of revenues for the three months ended March 31, 2001 compared to 70.8% for the three months ended March 31, 2000. This was primarily caused by margins associated with the seamless consumer program being lower than our other programs.

         Marketing and selling costs, which are also known as subscriber acquisition costs, increased $28.9 million to $54.0 million. This increase was principally due to increased commissions and subsidies to our dealer network resulting from the subscriber growth we experienced and revisions to and expansion of our commission and subsidy programs that were initiated in the second half of 2000. As a result of these increased expenses, our subscriber acquisition costs per gross subscriber based on subscribers added through internal growth increased to $489 per subscriber for 110,400 subscribers added in the three months ended March 31, 2001 compared to $321 per subscriber for 79,300 subscribers added for the three months ended March 31, 2000.

         Depreciation and amortization increased $42.5 million to $62.8 million principally due to increased amortization on increased DBS rights assets. DBS rights assets increased by $1.1 billion during the 12 months ended March 31, 2001 due to acquisitions we made during this time. Approximately $1.0 billion of the increase resulted from our acquisition of Golden Sky Holdings. Amortization of the DBS rights assets from the Golden Sky Holdings acquisition contributed approximately $25.0 million of the increase in depreciation and amortization. The annual amortization expense associated with the DBS rights from the Golden Sky Holdings acquisition is approximately $100.0 million.

Broadcast Business

         Revenues decreased $492,000 to $7.6 million partly due to reduced revenue in the current quarter from national advertising accounts. In large part as a response to the general slow down recently being experienced in the overall economy, national advertisers, particularly within the automotive sector, have reduced dollars available for advertising. The decrease in current period revenues was also partly due to increased advertising revenue in the prior year quarter generated by the presidential campaigns underway at that time. Based on industry information available to us, these effects on advertising revenues are being felt by other media providers across the country in varying degrees. Our advertising revenues for our second quarters historically have trailed those of our first quarters. We cannot predict with any assurance whether or not advertising revenues will improve or worsen in the second half of 2001.

         Excluding a nonrecurring adjustment in programming expenses, expenses of the Broadcast business were relatively flat. Expenses are not necessarily directly related to the movement in revenues. This is because many programming costs are associated with multi-year contracts that are entered into one or more years in advance of when the related expense is recognized. The expenses recognized may bear little relationship to the influence that economic conditions have on revenues at the time that revenue, especially advertising revenue, is earned and recognized. In view of the impact on us of the unfavorable advertising revenue conditions, we have instituted cost management efforts to reduce costs without compromising programming content and marketing efforts, which is a principal reason why the quarter over quarter change in expenses is relatively flat.

Other Statement of Operations and Comprehensive Loss Items

         Development costs increased by $2.9 million to $3.4 million. These costs primarily represent start up costs of our developing broadband business. This business was launched in May 2001. Our expectations for this business in 2001 are discussed below.

         Other operating expenses of $8.3 million for the three months ended March 31, 2001 primarily consist of costs associated with the ongoing DIRECTV litigation of $7.4 million.

         Interest expense increased $13.1 million to $34.3 million. This increase was principally due to additional borrowings outstanding during the current year period than in the prior year period. Debt outstanding at March 31, 2001 was $460.4 million higher than debt outstanding at March 31, 2000. This increase was principally due to debt of Golden Sky Systems and Golden Sky DBS in a combined amount of $399.0 million at a combined rate of 12.93% that we included as a result of our acquisition of Golden Sky Holdings. Additionally, we had an average amount of $61.4 million outstanding under Pegasus Media & Communications' revolving credit facility during the three months ended March 31, 2001 and only an average of $26.5 million outstanding under revolving credit facilities during the three months ended March 31, 2000.

         For the three months ended March 31, 2001, we had an income tax benefit for the loss from continuing operations of $37.9 million compared to no income taxes allocated to the loss from continuing operations for the three months ended March 31, 2000. The difference is due to sufficient deferred income tax liabilities generated by our acquisitions that have occurred since March 31, 2000, particularly our acquisition of Golden Sky Holdings, that enabled us to use the benefits of our deferred income tax assets and recognize the related income tax benefits in earnings in the current year period.

         Other non-operating expense for the three months ended March 31, 2001 of $3.5 million primarily consists of the loss we recognized on the fair value of our derivative instruments of $3.3 million.

         Comparison of the Years Ended 2000 and 1999

         In this section, amounts and changes specified are for the year ended December 31, 2000, compared to the year ended December 31, 1999, unless indicated otherwise.

DBS Business

         Revenues increased $295.7 million to $582.1 million principally due to the virtual doubling of our number of subscribers to 1.4 million. Of this subscriber increase, 446,000 were from acquisitions, of which 345,000 resulted from our acquisition of Golden Sky. In 2000 we acquired the exclusive DIRECTV distribution rights to an additional 2.6 million households, of which 1.9 million came from the Golden Sky acquisition. At December 31, 2000, we had exclusive DIRECTV distribution rights to 7.4 million households. In 2000, we added 255,000 net subscribers through internal growth compared to net internal growth of 228,000 in 1999. Our growth has increased our subscriber penetration to 18.9% from 14.4% at December 31, 1999.

         In August 2000, we entered into an agreement with DIRECTV that enables us to directly provide certain programming to our subscribers and earn revenues associated with the programming. The affected programming previously had been provided to our subscribers directly by DIRECTV and all of the associated revenues had been retained by DIRECTV. We expect this arrangement to have a favorable incremental impact on our future revenues, but the amount of the impact will vary with the number of subscribers that select the affected programming and the length of time that such programming is subscribed to.

         Programming, technical, general and administrative expenses increased $206.0 million to $407.2 million. This increase was due to the incremental costs incurred in providing service to an increased subscriber base. The rate of increase of these expenses was consistent with the increased average number of subscribers during the period.

         Marketing and selling costs, which are also known as subscriber acquisition costs, increased $52.2 million to $170.0 million. This increase was principally due to increased commissions and subsidies to our dealer network resulting from the subscriber growth we experienced and revisions to and expansion of our commission and subsidy plans. During 2000, we revised our commission and subsidy plans to provide more incentive to our dealer network. Also, in August 2000 we entered into an agreement with DIRECTV to simplify the commission process for dealers that enroll subscribers in DIRECTV programming. This expanded our commission plans to include large, national dealers affiliated with DIRECTV. We anticipate that the commission plan revision and expansion will increase our future subscriber acquisition costs, and the amount of the future impact will vary with the number of subscribers enrolled. Advertising and promotional programming expenses are discretionary expenditures and vary depending in large part based on sales initiatives that we want to promote and/or expand. Subscriber acquisition costs per gross subscriber based on subscribers added through internal growth was $404 for 420,600 subscribers added for 2000 compared to $349 for 337,300 subscribers added for 1999.

         Depreciation and amortization increased $108.6 million to $185.4 million. Approximately $66.7 million of this increase resulted from amortization of the additional $1.0 billion in DBS rights assets we recorded in the Golden Sky Holdings acquisition. The annual amortization expense in succeeding years associated with the DBS rights recorded in the Golden Sky Holdings acquisition is approximately $100.0 million.

Broadcast Business

         Revenues decreased $982,000 to $35.4 million. Reduced ratings this year for our affiliated Fox network stations combined with lower television advertising in general in 2000 contributed to this decrease. Also contributing to this decrease were advertising revenues associated with the National Football League's Super Bowl game that was carried by the Fox network in 1999.

         Programming, technical, general and administrative expenses increased $1.6 million to $24.4 million. This increase principally reflects increased amortization of additional programming costs incurred and fees charged by the Fox network commencing in July 1999. The additional programming costs were incurred in the purchase of new and additional programming, some of which were for premier shows that have a higher programming premium associated with them. We purchased the premier shows in an effort to attract a larger viewing audience that in turn we believe would stimulate an increase in advertising revenues.

         Marketing and selling expenses increased $1.3 million to $7.6 million. This increase was primarily due to increased promotional costs associated with the launch of a new station in December 1999 and news programs in 2000.

Other Statement of Operations and Comprehensive Loss Items

         Corporate expenses increased $3.8 million to $9.4 million. This increase reflects growth in the corporate infrastructure in support of the overall growth in business experienced by us.

         Development costs of $4.6 million represents the combined expenses of corporate initiatives that are in their infancy of development and not yet individually of a significant, continuing nature to be reported separately. Costs associated with our developing broadband business are included in these costs. The potential impacts of the broadband business on liquidity and capital resources are addressed below.

         Other operating expenses increased $3.3 million to $5.3 million principally due to expenses associated with our ongoing litigation with DIRECTV.

         Interest expense increased $57.2 million to $122.1 million. This increase was due to additional borrowings outstanding and higher rates of interest incurred during 2000. Fixed rate borrowings increased $322.7 million at a combined weighted average interest rate of 12.93% for debt of Golden Sky that we included when we acquired it. Variable rate borrowings under credit and term facilities increased by $177.8 million. A portion of this increase was due to amounts outstanding under Golden Sky's credit facilities totaling $52.0 million when we acquired it, plus an additional $20.0 million borrowed thereunder after the acquisition. Amounts outstanding under Pegasus Media & Communications' credit facilities increased by $105.8 million. The aggregate weighted average amount of principal and interest rates associated with outstanding variable rate debt was $309.7 million and 10.02%, respectively, during 2000 compared to $112.6 million and 8.06%, respectively, for 1999.

         Interest income increased $13.9 million to $15.2 million due to significantly higher average cash balances available for short-term investing. The average month-end cash balance was $275.5 million in 2000 compared to $23.0 million in 1999. These higher balances principally reflect incremental cash made available in conjunction with the $290.4 million in net proceeds received in the Series C preferred stock we issued in January 2000 and the $167.5 million, including amounts placed in escrow, associated with the sale of our Puerto Rico cable operations in September 2000.

         As a result of the deferred income tax liabilities we recognized in our acquisitions of Digital Television Services and Golden Sky Holdings, our overall deferred income tax liabilities exceeded our deferred income tax assets in 2000. As a result, valuation allowances we had previously established against deferred income tax assets were no longer required, and the benefits of these deferred income tax assets were recognized in 2000. We had established valuation allowances against these deferred income tax assets in 1999 in our belief at that time that we would not realize the benefits of these tax assets. These valuation allowances negated the benefits of these tax assets in 1999.

         Within discontinued operations, a gain of $59.4 million, net of Puerto Rico capital gain and withholding taxes that are currently payable in the amount of $28.0 million, was recognized on the sale of our Puerto Rico cable operations.

         An extraordinary loss from the extinguishment of debt in 2000 amounted to $5.8 million, net of income tax of $3.5 million. This reflects the write-off of unamortized balances of deferred financing costs connected with our debt that was refinanced when Pegasus Media & Communications' credit facility was amended in January 2000.

         Other comprehensive loss, net of income taxes, represents the adjustment of the carrying amount to the fair market value of the marketable equity securities we own at December 31, 2000.

         Comparison of the Years Ended 1999 and 1998

         In this section, amounts and changes specified are for the year ended December 31, 1999, compared to the year ended December 31, 1998, unless indicated otherwise.

DBS Business

         Revenues increased $139.2 million to $286.4 million. The increase is primarily due to an increase in the average number of subscribers in 1999. During 1999, we acquired, through acquisitions, 39,000 subscribers and the exclusive DIRECTV distribution rights to 336,000 households in rural areas of the United States. At December 31, 1999, we had exclusive DIRECTV distribution rights to 4.9 million households and 702,000 subscribers as compared to 4.6 million households and 435,000 subscribers at December 31, 1998. Subscriber penetration increased from 10.3% at December 31, 1998, to 14.4% at December 31, 1999.

         Programming, technical, general and administrative expenses increased $98.7 million to $201.2 million. The increase is attributable to significant growth in subscribers and territory in 1999.

         Marketing and selling expenses increased $72.1 million to $117.8 million. Gross subscriber additions were 337,300 in 1999 compared to 132,700 in 1998. The total subscriber acquisition costs per gross subscriber addition were $349 in 1999 compared to $344 in 1998.

         Depreciation and amortization increased $21.7 million to $76.8 million. The increase is primarily due to an increase in the fixed and intangible asset base as the result of DBS acquisitions that occurred in 1998 and 1999.

Broadcast Business

         Two new broadcast television stations were launched during the second half of 1998 and one new station was launched in December 1999. Total net broadcast revenues increased $2.1 million to $36.4 million. The increase was primarily attributable to an increase of $1.6 million in net broadcast revenues from the four stations that began operations in 1997 and 1998.

         Programming, technical, general and administrative expenses increased $4.8 million to $22.8 million. The increase is primarily due to higher programming costs and an increase in news related expenses associated with the launch of self-produced news in our Portland, Maine and Chattanooga, Tennessee markets.

         Marketing and selling expenses increased $311,000 to $6.3 million. The increase in marketing and selling expenses was due to an increase in promotional costs associated with the launch of the new stations and news programs.

         Depreciation and amortization increased $587,000 to $5.1 million. The increase is due to capital expenditures associated with the launch of the new stations and our news initiative.

Other Statements of Operations and Comprehensive Loss Items

         Total corporate expenses from continuing operations increased $2.0 million to $5.6 million. The increase in corporate expenses is primarily attributable to the growth in our business.

         Other expenses from continuing operations increased $586,000 to $2.0 million. The increase is primarily due to increased investor relations activities, board related costs and development costs.

         Interest expense from continuing operations increased $20.3 million to $64.9 million. The increase is primarily due to interest on our $100.0 million senior notes issued in November 1998 and an increase in bank borrowings and seller notes associated with our DBS acquisitions.

         Other than for a small amount of state income taxes payable, no other income taxes were recognized in 1999. The was due to the valuation allowances we had established in 1999 against deferred income tax assets in our belief at that time we would not realize the benefits of these tax assets. These valuation allowances negated the benefits of the tax assets.

         In 1998, we sold substantially all the assets of our cable systems located in Connecticut and Massachusetts for $30.1 million resulting in a gain on the sale of discontinued operations of $15.3 million, net of income tax of $9.4 million.

         Extraordinary loss from the extinguishment of debt was $6.2 million in 1999. In November 1999, we exchanged $155.0 million in principal amount of our senior notes due 2007 for $155.0 million in principal amount of outstanding senior subordinated notes due 2007 of our subsidiaries, Digital Television Services, Inc. and DTS Capital, Inc. Accordingly, we wrote off the unamortized deferred financing costs related to the notes exchanged.

Liquidity and Capital Resources

         Issuances of and proceeds from common and preferred stocks referred to in this section occurred/were received prior to the corporate reorganization. Subsequent to the corporate reorganization, we no longer have common stock that is publicly-held and we no longer have Series B, C, D or E preferred stock.

         We are a growing company, principally in our DBS business over the last three years. A portion of the funding for this growth was provided by net proceeds of $290.4 million in 2000 from the issuance of preferred stock, $77.7 million in 1999 from the issuance of common stock to the public and $92.4 million in 1998 from the issuance of our 9-3/4% notes due 2006.

         Issuance of our capital stock and options and warrants to purchase our common stock was a major form of liquidity to us prior to the corporate reorganization. In 2000, we issued 13.5 million shares of common stock and 38,000 shares of preferred stocks in connection with acquisitions and investments we made in others. Additionally in 2000, we issued common stock in an aggregate amount of 1.6 million shares upon exercises of stock options and warrants and 326,000 shares in payment of dividends on preferred stock. In January 2001, we issued an aggregate of 223,000 shares of common stock in payment of dividends on preferred stocks. Also in 2000, we issued an aggregate of 3.9 million options and warrants to purchase common stock and 18,000 shares of our Series A preferred stock in payment of dividends on the Series A preferred stock.

         We are permitted to pay dividends on the 12-3/4% Series A preferred stock in Series A preferred stock through January 1, 2002. In the past, we have paid dividends on the Series A preferred stock in additional shares of Series A preferred stock, and it is likely that we will continue to do so with respect to any Series A preferred stock that is not exchanged pursuant to this exchange offer. We anticipate paying dividends on any shares of new Series B preferred stock issued pursuant to this exchange offer in shares of new Series B preferred stock through January 1, 2002 as well.

         At March 31, 2001 and December 31, 2000, we had cash and cash equivalents, excluding restricted cash, on hand of $160.3 million and $214.4 million, respectively. In addition to the proceeds from the issuance of preferred stock, other major sources of cash in 2000 were net proceeds from the sale of our Puerto Rico cable operations after payment of sale related costs and amounts placed in escrow of $161.5 million and cash from borrowings on our credit facilities of $117.8 million. In 1998, we received net cash proceeds of $30.1 million from the sale of our Connecticut and Massachusetts cable operations. The sale of the Puerto Rico cable operation signifies the end of all of our cable operations. In 1999 and 1998, borrowings under our credit facilities provided cash of $130.3 million and $44.4 million, respectively.

         In January 2000, Pegasus Media & Communications, amended and restated its credit facility to increase the borrowing capacity to $500.0 million from $180.0 million. The amended and restated agreement provides for a $225.0 million senior revolving credit facility that expires in October 2004 and a $275.0 million senior term credit facility that expires in April 2005. The amended and restated agreement also gives Pegasus Media & Communications the option to seek $200.0 million in additional term loans through June 30, 2001. At the closing of the amended and restated facility, Pegasus Media & Communications borrowed the $275.0 million available under the term loan facility and repaid all of the $212.2 million outstanding under all former credit agreements. Pegasus Media & Communications began to draw on the revolving facility in November 2000 and borrowed a total of $35.0 million in 2000.

         During the three months ended March 31, 2001, Pegasus Media & Communications borrowed $32.0 million under its revolving credit facility. The total amount outstanding under the revolving credit facility at March 31, 2001 was $67.0 million. At March 31, 2001, the commitment for the revolving credit facility was permanently reduced as scheduled under the terms of the governing credit agreement by approximately $5.6 million to approximately $219.4 million. Availability under the revolving credit facility at March 31, 2000 was $115.6 million. Pegasus Media & Communications began on March 31, 2001 making scheduled quarterly payments on its term loan facility amounting to $687,500. This reduced the amount outstanding thereunder to $274.3 million at March 31, 2001. At March 31, 2001, there was no borrowing availability under the term facility. All of the optional term loan was available at March 31, 2001.

         Golden Sky Systems has a credit agreement in place, consisting of a $115.0 million senior revolving credit facility that expires September 2005 and a $35.0 million senior term credit facility that expires December 2005. At the time we acquired Golden Sky Systems, $17.0 million and $35.0 million had been borrowed under the revolving and term facilities, respectively. In December 2000, Golden Sky Systems borrowed an additional $20.0 million under the revolving facility.

         At March 31, 2001, the total amount outstanding under Golden Sky Systems' revolving credit facility was $37.0 million. At March 31, 2001, the commitment for the revolving credit facility was permanently reduced as scheduled under the terms of the governing credit agreement by approximately $1.2 million to approximately $113.9 million. At March 31, 2001, availability under the revolving facility was $48.1 million and there was no availability under the term loan facility.

         At March 31, 2001, Golden Sky Systems was in violation of covenants under its credit agreement with respect to certain operational thresholds. Golden Sky Systems requested a waiver of these violations from the participating lenders to the agreement. In exchange for the waiver, Golden Sky Systems would amend the agreement to permanently reduce the commitment under the revolving facility to $90.0 million. Golden Sky Systems intends to repay amounts outstanding under the term loan facility and revolving credit facility by the end of the third quarter of 2001 using availability under Pegasus Media & Communications' credit facility. The waiver and amendment are pending approval by the participating lenders.

         Over the last three years, our focus has been on our DBS business, which is our principal business. A significant portion of our liquidity and capital resources has been directed to expanding the DBS business and funding its operations. Subscriber acquisition costs for the DBS business generally require sources of funding in addition to those from operations. Subscriber acquisition costs are marketing and selling costs incurred and promotional programming provided in connection with the addition of new DBS subscribers. At March 31, 2001, our payback period for subscriber acquisition costs was about 28 months.

         Net cash used for operating activities for the year ended December 31, 2000 was $63.8 million compared to $88.9 million for 1999 and $22.0 million for 1998. The reduction in cash used by operations in 2000 was primarily due to the synergies gained in acquisitions in that the incremental revenues from added subscribers exceed the incremental expenses of serving a larger subscriber base. Incremental cash provided through growth in 2000 was offset in part by increased interest payments in 2000 of $24.7 million.

         Net cash used by operating activities for the three months ended March 31, 2001 was $67.7 million compared to $5.7 million for the same period last year. Several factors caused this variance. Cash interest paid in the current year period increased by $26.3 million to $37.5 million due to higher amounts of debt outstanding during the current year period than in the prior year period as previously discussed. We incurred DIRECTV litigation costs of $7.4 million in the current year period. Broadband start up costs of approximately $3.0 million were also incurred in the current year period. The remainder of the increased net cash used by operating activities in the current year period was primarily due to increased subscriber acquisition costs in the current year period due to a greater number of subscriber additions in the current year period than in the prior year period and increased cost per subscriber in the current year period than in the prior year period. These factors contributed to our overall decrease in cash for the three months ended March 31, 2001 of $54.1 million. We borrowed a net $31.3 million under our credit facilities during the three months ended March 31, 2000 to aid in funding our operating cash usage.

         DBS pre-marketing cash flow was $174.9 million for 2000 compared to $85.2 million for 1999, and location cash flow was $4.9 million for 2000 compared to $(32.6) million for 1999. Broadcast location cash flow was $3.4 million for 2000 compared to $7.3 million for 1999. DBS pre-marketing cash flow was $59.6 million for the three months ended March 31, 2001 compared to $28.0 million for the same prior year period, and location cash flow was $5.6 million for three months ended March 31, 2001 compared to $2.6 million for the same prior year period. Broadcast location cash flow was $328,000 for the three months ended March 31, 2001 compared to $306,000 for the same prior year period. Pre-marketing cash flow of the DBS business is calculated by taking the DBS revenues and deducting from them their related programming, technical, general and administrative expenses. Location cash flow of the DBS business is its pre-marketing cash flow less its marketing and selling expenses. Marketing and selling expenses incurred by DBS are also known as subscriber acquisition costs. Location cash flow for the broadcast television business is calculated by taking the broadcast revenues and deducting from them their related programming, technical, general and administrative and marketing and selling expenses.

         Pre-marketing and location cash flows are not, and should not be considered, alternatives to income from operations, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity, as determined under generally accepted accounting principles. Pre-marketing and location cash flows also do not necessarily indicate whether our cash flow will be sufficient to fund working capital, capital expenditures or to react to changes in our industry or the economy generally. We believe that pre-marketing and location cash flows are important for the following reasons:

         o people who follow our industry frequently use them as measures of financial performance and ability to pay debt service; and

         o they are measures that we, our lenders and investors use to monitor our financial performance and debt leverage.

         Over the last three years, our largest investing activity has been in connection with our DBS acquisitions. Over this time, we expended $365.7 million for these acquisitions, of which $152.7 million was expended in 2000. Purchases of intangible assets were $107.9 million in 2000, of which $91.6 million was for 31 guard band licenses. We purchased the guard band licenses in an auction conducted by the Federal Communications Commission. These licenses permit communications within a specified spectrum and geographic areas. We have not fully developed our plans for the use of these licenses in our business at this time. Capital expenditures increased to $45.4 million in 2000 compared to $14.8 million in 1999 and $12.4 million in 1998. This increase in capital expenditures was principally for purchases of and improvements to office facilities of $33.0 million. We anticipate capital expenditures to be $58.1 million in 2001, and we expect to fund these with cash from operations.

         In our acquisition of Golden Sky Holdings, we included in our consolidated balance sheet the outstanding notes of Golden Sky DBS of $193.1 million principal amount at maturity of 13-1/2% discount notes due 2007 and Golden Sky Systems of $195.0 million of 12-3/8% notes due 2006. We did not guarantee or otherwise assume obligations of Golden Sky Holdings or its subsidiaries in connection with the acquisition. Non-cash interest accretes on the discount notes until March 1, 2004. Thereafter, cash interest will accrue and be payable semi-annually. We have commenced offers to exchange our new 13-1/2% senior subordinated discount notes due 2007 for any and all outstanding Golden Sky DBS 13-1/2% Series B senior discount notes due 2007 and to exchange our new 12-3/8% senior notes due 2006 for any and all outstanding Golden Sky Systems 12-3/8% Series A and Series B senior subordinated notes due 2006. The consummation of these exchange offers is subject to our receipt of a requisite number of consents and certain minimum tender requirements. Our new notes to be issued in these exchange offers contain terms, covenants and restrictions that are substantially similar to those of our other publicly-held debt securities.


         At December 31, 2000, maturities of long-term debt and capital leases are $10.9 million in 2001, $9.1 million in 2002, $6.0 million in 2003, $209.2 million in 2004, $363.8 million in 2005 and $651.2 million thereafter. On January 1, 2007, we are required to redeem all Series A preferred stock outstanding at that date at a redemption price equal to the liquidation preference per share of $1,000.

         We launched a broadband business in May 2001 that is a new service provided by us. This service offers two-way Internet access via satellite principally to rural and underserved areas. Because of our previous success in introducing DBS services to rural and underserved areas, we believe that we are well situated to introduce this new service to these areas, though we cannot assure you that we will be successful. Unlike our DBS business that is geographically constrained, we may offer the broadband service to all of North America. We estimate our aggregate operational and net capital requirements to vary between $30.0 million and $60.0 million in 2001 based upon the number of subscribers we enroll. We expect that subscriber acquisition costs for the broadband service will include substantial equipment subsidies to make the equipment more affordable and attractive to users. This will initially have a negative impact on margins and the pay back period in recovering our costs. For 2001, we expect that the broadband operations will be a net user of cash, and that the funding of operational and capital requirements in excess of cash from operations will be provided from our capital resources previously described.

         We believe, but cannot assure, that we have adequate resources to meet our operational needs, including those of the recently launched broadband business, and investing, debt service and Series A and B preferred stock requirements for at least the next twelve months. However, because we are highly leveraged, our ability to repay our existing debt and Series A and Series B preferred stock will depend upon the success of our business strategy, prevailing economic conditions, regulatory risks, our ability to integrate acquired assets successfully into our operations, competitive activities by other parties, equipment strategies, technological developments, level of programming costs, levels of interest rates and financial, business and other factors that are beyond our control. Our indebtedness and Series A and Series B preferred stock generally limit our ability, among other things, to incur additional indebtedness and liens, issue other securities, make certain payments and investments, pay dividends, transfer cash, dispose of assets and enter into other transactions, and imposes limitations on the activities of subsidiaries as applicable. Furthermore, our agreements with respect to our indebtedness contain numerous covenants that, among other things, restrict our ability to pay dividends and make certain other payments and investments, borrow additional funds, create liens and sell our assets. Failure to make debt payments or comply with our covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on us.

Quantitative and Qualitative Disclosures About Market Risk

         Our primary market risk is changes in interest rates. Our principal interest rate risks are changes in prime and LIBOR rates as our credit facilities are subject to these rates that vary in accordance with prevailing economic conditions. As required under the terms of our credit facilities, we entered into interest rate hedging instruments aggregating $140.0 million in notional amount. We did not enter into these instruments for trading or speculative purposes.

         The following table discloses our market risk at December 31, 2000. The table summarizes our market risks associated with debt, redeemable preferred stock and interest rate hedging instruments outstanding at December 31, 2000. The table assumes future cash flows represented by periodic payments and maturities of principal associated with debt and preferred stock. These cash flows were based on scheduled principal repayments and maturities and their associated interest rates at December 31, 2000. Because of their variable and unpredictable nature, the interest rates specified for variable rate debt for each period presented represents their aggregate weighted average rate at December 31, 2000. With respect to our interest rate swap instruments, we pay fixed interest and receive variable interest, and the rates specified are based on the contracted fixed interest rates that we pay. With respect to our cap instruments, we receive variable interest when the applicable rates exceed the cap rates, and the rates specified are based on the contracted cap rates. Notional amounts for our swaps and caps are presented in the period that the related contracts expire. Fair values of fixed rate debt and Series A redeemable preferred stock publicly-held were estimated based on quoted market prices for each security. Fair values of other preferred stock were estimated based on a Black-Scholes computation. The fair values of variable rate debt were based on their carrying amounts at December 31, 2000, because amounts outstanding were subject to short-term variable interest rates that approximated market rates in effect at that date. The fair values of other debt approximated their carrying amounts. Fair values of the swaps and caps were based on estimated amounts to settle the contracts if they were terminated at December 31, 2000.

                                          (in thousands, except for percentages)
                                                                                                             Fair
                     2001       2002        2003         2004         2005      Thereafter      Total        Value
                     ----       ----        ----         ----         ----      ----------      -----        -----
Debt:

Fixed rate        $   8,141   $   5,983  $   1,970    $     432   $  200,345     $  651,172   $  868,043    $ 857,161

Average
interest rate        11.85%      11.89%     11.91%       11.91%       12.30%         12.30%

Variable rate     $   2,750   $   3,100  $   4,009    $ 208,725   $  163,416              -   $  382,000    $ 382,000

Average
interest rate        10.16%      10.16%     10.16%       10.16%       10.16%              -

Redeemable
preferred stock           -           -          -            -            -     $  491,051   $  491,051    $ 461,376

Average
dividend rate             -           -          -            -            -         10.91%

Interest rate
swaps notional
amounts                                  $  72,114                                            $   72,114    $  (1,554)

Average
interest rate                                7.19%

Interest rate
caps notional
amounts                                  $  67,886                                            $   67,886    $      14

Average
interest rate                                9.00%

         The weighted average interest rate for our fixed rate debt outstanding at December 31, 1999 was approximately 11.00% in each of 2000 through 2004 and thereafter. These rates were lower than the weighted average interest rates for the comparable periods for debt outstanding at December 31, 2000, principally due to the fixed rate debt of Golden Sky Holdings included in our balance sheet after we acquired it in May 2000. The weighted average interest rate on the Golden Sky fixed rate debt is 12.93%. Our variable rate debt outstanding at December 31, 1999 aggregating $204.2 million was repaid in January 2000 when we amended and restated our credit facilities in that month. The weighted average interest rate on our variable rate debt outstanding at December 31, 2000, was slightly higher than that at December 31, 1999, principally due to a general rise in market rates during 2000.

         During the three months ended March 31, 2001, we borrowed an additional $32.0 million under our credit facilities. However, variable interest rates declined during this period. The weighted average rates of interest including applicable margins on amounts outstanding at March 31, 2001 and December 31, 2000 were 8.63% and 10.19%, respectively, for the term facility and 7.71% and 10.11%, respectively, for the revolving facility under Pegasus Media & Communications' credit agreement. The weighted average rates of interest including applicable margins on amounts outstanding at March 31, 2001 and December 31, 2000 were 8.05% and 9.90%, respectively, for the term facility and 8.33% and 10.26%, respectively, for the revolving facility under Golden Sky Systems' credit agreement. As a result of the corporate reorganization and related recapitalization, the amount of our redeemable preferred stock decreased to $167.2 million, at an annual dividend rate of 12.75%.

         When we amended and restated our credit agreement in January 2000, interest rate hedging instruments existing at December 31, 1999 were settled and terminated and replaced with new interest rate hedging instruments that are presented in the above table. Amounts to settle and enter into and adjustments to interest expense connected with interest rate hedging instruments in 2000 were not significant. As a consequence of declining market interest rates, we made net payments of $529,000 over the six-month payment interval ended March 31, 2001 on our interest rate swaps instruments in which we exchange variable interest for fixed interest.

         With our adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001, we recorded a charge to earnings of $3.3 million for the unfavorable fair market values to us of our interest rate swaps and caps instruments that existed at March 31, 2001. We were not required to pay any cash for the unfavorable positions of these instruments. Changes in the fair market values of our fixed rate debt and redeemable preferred stocks and other financial instruments did not have any impact on us.

         A principal way we manage our interest rate risk is minimizing the need to use borrowed sources of cash by obtaining cash from other sources, generating cash through the issuance of capital stock and substituting our capital stock for cash. See Liquidity and Capital Resources for a description of and amounts associated with these other sources of and substitutes for cash. Our interest rate hedging instruments also assist us in partially managing our interest rate risk. The way we manage these risks did not change during the three months ended March 31, 2001.

                       Management and Certain Transactions

Directors and Executive Officers of Pegasus Satellite

         Set forth below is information regarding the directors and executive officers of Pegasus Satellite. Pegasus Communications effected a new holding company structure as of February 22, 2001. On that date Pegasus Communications became the new parent company of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation). The directors listed below became directors of Pegasus Communications as of the date of reorganization in 2001. Prior to that time, these individuals served as directors of Pegasus Satellite. All of these individuals currently serve as directors of Pegasus Communications, Pegasus Satellite and Pegasus Media & Communications, Inc., a direct subsidiary of Pegasus Satellite. References to Pegasus set forth below in the biographies refer to Pegasus Satellite. Messrs. Pagon, Lodge, Verlin and Smith hold the same positions with Pegasus Communications as they do with Pegasus Satellite.

         Marshall W. Pagon has served as Chairman of the Board, President and Chief Executive Officer of Pegasus since its incorporation and served as Treasurer of Pegasus from its incorporation to June 1997. From 1991 to October 1994, when the assets of various affiliates of Pegasus, principally limited partnerships that owned and operated Pegasus' television and cable operations, were transferred to subsidiaries of Pegasus Media & Communications, Inc., a subsidiary of Pegasus, entities controlled by Mr. Pagon served as the general partner of these partnerships and conducted the business of Pegasus. Mr. Pagon's background includes over 20 years of experience in the media and communications industry. Mr. Pagon is one of his own designees to the board of directors pursuant to the amended voting agreement. Mr. Pagon is 45 years old.

         Ted S. Lodge has been a director of Pegasus since May 5, 2000 and currently serves as Pegasus' Executive Vice President, General Counsel and Secretary. Mr. Lodge has served as Senior Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary of Pegasus since July 1, 1996. In June 1997, Mr. Lodge became Pegasus' Secretary, and in July 2000, he became an Executive Vice President. From June 1992 through June 1996, Mr. Lodge practiced law with the law firm of Lodge & Company, and during that period, was engaged by Pegasus as its outside legal counsel in connection with various matters. Mr. Lodge currently is serving as a director of Pegasus as one of Mr. Pagon's designees to the board of directors pursuant to the amended voting agreement. Mr. Lodge is 44 years old.

         Howard E. Verlin is Executive Vice President of Sales, Marketing and Customer Relations of Pegasus. Mr. Verlin has been responsible for the operating activities of Pegasus' direct broadcast satellite subsidiaries since its inception, and Pegasus' television subsidiaries since November 2000. Mr. Verlin served as Assistant Secretary of Pegasus until June 2000 and supervised Pegasus' cable operations until the sale of its last cable system in September 2000. Mr. Verlin has served similar functions with respect to Pegasus' predecessors in interest and affiliates since 1987 and has over 15 years of experience in the media and communications industry.

         Kasin Smith is Chief Financial Officer, Treasurer and Executive Vice President of Finance and Information Technology of Pegasus. Mr. Smith served as a Financial Analyst of Pegasus from September 1998 through February 1999 and has served as Vice President of Finance since February 1999 and Chief Financial Officer since August 1999. In April 2001, Mr. Smith became Pegasus' Treasurer and was appointed an Executive Vice President of Pegasus. From May 1997 through September 1998, Mr. Smith served as a General Manager, Northwest Region, of SkyView World Media Group, a master system operator for DIRECTV. From November 1996 to May 1997, Mr. Smith was Director of Finance for Sky Zone Media Access, L.L.C., a distributor of DIRECTV to apartments and multiple dwelling units. From 1993 to November 1996, Mr. Smith served as a Manager at PricewaterhouseCoopers LLP. Mr. Smith is a certified public accountant and has over 9 years of public accounting experience.

         Robert F. Benbow has been a director of Pegasus since May 5, 2000. Mr. Benbow had been a director of Golden Sky and its predecessors from February 1997 to May 5, 2000. He is a Vice President of Burr, Egan, Deleage & Co., a private venture capital firm, and a Managing General Partner of Alta Communications, Inc., a private venture capital firm. Prior to joining Burr, Egan, Deleage & Co. in 1990, Mr. Benbow spent 22 years with the Bank of New England N.A., where he was a Senior Vice President responsible for special industries lending in the areas of media, project finance and energy. Additionally, he serves as a director of Diveo Broadband Networks, Inc., a fixed wireless local loop service provider throughout South America, and of Advanced Telcom Group, Inc., a competitive local exchange carrier. Mr. Benbow currently is serving as a director of Pegasus designated by affiliates of Alta Communications pursuant to the amended voting agreement. Mr. Benbow is 65 years old.

         Harry F. Hopper III has been a director of Pegasus since April 27, 1998. Mr. Hopper is a Managing Director of Columbia Capital Corporation and Columbia Capital LLC, which he joined in January 1994. Columbia Capital is a venture capital firm with an investment focus on communications services, network infrastructures and technologies and electronic commerce. Mr. Hopper is also a director of Affinity, Inc., a web-hosting company, Pihana Pacific Corporation, a Pan-Asian Internet peering and data center company, Xemod, Inc., a producer of next-generation linear power amplifiers, Singleshop, Inc., a business-to-business, outsourced Internet shopping platform, and Broadslate Networks, Inc., a digital broadband subscriber line service provider. From June 1996 until April 27, 1998, Mr. Hopper had been a director of Digital Television Services, or a manager of its predecessor limited liability company. Mr. Hopper currently is one of Mr. Pagon's designees on the board of directors. Mr. Hopper is 47 years old.

         James J. McEntee, III has been a director of Pegasus since October 8, 1996. Mr. McEntee is of counsel to the law firm of Lamb, Windle & McErlane, P.C. and was a Principal of that law firm and Chairman of its Business Department from 1995 through March 1, 2000. Mr. McEntee is also a Principal in Harron Capital, L.P., a venture capital firm focused on new and traditional media ventures, and a Chairman of the Board of Directors of Around Campus, Inc., a company in the business of publishing college student directories and creating marketing opportunities in college communities. He is also a director of the Bancorp.Com, an affiliate based Internet bank, and efoodpantries.com, an Internet company in the business of selling and marketing specialty food products. He is also a director of several other private companies. Mr. McEntee is one of the directors designated as an independent director under the voting agreement. Mr. McEntee is 43 years old.

         Mary C. Metzger has been a director of Pegasus since November 14, 1996. Ms. Metzger has been Chairman of Personalized Media Communications L.L.C. and its predecessor company, Personalized Media Communications Corp., since February 1989. Ms. Metzger has also been Managing Director of Video Technologies International, Inc. since June 1986. Ms. Metzger is one of the directors designated as an independent director under the amended voting agreement. She is also a designee of Personalized Media Communications under an agreement between Pegasus and Personalized Media. See Certain Relationships and Related Transactions - Investment in Personalized Media Communications, L.L.C. and Licensing of Patents. Ms. Metzger is 55 years old.

         William P. Phoenix has been a director of Pegasus since June 17, 1998. He is a Managing Director of CIBC World Markets Corp. and Co-head of its Credit Capital Markets Group. Mr. Phoenix is also a member of CIBC World Markets Corp.'s credit investment and risk committees. Prior to joining CIBC World Markets Corp. in 1995, Mr. Phoenix had been a Managing Director of Canadian Imperial Bank of Commerce, with management responsibilities for the bank's acquisition finance, mezzanine finance and loan workout and restructuring businesses. Mr. Phoenix joined Canadian Imperial Bank of Commerce in 1982. Mr. Phoenix is one of the directors designated as an independent director pursuant to the amended voting agreement. Pegasus and CIBC World Markets Corp. have engaged in various transactions. See Certain Relationships and Related Transactions - CIBC World Market Corp. and Affiliates. Mr. Phoenix is 44 years old.

         Robert N. Verdecchio has been a director of Pegasus since December 18, 1997. He served as Pegasus' Senior Vice President, Chief Financial Officer and Assistant Secretary from its inception to March 22, 2000 and as its Treasurer from June 1997 until March 22, 2000. He has also performed similar functions for Pegasus Media's affiliates and predecessors in interest from 1990 to March 22, 2000. Mr. Verdecchio is a certified public accountant and has over 15 years of experience in the media and communications industry. He is now a private investor. Mr. Verdecchio currently is serving as a director of Pegasus as one of Mr. Pagon's designees to the board of directors pursuant to the amended voting agreement. Mr. Verdecchio is 44 years old.

Executive Compensation

         The following table sets forth certain information for Pegasus Satellite's last three fiscal years concerning the compensation paid to the Chief Executive Officer and to each of Pegasus Satellite's four most highly compensated officers. The most highly compensated officers are those whose total annual salary and bonus for the fiscal year ended December 31, 2000, exceeded $100,000.

                           Summary Compensation Table

                                                                                              Long-Term
                                        Annual Compensation                              Compensation  Awards
                                        -------------------                              --------------------
                                                                                                       Securities
                           Principal                                Other Annual       Restricted      Underlying       All Other
          Name             Position           Year      Salary      Compensation     Stock Award(1)    Options(2)    Compensation(3)
          ----             --------           ----      ------      ------------     --------------    ----------    ---------------
Marshall W. Pagon......   Chairman,           2000      $330,769     $  40,150(4)              --        156,822(5)     $63,728(6)
                          President and       1999      $274,743            --           $124,978        380,000        $60,096(6)
                          Chief               1998      $200,000            --            $77,161        170,000        $67,274(6)
                          Executive
                          Officer

Ted S. Lodge...........   Executive Vice      2000      $207,404     $  58,000(7)         $41,935         75,000         $3,900
                          President,          1999      $164,647     $  50,000(7)         $54,067        170,000         $3,600
                          General             1998      $150,000            --            $30,851        120,000         $9,263
                          Counsel and
                          Secretary

Howard E. Verlin.......   Executive Vice      2000      $185,539     $  55,000(7)        $244,961         75,000         $2,100
                          President -         1999      $155,974     $  45,000(7)         $99,975        190,000         $1,620
                          Sales,              1998      $135,000            --           $110,150         80,000         $5,480
                          Marketing and
                          Customer
                          Relations

Kasin Smith.......(8)     Executive Vice      2000      $151,674     $  16,500(7)              --         51,142(5)     $10,090
                          President           1999      $108,022            --                 --        100,000         $2,021
                          -Finance and        1998      $ 24,103            --                 --             --             --
                          Information
                          Technology,
                          Chief
                          Financial
                          Officer and
                          Treasurer

Nicholas A. Pagon.(9)     Former Senior       2000      $161,011            --                 --          1,364(5)      $6,143
                          Vice President      1999      $133,442            --                 --         90,000         $2,822
                          of Broadcast        1998      $ 92,358            --                 --         80,000         $2,027
                          Television

--------------------------
(1) During 2000, an aggregate of 858 and 5,012 shares were granted to Messrs. Lodge and Verlin, respectively, on January 1, 2000. Based upon the closing price of the Class A common stock on December 29, 2000 of $25.75 per share, the shares awarded to Messrs. Lodge and Verlin during fiscal 2000 had a value of $22,093.50 and $129,059, respectively, on December 31, 2000. During 1999, 6,328, 2,938 and 5,062 shares were issued to Messrs. Marshall Pagon, Lodge and Verlin. During 1998, 7,218, 2,886 and 10,304 shares were issued to Messrs. Marshall Pagon, Lodge and Verlin, respectively. Generally, awards made under Pegasus' restricted stock plan vest based upon years of service with Pegasus from the date of initial employment. Shares issued are vested 34% after two years of employment, an additional 33% after three years of employment and the remaining 33% vests upon four years of employment. As a consequence, all awards made to Messrs. Pagon and Verlin in 1998 and 1999 and Mr. Verlin in 2000 were fully vested on the date of grant. Mr. Lodge's employment with Pegasus Satellite began on July 1, 1996. Consequently, Mr. Lodge's awards granted in fiscal 1998, 1999 and 2000 were fully vested as of July 1, 2000, with the exception of 308 shares representing a special recognition award issued in 1999, which was fully vested upon issuance. The number of shares listed above have been adjusted to reflect the 2-for-1 stock split effective as of May 30, 2000.

(2) Adjusted to reflect stock split effective as of May 30, 2000.

(3) Unless otherwise indicated, the amounts listed represent Pegasus' contributions under its U.S. 401(k) plan.

(4) Represents the value of benefits received related to the plane available for use by Pegasus Satellite.

(5) Represents options issued under the restricted stock plan in lieu of receiving the award in cash or stock. In 2000, Messrs. Marshall Pagon, Smith and Nicholas Pagon received options to purchase 6,822, 1,142 and 1,364 shares, respectively. Options granted pursuant to Pegasus' restricted stock plan vest based upon years of service with Pegasus from the date of initial employment. Options issued are vested 34% after two years of employment, an additional 33% after three years of employment and the remaining 33% vest upon four years of employment. As a consequence, the options issued to Mr. Marshall Pagon were fully vested as of the date of grant, January 1, 2000. The options issued to Mr. Smith will be fully vested in September 2002. Due to Mr. Nicholas Pagon's resignation from Pegasus, 67% of his option grant was vested as of the date of his resignation. For information regarding exercise price and expiration date of these options, see the table below entitled "Option Grants in 2000."

(6) Of the amounts listed for Marshall W. Pagon in each of the years of 2000, 1999 and 1998, $53,728 represents the actuarial benefit to Mr. Pagon of premiums paid by Pegasus Satellite in connection with the split dollar agreement entered into by Pegasus Satellite with the trustees of insurance trust established by Mr. Pagon. See Certain Relationships and Related Transactions - Split Dollar Agreement. The remainder represents Pegasus' contributions under its U.S. 401(k) plan.

(7) Subject to limitations specified in Pegasus' restricted stock plan, an executive officer may elect to receive all or a portion of the award in the form of cash, stock or an option to purchase shares. The amounts listed reflect the cash portion of discretionary awards granted under the restricted stock plan.

(8) Kasin Smith became an employee of Pegasus Satellite on September 8, 1998.

(9) Nicholas A. Pagon became an employee of Pegasus Satellite on February 15, 1999 and resigned from Pegasus on March 23, 2001.

                              Option Grants in 2000

         Pegasus granted options to employees to purchase a total of 1,950,252 shares during 2000 of which 1,942,410 shares were granted under Pegasus' stock option plan and 7,842 were granted under Pegasus' restricted stock plan. The amounts set forth below in the columns entitled "5%" and "10%" represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

                                                                                   Potential Realizable Value
                                                                                   at Assumed Annual Rates of
                                                                                             Stock
                                                                                     Price Appreciation for
                                          Individual Grants                               Option Term
                     -----------------------------------------------------------------------------------------
                                        % of Total
                        Number of         Options
                        Securities      Granted to      Exercise
                        Underlying     Employees in      Price       Expiration
       Name          Options Granted    Fiscal Year    Per Share        Date         5%             10%
       ----          ---------------    -----------    ---------        ----         --             ---
Marshall W. Pagon....  150,000             7.7%         $22.00       12/14/2010   $2,075,352     $5,259,350
                         6,822             0.3%         $48.88       01/01/2005            0              0

Ted S. Lodge.........   75,000             3.8%         $22.00       12/14/2010   $1,037,676     $2,629,675

Howard E. Verlin.....   75,000             3.8%         $22.00       12/14/2010   $1,037,676     $2,629,675

Kasin Smith .........   50,000             2.6%         $22.00       12/14/2010     $691,784     $1,753,117
                         1,142             0.1%         $48.88       01/01/2005            0              0

Nicholas A. Pagon....    1,364             0.1%         $48.88       01/01/2005            0              0

         The table below shows aggregated stock option exercises by the named executive officers in 2000 and 2000 year end values. In-the-money options, which are listed in the last two columns, are those in which the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of Pegasus' Class A common stock on December 29, 2000, was $25.75 per share.

       Aggregate Option Exercises in 2000 and 2000 Year-End Option Values

                                                      Number of Securities         Value of the Unexercised
                                                     Underlying Unexercised        In-the-Money Options at
                                                   Options at Fiscal Year End          Fiscal Year End
                     ----------------------------------------------------------------------------------------
                       Shares
                     Acquired
                         on           Value
       Name           Exercise      Realized       Exercisable   Unexercisable   Exercisable    Unexercisable
       ----           --------      --------       -----------   -------------   -----------    -------------
Marshall W. Pagon....        0          -          437,156         439,666       $5,195,700     $2,509,500
Ted S. Lodge.........        0          -          246,207         198,793       $3,181,635     $1,066,815
Howard E. Verlin.....   36,360     $1,586,205      176,514         212,126       $1,842,945     $1,066,815
Kasin Smith .........        0          -           34,255         117,087         $104,638       $385,500
Nicholas A. Pagon ...        0          -           69,581         101,783         $542,000       $753,000

Compensation Committee Interlocks and Insider Participation

         During 2000, the compensation committee of the board of directors generally made decisions concerning executive compensation of executive officers. The compensation committee consisted of James J. McEntee, III, Harry
F. Hopper III, and, since June 2, 2000, Robert F. Benbow. Mr. Benbow is associated with affiliates of Alta Communications that were formerly stockholders of Golden Sky. See -Certain Relationships and Related Transactions
- Acquisition of Golden Sky Holdings, Inc.

Compensation of Directors

         Under Pegasus Satellite's by-laws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the board of directors. Pegasus Satellite currently pays its directors who are not employees or officers of Pegasus Satellite an annual retainer of $10,000 plus $750 for each board meeting attended in person, $375 for each meeting of a committee of the board and $375 for each board meeting held by telephone. The annual retainer is payable, at each director's option, in cash or in the form of options to purchase Pegasus Satellite's Class A common stock. Pegasus Satellite also reimburses each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the board or committee of the board.

         On December 14, 2000, Robert F. Benbow, William P. Collatos, Harry F. Hopper III, James J. McEntee, III, Mary C. Metzger, William P. Phoenix, Riordon
B. Smith and Robert N. Verdecchio, who were then all of Pegasus' non-employee directors, each received options to purchase 10,000 shares of Class A common stock under Pegasus' Stock Option Plan. Each option vests in annual installments of 5,000 shares beginning on the first anniversary of the date of grant, and was issued at an exercise price of $22.00 per share, the closing price of the Class A common stock on the date prior to the date of the grant, and is exercisable until the tenth anniversary from the date of grant.

Security Ownership of Certain Beneficial Owners and Management

         Pegasus Communications owns all of the outstanding common stock of our company.

Certain Relationships and Related Transactions

Split Dollar Agreement

         In December 1996, Pegasus Satellite entered into a split dollar agreement with the trustees of an insurance trust established by Marshall W. Pagon. Under the split dollar agreement, Pegasus Satellite agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trust. The agreement provides that Pegasus Satellite will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies. The actuarial benefit to Mr. Pagon of premiums paid by Pegasus Satellite amounted to $53,728 in each of the years of 1998, 1999 and 2000.

Relationship with W.W. Keen Butcher and Affiliated Entities

         Pegasus Satellite entered into an arrangement in 1998 with W.W. Keen Butcher, the stepfather of Marshall W. Pagon and Nicholas A. Pagon, who until March 23, 2001 was a Senior Vice President of Pegasus Satellite, and certain entities controlled by Mr. Butcher and the owner of a minority interest in one of the entities. Under this agreement as modified in 1999, Pegasus Satellite agreed to provide and maintain collateral for up to $8.0 million in principal amount of bank loans to Mr. Butcher, his affiliated entities and the minority owner. Mr. Butcher and the minority owner must lend or contribute the proceeds of those bank loans to one or more of the entities owned by Mr. Butcher for the acquisition of television broadcast stations to be programmed by Pegasus Satellite pursuant to local marketing agreements.

         Under this arrangement, on November 10, 1998, Pegasus Satellite sold to one of the Butcher companies the FCC license for the television station then known as WOLF for $500,000 and leased certain related assets to the Butcher company, including leases and subleases for studio, office, tower and transmitter space and equipment, for ongoing rental payments of approximately $18,000 per year plus operating expenses. WOLF is now known as WSWB and is one of the television stations serving the Wilkes Barre/Scranton, Pennsylvania designated market area that is programmed by Pegasus Satellite. Mr. Butcher and the minority owner borrowed the $500,000 under the loan collateral arrangement described above. Concurrently with the closing under the agreement described above, one of the Butcher companies assumed a local marketing agreement, under which Pegasus Satellite provides programming to WSWB and retains all revenues generated from advertising in exchange for payments to the Butcher company of $4,000 per month plus reimbursement of certain expenses. The term of the local marketing agreement is three years, with two three-year automatic renewals. The Butcher company also granted Pegasus Satellite an option to purchase the station license and assets if it becomes legal to do so for the costs incurred by the Butcher company relating to the station, plus compound interest at 12% per year.

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         On July 2, 1998, Pegasus assigned to one of the Butcher companies its option to acquire the FCC license for television station WFXU, which rebroadcasts WTLH pursuant to a local marketing agreement with Pegasus. The Butcher company paid Pegasus $50,000 for the option. In May 1999, the Butcher company purchased the station and assumed the obligations under the local marketing agreement with Pegasus. The Butcher company borrowed the $50,000 under the loan collateral arrangement, and granted Pegasus an option to purchase the station on essentially the same terms described above for WOLF. The local marketing agreement provides for a reimbursement of expenses by Pegasus and a term of five years, with one automatic five-year renewal.

         Pegasus currently provides programming under a local marketing agreement to television station WPME. Under the local marketing agreement, Pegasus also holds an option to purchase WPME. One of the Butcher companies acquired WPME and the FCC license from the prior owner in February 2001. Pegasus believes that the WOLF and WFXU transactions were done at fair value and that any future transactions that may be entered into with the Butcher companies or similar entities, including the WPME transaction as described, will also be done at fair value.

Acquisition of Golden Sky Holdings, Inc.

         On May 5, 2000, Pegasus Satellite acquired Golden Sky Holdings, Inc. through the merger of Golden Sky Holdings, Inc. with a subsidiary of Pegasus Satellite. Prior to the merger, Golden Sky was the second largest independent provider of DIRECTV. Golden Sky operates in 24 states and its territories includes approximately 1.9 million households and 392,100 subscribers.

         In connection with the merger Pegasus Satellite issued approximately
12.2 million shares of its Class A common stock, including stock options, to stockholders and former employees of Golden Sky. Pegasus Satellite also granted registration rights to certain Golden Sky stockholders, including Alta and its affiliates and Spectrum and its affiliates. As a result of the Golden Sky merger and the amended voting agreement described below, Robert F. Benbow and William
P. Collatos were elected to Pegasus Satellite's board of directors.

Voting Agreement

         In connection with Pegasus Satellite's acquisitions of Digital Television Services in 1998 and of Golden Sky in 2000, some of the principal stockholder groups of those two companies entered into, and later amended, a voting agreement with Pegasus Satellite and Mr. Marshall W. Pagon. The voting agreement provided those stockholder groups the right to designate members of Pegasus Communications' board of directors and required Mr. Pagon to cause all shares of Class A and Class B common stock whose vote he controls to be voted to elect those designees.

         Because of later events, only affiliates of Alta Communications currently have the right to designate a director. They have designated Mr. Benbow. Mr. Collatos was designated by Spectrum Equity Partners, but was not renominated at the 2001 annual meeting of stockholders of Pegasus Satellite. Mr. Smith was designated by Fleet Venture Resources but resigned from the board of directors effective February 16, 2001, and Fleet is no longer party to the amended voting agreement.

         Under the amended voting agreement, Mr. Pagon has the right to designate four directors. His designees are currently himself and Messrs. Hopper, Lodge and Verdecchio. Currently, Messrs. McEntee and Phoenix and Ms. Metzger are independent directors, as defined in the voting agreement. Mr. Hopper, prior to May 2000, was the designee of one of the former stockholders of Digital Television Services. At Pegasus Communications' 2001 annual meeting of stockholders, Mr. Hopper was elected as an independent director, as defined by the voting agreement, and Mr. Pagon therefore has the right to designate another director to the board.

Communications License Re-Auction

         Pegasus PCS Partners, LP, a partnership owned and controlled by Marshall W. Pagon, holds personal communications system licenses in Puerto Rico. Pegasus Development Corporation has made an initial investment of approximately $4.8 million in Pegasus PCS Partners in return for certain of the limited partnership interests of Pegasus PCS Partners. Pegasus itself did not meet the qualification criteria for the FCC's re-auction in which Pegasus PCS Partners acquired one of its two licenses. Pegasus Satellite's interest in Pegasus PCS Partners was distributed to Pegasus Communications in connection with the February 2001 holding company reorganization as a result of the distribution of the stock of Pegasus Development Corporation from Pegasus Satellite to Pegasus Communications. In February 2001, Pegasus PCS Partners sold one of its licenses. It is anticipated that the other license will be sold in the second quarter of 2001. Aggregate consideration for the sale of the two licenses is expected to amount to approximately $30.0 million.

CIBC World Markets Corp. and Affiliates

         William P. Phoenix, a director of Pegasus Satellite, is a Managing Director of CIBC World Markets Corp. CIBC World Markets Corp. and its affiliates have provided various services to Pegasus Satellite and its subsidiaries since the beginning of 1997. CIBC World Markets Corp. has historically performed a number of services for Pegasus Satellite, including serving in the year 2000 and the first quarter of 2001 as dealer manager and information agent for an exchange offer of 12-3/4% Series A cumulative exchangeable preferred stock of Pegasus Satellite Communications, Inc. for Pegasus Communications Corporation's 12-3/4% Series A Cumulative Exchangeable Preferred Stock issued in connection with the holding company reorganization. CIBC World Markets Corp. received customary commissions for serving in this capacity.

         CIBC World Markets Corp. or its affiliates have also performed the following services for Pegasus Satellite:

         o acted as dealer manager and information agent for exchange offers of Golden Sky Systems notes and Golden Sky DBS notes in exchange for Pegasus Satellite notes;

         o acted as one of the initial purchasers in Pegasus Satellite's January 2000 Rule 144A offering of $300.0 million in aggregate liquidation preference of Series C convertible preferred stock;

         o agreed to purchase, any and all Series A cumulative exchangeable preferred stock, if any, tendered in response to Golden Sky's offer to purchase such notes;

         o issued letters of credit in connection with bridge financing obtained by Pegasus Satellite;

         o provided fairness opinions to Pegasus Satellite and/or its affiliates in connection with certain intercompany loans and other intercompany transactions;

         o acted as lender in connection with the Pegasus Media & Communications credit facility;

         o provided a fairness opinion in connection with the Golden Sky merger; and

         o acted as Administrative Agent in connection with a credit facility of Digital Television Services.

         In the first quarter of 2001 and during 2000, for services rendered, Pegasus Satellite or its subsidiaries paid to CIBC World Markets Corp. or its affiliates an aggregate of $250,000 and $4.4 million, respectively, in fees. In addition, we have agreed to pay CIBC World Markets Corp. approximately $500,000 in fees upon the consummation of the Golden Sky exchange offers. Pegasus Satellite believes that all fees paid to CIBC World Markets Corp. or its affiliates in connection with the transactions described above were customary. Pegasus Satellite anticipates that it or its subsidiaries may engage the services of CIBC World Markets Corp. in the future.

Investment in Personalized Media Communications, L.L.C. and Licensing of Patents

         On January 13, 2000, Pegasus made an investment in Personalized Media Communications, L.L.C. Personalized Media is an advanced communications technology company that owns an intellectual property portfolio consisting of seven issued U.S. patents and over 10,000 claims submitted in several hundred pending U.S. patent applications. A majority of pending claims are based on a 1981 filing date, with the remainder based on a 1987 filing date. Mary C. Metzger, Chairman of Personalized Media and a member of Pegasus' board of directors, and John C. Harvey, Managing Member of Personalized Media and Ms. Metzger's husband, own a majority of and control Personalized Media as general partners of the Harvey Family Limited Partnership.

         A subsidiary of Personalized Media granted Pegasus an exclusive license for the distribution of satellite based services using Ku band BSS frequencies at the 101(degree), 110(degree) and 119(degree) west longitude orbital locations and Ka band FSS frequencies at the 99(degree), 101(degree), 103(degree) and 125(degree) west longitude orbital locations, which frequencies have been licensed by the FCC to affiliates of Hughes Electronics Corporation. In addition, Personalized Media granted to Pegasus the right to license on an exclusive basis and on favorable terms the patent portfolio of Personalized Media in connection with other frequencies that may be licensed to Pegasus in the future.

         The license granted by Personalized Media's subsidiary provides rights to all claims covered by Personalized Media's patent portfolio, including functionality for automating the insertion of programming at a direct broadcast satellite uplink, the enabling of pay-per-view buying, the authorization of receivers, the assembly of records of product and service selections made by viewers including the communication of this information to billing and fulfillment operations, the customizing of interactive program guide features and functions made by viewers and the downloading of software to receivers by broadcasters. Pegasus will pay license fees to Personalized Media of $100,000 per year for three years.

         Pegasus acquired preferred interests of Personalized Media for approximately $14.3 million in cash, 400,000 shares of Pegasus Satellite's Class A common stock and warrants to purchase 2.0 million shares of Pegasus' Class A common stock at an exercise price of $45.00 per share and with a term of ten years. After certain periods of time, Personalized Media may redeem the preferred interests, and Pegasus may require the redemption of preferred interests, in consideration for Personalized Media's transfer to Pegasus of Personalized Media's ownership interest in its wholly-owned subsidiary that holds the exclusive license from Personalized Media for the rights that are licensed to Pegasus. Pegasus may also be required to make an additional payment to Personalized Media if certain contingencies occur that Pegasus believes are unlikely to occur. Because of the speculative nature of the contingencies, it is not possible to estimate the amount of any such additional payments, but in some cases it could be material. As part of the transaction, Personalized Media is entitled to designate one nominee to serve on Pegasus' board of directors. Mary
C. Metzger is currently serving as Personalized Media's designee.

Other Transactions

         In 1999, Pegasus loaned $199,999 to Nicholas A. Pagon, Pegasus' former Senior Vice President of Broadcast Operations, bearing interest at the rate of 6% per annum, with the principal amount due on the fifth anniversary of the date of the promissory note. Mr. Pagon was required to use half of the proceeds of the loan to purchase shares of Pegasus' Class A common stock, and the loan is collateralized by those shares. The balance of the loan proceeds may be used at Mr. Pagon's discretion. Mr. Pagon resigned from Pegasus as of March 23, 2001.

         Description of Capital Stock of Pegasus Satellite

         Our authorized capital stock consists of:

         o 250,000,000 shares of Class A common stock, par value $.01 per share;

         o 30,000,000 shares of Class B common stock, par value $.01 per share;

         o 200,000,000 shares of non-voting common stock, par value $.01 per share; and

         o   20,000,000 shares of preferred stock, par value $.01 per share.

         Of the 20,000,000 shares of preferred stock that we are authorized to issue, approximately 162,587 shares have been designated as 12-3/4% Series A cumulative exchangeable preferred stock and approximately 162,587 shares have been designated as 12-3/4% Series B cumulative exchangeable preferred stock. As of May 1, 2001, we had outstanding 200 shares of Class B common stock, all of which were owned by our holding company, Pegasus Communications Corporation. None of our Class A common stock or non-voting common stock is issued and outstanding.

         The following summary description relating to our capital stock sets forth the material terms of our capital stock. This summary is not intended to be complete. It is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and the certificates of designation for the different series of preferred stock.

Description of Common Stock

         Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock and non-voting common stock are identical in all respects, except that:

         o holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share and the holders of non-voting common stock have no rights except as provided by law;

         o stock dividends on Class A common stock may be paid only in shares of Class A common stock and stock dividends on Class B common stock may be paid only in shares of Class B common stock or non-voting common stock may be paid only in shares of non-voting common stock; and

         o shares of Class B common stock can be converted into Class A common stock and are subject to certain restrictions on ownership and transfer.

         Holders of a majority of the outstanding shares of each class of common stock, voting as separate classes, must approve any amendment to the amended and restated certificate of incorporation that has any of the following effects:

         o any decrease in the voting rights per share of Class A common stock or any increase in the voting rights of Class B common stock;

         o any increase in the number of shares of Class A common stock into which shares of Class B common stock are convertible;

         o any relaxation on the restrictions on transfer of the Class B common stock; or

         o any change in the powers, preferences or special rights of either class of common stock adversely affecting the holders of the Class A common stock.

         Except as described or as required by law, holders of Class A common stock and Class B common stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors. Holders of non-voting common stock are not entitled to vote on amendments to our certificate of incorporation, whether such amendment increases or decreases the number of shares of non-voting common stock, or otherwise. Where holders of non-voting common stock are entitled to vote by law, they are entitled to one vote per share, and they will vote together as a single class with the holders of Class A common stock and Class B common stock, unless the law requires a separate vote. Holders of a majority of the outstanding shares of each class of common stock, voting as separate classes, must approve the authorization or issuance of additional shares of Class B common stock, except when we take parallel action with respect to Class A common stock in connection with stock dividends, stock splits, recapitalizations, and similar changes.

         Stock dividends on Class A common stock may be paid only in shares of Class A common stock or non-voting common stock. Stock dividends on Class B common stock may be paid only in shares of Class B common stock or non-voting common stock. Stock dividends on non-voting common stock may be paid only in shares of non-voting common stock. Each share of common stock is entitled to receive dividends as declared by the board of directors out of funds legally available. The Class A common stock and Class B common stock and non-voting common stock share equally on a share-for-share basis in cash dividends.

         In the event of a merger or consolidation to which we are a party, each share of Class A common stock, Class B common stock and non-voting common stock will be entitled to receive the same consideration, except that, if we are not the surviving corporation, holders of Class B common stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of Class A common stock, and holders of non-voting common stock may receive stock with no voting rights.

         Our stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock, all holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders if we liquidate, dissolve or wind up. No shares of common stock are subject to redemption or a sinking fund. All issued common stock is validly issued, fully paid and nonassessable. In the event of any increase or decrease in the number of outstanding shares of Class A common stock or Class B common stock from a stock split, combination, consolidation or reclassification, we are required to take parallel action with respect to the other class so that the number of shares of each class bears the same relationship to each other as they did before the event.

         Conversion Rights and Restrictions on Transfer of Class B Common Stock. The Class A common stock and non-voting common stock have no conversion rights. Each share of Class B common stock is convertible at the option of the holder at any time and from time to time into one share of Class A common stock. Any holder of shares of Class B common stock desiring to transfer shares of Class B common stock must present those shares to us for conversion into an equal number of shares of Class A common stock. After conversion, the converted shares may be freely transferred, subject to applicable securities laws. A holder of Class B common stock may transfer shares of Class B common stock without conversion if the transfer is to one of the following:

         o Marshall W. Pagon or any of his immediate family members. For purposes of this paragraph, immediate family member includes Mr. Pagon's spouse and parents, the lineal descendents of either of his parents, and the spouses of their lineal descendents. Adoptive and step relationships are included for purposes of defining parentage and descent;

         o the estate of Marshall W. Pagon or any of his immediate family members until the property of such estate is distributed in accordance with such deceased's will or applicable law; or

         o any voting or other trust, corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by, and which is controlled by, Marshall W. Pagon or any of his immediate family members.

         If ownership or voting rights of shares of Class B common stock are transferred other than in accordance with the preceding paragraph, or a transferee loses the status that allowed him or her to hold shares of Class B common stock without conversion, such shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock. Because of these restrictions, no trading market is expected to develop in the Class B common stock and the Class B common stock will not be listed or traded on any exchange or in any market.

         In the event that shares of non-voting common stock are issued in the future, we would decide at the time whether to register those shares under the Securities Act. If they are not registered, the shares of non-voting common stock would be subject to restrictions on transfer.

            Description of Certain Indebtedness of Pegasus Satellite

         Information with respect to our indebtedness is contained below and in the section Risk Factors - Risks of Investing in the Series B Preferred Stock and New Exchange Notes - Our Substantial Indebtedness Could Adversely Affect Your New Investment.

         Our principal indebtedness is owed by corporations at different levels of our corporate structure:

Pegasus Media & Communications Credit Facility

         On January 14, 2000, Pegasus Media & Communications, Inc., a wholly-owned subsidiary of Pegasus Satellite, entered into a $500.0 million credit facility. This Pegasus Media & Communications credit facility replaced the previous Pegasus Media & Communications and the Digital Television Services credit facilities. Pegasus Media & Communications can use borrowings under the credit facility for acquisitions and general corporate purposes. The following summary of the material provisions of the credit facility is not complete and is subject to all the provisions of the credit facility.

         The facility includes a $225.0 million secured reducing revolving credit facility that will mature on October 31, 2004, as well as a $275.0 million secured term loan maturing April 30, 2005. Furthermore, Pegasus Media & Communications will be permitted to borrow up to $200.0 million under an incremental secured term loan maturing on July 31, 2005, if Pegasus Media & Communications seeks and obtains commitments for such loan by June 30, 2001. The new facility will be secured by substantially all assets of Pegasus Media & Communications and a pledge of all capital stock of its and certain of its principal subsidiaries.

         Borrowings under the credit facility bear interest at LIBOR or the prime rate, as selected by Pegasus Media & Communications, plus spreads that vary with its ratio of total debt to a measure of its cash flow. The credit facility requires an annual commitment fee of 0.75% of the unused portion of the revolving credit commitment when less than 50% of the revolving credit commitment is utilized and an annual commitment fee of 0.50% of the unused portion of the revolving credit commitment when greater than 50% of the revolving credit commitment is utilized. The credit facility requires Pegasus Media & Communications to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of the term loan. The facility contains hedging requirements for the revolving credit facility and the term loan that are customary for such transactions.

         The Pegasus Media & Communications credit facility requires prepayments and concurrent reductions of the commitment customary for credit facilities of this nature. The credit facility:

         o limits the amounts of indebtedness that Pegasus Media & Communications and its subsidiaries may incur;

         o requires Pegasus Media & Communications to maintain a maximum leverage ratio, a minimum interest coverage and a minimum fixed charge coverage; and

         o   limits dividends and other restricted payments.

The credit facility contains customary covenants, representations, warranties, indemnities, conditions precedent to closing and borrowing and events of default. Unless there is a default under the credit facility, Pegasus Media & Communications can make distributions to Pegasus Satellite, including the distribution of enough money to pay interest and dividend obligations on Pegasus Satellite's other publicly-held debt securities.

         Beginning March 31, 2001, the revolving credit commitment under the credit facility will begin to reduce in quarterly amounts ranging from a 10% annualized reduction in 2001 to a 50% annualized reduction in 2004. Amortization began on the term loan on March 31, 2001 in quarterly amounts ranging from 0.25% in 2001 to 25% in 2005, with the balance due at maturity. The incremental term loan will be accessible until June 30, 2001 with amortization commencing in quarterly amounts ranging from 0.25% in 2001 to 25% on June 30, 2005, with the balance due at maturity.

Golden Sky Credit Facility

         In May 1998, Golden Sky Systems entered into an amended and restated revolving credit facility to provide for:

         o revolving credit in the amount of $115.0 million, with a $40.0 million sublimit for letters of credit; and

         o   a $35.0 million term loan facility.

         Golden Sky Systems can use borrowings under the Golden Sky Systems credit facility for acquisitions, capital expenditures, working capital and general corporate purposes. The following summary of the material provisions of the credit facility is not complete and is subject to all of the provisions of the credit facility.

         Golden Sky Holdings, Inc., Golden Sky DBS and all subsidiaries of Golden Sky Systems except for South Plains DBS Limited Partnership and DCE Satellite Entertainment, LLC, are guarantors of the credit facility, which is secured by:

         o   a pledge by Golden Sky Holdings of all capital stock of Golden Sky
             DBS;

         o   a pledge by Golden Sky DBS of all capital stock of Golden Sky
             Systems;

         o an equal and ratable pledge of all capital stock of Golden Sky Systems' subsidiaries;

         o a first priority security interest in all assets of Golden Sky Systems' subsidiaries; and

         o a collateral assignment of Golden Sky DBS's agreements with the National Rural Telecommunications Cooperative.

         Borrowings under the credit facility bear interest at the quotation offered in the New York interbank Eurodollar market or the prime rate, as selected by Golden Sky DBS, plus spreads that vary with its ratio of total debt to a measure of its cash flow.

         The term loan must be repaid in 15 consecutive quarterly installments of approximately $88,000 each, commencing March 31, 2002, with the remaining balance due on December 31, 2005. Borrowings under the revolving credit facility will be available to Golden Sky DBS until September 30, 2005. The commitments under the Golden Sky DBS credit facility reduce quarterly commencing on March 31, 2001 at a rate of approximately $1.2 million per quarter through 2001, approximately $3.4 million per quarter in 2002, approximately $6.9 million per quarter in 2003, approximately $8.6 million per quarter in 2004 and approximately $11.5 million per quarter until September 30, 2005. The making of each loan under the credit facility is subject to the satisfaction of certain conditions, including not exceeding a borrowing base based on the number of paying subscribers and households within the rural DIRECTV service territories served by Golden Sky DBS.

         The credit facility contains specified financial and operating covenants, including minimum interest coverage ratios and limits on general and administrative expenses.

         In addition, the credit facility provides for mandatory prepayments from the net proceeds of sales or other dispositions of capital stock or material assets and a percentage of any excess operating cash flow with respect to any fiscal year equal to 75%.

         At March 31, 2001, Golden Sky Systems was in violation of covenants under its credit agreement with respect to certain operational thresholds. Golden Sky Systems has requested a waiver of these violations from the participating lenders to the agreement. In exchange for the waiver, Golden Sky Systems would amend the agreement to permanently reduce the commitment under the revolving credit facility to $90.0 million. Golden Sky Systems intends to repay amounts outstanding under the term loan facility and revolving credit facility by the end of the third quarter 2001. The waiver and amendment are pending approval by the participating lenders.

1999 Notes

         Pegasus Satellite has $155.0 million in aggregate principal amount of its 12-1/2% Series B senior notes due 2007. The 1999 notes are subject to an indenture among Pegasus Satellite and First Union National Bank, as trustee. The following summary of the material provisions of the 1999 notes indenture is not complete and is subject to all of the provisions of the 1999 notes indenture and those terms made a part of the indenture by the Trust Indenture Act.

         General. The 1999 notes will mature on August 1, 2007 and bear interest at 12-1/2% per annum, payable semi-annually on February 1 and August 1 of each year. The 1999 notes are general unsecured obligations of Pegasus Satellite and rank senior in right of payment to all existing and future subordinated debt of Pegasus Satellite and rank equal in right of payment with all existing and future senior subordinated debt. The 1999 notes may be guaranteed, on a senior subordinated unsecured basis, jointly and severally, by each subsidiary of Pegasus Satellite that issues a supplemental indenture to the 1999 notes indenture.

         Optional Redemption. The 1999 notes are subject to redemption at any time, at the option of Pegasus Satellite, in whole or in part, on or after August 1, 2003 at redemption prices, plus accrued interest, starting at 106.25% of principal during the 12-month period beginning August 1, 2003 and declining annually to 100% of principal on August 1, 2006 and thereafter.

         Change of Control. If a change of control of Pegasus Satellite occurs, each holder of the 1999 notes may require Pegasus Satellite to repurchase all or a portion of the holder's 1999 notes at a purchase price equal to 101% of principal, together with accrued and unpaid interest, if any, to the date of repurchase. Generally, a change of control, means any of the following, with certain exceptions:

         o the sale of all or substantially all of Pegasus Satellite's assets to any person other than Marshall W. Pagon or his related parties, as described in the indenture;

         o the adoption of a plan relating to the liquidation or dissolution of Pegasus Satellite;

         o the consummation of any transaction in which a person becomes the beneficial owner of more of the voting power of all Pegasus Satellite's voting stock than is beneficially owned at such time by Mr. Pagon and his related parties;

         o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined voting power of all of Pegasus Satellite's voting stock, or in which Mr. Pagon and his affiliates acquire in the aggregate beneficial ownership of more than 66-2/3% of Pegasus Satellite's Class A common stock; or

         o the first day on which a majority of the members of the board of directors of Pegasus Satellite are not continuing directors - essentially, the current directors and replacements elected or recommended by the current directors or by such replacements.

         Certain Covenants. The 1999 notes indenture contains a number of covenants restricting the operations of Pegasus Communications Corporation, which, among other things, limit Pegasus Satellite's ability to:

         o   incur additional indebtedness;

         o   pay dividends or make distributions;

         o   make certain investments;

         o   sell assets;

         o   issue subsidiary stock;

         o   restrict distributions from subsidiaries;

         o   create certain liens;

         o   enter into certain consolidations or mergers; and

         o   enter into certain transactions with affiliates.

         Events of Default. Events of default under the 1999 notes indenture include the following:

         o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the 1999 notes;

         o default in payment when due of the principal of or premium, if any, on the notes;

         o failure by Pegasus Satellite to comply with certain provisions of the notes indenture (subject, in some but not all cases, to notice and cure periods);

         o default under certain items of indebtedness for money borrowed by Pegasus Satellite or any of its significant restricted subsidiaries in the amount of $5.0 million or more;

         o failure by Pegasus Satellite or any restricted subsidiary to pay final judgments in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

         o certain events of bankruptcy or insolvency with respect to Pegasus Satellite or certain of its subsidiaries.

         If an event of default occurs, with certain exceptions, the trustee under the 1999 notes indenture or the holders of at least 25% in principal amount of the then outstanding notes may accelerate the maturity of all the 1999 notes.

1998 Notes

         Pegasus Satellite has $100.0 million in aggregate principal of 9-3/4% senior notes due 2006. The 1998 notes are subject to an indenture between Pegasus Satellite and First Union National Bank, as trustee. The following summary of the material provisions of the 1998 notes indenture is not complete and is subject to all of the provisions of the indenture and those terms made a part of the indenture by the Trust Indenture Act.

         General. The 1998 notes will mature on December 1, 2006 and bear interest at 9-3/4% per annum, payable semi-annually in arrears on June 1 and December 1 of each year. The 1998 notes are general unsecured obligations of Pegasus Satellite and rank senior in right of payment to all existing and future subordinated debt of Pegasus Satellite and rank equal in right of payment with all existing and future senior debt. Pegasus Satellite's obligations under the 1998 notes may be guaranteed on a senior unsecured basis, jointly and severally, by each subsidiary of Pegasus Satellite that executes a supplemental indenture to the 1998 notes indenture.

         Optional Redemption. The 1998 notes may be redeemed, in whole or in part, at the option of Pegasus Satellite on or after December 1, 2002, at the redemption prices, plus accrued interest, starting at 104.875% of principal during the 12-month period beginning December 1, 2002 and declining annually to 100% of principal on December 1, 2005 and thereafter.

         Pegasus Satellite also has the right, until December 1, 2001, to use the net proceeds of one or more offerings of its capital stock to redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.750% of the principal, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. If Pegasus Satellite does this, it must leave at least $65.0 million of the 1998 notes outstanding and the redemption must occur within 90 days of the date of closing of the offering of its capital stock.

         Change of Control. If a change of control of Pegasus Satellite occurs, each holder of 1998 notes will have the right to require Pegasus Satellite to repurchase all or a portion of the holder's 1998 notes at a purchase price equal to 101% of the principal, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase. Generally, a change of control includes any of the following:

         o the sale of all or substantially all of Pegasus Satellite's assets to any person other than Marshall W. Pagon or his related parties, as described in the 1998 notes indenture;

         o the adoption of a plan relating to the liquidation or dissolution of Pegasus Satellite;

         o the consummation of any transaction in which a person becomes the beneficial owner of more of the voting power of all Pegasus Satellite's voting stock than is beneficially owned at such time by Mr. Pagon and his related parties;

         o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined voting power of all of Pegasus Satellite's voting stock, or Mr. Pagon and his affiliates acquire in the aggregate beneficial ownership of more than 66-2/3% of Pegasus Satellite's Class A common stock; or

         o the first day on which a majority of the members of the board of directors of Pegasus Satellite are not continuing directors - essentially, the current directors and replacements elected or recommended by the current directors or by such replacements.

         Certain Covenants. The 1998 notes indenture contains a number of covenants restricting Pegasus Satellite's operations, which, among other things, limit the ability of Pegasus Satellite to:

         o   incur additional indebtedness;

         o   pay dividends or make distributions;

         o   make certain investments;

         o   sell assets;

         o   issue subsidiary stock;

         o   restrict distributions from subsidiaries;

         o   create certain liens;

         o   enter into certain consolidations or mergers; and

         o   enter into certain transactions with affiliates.

         Events of Default. Events of default under the 1998 notes indenture include the following:

         o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the 1998 notes;

         o default in payment when due of the principal of or premium, if any, on the 1998 notes;

         o failure by Pegasus Satellite or any subsidiary to comply with certain provisions of the 1998 notes indenture, subject, in some but not all cases, to notice and cure periods;

         o default under certain items of indebtedness for money borrowed by Pegasus Satellite or certain of its subsidiaries;

         o failure by Pegasus Satellite or certain of its subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

         o certain events of bankruptcy or insolvency with respect to Pegasus Satellite or certain of its subsidiaries.

          If an event of default occurs, with certain exceptions, the trustee under the 1998 notes indenture or the holders of at least 25% in principal amount of the then outstanding 1998 notes may accelerate the maturity of all the 1998 notes.

1997 Notes

         Pegasus Satellite has $115.0 million in aggregate principal amount of its 9.625% senior notes due 2005. The 1997 notes are subject to an indenture between Pegasus Satellite and First Union National Bank, as trustee. The following summary of the material provisions of the indenture is not complete and is subject to all of the provisions of the 1997 notes indenture and those terms made a part of the indenture by the Trust Indenture Act.

         General. The 1997 notes will mature on October 15, 2005 and bear interest at 9.625% per annum, payable semi-annually in arrears on April 15 and October 15 of each year. The 1997 notes are general unsecured obligations of Pegasus Satellite and rank senior in right of payment to all existing and future subordinated debt of Pegasus Satellite and rank equal in right of payment with all existing and future senior debt. Pegasus Satellite's obligations under the 1997 notes may be guaranteed on a senior unsecured basis, jointly and severally, by each subsidiary of Pegasus Satellite that executes a supplemental indenture to the 1997 notes indenture.

         Optional Redemption. The 1997 notes may be redeemed, in whole or in part, at the option of Pegasus Satellite on or after October 15, 2001, at the redemption prices, plus accrued interest, starting at 104.813% of principal during the 12-month period beginning October 15, 2001 and declining annually to 100% of principal on October 15, 2003 and thereafter.

         Change of Control. If a change of control of Pegasus Satellite occurs, each holder of the 1997 notes may require Pegasus Satellite to repurchase all or a portion of the holder's 1997 notes at a purchase price equal to 101% of the principal, together with accrued and unpaid interest and liquidated damages thereon, if any, to the date of repurchase.

         Generally, a change of control, includes any of the following events:

         o the sale of all or substantially all of Pegasus Satellite's assets to any person other than Marshall W. Pagon or his related parties, as described in the 1997 notes indenture;

         o the adoption of a plan relating to the liquidation or dissolution of Pegasus Satellite;

         o the consummation of any transaction in which a person becomes the beneficial owner of more of the voting power of all Pegasus Satellite's voting stock than is beneficially owned at such time by Mr. Pagon and his related parties;

         o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined voting power of all of Pegasus Satellite's voting stock, or in which Mr. Pagon and his affiliates acquire in the aggregate beneficial ownership of more than 66-2/3% of Pegasus Satellite's Class A common stock; or

         o the first day on which a majority of the members of the board of directors of Pegasus Satellite are not continuing directors - essentially, the current directors and replacements elected or recommended by the current directors or by such replacements.

          Certain Covenants. The 1997 notes indenture contains a number of covenants restricting the operations of Pegasus Satellite, which, among other things, limit the ability of Pegasus Satellite to:

         o   incur additional indebtedness;

         o   pay dividends or make distributions;

         o   make certain investments;

         o   sell assets;

         o   issue subsidiary stock;

         o   restrict distributions from subsidiaries;

         o   create certain liens;

         o   enter into certain consolidations or mergers; and

         o   enter into certain transactions with affiliates.

         Events of Default. Events of default under the 1997 notes indenture include the following:

         o a default for 30 days in the payment when due of interest on the 1997 notes;

         o default in payment when due of the principal of or premium, if any, on the 1997 notes;

         o failure by Pegasus Satellite to comply with certain provisions of the indenture, subject, in some but not all cases, to notice and cure periods;

         o default under certain items of indebtedness for money borrowed by Pegasus Satellite or certain of its subsidiaries;

         o failure by Pegasus Satellite or certain of its subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

         o certain events of bankruptcy or insolvency with respect to Pegasus Satellite or certain of its subsidiaries.

         If an event of default occurs, with certain exceptions, the trustee under the 1997 notes indenture or the holders of at least 25% in principal amount of the then outstanding 1997 notes may accelerate the maturity of all the 1997 notes.

Pegasus Media & Communications Notes

         Pegasus Media & Communications has $85.0 million in aggregate principal amount of its 12-1/2% senior subordinated notes due 2005. The Pegasus Media & Communications notes are subject to an indenture among Pegasus Media & Communications, certain of its direct and indirect subsidiaries, as guarantors, and First Union National Bank, as trustee. The following summary of the material provisions of the indenture is not complete and is subject to all of the provisions of the Pegasus Media & Communications notes indenture and those terms made a part of the indenture by the Trust Indenture Act.

         General. The Pegasus Media & Communications notes will mature on July 1, 2005 and bear interest at 12-1/2% per annum, payable, semi-annually on January 1 and July 1 of each year. The notes are general unsecured obligations of Pegasus Media & Communications and are subordinated in right of payment to all existing and future senior debt of that company. The notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by certain subsidiaries of Pegasus Media & Communications.

         Optional Redemption. The Pegasus Media & Communications notes are subject to redemption at any time, at the option of Pegasus Media & Communications, in whole or in part, on or after July 1, 2000 at redemption prices, plus accrued interest, starting at 106.25% of principal during the 12-month period beginning July 1, 2000 and declining annually to 100% of principal on July 1, 2003 and thereafter.

         Change of Control. If a change of control of Pegasus Communications occurs, each holder of the Pegasus Media & Communications notes may require Pegasus Communications to repurchase all or a portion of the holder's Pegasus Media & Communications notes at a purchase price equal to 101% of the principal, together with accrued and unpaid interest, if any, to the date of repurchase.

         Generally, a change of control, includes any of the following events:

         o the sale of all or substantially all of Pegasus Media & Communications assets to any person other than Marshall W. Pagon or his related parties, as described in the Pegasus Media & Communications notes indenture;

         o the adoption of a plan relating to the liquidation or dissolution of Pegasus Media & Communications;

         o the consummation of any transaction in which a person becomes the beneficial owner of more of the voting stock of Pegasus Satellite than is beneficially owned at that time by Mr. Pagon and his related parties; or

         o the first day on which a majority of the members of the board of directors of Pegasus Media & Communications or Pegasus Satellite are not continuing directors - essentially, the current directors and replacements elected or recommended by the current directors or by such replacements.

         Subordination. The Pegasus Media & Communications notes are general unsecured obligations and are subordinate to all existing and future senior debt of Pegasus Media & Communications. The notes rank senior in right of payment to all junior subordinated indebtedness of Pegasus Media & Communications. The subsidiary guarantees are general unsecured obligations of the guarantors of the notes and are subordinated to the senior debt and to the guarantees of senior debt of the guarantor. The subsidiary guarantees rank senior in right of payment to all junior subordinated indebtedness of the guarantors.

         Certain Covenants. The Pegasus Media & Communications notes indenture contains a number of covenants restricting the operations of it, which, among other things:

         o limit the ability of it to incur additional indebtedness, pay dividends or make distributions;

         o make certain investments, sell assets, issue subsidiary stock and restrict distributions from subsidiaries; and

         o create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

         Events of Default. Events of default under the Pegasus Media & Communications notes indenture include the following:

         o a default for 30 days in the payment when due of interest on the notes;

         o default in payment when due of the principal of or premium, if any, on the notes;

         o failure by Pegasus Media & Communications to comply with certain provisions of the indenture, subject, in some but not all cases, to notice and cure periods;

         o default under certain items of indebtedness for money borrowed by Pegasus Media & Communications or certain of its subsidiaries;

         o failure by Pegasus Media & Communications or certain of its subsidiaries to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

         o except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect of any subsidiary guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee; or

         o certain events of bankruptcy or insolvency with respect to Pegasus Media & Communications or certain of its subsidiaries.

         If an event of default occurs, with certain exceptions, the trustee under the indenture or the holders of at least 25% in principal amount of the then outstanding Pegasus Media & Communications notes may accelerate the maturity of all the notes as provided in the indenture.

Golden Sky DBS Notes

         Golden Sky DBS has $193.1 million in aggregate principal amount at maturity of its 13-1/2% Series B senior discount notes due 2007. The Golden Sky DBS notes are subject to an indenture among Golden Sky DBS and United States Trust Company of New York, as trustee. The following summary of the material provisions of the Golden Sky DBS notes indenture is not complete and is subject to all of the provisions of the Golden Sky DBS notes indenture and those terms made a part of the indenture by the Trust Indenture Act.

         General. The Golden Sky DBS notes will mature on March 1, 2007. Cash interest does not accrue on the Golden Sky DBS notes until March 1, 2004. Thereafter, cash interest will be payable on March 1 and September 1 of each year, commencing September 1, 2004. Until March 1, 2004, original issue discount accretes at the rate of 13-1/2% per year (calculated on a semi-annual bond equivalent basis). The Golden Sky DBS notes are general unsecured obligations of Golden Sky DBS and rank senior in right of payment to all existing and future subordinated debt of Golden Sky DBS and rank equal in right of payment with all existing and future senior debt. The notes are neither guaranteed by the subsidiaries of Golden Sky DBS nor secured by the assets of such subsidiaries.

         Optional Redemption. The Golden Sky DBS notes are subject to redemption at any time, at the option of Golden Sky DBS, in whole or in part, on or after March 1, 2004 at redemption prices, plus accrued interest, starting at 106.750% of the accreted amount during the 12-month period beginning March 1, 2004 and declining annually to 100% of principal on March 1, 2006 and thereafter.

         In addition, prior to March 1, 2002, Golden Sky DBS may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain public offerings of its common equity at a price equal to 113.5% of the accreted value plus accrued interest. If Golden Sky DBS does this, it must leave at least 65% of the Golden Sky DBS notes outstanding.

         Change of Control. If a change of control of Golden Sky DBS occurs, each holder of the Golden Sky DBS notes may require Golden Sky DBS to repurchase all or a portion of the holder's Golden Sky DBS notes at a purchase price equal to 101% of principal, together with accrued and unpaid interest, if any, to the date of repurchase. Generally, a change of control means any of the following, with certain exceptions:

         o any person or group becomes the beneficial owner of more than 50% of the total voting equity of Golden Sky DBS;

         o Golden Sky DBS consolidates with, or merges with or into another entity, or sells or otherwise disposes of substantially all its assets to any entity;

         o any entity consolidates with, or merges with or into Golden Sky DBS pursuant to a transaction in which the voting equity of Golden Sky DBS is converted into or exchanged for cash, securities or other property, with certain exceptions;

         o during any two-year period, individuals who at the beginning of the period constituted the board of directors of Golden Sky DBS, together with new directors approved by a vote of a majority of directors in office at the beginning of such period or whose election was previously so approved, cease for any reason other than the action of certain noteholders, to constitute a majority of the board; and

         o the approval by its stockholders of any liquidation or dissolution of Golden Sky DBS.

         Certain Covenants. The Golden Sky DBS notes indenture contains a number of covenants restricting the operations of Golden Sky DBS, which, among other things, limit the ability of Golden Sky DBS to:

         o   incur additional indebtedness;

         o   pay dividends or make distributions;

         o   make certain investments;

         o   sell assets;

         o   issue subsidiary stock;

         o   restrict distributions from subsidiaries;

         o   create certain liens;

         o   enter into certain consolidations or mergers; and

         o   enter into certain transactions with affiliates.

         Events of Default. Events of default under the Golden Sky DBS notes indenture include the following:

         o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the Golden Sky DBS notes;

         o default in payment when due of the principal of or premium, if any, on the notes;

         o failure by Golden Sky DBS to comply with certain provisions of the notes indenture (subject, in some but not all cases, to notice and cure periods);

         o default under certain items of indebtedness for money borrowed by Golden Sky DBS or any of its significant restricted subsidiaries in the amount of $15.0 million or more;

         o failure by Golden Sky DBS or any restricted subsidiary to pay final judgments in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

         o certain events of bankruptcy or insolvency with respect to Golden Sky DBS or certain of its subsidiaries.

         If an event of default occurs, with certain exceptions, the trustee under the Golden Sky DBS notes indenture or the holders of at least 25% in principal amount of the then outstanding notes may accelerate the maturity of all the Golden Sky DBS notes.

         Exchange Offer. Pursuant to a prospectus and consent solicitation statement dated April 27, 2001, which was filed as part of our registration statement on Form S-4 (File No. 333-58652), we have commenced an offer to exchange our 13-1/2% senior subordinated discount notes due 2007 for any and all outstanding Golden Sky DBS, Inc. 13-1/2% Series B senior discount notes due 2007. The consummation of the Golden Sky DBS exchange offer is subject to our receipt of a requisite number of consents and certain minimum tender requirements described fully in the prospectus and consent solicitation statement relating to the exchange offer. The notes to be issued pursuant to the Golden Sky DBS exchange offer will have terms, covenants and restrictions substantially similar to those of our other publicly-held debt securities.

Golden Sky Systems Notes

         Golden Sky Systems has $195.0 million in aggregate principal amount of its 12-3/8% Series A and Series B senior subordinated notes due 2006. The Golden Sky Systems notes are subject to an indenture among Golden Sky Systems and State Street Bank and Trust Company of Missouri, N.A., as trustee. The following summary of the material provisions of the Golden Sky Systems notes indenture is not complete and is subject to all of the provisions of the Golden Sky Systems notes indenture and those terms made a part of the indenture by the Trust Indenture Act.

         General. The Golden Sky Systems notes will mature on August 1, 2006 and bear interest at 12-3/8% per annum, payable semi-annually on February 1 and August 1 of each year. The Golden Sky Systems notes are general unsecured obligations of Golden Sky Systems and rank equal in right of payment to all existing and future senior subordinated debt of Golden Sky Systems and rank senior in right of payment with all existing and future junior subordinated debt. The Golden Sky Systems notes are guaranteed, on a senior subordinated basis, jointly and severally, by Golden Sky Systems' wholly-owned subsidiaries, Argos Support Services Company and PrimeWatch, Inc., and may in the future be guaranteed by other subsidiaries.

         Optional Redemption. The Golden Sky Systems notes are subject to redemption at any time, at the option of Golden Sky Systems, in whole or in part, on or after August 1, 2003 at redemption prices, plus accrued interest, starting at 112% of principal during the 12-month period beginning August 1, 2003 and declining annually to 108% of principal on August 1, 2005 and thereafter.

         In addition, prior to August 1, 2001, Golden Sky Systems may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain public offerings of its common equity at a price equal to 112.375% of the principal amount plus accrued interest. If Golden Sky Systems does this, it must leave at least 65% of the Golden Sky Systems notes outstanding.

         Change of Control. If a change of control of Golden Sky Systems occurs, each holder of the Golden Sky Systems notes may require Golden Sky Systems to repurchase all or a portion of the holder's Golden Sky Systems notes at a purchase price equal to 101% of principal, together with accrued and unpaid interest, if any, to the date of repurchase. Generally, a change of control means any of the following, with certain exceptions:

         o any person or group becomes the beneficial owner of more than 50% of the total voting equity of Golden Sky Systems;

         o Golden Sky Systems consolidates with, or merges with or into another entity, or sells or otherwise disposes of substantially all its assets to any entity;

         o any entity consolidates with, or merges with or into Golden Sky Systems pursuant to a transaction in which the voting equity of Golden Sky Systems is converted into or exchanged for cash, securities or other property, with certain exceptions;

         o during any two-year period, individuals who at the beginning of the period constituted the board of directors of Golden Sky Systems, together with new directors approved by a vote of a majority of directors, in office at the beginning of such period or whose election was previously so approved, cease for any reason other than the action of certain noteholders, to constitute a majority of the board; or

         o the approval by its stockholders of any liquidation or dissolution of Golden Sky Systems.

         Certain Covenants. The Golden Sky Systems notes indenture contains a number of covenants restricting the operations of Golden Sky Systems, which, among other things, limit the ability of Golden Sky Systems to:

         o   incur additional indebtedness;

         o   pay dividends or make distributions;

         o   make certain investments;

         o   sell assets;

         o   issue subsidiary stock;

         o   restrict distributions from subsidiaries;

         o   create certain liens;

         o   enter into certain consolidations or mergers; and

         o   enter into certain transactions with affiliates.

         Events of Default. Events of default under the Golden Sky Systems notes indenture include the following:

         o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the Golden Sky Systems notes;

         o default in payment when due of the principal of or premium, if any, on the notes;

         o failure by Golden Sky Systems to comply with certain provisions of the notes indenture (subject, in some but not all cases, to notice and cure periods);

         o default under certain items of indebtedness for money borrowed by Golden Sky Systems or any of its significant restricted subsidiaries in the amount of $15.0 million or more;

         o failure by Golden Sky Systems or any restricted subsidiary to pay final judgments in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

         o certain events of bankruptcy or insolvency with respect to Golden Sky Systems or certain of its subsidiaries.

         If an event of default occurs, with certain exceptions, the trustee under the Golden Sky Systems notes indenture or the holders of at least 25% in principal amount of the then outstanding notes may accelerate the maturity of all the Golden Sky Systems notes.

         Exchange Offer. Pursuant to a prospectus and consent solicitation statement dated April 27, 2001, which was filed as part of our registration statement on Form S-4 (File No. 333-58652), we have commenced an offer to exchange our 12-3/8% senior notes due 2006 for any and all outstanding Golden Sky Systems, Inc. 12-3/8% Series A and Series B senior subordinated notes due 2006. The consummation of the Golden Sky Systems exchange offer is subject to our receipt of a requisite number of consents and certain minimum tender requirements described fully in the prospectus and consent solicitation statement relating to the exchange offer. The notes to be issued pursuant to the Golden Sky Systems exchange offer will have terms, covenants and restrictions substantially similar to those of our other publicly held debt securities.

                                  Legal Matters

         Drinker Biddle & Reath LLP, counsel for Pegasus Satellite, has passed upon the validity of the new Series B preferred stock. Michael B. Jordan, a partner of Drinker Biddle & Reath LLP, is an Assistant Secretary of Pegasus Satellite.

                                     Experts

         Pegasus Satellite's consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in Annex B to this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the restatement of the financial statements as of and for the years ended December 31, 1999 and 1998, as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Golden Sky Holdings' consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999, are included in Annex D of this Prospectus, in reliance on the report of KPMG LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     Annex A

                 INDEX TO PEGASUS SATELLITE COMMUNICATIONS, INC.
                         PRO FORMA FINANCIAL INFORMATION

                                                                            Page
                                                                            ----
Unaudited Pro Forma Financial Information..................................  A-2

Pegasus Satellite Communications, Inc. Pro Forma Consolidated
   Statement of Operations for the year ended December 31, 2000............  A-3

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 is based upon the results for the year ended December 31, 2000 of Pegasus Satellite Communications and includes the effects of the corporate reorganization and Golden Sky Holdings' acquisition discussed in the prospectus. These transactions are assumed to have occurred on January 1, 2000. The effects of these transactions are more fully discussed below and in the notes to the pro forma consolidated statement of operations that follow.

         There is no pro forma effect of this exchange offer as the preferred stock that is the subject of the exchange offer is going from unregistered to registered form, with all other terms, conditions and amounts being identical. No pro forma balance sheet or statement of operations is needed for the most recent interim period ended which is March 31, 2001 because these financial statements fully reflect the effects of the Golden Sky Holdings acquisition, and the effect of the corporate reorganization are not significant. Nonrecurring expenses estimated to be incurred in the exchange offer of $300,000 will be expensed as incurred and are not reflected in the pro forma financial information.

         On February 22, 2001, Pegasus Satellite adopted a new corporate organization in which it became a subsidiary of Pegasus Communications Corporation. In the reorganization, Pegasus Satellite contributed its investment in Pegasus Development Corporation along with Pegasus Development's investments in intellectual property assets and other entities to Pegasus Communications. As such, results of operations of Pegasus Development for 2000 that are associated with the assets and investments contributed by Pegasus Satellite to Pegasus Communications are adjusted for in the pro forma consolidated statement of operations.

         The pro forma consolidated statement of operations reflects the effects of the Golden Sky Holdings acquisition as if that acquisition had occurred on January 1, 2000. The acquisition of Golden Sky Holdings was accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate acquisition consideration to the assets acquired and liabilities assumed based upon their respective fair values. The acquisition consideration was approximately $1.2 billion of which approximately $1.0 billion was allocated to DBS rights assets. The acquisition consideration also included $293.7 million of Golden Sky Holdings' consolidated net liabilities, net of a deferred income tax asset of $89.3 million, and a deferred income tax liability of $421.3 million. We amortize DBS rights assets over 10 years.

         The pro forma financial information is presented for informational purposes only. It is based upon available information, assumptions and adjustments that we believe are reasonable in the circumstances. The pro forma financial information is not necessarily indicative of our results of operations or financial position that actually would have existed had the noted transactions occurred at the time indicated or that may exist in the future. You should read the pro forma financial information in conjunction with our other financial information included elsewhere in this prospectus.

                     Pegasus Satellite Communications, Inc.
                 Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 2000
                                 (In thousands)

                                                                          Golden Sky Holdings Acquisition

                                                                          Actual for
                                                                          Golden Sky                        Other
                                                            Actual       Holdings (a)    Adjustments     Adjustments     Pro Forma
                                                         -----------    -------------    ------------    -----------    -----------
Net revenues:
                                                         $   582,075     $   58,146                                    $   640,221
   DBS                                                        35,433                                                        35,433
   Broadcast                                             -----------    -----------     ----------      -----------    -----------
     Total net revenues                                      617,508         58,146                                        675,654

Operating expenses:
   DBS
     Programming, technical, general and administrative      407,177         46,494                                        453,671
     Marketing and selling                                   169,998          9,565                                        179,563
     Depreciation and amortization                           185,422         12,363     $   33,591(b)                      231,376
     Other                                                     5,281                                                         5,281
Broadcast
     Programming, technical, general and administrative       24,393                                                        24,393
     Marketing and selling                                     7,612                                                         7,612
     Depreciation and amortization                             5,133                                                         5,133
     Other                                                       498                                                           498
Corporate expenses                                             9,428                                                         9,428
Corporate depreciation and amortization                        1,566                                                         1,566
Development costs                                              4,630                                         (2,301)(c)      2,329
Other expenses, net                                            5,332          1,839                                          7,171
                                                         -----------    -----------     ----------      -----------    -----------
  Loss from operations                                      (208,962)       (12,115)       (33,591)           2,301       (252,367)
Interest expense                                            (122,102)       (16,346)                                      (138,448)
Interest income                                               15,245            291                                         15,536
Other non-operating income (expense), net                        170         (1,513)                                        (1,343)
                                                         -----------    ------------    ----------      -----------    ------------
   Loss from continuing operations before income taxes      (315,649)       (29,683)       (33,591)           2,301       (376,622)
(Benefit) expense for income taxes                          (101,989)                      (20,441)(d)          743(e)    (121,687)
                                                         -----------    -----------     ----------      -----------    ------------
   Loss from continuing operations                       $  (213,660)   $   (29,683)    $  (13,150)     $     1,558    $  (254,935)
                                                         ===========    ===========     ==========      ===========    ============

(a) Actual amounts for the period January 1 through May 5, 2000, the date of the acquisition.
(b) Incremental amortization of the additional DBS rights of $1.0 billion recorded in the allocation of the purchase price resulting from the purchase accounting treatment applied to the Golden Sky Holdings acquisition. DBS rights are amortized over ten years, and the amount represents four months of the incremental annual amortization of $100.8 million that preceded the acquisition date.
(c) Expenses associated with assets and investments of Pegasus Development Corporation distributed by Pegasus Satellite to Pegasus Communications Corporation in the corporate reorganization.
(d) Adjustment so that total pro forma income taxes will reflect Pegasus Satellite's effective income tax rate for continuing operations in 2000 of 32.3%, after inclusion of Golden Sky Holdings' pre tax results for the period preceding the acquisition from January 1 through May 5, 2000, for which no income taxes were recorded.
(e) Calculated at effective income tax rate for continuing operations in 2000 of 32.3%.

                                    Annex B

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED DECEMBER 31, 2000




                                                                                    Page
                                                                                   -----
Financial Statements:
Report of Independent Accountants ..............................................    B-2
Consolidated Balance Sheets as of December 31, 1999 and 2000 ...................    B-3
Consolidated Statements of Operations and Comprehensive Loss for the years ended
 December 31, 1998, 1999 and 2000 ..............................................    B-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
 December 31, 1998, 1999 and 2000 ..............................................    B-5
Consolidated Statements of Cash Flows for the years ended
 December 31, 1998, 1999 and 2000 ..............................................    B-6
Notes to Consolidated Financial Statements .....................................    B-7

                       Report of Independent Accountants



To the Board of Directors and Stockholders
Of Pegasus Satellite Communications, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Pegasus Satellite Communications, Inc. (formerly Pegasus Communications Corporation) and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 20, the Company has restated its financial statements as of and for the years ended December 31, 1999 and 1998.




PricewaterhouseCoopers LLP



Philadelphia, PA
February 27, 2001

                    Pegasus Satellite Communications, Inc.
                          Consolidated Balance Sheets
               (Dollars in thousands, except per share amounts)




                                                                                                     December 31,
                                                                                                 1999            2000
                                                                                            --------------  --------------
                                                                                             (as restated,
                                                                                              see Note 2)
                                           ASSETS
Current assets:
  Cash and cash equivalents ..............................................................    $   40,453      $  214,361
  Restricted cash ........................................................................         2,379           9,071
  Accounts receivable, less allowance for doubtful accounts of $1,410 and $3,303,                 31,984          57,643
  respectively
  Inventory ..............................................................................        10,020          16,854
  Program rights .........................................................................         4,373           4,268
  Deferred income taxes ..................................................................            --             699
  Prepaid expenses and other .............................................................         4,597          12,778
                                                                                              ----------      ----------
     Total current assets ................................................................        93,806         315,674
Property and equipment, net ..............................................................        44,415          64,609
Intangible assets, net ...................................................................       704,219       2,036,208
Deferred financing costs, net ............................................................        23,831          30,066
Program rights ...........................................................................         5,732           4,955
Investment in affiliates .................................................................         4,598         116,364
Investment in marketable equity securities ...............................................            --          18,199
Deposits and other .......................................................................         5,237          19,311
                                                                                              ----------      ----------
  Total assets ...........................................................................    $  881,838      $2,605,386
                                                                                              ==========      ==========
                 LIABILITIES, REDEEMABLE PREFERRED STOCKS AND EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt ......................................................    $   15,488      $   10,891
  Current portion of program rights payable ..............................................         4,446           4,000
  Taxes payable ..........................................................................            --          29,620
  Accounts payable .......................................................................         8,999           9,782
  Accrued interest .......................................................................        11,592          29,264
  Accrued satellite programming, fees and commissions ....................................        37,885         104,627
  Accrued expenses .......................................................................        14,139          32,453
  Amounts due seller .....................................................................         6,729             684
                                                                                              ----------      ----------
     Total current liabilities ...........................................................        99,278         221,321
Long-term debt ...........................................................................       668,926       1,171,967
Finance obligation .......................................................................            --          36,121
Program rights payable ...................................................................         4,211           4,077
Deferred income taxes ....................................................................            --         145,912
                                                                                              ----------      ----------
  Total liabilities ......................................................................       772,415       1,579,398
                                                                                              ----------      ----------
Commitments and contingent liabilities (see Note 17)
Minority interest ........................................................................         3,000             911

Redeemable preferred stocks ..............................................................       142,734         490,646
Stockholders' equity (deficit):
  Class A common stock; $0.01 par value; 250.0 million shares authorized; shares issued:
    30,433,020 and 45,957,464, respectively; shares outstanding: 30,424,514 and
    45,942,227, respectively ...............................................................         152             459
  Class B common stock; $0.01 par value; 30.0 million shares authorized; 9,163,800 issued
    and outstanding ........................................................................          46              92
  Non-voting common stock; $0.01 par value; 200.0 million shares authorized ..............            --              --
  Additional paid-in capital .............................................................       237,566         979,461
  Accumulated deficit ....................................................................      (273,888)       (432,910)
  Accumulated other comprehensive loss, net of income tax benefit of $7,340 ..............            --         (11,976)
  Class A common stock in treasury, at cost; 8,506 and 15,237 shares, respectively .......          (187)           (695)
                                                                                              ----------      ----------
     Total stockholders' equity (deficit) ................................................       (36,311)        534,431
                                                                                              ----------      ----------
  Total liabilities, redeemable preferred stocks and stockholders' equity (deficit) ......    $  881,838      $2,605,386
                                                                                              ==========      ==========

          See accompanying notes to consolidated financial statements.

                    Pegasus Satellite Communications, Inc.
         Consolidated Statements of Operations and Comprehensive Loss
                     (In thousands, except per share data)




                                                                                          Year Ended
                                                                                         December 31,
                                                                                              1998
                                                                                         -------------
                                                                                         (as restated,
Net revenues:                                                                             see Note 2)
  DBS .................................................................................   $  147,142
  Broadcast ...........................................................................       34,311
                                                                                          ----------
     Total net revenues ...............................................................      181,453
Operating expenses:
  DBS
     Programming, technical, general and administrative ...............................      102,419
     Marketing and selling ............................................................       45,706
     Depreciation and amortization ....................................................       55,138
     Other ............................................................................        1,159
  Broadcast
     Programming, technical, general and administrative ...............................       18,056
     Marketing and selling ............................................................        5,993
     Depreciation and amortization ....................................................        4,557
     Other ............................................................................          177
  Corporate expenses ..................................................................        3,614
  Corporate depreciation and amortization .............................................        2,105
  Development costs ...................................................................           --
  Other expense .......................................................................        1,409
                                                                                          ----------
     Loss from operations .............................................................      (58,880)

Interest expense ......................................................................      (44,559)
Interest income .......................................................................        1,586
Other non-operating income (expense), net .............................................           --
                                                                                          ----------
  Loss from continuing operations before income taxes and extraordinary items .........     (101,853)
(Benefit) expense for income taxes ....................................................      (37,051)
                                                                                          ----------
  Loss from continuing operations before extraordinary items ..........................      (64,802)
Discontinued operations:
  Income from operations of cable segment, net of income tax expense of $398
   in 1998, $0 in 1999 and $632 in 2000 ...............................................          649
  Gain on disposal of cable segment, net of income tax expense of $9,396 in 1998
   and $0 in 2000 .....................................................................       15,331
                                                                                          ----------
  Loss before extraordinary items .....................................................      (48,822)
Extraordinary loss from extinquishment of debt, net of income tax benefit of $0 in 1999
 and $3,526 in 2000 ...................................................................           --
                                                                                          ----------
  Net loss ............................................................................      (48,822)
Other comprehensive loss: Unrealized loss on marketable equity securities, net of
 income tax benefit of $7,340 .........................................................           --
                                                                                          ----------
  Comprehensive loss ..................................................................   $  (48,822)
                                                                                          ==========
Basic and diluted per common share amounts:
  Loss from continuing operations, including deemed dividends, preferred stock
   dividends and accretion ............................................................   $    (2.81)
  Income from discontinued operations .................................................         0.02
  Gain on disposal of discontinued operations .........................................         0.54
                                                                                          ----------
  Loss before extraordinary items, including deemed dividends, preferred stock
   dividends and accretion ............................................................      (  2.25)
  Extraordinary loss ..................................................................           --
                                                                                          ----------
  Net loss applicable to common shares ................................................   $    (2.25)
                                                                                          ==========
  Weighted average number of common shares outstanding ................................       28,260
                                                                                          ==========


                                                                                            Year Ended December 31,
                                                                                              1999            2000
                                                                                         --------------  --------------
Net revenues:                                                                              (as restated, see Note 2)
  DBS .................................................................................    $  286,353      $  582,075
  Broadcast ...........................................................................        36,415          35,433
                                                                                           ----------      ----------
     Total net revenues ...............................................................       322,768         617,508
Operating expenses:
  DBS
     Programming, technical, general and administrative ...............................       201,158         407,177
     Marketing and selling ............................................................       117,774         169,998
     Depreciation and amortization ....................................................        76,835         185,422
     Other ............................................................................         1,592           5,281
  Broadcast
     Programming, technical, general and administrative ...............................        22,812          24,393
     Marketing and selling ............................................................         6,304           7,612
     Depreciation and amortization ....................................................         5,144           5,133
     Other ............................................................................            57             498
  Corporate expenses ..................................................................         5,589           9,428
  Corporate depreciation and amortization .............................................         3,119           1,566
  Development costs ...................................................................           386           4,630
  Other expense .......................................................................         1,995           5,332
                                                                                           ----------      ----------
     Loss from operations .............................................................      (119,997)       (208,962)

Interest expense ......................................................................       (64,904)       (122,102)
Interest income .......................................................................         1,356          15,245
Other non-operating income (expense), net .............................................          (201)            170
                                                                                           ----------      ----------
  Loss from continuing operations before income taxes and extraordinary items .........      (183,746)       (315,649)
(Benefit) expense for income taxes ....................................................           496        (101,989)
                                                                                           ----------      ----------
  Loss from continuing operations before extraordinary items ..........................      (184,242)       (213,660)
Discontinued operations:
  Income from operations of cable segment, net of income tax expense of $398
   in 1998, $0 in 1999 and $632 in 2000 ...............................................         2,128           1,031
  Gain on disposal of cable segment, net of income tax expense of $9,396 in 1998
   and $0 in 2000 .....................................................................            --          59,361
                                                                                           ----------      ----------
  Loss before extraordinary items .....................................................      (182,114)       (153,268)
Extraordinary loss from extinquishment of debt, net of income tax benefit of $0 in 1999
 and $3,526 in 2000 ...................................................................        (6,178)         (5,754)
                                                                                           ----------      ----------
  Net loss ............................................................................      (188,292)       (159,022)
Other comprehensive loss: Unrealized loss on marketable equity securities, net of
 income tax benefit of $7,340 .........................................................            --         (11,976)
                                                                                           ----------      ----------
  Comprehensive loss ..................................................................    $ (188,292)     $ (170,998)
                                                                                           ==========      ==========
Basic and diluted per common share amounts:
  Loss from continuing operations, including deemed dividends, preferred stock
   dividends and accretion ............................................................    $    (5.32)     $    (5.11)
  Income from discontinued operations .................................................          0.05            0.02
  Gain on disposal of discontinued operations .........................................            --            1.19
                                                                                           ----------      ----------
  Loss before extraordinary items, including deemed dividends, preferred stock
   dividends and accretion ............................................................       (  5.27)        (  3.90)
  Extraordinary loss ..................................................................       (  0.16)        (  0.11)
                                                                                           ----------      ----------
  Net loss applicable to common shares ................................................    $    (5.43)     $    (4.01)
                                                                                           ==========      ==========
  Weighted average number of common shares outstanding ................................        37,750          49,840
                                                                                           ==========      ==========

          See accompanying notes to consolidated financial statements.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                (In thousands)




                                                                    Class A               Class B
                                                                  Common Stock          Common Stock
                                                              --------------------  --------------------    Additional
                                                                 Number      Par       Number      Par        Paid-In
                                                               of Shares    Value    of Shares    Value       Capital
                                                              -----------  -------  -----------  -------    -----------
Balances at January 1, 1998 ................................      5,740     $ 57       4,582      $ 46      $ 64,035
Net loss (as restated, see Note 2) .........................
Issuance of Class A common stock due to:
 Acquisitions ..............................................      5,509       55                             119,641
 Incentive compensation and awards .........................         67        1                               1,414
Paid and accrued dividends on Series A preferred stock .....                                                 (14,764)
Issuance of warrants and options due to acquisitions .......                                                   3,545
                                                                 ---------------------------------------------------
Balances at December 31, 1998 ..............................     11,316      113       4,582        46       173,871
Net loss (as restated, see Note 2) .........................
Issuance of Class A common stock due to:
 Secondary offering ........................................      3,616       36                              74,857
 Acquisitions ..............................................         12       --                                 550
 Exercise of warrants and options ..........................        220        2                               2,781
 Incentive compensation and awards .........................         52        1                               1,399
Paid and accrued dividends on Series A preferred stock .....                                                 (16,706)
Issuance of warrants and options due to acquisitions .......                                                     814
Repurchase of Class A common stock .........................
                                                                 ---------------------------------------------------
Balances at December 31, 1999 ..............................     15,216       15      24,582        46       237,566
Net loss ...................................................
Issuance of Class A common stock due to:
 Acquisitions ..............................................      6,564       65                             619,933
 Investment in affiliate ...................................        200        2                              18,773
 Exercise of warrants and options ..........................      1,392       13                               3,219
 Conversion of preferred stock of subsidiary ...............         67        1                               3,047
 Incentive compensation and awards .........................         67        1                               2,095
 Compensation related to stock options issued ..............                                                   3,490
 Two-for-one stock split ...................................     22,170      222                                (222)
 Series C preferred stock dividends ........................        281        3                                    (4)
Two-for-one stock dividend on Class B common stock .........                           4,582        46           (46)
Dividends on Series A preferred stock ......................                                                 (18,903)
Accretion on Series A preferred stock ......................                                                    (380)
Dividends on Series B preferred stock ......................                                                     (57)
Dividends on Series D preferred stock ......................                                                    (825)
Dividends on Series E preferred stock ......................                                                    (372)
Issuance of options and warrants due to:
 Acquisitions ..............................................                                                  33,367
 Investment in affiliate ...................................                                                  78,780
Unrealized loss on marketable equitable securities,
 net of income tax benefit of $7,340 .......................
Repurchase of Class A common stock .........................
                                                                 ---------------------------------------------------
Balances at December 31, 2000 ..............................     45,957     $459       9,164      $ 92      $979,461
                                                                 ===================================================


                                                                                 Accumulated
                                                                                                    Treasury Stock
                                                                                    Other       ----------------------
                                                                Accumulated     Comprehensive      Number
                                                                  Deficit            Loss        of shares      Cost
                                                              ---------------  ---------------  -----------  ---------
Balances at January 1, 1998 ................................    $   (36,774)     $       --         --            --
Net loss (as restated, see Note 2) .........................        (48,822)
Issuance of Class A common stock due to:
 Acquisitions ..............................................
 Incentive compensation and awards .........................
Paid and accrued dividends on Series A preferred stock .....
Issuance of warrants and options due to acquisitions .......
                                                                ----------------------------------------------------
Balances at December 31, 1998 ..............................        (85,596)             --         --            --
Net loss (as restated, see Note 2) .........................       (188,292)
Issuance of Class A common stock due to:
 Secondary offering ........................................
 Acquisitions ..............................................
 Exercise of warrants and options ..........................
 Incentive compensation and awards .........................
Paid and accrued dividends on Series A preferred stock .....
Issuance of warrants and options due to acquisitions .......
Repurchase of Class A common stock .........................                                         4          (187)
                                                                ----------------------------------------------------
Balances at December 31, 1999 ..............................       (273,888)             --          4          (187)
Net loss ...................................................       (159,022)
Issuance of Class A common stock due to:
 Acquisitions ..............................................
 Investment in affiliate ...................................
 Exercise of warrants and options ..........................
 Conversion of preferred stock of subsidiary ...............
 Incentive compensation and awards .........................                                        (5)          239
 Compensation related to stock options issued ..............
 Two-for-one stock split ...................................
 Series C preferred stock dividends ........................
Two-for-one stock dividend on Class B common stock .........
Dividends on Series A preferred stock ......................
Accretion on Series A preferred stock ......................
Dividends on Series B preferred stock ......................
Dividends on Series D preferred stock ......................
Dividends on Series E preferred stock ......................
Issuance of options and warrants due to:
 Acquisitions ..............................................
 Investment in affiliate ...................................
Unrealized loss on marketable equitable securities,
 net of income tax benefit of $7,340 .......................        (11,976)
Repurchase of Class A common stock .........................                                        16          (747)
                                                                ----------------------------------------------------
Balances at December 31, 2000 ..............................    $  (432,910)     $  (11,976)        15        $ (695)
                                                                ====================================================


                                                                    Total
                                                                Stockholders'
                                                               Equity (Deficit)
                                                              -----------------
Balances at January 1, 1998 ................................     $   27,364
Net loss (as restated, see Note 2) .........................        (48,822)
Issuance of Class A common stock due to:
 Acquisitions ..............................................        119,696
 Incentive compensation and awards .........................          1,415
Paid and accrued dividends on Series A preferred stock .....        (14,764)
Issuance of warrants and options due to acquisitions .......          4,545
                                                                 ----------
Balances at December 31, 1998 ..............................         88,434
Net loss (as restated, see Note 2) .........................       (188,292)
Issuance of Class A common stock due to:
 Secondary offering ........................................         74,893
 Acquisitions ..............................................            550
 Exercise of warrants and options ..........................          2,783
 Incentive compensation and awards .........................          1,400
Paid and accrued dividends on Series A preferred stock .....        (16,706)
Issuance of warrants and options due to acquisitions .......            814
Repurchase of Class A common stock .........................           (187)
                                                                 ----------
Balances at December 31, 1999 ..............................        (36,311)
Net loss ...................................................       (159,022)
Issuance of Class A common stock due to:
 Acquisitions ..............................................        619,998
 Investment in affiliate ...................................         18,775
 Exercise of warrants and options ..........................          3,232
 Conversion of preferred stock of subsidiary ...............          3,048
 Incentive compensation and awards .........................          2,335
 Compensation related to stock options issued ..............          3,490
 Two-for-one stock split ...................................             --
 Series C preferred stock dividends ........................             (1)
Two-for-one stock dividend on Class B common stock .........             --
Dividends on Series A preferred stock ......................        (18,903)
Accretion on Series A preferred stock ......................           (380)
Dividends on Series B preferred stock ......................            (57)
Dividends on Series D preferred stock ......................           (825)
Dividends on Series E preferred stock ......................           (372)
Issuance of options and warrants due to:
 Acquisitions ..............................................         33,367
 Investment in affiliate ...................................         78.780
Unrealized loss on marketable equitable securities,
 net of income tax benefit of $7,340 .......................        (11,976)
Repurchase of Class A common stock .........................           (747)
                                                                 ----------
Balances at December 31, 2000 ..............................     $  534,431
                                                                 ==========

          See accompanying notes to consolidated financial statements.

                    Pegasus Satellite Communications, Inc.
                     Consolidated Statements of Cash Flows
                                (In thousands)




                                                                                     Year Ended December 31,
                                                                              1998             1999             2000
                                                                         --------------  ---------------  ---------------
                                                                            (as restated, see Note 2)
Cash flows from operating activities:
   Net loss ...........................................................    $  (48,822)     $  (188,292)     $  (159,022)
   Adjustments to reconcile net loss to net cash used for operating
    activities: Extraordinary loss on extinguishment of debt ..........            --            6,178            9,280
    Depreciation and amortization .....................................        69,158           95,766          202,504
    Amortization of debt discount and deferred financing fees .........         1,320            1,446           16,906
    Stock incentive compensation ......................................         1,452            2,002            5,779
    Gain on sale of cable operations ..................................       (24,727)              --          (87,361)
    Other .............................................................            --              123             (521)
    Bad debt expense ..................................................         2,851            8,369           14,531
    Deferred income taxes .............................................       (27,427)              --         (106,553)
    Change in current assets and liabilities:
      Accounts receivable .............................................        (6,464)         (18,982)         (33,008)
      Inventory .......................................................        (3,105)          (4,422)          (5,144)
      Prepaid expenses and other ......................................          (244)          (3,315)          (7,274)
      Taxes payable ...................................................            --               --           29,620
      Accounts payable and accrued expenses ...........................         9,922           22,481           58,937
      Accrued interest ................................................         4,372           (5,873)          11,129
      Deposits and other ..............................................          (248)          (4,360)         (13,565)
                                                                           ----------      -----------      -----------
   Net cash used for operating activities .............................       (21,962)         (88,879)         (63,762)
                                                                           ----------      -----------      -----------
Cash flows from investing activities:
    Acquisitions, net of cash acquired ................................      (106,056)        (106,902)        (152,715)
    Capital expenditures ..............................................       (12,400)         (14,784)         (45,355)
    Purchase of intangible assets .....................................        (6,117)          (4,552)        (107,947)
    Payments for programming rights ...................................        (2,561)          (3,452)          (4,442)
    Proceeds from sale of cable operations ............................        30,133               --          166,937
    Investment in affiliates ..........................................            --           (4,800)         (14,643)
    Other .............................................................            --              509              450
                                                                           ----------      -----------      -----------
   Net cash used for investing activities .............................       (97,001)        (133,981)        (157,715)
                                                                           ----------      -----------      -----------
Cash flows from financing activities:
    Proceeds from long-term debt ......................................       100,000               --            8,750
    Repayments of long-term debt ......................................       (14,572)         (14,291)         (18,999)
    Borrowings on bank credit facilities ..............................        44,400          130,300          117,800
    Restricted cash, net of cash acquired .............................         7,541           19,100            5,189
    Debt financing costs ..............................................        (7,551)          (3,608)          (9,762)
    Net proceeds from issuance of Class A common stock ................            --           77,677            3,232
    Net proceeds from issuance of Series C preferred stock ............            --               --          290,422
    Other .............................................................          (399)            (370)          (1,247)
                                                                           ----------      -----------      -----------
Net cash provided by financing activities .............................       129,419          208,808          395,385
                                                                           ----------      -----------      -----------
Net increase (decrease) in cash and cash equivalents ..................        10,456          (14,052)         173,908
Cash and cash equivalents, beginning of year ..........................        44,049           54,505           40,453
                                                                           ----------      -----------      -----------
Cash and cash equivalents, end of year ................................    $   54,505      $    40,453      $   214,361
                                                                           ==========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

     The Company undertook a corporate reorganization on February 22, 2001 that is discussed in Note 21 and is now known as Pegasus Satellite Communications, Inc. (formerly Pegasus Communications Corporation). Pegasus Satellite Communications, Inc. (herein referred to as "Pegasus" or together with its subsidiaries "the Company") operates in growing segments of the media industry and is a direct subsidiary of Pegasus Communications Holdings, Inc. At December 31, 2000, Pegasus' principal direct wholly owned subsidiaries were Pegasus Media & Communications, Inc. ("PM&C"), Golden Sky Holdings, Inc. ("GSH") and Pegasus Development Corporation ("PDC"). Principal operating subsidiaries of PM&C are Pegasus Satellite Television, Inc. ("PST") and Pegasus Broadcast Television, Inc. ("PBT"). GSH, along with its subsidiaries Golden Sky Systems, Inc. ("GSS") and Golden Sky DBS, Inc. ("GSDBS"), was acquired by Pegasus in May 2000 (see Note 12). Digital Television Services, Inc. ("DTS") had been a principal direct operating subsidiary of Pegasus until it was merged with and into a subsidiary of PM&C in January 2000. As more fully discussed in Note 21, Pegasus contributed PDC to the new parent holding company that was formed in the corporate reorganization and PDC became a direct wholly owned subsidiary of that company.

     PST provides direct broadcast satellite television ("DBS") services to subscribers in various rural areas of the United States. PBT owns and/or programs broadcast television ("Broadcast") stations. These television stations are affiliated with the Fox Broadcasting Company ("Fox"), United Paramount Network ("UPN") and The WB Television Network ("WB"). GSS provides DBS services to customers in various rural areas of the United States. GSDBS is a holding company that has outstanding debt and is the direct parent of GSS. The Company sold its remaining cable operations in September 2000 (see Note 13). PDC owns and manages directly or through investments in others certain intellectual property rights and actual and pending licenses. In addition, PDC incurs costs associated with corporate initiatives that are in their infancy of development. A large portion of these development costs relate to the Company's new broadband business that is expected to be launched by the end of the second quarter of 2001. Discontinued operations on the statements of operations and comprehensive loss represent the operations and disposals of the cable operations.

2. Summary of Significant Accounting Policies


Basis of Presentation:

     The financial statements include the accounts of Pegasus and all of its subsidiaries on a consolidated basis. All intercompany transactions and balances have been eliminated. Investments in affiliates in which the Company has a significant but not a controlling interest are accounted for under the equity method of accounting. Certain amounts for 1998 and 1999 have been reclassified for comparative purposes.

     At year end 2000, the Company corrected the purchase accounting and allocations of the purchase consideration in the acquisitions of GSH and the 1998 acquisition of DTS. These revisions principally affected the Company's allocation of the purchase prices to the amounts of the deferred income taxes existing at the dates of the respective acquisitions and the amounts of DBS rights assets that were recorded at those dates. These revisions affected amounts for 1998 and 1999 and, accordingly, amounts previously reported for 1998 and 1999 for the affected items have been restated in the consolidated financial statements. See Note 12 for the individual effects on the GSH and DTS acquisitions and Note 20 for further information on the restatements to the financial statements.

     The cumulative effect of these purchase accounting revisions from the dates of the respective acquisitions to December 31, 2000 as recorded on December 31, 2000 was: an increase in deferred income tax assets of $21.6 million, a reduction in the valuation allowance applied to deferred income tax assets of $230.2 million, a reduction in the amount of the purchase price allocated to DBS rights assets acquired of $300.8 million, a reduction in the accumulated amortization of DBS rights assets of $35.8 million, a reduction in deferred income tax liabilities of $115.7 million and a reduction of our 2000 beginning accumulated deficit of $26.8 million for the impact of the revisions to the Digital Television Services acquisition related to periods prior to 2000. The effect of these revisions in our statement of operations and comprehensive loss were: for 1998, a

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. Summary of Significant Accounting Policies  -- (Continued)

reduction of DBS rights amortization expense of $3.9 million and an increase in income tax benefits of $26.4 million; for 1999, a reduction of DBS rights amortization expense of $5.9 million and recognition of income tax expense of $9.4 million and for 2000, a reduction of DBS rights amortization expense of $25.9 million and an increase in income tax benefits of $49.7 million.


     In May 2000, Pegasus effected a two-for-one stock split of its Class A and Class B common stocks. Applicable number of shares and per share amounts and prices in the accompanying financial statements and notes reflect the effect of the stock split.


Use of Estimates in the Preparation of Financial Statements:


     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingencies. Actual results could differ from those estimates. Significant estimates relate to barter transactions, the useful lives and recoverability of intangible assets and valuation allowances associated with deferred income tax assets.


Cash and Cash Equivalents:


     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less. The Company has cash balances in excess of the federally insured limits at various banks.


Restricted Cash:


     The Company had restricted cash held in escrow of $2.4 million and $9.1 million at December 31, 1999 and 2000, respectively. The amount restricted at December 31, 1999 collateralizes certain outstanding loans. The amount outstanding at December 31, 2000 primarily consists of $4.9 million that collateralizes certain loans and $3.0 million held in escrow to cover potential indemnifications associated with the sale of the cable operations.


Inventory:


     Inventory primarily consists of equipment purchased from manufacturers in a completed state ready for resale to independent dealers and subscribers and installation supplies. Inventory is stated at the lower of cost or market on a first-in, first-out basis.


Investment in Marketable Equity Securities:


     The Company has an investment in the common stock of another company. This investment is considered to be available for sale and is carried at its fair market value based on the quoted market price of the common stock held. Accordingly, unrealized loss or gain for changes in the fair market value of the investment is recorded in stockholders' equity as accumulated other comprehensive loss/income as appropriate, and is presented as other comprehensive loss/income on the statements of operations and comprehensive loss/income.


Long-Lived Assets:


     The Company's assets are reviewed for impairment whenever events or circumstances provide evidence that suggest the carrying amounts may not be recoverable. The Company assesses the recoverability of its assets by determining whether the depreciation or amortization of the respective asset balance can be recovered through projected undiscounted future cash flows. To date, no such impairments have occurred.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. Summary of Significant Accounting Policies  -- (Continued)

Property and Equipment:

     Property and equipment are stated at cost. The cost and related accumulated depreciation of assets fully depreciated, sold, retired or otherwise disposed of are removed from the respective accounts and any resulting gains and losses are included in results of operations. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of the related assets are capitalized and depreciated. DBS equipment that is rented to subscribers is stated at cost. Depreciation is computed for financial reporting purposes using the straight-line method based upon the following lives:



         Reception and distribution facilities .........   7 to 11 years
         Transmitter equipment .........................   5 to 10 years
         Equipment, furniture and fixtures .............   5 to 10 years
         Building and improvements .....................  12 to 39 years
         Vehicles and other equipment ..................   3 to  5 years


Intangible Assets:

     Intangible assets are stated at cost. The cost and related accumulated amortization of assets fully amortized, sold, retired or otherwise disposed of are removed from the respective accounts and any resulting gains and losses are included in results of operations. Amortization of intangible assets is computed for financial reporting purposes using the straight-line method based upon the following lives:



  DBS rights .......................        10 years
  Other intangibles ................   2 to 40 years


Deferred Financing Costs:

     Financing costs incurred in obtaining long-term financing are deferred and amortized over the term of the applicable financing. Accumulated amortization was $9.1 million and $13.1 million at December 31, 1999 and 2000, respectively. The Company uses the straight-line method to amortize these costs.


Sale/Leaseback Transaction:

     The Company retains a continuing involvement in assets that had been sold and leased back. This transaction is accounted for under the financing method in which the Company continues to record and depreciate the related assets and recognizes a finance obligation representing a deferral of the gain on the sale that would have otherwise been recognized at the date of the sale. Under the finance method, lease payments made on the assets leased back are allocated between a reduction of the finance obligation and interest as appropriate. Because of the amount of the finance obligation relative to the amount of the payments, lease payments will be applied to interest expense. The accounting of this sale/leaseback as a financing will continue until the Company's continuing involvement in the related assets ceases.


Derivative Financial Instruments:

     Derivative financial instruments are utilized by the Company to reduce interest rate risk. The Company does not hold or issue financial instruments for trading or speculative purposes. Derivative financial instruments are accounted for on an accrual basis. Income from and expense of the financial instruments are recorded as an adjustment to the Company's interest expense.

     The Company uses interest rate swap and cap agreements to reduce the impact of interest rate changes and increases on its variable rate debt. The interest rate swaps involve the exchange of variable for fixed rate

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. Summary of Significant Accounting Policies  -- (Continued)

interest payments without the exchange or the payment of the underlying notional amount. Under the interest rate caps, the Company receives interest from the other parties to the agreements when interest rates incurred by the Company exceed the contracted cap rate. The Company pays premiums to enter into the interest rate cap agreements, which are amortized to interest expense.


Revenue:

     Principal revenue of DBS is earned by providing video and audio programming to viewers who subscribe to the service. This revenue is recognized over the subscription period and when viewed for on demand programming. Principal revenue of Broadcast is earned from advertising revenues generated by selling air-time slots to advertisers. This revenue is recognized when the advertising spots are aired.


Broadcast Barter Transactions:

     Broadcast obtains a portion of its programming for television viewing through its network affiliations with Fox, UPN and WB and also through independent producers. Broadcast does not make any direct payments for programming obtained through its network affiliates. Instead, Broadcast retains a portion of the available advertisement spots to sell on its own account. Broadcast also barters unsold advertising time for programming from independent producers. Barter programming revenue and the related expense are recognized for this programming when the advertisements sold by independent producers are broadcast. Gross barter amounts of $8.1 million, $7.6 million and $7.1 million for 1998, 1999 and 2000, respectively, are included in Broadcast revenue and programming expense in the accompanying consolidated statements of operations and comprehensive loss.


Subscriber Acquisition Costs:

     Marketing and selling expenses incurred by DBS are also known as subscriber acquisition costs. Subscriber acquisition costs are sales and marketing expenses incurred and promotional programming provided in connection with the addition of new DBS subscribers. These are charged to expense in the period incurred.


Advertising Costs:

     Advertising costs are charged to operations in the period incurred and totaled $14.0 million, $23.3 million and $27.6 million for 1998, 1999 and 2000, respectively.


Program Rights:

     The Company enters into agreements to show motion pictures and syndicated programs on television. The Company records the rights and associated liabilities for those films and programs when they are currently available for showing. These rights are recorded at the lower of unamortized cost or estimated net realizable value and are amortized on the straight-line method over the license period, which approximates amortization based on the estimated number of showings during the contract period. Amortization of $2.4 million, $3.7 million and $4.7 million is included in Broadcast programming expense for 1998, 1999 and 2000, respectively. The obligations arising from the acquisition of film rights are recorded at the gross amount. Payments for the contracts are made pursuant to the contractual terms over periods that are generally shorter than the license periods.


Development Costs:

     Development costs on the statements of operations and comprehensive loss represent the combined expenses of corporate initiatives that are in their infancy of development. The operations of each initiative will be separately presented on the statements of operations and comprehensive loss when they are determined to be of a significant continuing nature.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. Summary of Significant Accounting Policies  -- (Continued)

Deferred Income Taxes:

     The Company accounts for deferred income taxes utilizing the asset and liability approach, whereby deferred income tax assets and liabilities are recorded for the tax effect of differences between the financial statement carrying values and tax bases of assets and liabilities. Deferred income taxes are measured using enacted tax rates and laws that will be in effect when the underlying assets or liabilities are expected to be received or settled. A valuation allowance is recorded for deferred income taxes where it appears more likely than not that the Company will not be able to recover the deferred income tax asset.


Stock Based Compensation:

     The Company accounts for stock options and restricted stock issued using the intrinsic value method. The plans under which these are issued are fixed award plans. Compensation expense with respect to stock options is recognized for the excess, if any, of the fair value of the stock underlying the option at the date of grant of the option over the exercise price of the option. Compensation expense with respect to restricted stock is the fair value of the stock at the date of award since the recipient does not pay anything to receive the stock.


Accretion on Notes Issued at a Discount:

     Notes issued at a discount from their full face value were initially recorded at the amount of the discounted cash proceeds received. The difference between the carrying amount and the full face value of the notes is accreted to interest expense and to the carrying amount of the notes. The accretion is over the discount period that ends with the date that cash interest begins to accrue, at which time the carrying amount of the notes will equal their full face value.


Undeclared and Unpaid Dividends on Redeemable Cumulative Preferred Stocks:

     The carrying amount of each series of cumulative preferred stock that is redeemable at the option of the holder is periodically increased by amounts representing dividends not currently declared or paid but which will be payable under the mandatory redemption or liquidation features. The increase in carrying amount is effected by charges against retained earnings, or in the absence of retained earnings, by charges against additional paid in capital. Dividends in arrears that are declared and paid are deducted from the carrying amount of the related preferred stock.


Computation of Per Common Share Amounts:

     Basic per share amounts are computed by dividing net income or loss applicable to common shares by the weighted average number of common shares outstanding during the respective periods. Dividends and accretion for preferred stock and deemed dividends relating to beneficial conversion features as described in Note 7 reduce net income and increase net loss to arrive at the amount applicable to common shares and similarly adjust the results from continuing operations. The weighted average number of common shares outstanding is based upon Class A, Class B and Non-Voting common stocks outstanding during the respective periods presented. Diluted per common share amounts give effect to potential common shares outstanding during the respective periods and related adjustments to the net amount applicable to common shares and other reportable items. Basic and diluted per common and related weighted average number of common share amounts are the same within each period presented because potential common shares were antidilutive and excluded from the computation due to the Company's loss from continuing operations. The number of potential common shares excluded from the computation was 2.6 million, 3.6 million and 11.0 million shares in 1998, 1999 and 2000, respectively.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. Summary of Significant Accounting Policies  -- (Continued)

     Net loss applicable to common shares is as follows:



                                                      Year ended December 31,
                                         --------------------------------------------------
                                              1998              1999              2000
            (in thousands)               --------------   ---------------   ---------------
                                            (as restated, see Note 2)
Net loss                                   $  (48,822)      $  (188,292)      $  (159,022)
Preferred stock dividends
 and accretion                                 14,764            16,706            35,543
Deemed dividends                                   --                --             5,537
                                           ----------       -----------       -----------
Net loss applicable to common shares       $  (63,586)      $  (204,998)      $  (200,102)
                                           ==========       ===========       ===========

Concentration of Credit Risk:

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables, cash and cash equivalents. Concentrations of credit risk with respect to trade receivables are limited due to the large numbers comprising the Company's subscriber and customer base and their dispersion across different businesses and geographic regions. At December 31, 1999 and 2000, the Company had no other significant concentrations of credit risk.


Reliance on DIRECTV:

     A substantial portion of the Company's business is derived from providing DBS services as an independent DIRECTV(R) ("DIRECTV") provider. DIRECTV is a service of DIRECTV, Inc. Because the Company is a distributor of DIRECTV services, the Company may be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities or services of DIRECTV, Inc. Currently, the Company is in litigation against DIRECTV, Inc. (see Note 17).


New Accounting Pronouncements:

     Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138, became effective for the Company on January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. At December 31, 2000, the Company's use of derivative instruments was confined to two interest rate swap and two interest rate cap instruments. The Company does not use these instruments for trading or speculative purposes. The notional amounts associated with these instruments range from $33.9 million to $37.1 million. The adoption of this standard on January 1, 2001 did not have any impact on the Company.

     The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 addresses revenue recognition policies and practices of companies that report to the SEC. SAB 101 became effective for the Company in the fourth quarter of 2000 and did not have any impact on the Company upon its adoption.

     In September 2000, the Financial Accounting Standards Board issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement revises standards for accounting for securitizations and other transfers of financial assets and collateral. The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Certain provisions of this standard are effective for fiscal years ending after December 15, 2000 and other provisions are effective after March 31, 2001. The provisions of the statement effective after December 15, 2000 did not have any impact on the Company, and the Company believes that the provisions that are not yet effective will not have any impact on the Company upon adoption.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


3. Property and Equipment

     Property and equipment consist of the following at December 31, 1999 and 2000 (in thousands):



                                                       1999          2000
                                                   -----------   ------------
Reception and distribution facilities ..........    $  32,179     $   5,952
Transmitter equipment ..........................       16,940        20,117
Equipment, furniture and fixtures ..............       12,491        25,811
Building and improvements ......................        7,951        23,964
Land ...........................................        1,618         7,131
Vehicles .......................................        2,122         1,258
Other equipment ................................        3,500        13,366
                                                    ---------     ---------
                                                       76,801        97,599
Accumulated depreciation .......................      (32,386)      (32,990)
                                                    ---------     ---------
Net property and equipment .....................    $  44,415     $  64,609
                                                    =========     =========

     The decrease in reception and distribution facilities is due to property and equipment associated with the Puerto Rico cable operations that were sold (see Note 13). Depreciation expense was $6.2 million, $7.9 million and $10.7 million for 1998, 1999 and 2000, respectively.

4. Intangibles

     Following are the intangible assets at December 31, 1999 and 2000 (in thousands). DBS rights at December 31, 1999 were restated and at December 31, 2000 were revised (see Notes 12 and 20):



                                           1999            2000
                                      -------------   -------------
DBS rights ........................    $  750,604      $2,245,036
Franchise costs ...................        71,657              --
Other .............................        73,306         220,259
                                       ----------      ----------
                                          895,567       2,465,295
Accumulated amortization ..........      (191,348)       (429,087)
                                       ----------      ----------
Net intangible assets .............    $  704,219      $2,036,208
                                       ==========      ==========

     The increase in DBS rights is due to the value of the rights obtained in acquisitions made by the Company in 2000, of which $1.0 billion, as revised (see Notes 12 and 20), resulted from the allocation of the purchase price in the GSH acquisition. The decrease in franchise costs is due to franchises associated with the Puerto Rico cable operations that were sold (see Note 13). Amortization expense was $60.6 million, $84.2 million and $187.1 million for 1998, as restated, 1999, as restated, and 2000, as revised, respectively (see Notes 12 and 20).

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


5. Equity Investment in Affiliates

     PDC has a limited partnership interest in Pegasus PCS Partners, LP ("PCS"). PCS acquires, owns, controls and manages wireless licenses. PDC's investment in PCS is accounted for by the equity method. PDC's share of income and losses vary in accordance with the respective partners' capital account balances. PDC's share of undistributed losses of PCS included in continuing operations were $201,000 and $422,000 in 1999 and 2000, respectively. PDC's total investment in PCS at December 31, 1999 and 2000 was $4.6 million and $4.2 million, respectively.

     In January 2000, PDC made an investment of $112.0 million in Personalized Media Communications, L.L.C. ("PMC"), an advanced communications technology company. The investment consisted of $14.3 million in cash, 400,000 shares of Pegasus' Class A common stock (amounting to $18.8 million) and warrants to purchase 2.0 million shares of the Class A common stock at an exercise price of $45.00 per share and with a term of ten years. These warrants at the time of their issuance were estimated to have a fair value of $78.8 million. A subsidiary of PMC granted to the Company an exclusive license for use of PMC's patent portfolio in the distribution of satellite services from specified orbital locations. PDC's investment in PMC is accounted for by the equity method. PDC's share of undistributed losses of PMC included in continuing operations were $10,000 in 2000. PDC's total investment in PMC at December 31, 2000 was $112.1 million. PMC is controlled by Ms. Mary Metzger and her husband, and Ms. Metzger is a member of Pegasus' Board of Directors.

6. Common Stock

     At December 31, 2000, Pegasus had three classes of common stock: Class A, Class B and Non-Voting. Holders of Class A and Class B are entitled to one vote per share and ten votes per share, respectively. On March 22, 2000, Pegasus amended its Certificate of Incorporation by increasing the number of authorized common stock shares as follows: Class A to 250.0 million from 50.0 million; Class B to 30.0 million from 15.0 million; and Non-Voting to 200.0 million from
20.0 million.

     In March 1999, Pegasus completed a secondary public offering in which it sold 7.2 million shares of Class A Common Stock to the public at a price of $11 per share, netting proceeds of $74.9 million.

     On May 10, 2000, Pegasus announced a two-for-one stock split of Class A and Class B common stocks in the form of a stock dividend, payable May 30, 2000, to shareholders of record on May 19, 2000. The dividend was effected by a charge to paid-in capital in the amount of $268,000, the par value of the additional Class A and Class B common shares that were issued.

     Pegasus' ability to pay dividends on its common stock is subject to certain limitations imposed by its preferred stock and indebtedness of the Company.

7. Redeemable Preferred Stocks

     At December 31, 2000, Pegasus had the following preferred stock series outstanding: 123/4% Series A Cumulative Exchangeable Preferred Stock; Series B Junior Convertible Participating Preferred Stock; 61/2% Series C Convertible Preferred Stock; Series D Junior Convertible Participating Preferred Stock; and Series E Junior Convertible Participating Preferred Stock. On March 22, 2000, Pegasus amended its Certificate of Incorporation by increasing the number of shares of authorized preferred stock, $.01 par value to 20.0 million from 5.0 million. At December 31, 2000, the number of shares of preferred stock designated was 152,844 for Series A plus additional shares as necessary for payment of dividends on the series, 5,707 for Series B, 3.0 million for Series C, 22,500 for Series D and 10,000 for Series E.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


7. Redeemable Preferred Stocks  -- (Continued)

     Preferred stocks redeemable at the option of the holder consist of the following at December 31, 1999 and 2000 (dollars in thousands):



                              1999                     2000
                     ----------------------   -----------------------
                                  Carrying                  Carrying
                       Shares      Amount       Shares       Amount
                     ---------   ----------   ---------   -----------
Series A .........    135,073     $142,734     152,844     $162,017
Series B .........         --           --       5,707        5,707
Series C .........         --           --     300,000      290,422
Series D .........         --           --      22,500       22,500
Series E .........         --           --      10,000       10,000
                                  --------                 --------
                                  $142,734                 $490,646
                                  ========                 ========

     Series A Exchangeable


     Each whole share of Series A has a liquidation preference of $1,000 per share. Cumulative dividends at a rate of 12-3/4% are payable semi-annually on January 1 and July 1. On and prior to January 1, 2002, at the option of Pegasus, dividends may be paid in cash or by the issuance of additional shares of Series A preferred stock. Subject to certain conditions, Series A is exchangeable in whole at the option of Pegasus for its 12-3/4% Senior Subordinated Exchange Notes due 2007. The exchange notes would contain substantially the same redemption provisions, restrictions and other terms as the Series A preferred stock. At Pegasus' option, on and after January 1, 2002 Pegasus may redeem Series A in whole or part at redemption prices specified in the certificate of designation for this series. On January 1, 2007, Pegasus is required to redeem all Series A outstanding at that date at a redemption price equal to the liquidation preference per share plus accrued and unpaid dividends. Series A ranks senior to all outstanding classes or series of capital stock with respect to dividend rights and rights on liquidation. The increase in the number of shares outstanding was due to dividends on Series A payable in 2000 that were paid in shares of Series A preferred stock. The increase in the carrying amount from December 31, 1999 to December 31, 2000 was due to the additional shares issued in 2000 plus accrued and unpaid dividends since the last dividend payable date. In 2000, Pegasus declared dividends of $18.9 million and issued 17,771 shares of Series A preferred stock in payment of $17.8 million dividends payable in 2000. In December 2000, a dividend was declared of 9,744 shares of Series A preferred stock payable on January 1, 2001. The liquidation value of Series A including accrued and unpaid dividends was $162.6 million at December 31, 2000. This differs from the carrying amount at December 31, 2000 by the amount of the discount at the date of issuance remaining to be accreted.


     Series B, D and E Junior Convertible Participating


     In connection with DBS acquisitions, in the first quarter of 2000 Pegasus issued 5,707 shares of Series B, 22,500 shares of Series D and 10,000 shares of Series E preferred stocks. Each whole share of Series B, D and E has a liquidation preference equal to its stated value of $1,000 per share plus any accrued and unpaid dividends. Each share of Series B, D and E is convertible at any time at the option of the holder into 32.47 shares, 19.54 shares and 16.04 shares, respectively, of Pegasus' Class A common stock, subject to adjustment under certain circumstances. As a result, the amount of proceeds allocated to the beneficial conversion feature for the Series B and Series D preferred stocks of $5.5 million is treated as a deemed dividend for purposes of determining the net loss applicable to common shares in the period the stock was issued. Additionally, each share of Series B, D and E is redeemable at the option of the holder at a price of $1,000 plus accrued and unpaid dividends. Series B may be redeemed in whole any time after January 4, 2002. For Series D, 10,000 shares may be redeemed on or after March 1, 2000, an additional 6,125 shares may be redeemed on February 1, 2002 and thereafter, and any remaining shares may be redeemed on February 1, 2003. For Series E, 5,000 shares may be redeemed on or after February 25, 2002 and any remaining shares may be redeemed on and

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


7. Redeemable Preferred Stocks  -- (Continued)

after February 25, 2003. Pegasus may redeem at its option shares of each series in whole as follows: Series B at anytime after January 4, 2005 at a price of $1,000 per share; Series D at any time at a price of $1,000 per share; Series E at anytime up to February 25, 2001 at a price of $1,100 per share, and any time thereafter at a price of $1,000 per share. The preceding redemption prices are in addition to any accrued and unpaid dividends. Holders of shares of Series B are entitled to receive, when, as and if declared by Pegasus' Board of Directors, cash dividends at an annual rate of $10 per share per annum payable semi-annually on January 1 and July 1 commencing July 1, 2000. Holders of shares of Series D and E are entitled to receive, when, as and if declared by the Board of Directors, dividends at an annual rate of 4% payable annually on January 1 commencing January 1, 2001. Dividends on Series D and Series E are payable in cash or shares of Pegasus' Class A common stock, at the option of Pegasus. Dividends on Series B, D and E are cumulative and accrue from the date of the original issuance. In the event of liquidation, Series B, D and E rank, to the extent of their respective liquidation preferences, junior to Series A and Series C preferred stocks, senior to all classes of Pegasus' common stock and on a parity with each other. Upon liquidation, holders of Series B, D and E are entitled to participate with holders of Pegasus common stock and other participating stock, if any, in the remaining assets of the Company after certain other distributions have been satisfied. Generally, Series B, D and E have no voting rights other than those granted by law.

     In December 2000, the Board of Directors declared dividends on Series B, D and E payable on January 1, 2001. The dividends on Series D and E were paid in shares of Class A common stock of 27,594 and 12,445 shares, respectively. Dividends declared in 2000 on Series B were $57,000, of which $28,500 was paid on July 1, 2000 and $28,500 was paid on January 1, 2001.

     Series C Convertible

     In January 2000, Pegasus completed an offering of 3.0 million shares of 6-1/2% Series C Convertible preferred stock, resulting in net proceeds of $290.4 million. Each whole share of Series C has a liquidation preference equal to its stated value of $100 per share plus accrued and unpaid dividends, and is convertible at any time at the option of the holder into 1.5686 shares of Pegasus' Class A common stock. This conversion ratio is subject to adjustment under certain circumstances. Holders of shares of Series C are entitled to receive, when, as and if declared by the Board of Directors, dividends at a rate of 6-1/2% payable quarterly on January 31, April 30, July 31 and October 31 commencing April 30, 2000. Dividends are payable in cash, shares of Pegasus' Class A common stock or a combination thereof, at the option of Pegasus. Dividends on Series C are cumulative and accrue from the date of original issuance. In the event of liquidation, Series C ranks junior to Series A preferred stock, senior to Series B, Series D and Series E preferred stocks and senior to all classes of Pegasus' common stock. Pegasus at its option may redeem shares in whole or part of Series C any time on and after February 1, 2003, and under certain circumstances from August 1, 2001 through January 31, 2003, at premiums specified in the certificate of designation for this series. Holders of Series C have no voting rights other than those granted by law, except that holders voting as a class are entitled to elect two directors to the Board of Directors in the event dividends payable on the series are in arrears for six quarterly periods until such arrearage is paid in full and concerning matters that affect the terms and ranking of the series or amendments to Pegasus' charter that may adversely affect their rights.

     Pegasus declared dividends of $15.0 million in 2000 and issued 326,148 shares of Class A common stock in payment of these dividends in 2000. On January 31, 2001, Pegasus declared a dividend of $4.9 million and paid it by issuing 183,239 shares of Class A common stock on that date.

     Pegasus' preferred stock imposes certain limitations on the payment of dividends on its common stock.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


8. Long-Term Debt

     Long-term debt consists of the following at December 31, 1999 and 2000 (in thousands):



                                                                                 1999          2000
                                                                              ----------   ------------
Series B Senior Subordinated Notes payable by PM&C, due July 2005, interest at 12.5%, payable semi-annually on January 1 and July 1, net of unamortized discount of $2.2 million and $1.8 million at
 December 31, 1999 and 2000, respectively .................................    $ 82,776    $   83,176
Series B Senior Notes payable by Pegasus, due October 2005, interest
 at 9.625%, payable semi-annually on April 15 and October 15 ..............     115,000       115,000
Senior Subordinated Notes payable by GSS, due August 2006, interest
 at 12.375%, payable semi-annually on February 1 and August 1 .............          --       195,000
Series B Senior Notes payable by Pegasus, due December 2006, inter-
 est at 9.75%, payable semi-annually on June 1 and December 1 .............     100,000       100,000
Senior Discount Notes payable by GSDBS, due March 2007, interest at 13.5%, payable semi-annually on March 1 and September 1, com-
 mencing September 1, 2004, net of unamortized discount of $65.4
 million ..................................................................          --       127,739
Series B Senior Notes payable by Pegasus, due August 2007, interest
 at 12.5%, payable semi-annually on February 1 and August 1 ...............     155,000       155,000
Senior five-year $275.0 million term loan facility, payable by PM&C, interest at PM&C's option at either the lender's base rate plus an
 applicable margin or LIBOR plus an applicable margin .....................          --       275,000
Senior five-year $225.0 million revolving credit facility, payable by
 PM&C, interest at PM&C's option at either the lender's base rate
 plus an applicable margin or LIBOR plus an applicable margin .............          --        35,000
Senior seven-year $115.0 million revolving credit facility, payable by
 GSS, interest at GSS' option at either the lender's base rate plus an
 applicable margin or LIBOR plus an applicable margin .....................          --        37,000
Senior seven-year $35.0 million term loan facility, payable by GSS, interest at GSS' option at either the lender's base rate plus an appli-
 cable margin or LIBOR plus an applicable margin ..........................          --        35,000
Senior six-year $180.0 million revolving credit facility, payable by
 PM&C .....................................................................     142,500            --
Senior six-year $70.0 million revolving credit facility, payable by DTS          42,700            --
Senior six-year $20.0 million term loan facility, payable by DTS...........      19,000            --
Mortgage payable, due 2000 ................................................         431            --
Mortgage payable, due 2010, interest at 9.25% .............................          --         8,680
Other notes, due 2001 to 2005, interest at 3% to 8% .......................      26,648        16,161
Capital leases and other ..................................................         359           102
                                                                               --------    ----------
                                                                                684,414     1,182,858
Less current maturities ...................................................      15,488        10,891
                                                                               --------    ----------
Long-term debt ............................................................    $668,926    $1,171,967
                                                                               ========    ==========

     In November 1999, Pegasus exchanged its 12-1/2% Series A senior notes due 2007 with a principal amount of $155.0 million for DTS' outstanding 12-1/2% Series B senior subordinated notes due 2007 with a principal amount of $155.0 million. In April 2000, the $155.0 million of 121/2% Series A senior notes due 2007 were exchanged for identical 12-1/2% Series B senior notes due 2007 of Pegasus. Unamortized deferred financing costs related to the DTS notes were written off, resulting in an extraordinary loss of $6.2 million in 1999.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


8. Long-Term Debt  -- (Continued)

     In December 1999, Pegasus entered into a $35.5 million interim letter of credit facility. This facility was terminated in January 2000 when PM&C amended and restated its credit agreement. DTS maintained a $70.0 million senior revolving credit facility and a $20.0 million senior term loan facility. These facilities were terminated in January 2000 in conjunction with DTS' merger with and into a subsidiary of PM&C and PM&C amending and restating its credit agreement.


     Pegasus' 9-5/8% Series B Senior Notes due October 2005 are subordinated to all liabilities of Pegasus' subsidiaries and are on parity with other senior indebtedness of Pegasus. On and after October 15, 2001, Pegasus has the option to redeem the notes at prices specified in the indenture for these notes. Pegasus' 9-3/4% Series B Senior Notes due December 2006 are subordinated to all liabilities of Pegasus' subsidiaries and are on parity with other senior indebtedness of Pegasus. On and after December 1, 2002, Pegasus has the option to redeem the notes at prices specified in the indenture for these notes. Pegasus' 12-1/2% Series B Senior Notes due August 2007 are subordinated to all liabilities of Pegasus' subsidiaries and are on parity with other senior indebtedness of Pegasus. On and after August 1, 2003, Pegasus has the option to redeem the notes at prices specified in the indenture for these notes.


     PM&C's 12-1/2% Series B Senior Subordinated Notes due July 2005 are unconditionally guaranteed on an unsecured senior subordinated basis, jointly and severally by specified subsidiaries of PM&C. The notes are general unsecured obligations that are subordinated to other senior indebtedness of PM&C such as, among other things, its credit agreement. PM&C has the option to redeem the notes at prices specified in the indenture for these notes.


     In January 2000, PM&C amended and restated its credit agreement that increased the borrowing capacity thereunder to $500.0 million from $180.0 million. The amended and restated agreement provides for a $225.0 million senior revolving credit facility that expires in October 2004 and a $275.0 million senior term loan facility that expires in April 2005. The amended and restated agreement also gives PM&C the option to seek $200.0 million in additional term loans through June 30, 2001. Amounts borrowed under the agreement are collateralized by substantially all of the assets of PM&C and its subsidiaries. The agreement contains certain financial covenants, including a debt to adjusted cash flow covenant. The borrowing commitment under the revolving facility automatically and permanently reduces quarterly over the term of the facility starting on March 31, 2001. Principal amounts outstanding in excess of the reduced commitment are to be repaid on each commitment reduction date. Principal outstanding under the term loan facility is payable quarterly in increasing increments over the term of the facility starting on March 31, 2001. The principal of additional term loans outstanding, if any, at June 30, 2001 is payable quarterly in increasing increments starting September 30, 2001, with final payment of principal due in July 2005. Additional term loans are subject to a rate of interest at PM&C's option equal to the lender's base rate plus applicable margins or LIBOR plus applicable margins. Margins on revolver base rates range from 1% to 2%, and margins on revolver LIBOR rates range from 2% to 3%, both of which are determined by the level of a ratio computation specified in the agreement. Margins on term loans are 2.5% for base rates and 3.5% for LIBOR rates. Interest on outstanding principal borrowed under base rates is due and payable quarterly and interest on outstanding principal borrowed under LIBOR rates is due and payable the earlier of the end of the contracted interest rate period or three months. Unused amounts under the revolving facility are subject to a commitment fee at either .5% or .75% based on the aggregate of borrowings outstanding and letters of credit issued under the facility. With the closing of the amended and restated credit agreement, PM&C borrowed $275.0 million under the term loan facility and repaid all of the $212.2 million outstanding under the former PM&C, DTS and Pegasus credit facilities. Unamortized balances of deferred financing costs associated with the borrowings repaid were written off, resulting in an extraordinary loss of $5.8 million, net of tax of $3.5 million, in 2000.


     During the fourth quarter of 2000, PM&C borrowed $35.0 million under the revolving facility. At December 31, 2000, $40.4 million of stand-by letters of credit were issued under the revolving facility.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


8. Long-Term Debt  -- (Continued)

Generally, letters of credit are not acted upon, but they do reduce the availability of the revolving facility. The weighted average rates of interest, including applicable margins, on amounts outstanding at December 31, 2000 were 10.19% for the term facility and 10.11% for the revolving facility. Availability under the revolving facility was $149.4 million at December 31, 2000.

     At the time that Pegasus acquired GSH, GSS had a credit agreement in place, consisting of a $115.0 million senior revolving credit facility that expires September 2005 and a $35.0 million senior term loan facility that expires December 2005. Amounts outstanding under each facility at the time of the acquisition were $17.0 million and $35.0 million, respectively. Amounts borrowed under the agreement are unconditionally and irrevocably guaranteed by GSH, GSDBS and subsidiaries of GSS. These borrowings are secured by the capital stock of GSDBS, GSS and subsidiaries of GSS, a first priority security interest in all of the assets of GSS' subsidiaries and a collateral assignment of GSS' agreements with the National Rural Telecommunications Cooperative. The agreement contains certain financial covenants, including a debt to adjusted cash flow covenant. The borrowing commitment under the revolving facility automatically and permanently reduces quarterly over the term of the facility starting on March 31, 2001. Principal amounts outstanding in excess of the reduced commitment are to be repaid on each commitment reduction date. Principal outstanding under the term loan facility is payable quarterly in increasing increments over the term of the facility starting on March 31, 2002. Amounts repaid under the term facility may not be reborrowed. The margin on revolver base rates is 3% and the margin on revolver LIBOR rates is 3.25%. Margins on term loans are 4.25% for base rates and 4.5% for LIBOR rates. Margins may be reduced as specified in the agreement on the basis of the level of a specified ratio computation. Interest on outstanding principal borrowed under base rates is due and payable quarterly and interest on outstanding principal borrowed under LIBOR rates is due and payable the earlier of the end of the contracted interest rate period or three months. Unused amounts under the revolving facility are subject to a commitment fees ranging from .5% to 1.25% based on the aggregate of borrowings outstanding and letters of credit issued under the facility.

     In January 2000, GSS amended the agreement in which its third quarter 1999 covenant violations were waived and certain fourth quarter 1999 and year 2000 covenant requirements were amended. In December 2000, GSS borrowed $20.0 million under the revolving facility. At December 31, 2000, $35.9 million of stand-by letters of credit were issued under the revolving facility that reduce the availability thereunder. The weighted average rates of interest, including applicable margins, on amounts outstanding at December 31, 2000 were 9.90% for the term facility and 10.26% for the revolving facility.

     At the time that Pegasus acquired GSH, GSS had outstanding $195.0 million of 12-3/8% Senior Subordinated Notes due August 2006. These notes are guaranteed on a full, unconditional, senior subordinated basis, jointly and severally by specified subsidiaries of GSS. The notes are unsecured senior subordinated obligations that are subordinated to other senior indebtedness of GSS such as, among other things, its credit agreement and letters of credit. After August 1, 2003, GSS has the option to redeem the notes at prices specified in the indenture for these notes.

     At the time that Pegasus acquired GSH, GSDBS had outstanding 13-1/2% Senior Discount Notes due March 2007. These notes were issued at a discount and have a stated principal amount at maturity of $193.1 million. These notes are unsecured and effectively rank below all liabilities of GSDBS' subsidiaries. Non-cash interest accretes on these notes until March 1, 2004. Thereafter, cash interest will accrue and be payable semi-annually. After March 1, 2004, GSDBS has the option to redeem the notes at prices specified in the indenture for these notes.

     In the acquisition of GSH, Pegasus assumed only for financial reporting presentation purposes the consolidated debt of GSH outstanding at the date of the acquisition. However, Pegasus does not guarantee or otherwise have any liability for GSH's indebtedness or any other liability of GSH or its subsidiaries. GSH does not guarantee or otherwise have any liability for any indebtedness or other liability of Pegasus or any of Pegasus' subsidiaries.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


8. Long-Term Debt  -- (Continued)

     The indebtedness described above generally limit the ability, among other things, to incur additional indebtedness and liens, issue other securities, make certain payments and investments, pay dividends, transfer cash, dispose of assets and enter into other transactions, and imposes limitations on the activities of subsidiaries as applicable.

     In February 2000, Pegasus entered into a mortgage of $8.8 million with interest payable at 9.25% in connection with the purchase of its corporate offices. The mortgage is being amortized over 25 years with a balloon payment to satisfy the mortgage balance remaining in 2010.

     At December 31, 2000, maturities of long-term debt at their stated maturity values and capital leases were as follows (in thousands):



  2001 ...............    $ 10,891
  2002 ...............       9,083
  2003 ...............       5,979
  2004 ...............     209,157
  2005 ...............     363,761
  Thereafter .........     651,172


     Aggregate commitment fees incurred by the Company under all credit facilities in 2000 was $1.6 million, and those incurred in 1998 and 1999 were not significant.

9. Leases

     The Company leases certain studios, towers, office space, vehicles and various types of equipment through separate operating lease agreements. The operating leases expire at various dates through 2007. Rent expense for 1998, 1999 and 2000 was $1.6 million, $2.3 million and $3.1 million, respectively. At December 31, 2000, property and equipment subject to capital leases and related obligations were not significant. Future minimum lease payments on noncancellable operating leases at December 31, 2000 were $3.7 million in 2001 and $2.8 million in 2002, $1.6 million in each of 2003 through 2005 and $2.9 million thereafter.

     On July 17, 2000, the Company sold through two wholly owned subsidiaries 11 broadcast towers and related assets for 1.4 million shares of restricted common stock of the buyer. The value of the buyer's common stock on the sale closing date was $37.5 million, and the book value of the assets sold was $2.3 million. Coincident with the sale of the towers, PM&C leased back from the buyer eight of the 11 towers sold. The lease has an initial term of 10 years with five successive 10-year renewal periods at the option of the Company. Aggregate minimum lease payments in each of the next five years and in total over the remaining initial lease term are: $684,000 in 2001; $712,000 in 2002; $740,000 in 2003; $770,000 in 2004; $801,000 in 2005; and $4.1 million in total thereafter. The Company's receipt of the buyer's common stock represents a continuing involvement by the Company in the eight towers sold and leased back. Accordingly, the sale and leaseback of these towers is accounted for as a financing. As a result, the Company recorded a finance obligation in the amount of $36.1 million. Because of the amount of the finance obligation relative to the amount of the payments, the Company expects that all future payments will be applied to interest expense. The towers and related assets leased back remain on the Company's records and continue to be depreciated.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


10. Income Taxes

     Following is a summary of income taxes for 1998, 1999 and 2000 (in thousands). Amounts for 1998 and 1999 were restated and amounts for 2000 were revised (see Notes 12 and 20).



                                                                         1998        1999         2000
                                                                     ------------   ------   --------------
State and local -- current .......................................    $      --      $496      $       --
                                                                      ---------      ----      ----------
Federal -- deferred:
 Benefits of net operating loss carryforwards ....................      (25,300)       --         (56,576)
 Other ...........................................................      (11,751)       --         (45,413)
                                                                      ---------      ----      ----------
 Total deferred ..................................................      (37,051)       --        (101,989)
                                                                      ---------      ----      ----------
Expense (benefit) attributable to continuing operations ..........      (37,051)      496        (101,989)
Taxes associated with other items:
Deferred tax liability for discontinued operations ...............        9,794        --             632
Deferred tax asset for extinguishment of debt ....................           --        --          (3,526)
Deferred tax asset for comprehensive loss ........................           --        --          (7,340)
                                                                      ---------      ----      ----------
Total income tax expense (benefit) ...............................    $ (27,257)     $496      $ (112,223)
                                                                      =========      ====      ==========

     Following are the deferred income tax assets and liabilities at December 31, 1999 and 2000 (in thousands). Amounts at December 31, 1999 were restated and amounts at December 31, 2000 were revised (see Notes 12 and 20).



                                                                                1999            2000
                                                                            ------------   -------------
Assets:
 Receivables ............................................................    $     536      $      699
 Excess of tax basis over book basis in marketable equity securities.....           --          20,073
 Loss carryforwards .....................................................      125,856         265,400
                                                                             ---------      ----------
   Total deferred tax assets ............................................      126,392         286,172
                                                                             ---------      ----------
Liabilities:
 Excess of book basis over tax basis of property, plant and equipment           (4,383)         (3,454)
 Excess of book basis over tax basis of amortizable intangible assets.         (62,201)       (427,931)
                                                                             ---------      ----------
   Total deferred tax liabilities .......................................      (66,584)       (431,385)
                                                                             ---------      ----------
Net deferred tax assets (liabilities) ...................................       59,808        (145,213)
Valuation allowance .....................................................      (59,808)             --
                                                                             ---------      ----------
Net deferred tax liabilities ............................................    $      --      $ (145,213)
                                                                             =========      ==========

     In 2000, the Company went into a net deferred income tax liability position as a result of deferred income taxes associated with acquisitions, as revised (see Notes 12 and 20). Accordingly, the valuation allowance at December 31, 1999 was no longer required in 2000. At December 31, 2000, the Company had net operating loss carryforwards for income tax purposes of $673.4 million available to offset future taxable income that expire beginning 2002 through 2020.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


10. Income Taxes  -- (Continued)

     Following is a reconciliation of the Federal statutory income tax rate to the Company's effective Federal income tax rate attributable to continuing operations for 1998, 1999 and 2000. Amounts in 1998 and 1999 were restated and in 2000 were revised (see Notes 12 and 20).




                                      1998             1999             2000
                                 --------------   --------------   --------------
Statutory rate ...............   (35.00)%         (35.00)%         (35.00)%
Valuation allowance ..........       --            29.70               --
Other ........................   ( 1.38)            5.57             2.69
                                 ------           ------           ------
Effective rate ...............   (36.38)%           0.27%          (32.31)%
                                 ======           ======           ======

11. Supplemental Cash Flow Information

     Following are significant noncash investing and financing activities for 1998, 1999 and 2000 (in thousands). Net deferred taxes recognized in acquisitions for 1998 were restated and revised for 2000 (see Notes 12 and 20).





                                                                                 1998         1999        2000
                                                                              ----------   ---------   ----------
Barter revenue and related expense ........................................    $  8,078     $ 7,598     $  7,074
Marketable equity securities received in sale of tower assets .............          --          --       37,516
Acquisition of program rights and assumption of related program
 payables .................................................................       4,630       7,205        3,862
Capital issued in acquisitions and investments in affiliates ..............     123,241       1,364      789,174
Debt assumed in acquisitions ..............................................     219,889       6,467      379,773
Preferred stock dividends and accretion and reduction of paid-in
 capital ..................................................................      14,764      16,706       50,549
Net deferred taxes recognized in acquisitions .............................      77,604          29      259,062
Conversion of subsidiary's preferred stock into Pegasus common
 stock ....................................................................          --          --        3,048
Series A preferred stock dividends paid in Series A preferred stock .......      13,879      15,704       17,771

     For 1998, 1999 and 2000, the Company paid cash interest in the amount of $35.3 million, $69.4 million and $94.1 million, respectively. The Company paid no Federal income taxes for 1998, 1999 and 2000, and amounts paid in these years for state income taxes were not significant.

12. Acquisitions

     In April 1998, the Company acquired DTS, which held the rights to provide DIRECTV programming in certain rural areas of eleven states that was accounted for under the purchase method. Total consideration of the acquisition was $336.5 million, as corrected for the revision to the Company's purchase accounting for the acquisition (see Note 20). The total consideration consisted of 11.0 million shares of Pegasus' Class A common stock valued at $118.8 million, options and warrants to purchase a total of 448,000 shares of Class A common stock valued at $3.3 million, $158.9 million in net liabilities of DTS and $55.5 million in deferred income tax liabilities, as revised. Total consideration reported for the acquisition before the revision to the purchase accounting was $363.9 million. Net deferred income taxes reported for the acquisition prior to the revision to the purchase accounting were $82.9 million. DTS was merged with and into a subsidiary of the Company in January 2000.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


12. Acquisitions  -- (Continued)

     In 1998, the Company acquired 26 other independent DIRECTV providers along with the rights to provide DIRECTV programming in certain rural areas of the United States and related assets that were accounted for under the purchase method. Total consideration was $132.1 million, consisting of $109.3 million in cash, 75,000 shares of Pegasus' Class A common stock valued at $900,000, warrants to purchase a total of 50,000 shares of Class A common stock valued at $222,000, $20.4 million in promissory notes and $1.3 million in assumed net liabilities.

     In 1999, the Company acquired 15 independent DIRECTV providers along with the rights to provide DIRECTV programming in certain rural areas of the United States and related assets that were accounted for under the purchase method. Total consideration was $79.5 million, consisting of $64.6 million in cash, 25,000 shares of Pegasus Class A common stock valued at $550,000, warrants to purchase a total of 50,000 shares of common stock valued at $814,000, $6.5 million in promissory notes, $6.7 million in accrued expenses and $365,000 in assumed net liabilities.

     Effective March 31, 1999, the Company purchased a cable system serving Aguadilla, Puerto Rico and neighboring communities for $42.1 million in cash. This system was sold in September 2000 (see Note 13).

     On May 5, 2000, the Company acquired GSH and merged it with one of the Company's subsidiaries in a transaction accounted for as a purchase. GSH through its subsidiaries holds the rights to provide DIRECTV programming in various rural areas of 24 states. The stockholders of GSH exchanged all of their outstanding capital stock for approximately 12.2 million shares of Pegasus' Class A common stock valued at $578.6 million and options to purchase approximately 724,000 shares of Pegasus' Class A common stock. As a consequence of this exchange, GSH became a direct wholly owned subsidiary of the Company valued at $33.2 million. The total consideration for the GSH acquisition was $1.2 billion, as corrected for the revision to the Company's purchase accounting for the acquisition (see Note 20). Prior to the revision to the purchase accounting, the total consideration reported was $1.5 billion. This revised merger consideration included $293.7 million of GSH consolidated net liabilities, including a deferred income tax asset of $89.3 million, as revised, principally for cumulative consolidated income tax net operating loss carryforwards existing at the acquisition date. Also included in the consideration was a deferred income tax liability of $421.3 million, as revised, principally for the excess of the book basis over the income tax basis of the revised amount of DBS rights assets existing at the acquisition date. The revised amount allocated to the DBS rights in the merger was $1.0 billion, net of $94.1 million for the effect of the Company's consolidated deferred income tax valuation allowances no longer required in association with the merger. Prior to the revision to the purchase accounting, a net deferred income tax liability of $489.5 million associated with the acquisition had been reported. Of the total acquisition cost, $1.0 billion, as revised, was allocated to DBS rights assets. The Company amortizes DBS rights assets on a straight-line basis over 10 years. The Company's results of operations include the operations of GSH from the date of acquisition.

     During 2000, the Company completed 19 other acquisitions of independent providers of DIRECTV. These acquisitions principally consisted of the rights to provide DIRECTV programming in various rural areas of the United States. The total consideration for these acquisitions of $232.6 million consisted of cash of $131.6 million, 905,000 shares of Pegasus' Class A common stock valued at $40.8 million, 22,500 shares of Pegasus' Series D preferred stock valued at $22.5 million, 10,000 shares of Pegasus' Series E preferred stock valued at $10.0 million, warrants to purchase 4,000 shares of Class A common stock valued at $192,000, a deferred tax liability incurred of $24.4 million, $200,000 in promissory notes and $2.9 million in assumed net liabilities. These acquisitions were accounted for by the purchase method, wherein substantially all of the total consideration for these acquisitions was allocated to DBS rights. The DBS rights are being amortized on a straight-line basis over 10 years. The Company's results of operations include the operations of these acquisitions from their respective effective dates of acquisition.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


12. Acquisitions  -- (Continued)

     Following is unaudited pro forma financial information that presents the Company's consolidated results of operations as if the acquisitions in 2000 had occurred at the beginning of the periods presented. This unaudited pro forma financial information is presented for comparative purposes only and does not necessarily reflect the results of operations of the Company had the acquisitions occurred on the dates indicated nor results that may occur in the future.



                                                                           Year Ended
                                                                       1999            2000
            (in thousands, except per share amounts)              -------------   -------------
Net revenues ..................................................    $  500,853      $  688,638
Loss before extraordinary items ...............................      (396,957)       (212,578)
Net loss ......................................................      (403,135)       (218,332)
Loss before extraordinary items per common share ..............         (8.13)          (4.69)
Net loss applicable to common shares per common share .........         (8.25)          (4.80)

     Minority interest at December 31, 2000 represents a partnership interest in GSS. A separate minority interest that existed at December 31, 1999 was acquired by the Company in 2000.

13. Discontinued Operations


     Discontinued operations on the statements of operations and comprehensive loss represent PM&C's cable operations. The assets, liabilities and cash flows associated with the discontinued cable operations have not been segregated in the balance sheets and statements of cash flows. The Company completely exited the cable business with the sale of the Puerto Rico operations, as discussed below.

     Effective July 1, 1998, the Company sold substantially all the assets of its cable systems located in Connecticut and Massachusetts for $30.1 million in cash and recognized a gain on the transaction of $15.3 million, net of income tax of $9.4 million.

     On September 15, 2000, PM&C sold to an unrelated third party its interests in the assets of its entire cable operations in Puerto Rico. The sale price was $170.0 million in cash. Cash proceeds received at closing, after adjustment for transaction costs paid at that time and $3.0 million placed in escrow, were $161.5 million. The gain on the sale was $59.4 million, net of currently payable Puerto Rico capital gains and withholding taxes of $28.0 million. The net amount of assets and liabilities associated with the sale was $80.5 million and $1.2 million, respectively. The net assets primarily consisted of net property, plant and equipment of $19.1 million and net intangibles associated with prior acquisitions amounting to $60.9 million. Escrow remaining after satisfaction of valid claims of indemnification, if any, made by the buyer pursuant to the asset purchase agreement will be released to the Company. Net revenues from discontinued operations were $13.8 million, $21.2 million and $18.1 million for 1998, 1999 and 2000, respectively.

14. Financial Instruments


     The carrying and fair values of the Company's debt and redeemable preferred stock at December 31, 1999 and 2000 were as follows (in thousands):



                                                 1999                         2000
                                       ------------------------   -----------------------------
                                        Carrying        Fair         Carrying          Fair
                                          Value        Value          Value           Value
                                       ----------   -----------   -------------   -------------
Debt ...............................    $684,414     $707,988      $1,182,858      $1,171,976
Redeemable preferred stock .........     142,734      149,440         490,646         461,376

     The fair values of publicly-held debt and Series A preferred stock were estimated based on quoted market prices for each individual security. The fair values of nonpublicly-held preferred stock were estimated based on a Black-Scholes computation. The carrying value of debt outstanding under the Company's credit facilities

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


14. Financial Instruments  -- (Continued)

approximates fair value because the outstanding amounts are subject to short-term variable rates of interest and the rates in effect at December 31, 1999 and 2000 approximate the market rates available at each date. The carrying value of other financial instruments equals or approximates fair value.

     The Company is party to interest rate swap and interest rate cap contracts to manage its interest rate exposure. These instruments were entered into as a condition of the Company's credit facilities. The principal object of these contracts is to minimize the risks and/or costs associated with the Company's variable rate debt incurred under the credit facilities. No carrying value is attributed to these instruments. The notional amounts of the swaps and caps are used to measure interest to be paid or received. Net cash paid or received on the instruments is recognized as an adjustment to interest expense over the related market interest rate setting period. The parties to these swaps and caps are major financial institutions. The Company is exposed to credit loss in the event of nonperformance by these institutions, however, the Company does not anticipate their nonperformance.

     There are two interest rate swaps, each with a different financial institution. Both swaps were entered into in March 2000 and both terminate in March 2003. One contract is for a notional amount of $35.0 million and has a fixed rate of interest of 7.195%. The other contract is for a notional amount of $37.1 million and has a fixed rate of interest of 7.18%. The variable rate of interest under both contracts is marked to the 6 month LIBOR rate in effect at each interest exchange date. The exchange of interest is quarterly under one contract and semi-annual under the other. With the interest rate swaps, variable interest is exchanged for fixed interest. The Company owes interest to the contracting institutions when the specified market rate is below the contracted fixed rate and receives interest from them when the specified market rate is above the contracted fixed rate.

     There are two interest rate caps, each with a different financial institution. Both caps were entered into in March 2000 and both terminate in March 2003. One contract has a notional amount of $33.9 million and the other $34.0 million. For both contracts, the cap rate is 9.0% and payment is determined quarterly based on the 3 month LIBOR rate in effect on payment determination date. Under the interest rate caps, the Company receives interest from the contracting institutions when the specified market rate is above the cap rate.

     Amounts received and paid and related adjustments to interest expense associated with the swaps and caps were not significant in 2000. Fair values of the swaps and caps are estimated based on the amount that the Company would receive or pay to terminate the contracts. At December 31, 2000, the Company would have paid $1.6 million to terminate the swaps and would have received $14,000 to terminate the caps, as determined by the contracting financial institutions.

15. Warrants

     Warrants to purchase 2.0 million shares at an exercise price per share of $45.00 that expire in 2010 issued in the investment in PMC as discussed in Note 5 were outstanding at December 31, 2000. Other warrants issued in 2000 were not significant.

     Warrants issued prior to 1999 to purchase 157,958 shares at $7.50 per share and 93,316 shares at $7.32 per share were outstanding at December 31, 2000. These warrants expire in 2007. Shares exercised under these warrants in 2000 were 124,310 at $7.50 per share and 9,796 at $7.32 per share. Other warrants exercised during 2000 and no longer outstanding were 567,938 shares at $5.91 per share, 50,000 shares at $12.09 per share and 20,000 shares at $12.13 per share.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


16. Employee Benefit Plans


     Pegasus has a stock option plan in which options are issued that are exercisable into its Class A common stock. Pegasus also has a restricted stock plan under which is issued restricted stock in and stock options that are exercisable into its Class A common stock.


Stock Option Plan:


     The stock option plan provides for the granting of nonqualified and qualified options to purchase a maximum of 6.0 million shares, as amended in March 2000. Participants in the plan are eligible employees, executive officers and non-employee directors of the Company. The maximum number of options that an individual may receive over the term of the plan is 2.0 million, as amended in March 2000. The plan and individual maximums are subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus. The plan terminates in September 2006. The plan provides that generally the exercise price of options granted is no less than the fair value of the common stock underlying the options at the date the options are granted. Options granted have a term no greater than 10 years from the date of grant. Options vest and become exercisable in accordance with a schedule determined at the time the option is granted.


     One time grants of 100 options made to nonexecutive employees upon becoming full time employees are generally exercisable one year after becoming a full time employee. Beginning December 2000, part time employees receive one time grants of 50 options upon hire. Exercisable options may be exercised any time up to the expiration or termination of the option. Outstanding options become exercisable immediately in the event of a change in control.


Restricted Stock Plan:


     The restricted stock plan provides for the granting of four types of restricted stock awards, and for certain types of restricted stock awards, the ability to elect to receive stock options representing a maximum of 1.5 million shares, as amended in March 2000, of Pegasus' Class A common stock. Participants in the plan are eligible employees and executive officers of the Company. The maximum number of options that an individual may elect to receive in any one year under the plan is 100,000. The maximum number of shares and options available annually is subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus. The plan terminates in September 2006. Restricted stock received under the plan generally vests over a four-year period, except for special recognition awards that are fully vested on the date of grant, and are fully vested for employees who have four years of service with the Company. Recipients of restricted stock awards do not pay for any portion of the stock received. The plan provides that generally the exercise price of options granted is no less than the fair value of the common stock underlying the options at the date the options are granted. Options granted have a term no greater than 10 years from the date of grant. Options vest and become exercisable ratably from two to four years based upon an employee's years of service with the Company and are fully vested for participants that have at least four years of service with the Company at the date of grant. At December 31, 1999 and 2000, 367,252 and 386,834 shares, respectively, of Pegasus' restricted Class A common stock had been granted under the plan. The expense for the restricted stock issued under the plan amounted to $763,000, $819,000 and $860,000 in 1998, 1999 and 2000, respectively.


Stock Options Issued under the Stock Option and Restricted Stock Plans:


     Certain stock options aggregating 887,000 were granted in 2000 in which the exercise price was less than the fair market value of the common stock underlying the options. Of these options, 724,000 valued at $33.2 million were issued in the acquisition of GSH and allocated to the cost of the acquisition, and 163,000 valued at $3.5 million was recognized as compensation expense in 2000.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


16. Employee Benefit Plans  -- (Continued)

     The following table summarizes information about the Company's stock options outstanding at December 31, 2000.



                                                       Weighted
                                        Weighted       Average                          Weighted
                     Outstanding at      Average      Remaining      Exercisable at     Average
     Range of         December 31,      Exercise     Contractual      December 31,      Exercise
 Exercise Prices          2000            Price          Life             2000           Price
-----------------   ----------------   ----------   -------------   ----------------   ---------
    $0 -- 15.99         1,083,900      $ 8.73          6.9 yrs           894,074        $ 9.10
 16.00 -- 30.99         1,311,850       20.59          8.9               308,850         19.96
 31.00 -- 46.99           856,370       40.45          9.0               211,042         40.36
 47.00 -- 61.99            34,888       49.96          9.2                 2,502         48.88
 62.00 -- 77.99             8,000       68.73          9.2                    --            --
                        ---------                                      ---------
       Total            3,295,008       22.29          8.3             1,416,468         16.20
                        =========                                      =========

     The following table summarizes stock option activity over the past three years.




                                                                         Weighted
                                                       Number of         Average
                                                         Shares       Exercise Price
                                                     -------------   ---------------
Outstanding at January 1, 1998 ...................       446,770          $ 5.53
Granted ..........................................       837,684           10.62
                                                       ---------
Outstanding at December 31, 1998 .................     1,284,454            8.85
Granted ..........................................     1,594,692           27.79
Exercised ........................................      (167,154)           9.50
Canceled or expired ..............................       (77,334)          18.55
                                                       ---------
Outstanding at December 31, 1999 .................     2,634,658           19.99
Granted ..........................................     1,942,410           16.45
Exercised ........................................      (835,217)           1.69
Canceled or expired ..............................      (446,843)          19.36
                                                       ---------
Outstanding at December 31, 2000 .................     3,295,008           22.29
                                                       =========
Options exercisable at December 31, 1998 .........       287,456            7.55
Options exercisable at December 31, 1999 .........       669,614            9.99

     If the fair value method of valuing stock options had been used, estimated pro forma net losses for 1998, 1999 and 2000 would have been $94.7 million, $205.2 million and $207.4 million, respectively. Estimated pro forma net losses per basic and diluted common share for 1998, 1999 and 2000 would have been $3.38, $5.44 and $4.16, respectively. The estimated weighted average fair value of options granted would have been $5.60, $13.37 and $30.68 for 1998, 1999 and 2000, respectively.

     The fair value of options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for 1998, 1999 and 2000.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


16. Employee Benefit Plans  -- (Continued)


                                                1998         1999         2000
                                             ---------    ---------    ---------
Risk-free interest rate .................        5.11%        5.56%        6.07%
Dividend yield ..........................        0.00%        0.00%        0.00%
Volatility factor .......................        47.9%        53.6%        52.3%
Weighted average expected life ..........    4.5 years    4.4 years    5.6 years

401(k) Plans:

     The Company has two 401(k) plans. The plan that covers employees in the United States is the principal plan, and the following disclosures pertain to this plan. A plan for employees in Puerto Rico is not material. Substantially all Company employees that have completed at least one full calendar month of service, as amended October 2000, with the Company are eligible to participate. Participants may make annual salary deferral contributions of 2% to 15%, as amended October 2000, subject to dollar limitations imposed by existing tax laws. Company contributions to the plan are allocable to each participant's account. Company contributions are made in the form of Pegasus' Class A common stock, or in cash used to purchase Pegasus' Class A common stock. The Company has authorized and reserved for issuance up to 410,000 shares, as amended June 2000, of Class A common stock in connection with the plan. Company contributions to the plan are subject to limitations under applicable laws and regulations. All employee contributions to the plan are fully vested at all times and all Company contributions, if any, vest ratably from two to four years of service, except that Company contributions are fully vested for participants that have at least four years of service with the Company at the date of the contribution. The expense for these plans was $689,000, $1.2 million and $1.4 million in 1998, 1999 and 2000, respectively.

17. Commitments and Contingent Liabilities

Legal Matters:

     DIRECTV, Inc. Litigation

     Pegasus is an affiliate of the National Rural Telecommunications Cooperative ("NRTC"). The NRTC is a cooperative organization whose members and affiliates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pegasus' ability to distribute DIRECTV programming services is dependent upon agreements between the NRTC and Hughes Electronics Corporation and between Pegasus and the NRTC.

     The NRTC

     On June 3, 1999, the NRTC filed a lawsuit in federal court against DIRECTV seeking a court order to enforce the NRTC's contractual rights to obtain from DIRECTV certain premium programming formerly distributed by United States Satellite Broadcasting Company, Inc. for exclusive distribution by the NRTC's members and affiliates in their rural markets. The NRTC also sought a temporary restraining order preventing DIRECTV from marketing the premium programming in such markets and requiring DIRECTV to provide the NRTC with the premium programming for exclusive distribution in those areas. The court, in an order dated June 17, 1999, denied the NRTC a preliminary injunction on such matters, without deciding the underlying claims.

     On July 22, 1999, DIRECTV responded to the NRTC's continuing lawsuit by rejecting the NRTC's claims to exclusive distribution rights and by filing a counterclaim seeking judicial clarification of certain provisions of DIRECTV's contract with the NRTC. As part of the counterclaim, DIRECTV is seeking a declaratory judgment that the term of the NRTC's agreement with DIRECTV is measured only by the orbital life of DBS-1, the first DIRECTV satellite launched, and not by the orbital lives of the other DIRECTV satellites at the 101(degree)W orbital location. According to DIRECTV, DBS-1 suffered a failure of its

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


17. Commitments and Contingent Liabilities  -- (Continued)

primary control processor in July 1998 and since that time has been operating normally using a spare control processor. While the NRTC has a right of first refusal to receive certain services from any successor DIRECTV satellite, the scope and terms of this right of first refusal are also being disputed in the litigation, as discussed below. This right is not expressly provided for in the agreements with the NRTC.

     On September 9, 1999, the NRTC filed a response to DIRECTV's counterclaim contesting DIRECTV's interpretations of the end of term and right of first refusal provisions. On December 29, 1999, DIRECTV filed a motion for partial summary judgment. The motion sought a court order that the NRTC's right of first refusal, effective at the termination of DIRECTV's contract with the NRTC, does not include programming services and is limited to 20 program channels of transponder capacity. On January 31, 2001, the court issued an order denying DIRECTV's motion in its entirety for partial summary judgment relating to the right of first refusal.

     If DIRECTV were to prevail on its counterclaim, any failure of DBS-1 could have a material adverse effect on the DIRECTV rights. Pegasus has been informed that DIRECTV may amend its counterclaim to file additional claims against the NRTC.

     On August 26, 1999, the NRTC filed a separate lawsuit in federal court against DIRECTV claiming that DIRECTV had failed to provide to the NRTC its share of launch fees and other benefits that DIRECTV and its affiliates have received relating to programming and other services. On November 15, 1999, the court granted a motion by DIRECTV and dismissed the portion of this lawsuit asserting tort claims, but left in place the remaining claims asserted by the NRTC.

     Both of the NRTC's lawsuits against DIRECTV have been consolidated. A trial date of February 25, 2002 has been set for these lawsuits and two additional lawsuits against DIRECTV discussed below.

     Pegasus Satellite and GSS

     On January 10, 2000, Pegasus and GSS filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the NRTC that are distributors of DIRECTV. The complaint contained causes of action for various torts, common law counts and declaratory relief based on DIRECTV's failure to provide the NRTC with certain premium programming, and on DIRECTV's position with respect to launch fees and other benefits, term and right of first refusal. The complaint sought monetary damages and a court order regarding the rights of the NRTC and its members and affiliates.

     On February 10, 2000, Pegasus and GSS filed an amended complaint which added new tort claims against DIRECTV for interference with their relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. The class action allegations Pegasus and GSS previously filed were later withdrawn to allow a new class action to be filed on behalf of the members and affiliates of the NRTC. The new class action was filed on February 27, 2000.

     On December 10, 2000, the court rejected in its entirety DIRECTV's motion to dismiss certain of the claims asserted by Pegasus, GSS and the putative class. On January 31, 2001, the court denied in its entirety a motion for summary judgment filed by DIRECTV relating to the right of first refusal. The court also certified the plaintiff's class on December 28, 2000.

     On March 9, 2001, DIRECTV filed a counterclaim against Pegasus and GSS, as well as the class members. In the counterclaim, DIRECTV seeks two claims for relief: a declaratory judgement that Pegasus has no right of first refusal in the agreements with the NRTC to have DIRECTV provide any services after the expiration of the term of these agreements; and an order that DBS-1 is the satellite (and the only satellite) that measures the term of the agreements with the NRTC. Pegasus has been informed by DIRECTV that it intends to file a motion for summary judgment on both of those claims.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


17. Commitments and Contingent Liabilities  -- (Continued)

     All four lawsuits discussed above, including both lawsuits brought by the NRTC, the class action and Pegasus' and GSS' lawsuit, are pending before the same judge. The court has set a trial date of February 25, 2002 for all four of these actions.

     The outcome of this litigation could have a material adverse effect on Pegasus' direct broadcast satellite business. Pegasus' revenue and financial performance would be adversely affected if Pegasus were unable to continue offering DIRECTV products.

     Patent Infringement Lawsuit

     On December 4, 2000, PDC and PMC filed a patent infringement lawsuit in the United States District Court of Delaware against DIRECTV, Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North America Corporation. Pegasus and PMC are seeking injunctive relief and monetary damages for the defendants' alleged patent infringement and unauthorized manufacture, use, sale, offer to sell and importation of products, services and systems that fall within the scope of PMC's portfolio of patented media and communications technologies, of which Pegasus is an exclusive licensee. The technologies covered by the exclusive license include services distributed to consumers using certain Ku band BSS frequencies and Ka band frequencies, including frequencies licensed to affiliates of Hughes and used by DIRECTV to provide services to its subscribers. Each of the defendants have filed answers to the lawsuit, denying all claims made by PMC and Pegasus. In addition, each of the defendants, other than Phillips Electronics, has requested a declaratory judgment seeking to have the patents Pegasus acquired from PMC declared not infringed, invalid and unenforceable. Phillips Electronics has requested a declaratory judgment to have the patents declared not infringed and invalid. DIRECTV also has filed a counterclaim against PDC alleging unfair competition under the federal Lanham Act. In a separate counterclaim, DIRECTV has alleged that PDC's and PMC's patent infringement lawsuit constitutes "abuse of process." Pegasus is unable to predict the possible effects of this litigation on its relationship with DIRECTV.

     From time to time Pegasus is involved with other claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these other claims and matters will not have a material adverse effect on the consolidated operations, liquidity, cash flows or financial position of Pegasus.


Commitments:

     Call Center Services

     The Company has an agreement with a provider of integrated marketing, information and transaction services to provide customer relationship management services that commenced in 1999. The initial term of the agreement ends in December 2004, and is subject to automatic renewal for successive three year terms unless either party provides notice of termination. The fees that the Company must pay vary based on the types of service provided, performance criteria and other costs incurred by the provider. The Company must pay minimum annual fees over the remaining initial term as follows (in thousands):



                                         Annual
  Year                                Minimum Fees
  ----                                ------------
  2001 ...........................      $18,216
  2002 ...........................       20,250
  2003 ...........................       20,250
  2004 ...........................       20,250
                                        -------
  Total minimum payments .........      $78,966
                                        =======

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


17. Commitments and Contingent Liabilities  -- (Continued)

Expense recognized under this agreement was $1.7 million and $22.3 million in 1999 and 2000, respectively.

     Communications Services

     The Company has an agreement with a provider of telephone services that commenced in May 2000 and expires May 2003. The fees that the Company must pay vary based on usage type and volume. The Company must pay a minimum annual fee of $7.0 million over the term of the agreement. Expense recognized under this agreement in 2000 was $6.3 million.

     Program Rights

     The Company has agreements totaling $9.2 million at December 31, 2000 for film rights and programs that are not yet available for showing, and accordingly, are not recorded by the Company. At December 31, 2000, the Company has commitments for future program rights of $4.0 million, $2.7 million, $1.3 million and $53,000 in 2001, 2002, 2003 and 2004.

18. Related Party Transactions


     The Company has an arrangement with W.W. Keen Butcher, certain entities controlled by him (the "KB Companies") and the owner of a minority interest in one of the KB Companies under which the Company agrees to provide and maintain collateral for up to $8.0 million in principal amount of bank loans to Mr. Butcher and the minority owner. Mr. Butcher is the stepfather of Marshall W. Pagon, the Company's President and Chief Executive Officer, and Nicholas A. Pagon, a former executive of Pegasus, and Marshall and Nicholas Pagon are brothers. Mr. Butcher and the minority owner must lend or contribute the proceeds of those bank loans to one or more of the KB Companies for the acquisition of television broadcast stations to be operated by the Company pursuant to local marketing agreements. At December 31, 1999 and 2000, the Company had provided collateral of $2.4 million and $4.9 million pursuant to this arrangement, respectively, which is included as restricted cash on the Company's consolidated balance sheets.

     William P. Phoenix, a director of Pegasus since June 1998, is a managing director of CIBC World Markets Corporation ("CIBC"), a financial services firm. CIBC and its affiliates have provided various services to the Company over the last three years. Total fees and expenses incurred by the Company with respect to CIBC were $3.3 million, $940,000 and $4.4 million for 1998, 1999, and 2000, respectively.

     At December 31, 2000, Pegasus has a loan outstanding to Nicholas Pagon amounting to approximately $224,000 for principal and interest accrued on the loan. The loan matures in January 2004 and bears interest at 6% per annum. Principal and any accrued and unpaid interest are due at maturity. The loan is collateralized by shares of Pegasus Class A common stock.

19. Industry Segments


     At December 31, 2000, the Company's only reportable segment was DBS. DBS provides multi-channel digital broadcast satellite programming of DIRECTV in rural areas of the United States on a subscription basis. The Broadcast segment which had been a reportable segment in 1998 and 1999 was not one at December 31, 2000, and the Company believes that it will not be a reportable segment in the future. Accordingly, segment information for Broadcast for 1998, 1999 and 2000 has been aggregated with the Company's other operations. Performance of DBS is evaluated based on pre-marketing cash flow and location cash flow. Pre-marketing cash flow is revenues less programming, technical, general and administrative expenses. Location cash flow is pre-marketing cash flow less marketing and selling expenses. Pre-marketing and location cash flows are not, and should not be considered, alternatives to income from operations, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity, as determined under generally accepted accounting principles. Information on DBS' revenue and measure of profit/loss is as presented on the statements of operations and comprehensive loss.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


19. Industry Segments  -- (Continued)

DBS derived all of its revenues from external customers for each period presented therein. Capital expenditures for DBS were $2.0 million, $3.6 million and $19.1 million for 1998, 1999 and 2000, respectively. Capital expenditures for all other operations were $10.4 million, $11.2 million and $26.3 million for 1998, 1999 and 2000, respectively. Identifiable total assets, as revised (see Notes 2, 12 and 20) for DBS were $705.7 million and $2.3 billion at December 31, 1999 and 2000, respectively. Identifiable total assets for all other operations were $243.4 million and $624.5 million at December 31, 1999 and 2000, respectively.

20. Quarterly (Unaudited) and Year Ended Financial Information as Reported and Restated

     As discussed in Note 2, at year end 2000, the Company corrected the purchase accounting and allocations of the purchase consideration in the acquisitions of GSH and the 1998 acquisition of DTS. Because of the magnitude of these revisions, the Company is restating affected financial information previously reported for each quarter ended within 1999 and 2000 and for the years ended 1998 and 1999. These restatements are presented below.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


20. Quarterly (Unaudited) and Year Ended Financial Information as Reported and Restated -- (Continued)

Following is unaudited quarterly statement of operations information for each quarter ended within 1999 and 2000. The information required to be reported in this quarterly summary is net revenues, loss from operations, loss before extraordinary items and on a per share basis and net loss applicable to common shares and on a per share basis. This information is presented as previously reported and as restated for the effects of the purchase accounting revisions referred to above. The Company has also revised its calculation of per share amounts to include the deemed dividend on the Series B and Series D preferred stock issued in the first quarter of 2000. The effect of the revision for the quarter ended March 31, 2000 was to increase the reported net loss applicable to common shares by $5.5 million and to increase the as reported per share amount by $0.14. In addition to these items, the Company is presenting other items previously reported within each quarter of 1999 and 2000 that are affected by and being restated for the above revisions.



                                                                        Quarter Ended (unaudited)
                                                        March 31,      June 30,      September 30,     December 31,
                                                           2000          2000             2000             2000
      (in thousands, except per share amounts)         -----------   ------------   ---------------   -------------
Net revenues, as reported ..........................    $ 103,995     $ 143,683        $ 168,301        $ 201,529
DBS depreciation and amortization Expense:
 As reported .......................................       22,450        50,527           68,719
 As restated .......................................       20,274        44,045           60,084
Loss from operations:
 As reported .......................................      (24,809)      (46,547)         (81,502)         (73,397)
 As restated .......................................      (22,633)      (40,065)         (72,867)
Benefit for income taxes:
 As reported .......................................       (3,806)      (11,473)         (14,743)
 As restated .......................................           --       (25,485)         (39,293)
Discontinued operations:
 As reported .......................................          491           163           59,946
 As restated .......................................          304           101           59,726
Loss before extraordinary items:
 As reported .......................................      (38,449)      (62,161)         (36,435)         (67,803)
 As restated .......................................      (40,266)      (41,729)          (3,470)
Extraordinary items:
 As reported .......................................       (9,280)
 As restated .......................................       (5,754)
Net loss applicable to common shares:
 As reported .......................................      (52,510)      (72,336)         (46,521)         (78,304)
 As restated .......................................      (56,338)      (51,904)         (13,556)
Basic and diluted per common share amounts:
Loss before extraordinary items, including deemed
 dividends, preferred stock dividends and accretion:
 As reported .......................................        (1.07)        (1.48)           (0.85)           (1.42)
 As restated .......................................        (1.25)        (1.06)           (0.25)
Net loss applicable to common shares, including
 deemed dividends, preferred stock dividends and
 accretion:
 As reported .......................................        (1.30)        (1.48)           (0.85)           (1.42)
 As restated .......................................        (1.43)        (1.06)           (0.25)


                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


20. Quarterly (Unaudited) and Year Ended Financial Information as Reported and Restated -- (Continued)

     Per common share amounts for the quarter ended March 31, 2000 and each quarter ended in 1999 in the following table reflect the two-for-one stock split effected in May 2000. In the quarter ended September 30, 2000, the Company recognized a gain on the sale of its Puerto Rico cable operations of $59.4 million, net of applicable taxes of $28.0 million. As a result of the revisions to the purchase accounting applied to the DTS and GSH acquisitions indicated above, amortization expense for DBS rights was reduced by $8.6 million and an income tax benefit of $14.9 million was recognized in the quarter ended December 31, 2000.



                                                               Quarter Ended (unaudited)
                                               March 31,      June 30,      September 30,     December 31,
                                                  1999          1999             1999             1999
  (in thousands, except per share amounts)    -----------   ------------   ---------------   -------------
Net revenues, as reported .................    $  66,285     $  73,740        $  84,668        $  98,075
DBS depreciation and amortization expense:
 As reported ..............................       21,452        20,481           20,401           20,410
 As restated ..............................       19,975        19,003           18,924           18,933
Loss from operations:
 As reported ..............................      (27,218)      (30,545)         (39,790)         (28,354)
 As restated ..............................      (25,741)      (29,067)         (38,313)         (26,876)
(Benefit) expense for income taxes:
 As reported ..............................         (443)         (572)          (3,016)          (4,861)
 As restated ..............................          118           (10)             387                1
Loss before extraordinary items:
 As reported ..............................      (41,878)      (44,624)         (52,127)         (40,006)
 As restated ..............................      (40,962)      (43,708)         (54,053)         (43,391)
Net loss applicable to common shares:
 As reported ..............................      (45,925)      (48,672)         (56,432)         (50,490)
 As restated ..............................      (45,009)      (47,756)         (58,358)         (53,875)
Basic and diluted per common share amounts:
Loss before extraordinary items:
 As reported ..............................        (1.40)        (1.24)           (1.43)           (1.12)
 As restated ..............................        (1.38)        (1.22)           (1.48)           (1.21)
Net loss applicable to common shares:
 As reported ..............................        (1.40)        (1.24)           (1.43)           (1.28)
 As restated ..............................        (1.38)        (1.22)           (1.48)           (1.36)


     In the fourth quarter of 1999, the Company had an extraordinary loss of $6.2 million in connection with the DTS notes that were exchanged for Pegasus notes.

                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


20. Quarterly (Unaudited) and Year Ended Financial Information as Reported and Restated -- (Continued)

     Following is year ended statement of operations information for 1998 and 1999 as previously reported and restated for the purchase accounting revisions. Per common share amounts reflect the two-for-one stock split effected in May 2000.



                                                            Year Ended
                                                   December 31,     December 31,
                                                       1998             1999
    (in thousands, except per share amounts)      --------------   -------------
DBS depreciation and amortization expense:
 As reported ..................................     $  59,077       $   82,744
 As restated ..................................        55,138           76,835
Loss from operations:
 As reported ..................................       (62,819)        (125,906)
 As restated ..................................       (58,880)        (119,997)
(Benefit) expense for income taxes:
 As reported ..................................          (901)          (8,892)
 As restated ..................................       (37,051)             496
Discontinued operations:
 As reported ..................................        25,774            2,128
 As restated ..................................        15,980            2,128
Loss before extraordinary items:
 As reported ..................................       (79,117)        (178,635)
 As restated ..................................       (48,822)        (182,114)
Net loss applicable to common shares: .........
 As reported ..................................       (93,881)        (201,519)
 As restated ..................................       (63,586)        (204,998)
Basic and diluted per common share amounts:
Loss before extraordinary items:
 As reported ..................................         (3.32)           (5.18)
 As restated ..................................         (2.25)           (5.27)
Net loss applicable to common shares:
 As reported ..................................         (3.32)           (5.34)
 As restated ..................................         (2.25)           (5.43)


                    PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


20. Quarterly (Unaudited) and Year Ended Financial Information as Reported and Restated -- (Continued)

     Following is balance sheet information for each quarter ended in 1999 and 2000 as previously reported and restated for the purchase accounting revisions.




                                          Quarter Ended (unaudited)
                                  March 31,      June 30,     September 30,
                                     2000          2000            2000
         (in thousands)          -----------  -------------  ---------------
Intangible assets, net:
 As reported ..................   $850,956     $2,292,982       $2,253,818
 As restated ..................    792,610      2,010,663        1,980,135
Noncurrent deferred income
 tax assets:
 As reported ..................     20,739         34,048           23,876
 As restated ..................         --             --               --
Net noncurrent deferred
 income tax liabilities:
 As reported ..................    104,806        596,605          571,596
 As restated ..................        536        234,558          195,172
Redeemable preferred
 stocks:
 As reported ..................    185,722        190,642          195,853
 As restated ..................    476,144        481,064          486,275
Total stockholders' equity:
 As reported ..................    313,442        863,918          811,605
 As restated ..................     48,206        619,176          600,048




                                                Quarter Ended (unaudited)
                                  March 31,    June 30,    September 30,    December 31,
                                     1999        1999           1999            1999
         (in thousands)          -----------  ----------  ---------------  -------------
Intangible assets, net:
 As reported ..................   $772,821     $780,240      $ 771,972       $ 760,637
 As restated ..................    735,802      744,698        737,907         704,219
Noncurrent deferred income
 tax assets:
 As reported ..................      7,157        5,216          6,160          30,371
 As restated ..................         --           --             --              --
Net noncurrent deferred
 income tax liabilities:
 As reported ..................     77,580       75,723         73,236          90,310
 As restated ..................      2,193        2,838          2,810              --
Redeemable preferred
 stocks:
 As reported ..................         --           --             --              --
 As restated ..................         --           --             --              --
Total stockholders' equity:
 As reported ..................     87,106       41,715        (13,658)        (63,127)
 As restated ..................    118,317       73,842         16,543         (36,311)


     Intangible assets, net at December 31, 1999 have been further adjusted to exclude net deferred financing costs of $23.8 million to conform to the current reporting of this amount at December 31, 2000.

21. Subsequent Events

     On February 22, 2001, a corporate reorganization was effected in which a new publicly-held parent holding company was formed with the name Pegasus Communications Corporation. Pegasus became a direct wholly-owned subsidiary of this new parent company on the reorganization date. The ownership interests and rights of Pegasus' common and preferred stockholders were automatically transferred into common and preferred stocks of the new parent company. The common and preferred stocks of the new parent company are identical in all terms, conditions and amounts outstanding as those of Pegasus' existing at the date of the reorganization. The Class A common stock of the new parent company trades on the NASDAQ National Market under the symbol "PGTV." All of Pegasus' capital stock existing at the date of the reorganization was converted into a new Class B common stock. Pegasus continues to be obligated under debt securities after the reorganization that were outstanding at the date of the reorganization. The new parent company will not be subject to the covenants and restrictions arising from Pegasus' debt and Series A preferred stock outstanding at the date of the reorganization. Pegasus continues to operate the existing DBS, Broadcast and broadband and TV centric Internet access businesses. Pegasus distributed its wholly-owned subsidiary PDC along with certain intellectual property and pending satellite license applications to the new parent company. Pegasus completed this reorganization to increase the flexibility of the new parent company to pursue new activities and initiatives through its direct subsidiaries. The reorganization was accounted for as a recapitalization in which the historical basis of assets and liabilities existing at the date of the reorganization did not change.

     Concurrently with the reorganization, Pegasus issued a new 12-3/4% Series A Cumulative Exchangeable Preferred Stock in exchange for the 12-3/4% Series A Cumulative Exchangeable Preferred Stock of the new parent company. By operation of applicable state corporate law, in conjunction with the reorganization the new parent company had assumed the Series A preferred stock of Pegasus that was outstanding at the date of the reorganization. The terms, conditions and amount outstanding for Pegasus' new Series A preferred stock are identical to that of the new parent company's Series A preferred stock exchanged and as well as to that of Pegasus' Series A preferred stock that had been outstanding at the date of the reorganization. The new parent company's Series A preferred stock surrendered in the exchange was cancelled.

                                    Annex C

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2001

                                                                            Page
                                                                            ----
Financial Statements:

Condensed Consolidated Balance Sheets March 31, 2001
  and December 31, 2000 .................................................... C-2

Consolidated Statements of Operations and Comprehensive Loss
  Three months ended March 31, 2001 and 2000 ............................... C-3

Condensed Consolidated Statements of Cash Flows
  Three months ended March 31, 2001 and 2000 ............................... C-4

Notes to Consolidated Financial Statements ................................. C-5

                     Pegasus Satellite Communications, Inc.
                     Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                       March 31,    December 31,
                                                          2001          2000
                                                       ----------   ------------
                                                              (unaudited)
                       ASSETS
Current assets:
 Cash and cash equivalents ........................    $  160,305    $  214,361
 Restricted cash ..................................        11,710         9,071
 Accounts receivable, net .........................        61,458        57,643
 Inventory ........................................        12,030        16,854
 Prepaid expenses .................................        12,434        12,778
 Other current assets .............................         6,680         4,967
                                                       ----------    ----------
    Total current assets ..........................       264,617       315,674
Property and equipment, net .......................        68,449        64,609
Intangible assets, net ............................     1,977,941     2,036,208
Investment in affiliates ..........................             -       116,364
Other non-current assets ..........................        56,795        72,531
                                                       ----------    ----------
    Total assets ..................................    $2,367,802    $2,605,386
                                                       ==========    ==========

 LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY

Current liabilities:
 Current portion of long-term debt ................    $   14,357    $   10,891
 Taxes payable ....................................        29,620        29,620
 Accounts payable .................................         7,073         9,782
 Accrued satellite programming, fees and
  commissions......................................        86,065       104,627
 Other current liabilities ........................        50,044        66,401
                                                       ----------    ----------
    Total current liabilities .....................       187,159       221,321

Long-term debt ....................................     1,201,014     1,171,967
Deferred income taxes, net ........................       103,842       145,912
Other non-current liabilities .....................        43,590        40,198
                                                       ----------    ----------
    Total liabilities .............................     1,535,605     1,579,398
                                                       ----------    ----------
Commitments and contingent liabilities (see Note
  10)

Minority interest .................................         1,033           911

Redeemable preferred stock ........................       167,224       490,646
Stockholder's equity:
 Common stock .....................................             -           551
 Other stockholder's equity .......................       663,940       533,880
                                                       ----------    ----------
    Total stockholder's equity ....................       663,940       534,431
                                                       ----------    ----------
 Total liabilities, redeemable preferred stock and
  stockholder's equity.............................    $2,367,802    $2,605,386
                                                       ==========    ==========




          See accompanying notes to consolidated financial statements

                     Pegasus Satellite Communications, Inc.
          Consolidated Statements of Operations and Comprehensive Loss
                                 (In thousands)

                                                            Three Months Ended
                                                                March 31,
                                                             2001        2000
                                                           ---------   --------
                                                               (unaudited)
Net revenues:
 DBS ...................................................   $ 205,838   $ 95,857
 Broadcast .............................................       7,646      8,138
                                                           ---------   --------
    Total net revenues .................................     213,484    103,995
Operating expenses:
 DBS
   Programming, technical, general and administrative...     146,227     67,858
   Marketing and selling................................      53,992     25,409
   Depreciation and amortization........................      62,754     20,274
   Other................................................         525        400
 Broadcast
   Programming, technical, general and administrative...       5,436      5,963
   Marketing and selling................................       1,882      1,869
   Depreciation and amortization........................       1,281      1,325
   Other................................................         110         15
 Corporate expenses ....................................       2,637      1,860
 Corporate depreciation and amortization ...............         387        363
 Development costs .....................................       3,376        427
 Other expense .........................................       8,336        865
                                                           ---------   --------
   Loss from operations.................................     (73,459)   (22,633)
Interest expense .......................................     (34,331)   (21,247)
Interest income ........................................       2,708      3,426
Other non-operating expense, net .......................      (3,495)      (116)
                                                           ---------   --------
 Loss from continuing operations before income taxes
  and
   extraordinary items..................................    (108,577)   (40,570)
Benefit for income taxes ...............................     (37,935)         -
                                                           ---------   --------
 Loss from continuing operations before extraordinary
  items.................................................     (70,642)   (40,570)
Discontinued operations:
 Income from discontinued operations of cable segment,
  net of income
   tax expense of $187..................................           -        304
                                                           ---------   --------
 Loss before extraordinary items .......................     (70,642)   (40,266)

Extraordinary loss from extinquishment of debt, net of
  income tax benefit of $3,526..........................           -     (5,754)
                                                           ---------   --------
    Net loss ...........................................     (70,642)   (46,020)
Other comprehensive loss:
 Unrealized loss on marketable equity securities, net
  of income tax
   benefit of $4,665....................................      (7,611)         -
                                                           ---------   --------
 Comprehensive loss ....................................   $ (78,253)  $(46,020)
                                                           =========   ========





          See accompanying notes to consolidated financial statements

                     Pegasus Satellite Communications, Inc.
                Condensed Consolidated Statements of Cash Flows
                                 (In thousands)

                                                            Three Months Ended
                                                                 March 31,
                                                              2001       2000
                                                            --------   --------
                                                                (unaudited)
Cash flows from operating activities:
 Net cash used for operating activities .................   $(67,699)  $ (5,698)
                                                            --------   --------
Cash flows from investing activities:
 Acquisitions, net of cash acquired .....................       (889)   (35,967)
 Capital expenditures ...................................     (7,188)    (8,005)
 Investment in affiliates ...............................          -    (14,462)
 Other ..................................................     (2,584)    (1,261)
                                                            --------   --------
    Net cash used for investing activities ..............    (10,661)   (59,695)
                                                            --------   --------
Cash flows from financing activities:
 Repayments of long-term debt ...........................     (3,037)    (9,761)
 Net borrowings on bank credit facilities ...............     31,313     70,800
 Restricted cash, net of cash acquired ..................     (2,639)    (2,070)
 Debt financing costs ...................................        (23)   (10,052)
 Net proceeds from issuance of Series C preferred stock .          -    290,619
 Other ..................................................     (1,310)       721
                                                            --------   --------
    Net cash provided by financing activities ...........     24,304    340,257
                                                            --------   --------
Net (decrease) increase in cash and cash equivalents ....    (54,056)   274,864
Cash and cash equivalents, beginning of year ............    214,361     40,453
                                                            --------   --------
Cash and cash equivalents, end of period  ...............   $160,305   $315,317
                                                            ========   ========




          See accompanying notes to consolidated financial statements

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

   On February 22, 2001, the Company undertook a corporate reorganization and is now named Pegasus Satellite Communications, Inc. (formerly Pegasus Communications Corporation). As a result of the reorganization, Pegasus Satellite Communications, Inc. (herein referred to as "Pegasus" or together with its subsidiaries "the Company") became a direct subsidiary of a new publicly held parent holding company that was formed and which assumed the name Pegasus Communications Corporation ("PCC"). In the reorganization, the ownership interests and rights of Pegasus' common and preferred stockholders were automatically transferred into common and preferred stocks of PCC. Simultaneously in the reorganization, Pegasus distributed its subsidiary Pegasus Development Corporation ("PDC") to PCC.

2. Basis of Presentation

   The consolidated financial statements include the accounts of Pegasus and all of its subsidiaries on a consolidated basis. All intercompany transactions and balances have been eliminated. The balance sheets and statements of cash flows are presented on a condensed basis.

   The amounts on the balance sheet as of December 31, 2000 were derived from the audited balance sheet of Pegasus as of that date. For further information, refer to the consolidated financial statements and footnotes thereto included in Pegasus' Annual Report on Form 10-K for the year ended December 31, 2000.

   The accompanying unaudited consolidated financial statements are prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-
X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited consolidated financial statements reflect all adjustments consisting of normal recurring items that are, in the opinion of management, necessary for a fair presentation, in all material respects, of the financial position of the Company and the results of its operations and comprehensive loss and its cash flows for the interim period.

3. Redeemable Preferred Stock

   In the corporate reorganization indicated in Note 1, all shares of Series A, B, C, D and E preferred stocks of Pegasus issued and outstanding at the date of the reorganization were cancelled, and balances associated with these stocks were transferred to additional paid-in capital.

   Concurrent with the reorganization, Pegasus issued a new 12 3/4% Series A cumulative exchangeable preferred stock in exchange for PCC's 12 3/4% Series A cumulative exchangeable preferred stock that it had received from Pegasus in the reorganization. The terms, conditions and amounts outstanding, including dividends accrued, of Pegasus's new Series A preferred stock are identical to those of PCC's Series A preferred stock as well as those of Pegasus's Series A preferred stock outstanding at the date of the reorganization.

   The number of shares of Pegasus' Series A preferred stock issued and outstanding was 162,587 and 152,844 at March 31, 2001 and December 31, 2000, respectively. The increase in the number of shares was due to the payment of semi-annual dividends on January 1, 2001 of $9.7 million in shares of Series A preferred stock. The carrying amount increased $5.2 million to $167.2 million at March 31, 2000 from $162.0 million at December 31, 2000. The increase was principally due to accrued dividends.

4. Common Stock

   In the corporate reorganization indicated in Note 1, all shares of Class A and B common stocks of Pegasus issued and outstanding on the date of the reorganization were cancelled. Simultaneously in the reorganization, Pegasus issued 200 shares of new Class B common stock, $.01 par value. All of these shares became wholly owned by PCC in the reorganization. The difference in the amount of par value of the new Class B common stock and the amount of the par values of the Class A and B common stocks outstanding at the date of the reorganization was transferred to additional paid-in capital.

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

5. Other Stockholder's Equity

   Stockholder's equity increased by $338.1 million as a result of balances associated with preferred and common stocks that were transferred to additional paid-in capital in the corporate reorganization, as discussed in Notes 3 and 4. Additionally, stockholder's equity was reduced by a charge to additional paid-in capital of $206.7 million representing Pegasus' net investment in PDC that was distributed to PCC in the reorganization, as indicated in Note 1.

   Within other stockholder's equity is accumulated other comprehensive loss, net of income tax, representing the cumulative unrealized loss on marketable equity securities held by the Company. Balances were $19.6 million, net of income tax benefit of $12.0 million at March 31, 2001 and $12.0 million, net of income tax benefit of $7.3 million at December 31, 2000.


6. Long-Term Debt

   In the corporate reorganization discussed in Note 1, Pegasus continues to be obligated under debt securities and agreements after the reorganization that were outstanding at the date of the reorganization, which are the same that existed at December 31, 2000.

   During the three months ended March 31, 2001, Pegasus Media & Communications, Inc. ("PM&C"), a direct subsidiary of Pegasus, borrowed $32.0 million under its revolving credit facility. The total amount outstanding under the revolving credit facility was $67.0 million at March 31, 2001 and $35.0 million at December 31, 2000. Letters of credit outstanding under the revolving credit facility, which reduce the availability thereunder, were $36.6 million at March 31, 2001 and $40.4 million at December 31, 2000. At March 31, 2001, the commitment for the revolving credit facility was permanently reduced as scheduled under the terms of the governing credit agreement by approximately $5.6 million to approximately $219.4 million. Availability under the revolving credit facility at March 31, 2000 was $115.6 million. On March 31, 2001, PM&C began making scheduled quarterly payments on its term loan facility amounting to $687,500. This reduced the amount outstanding thereunder to $274.3 million at March 31, 2001. The weighted average rates of interest including applicable margins on amounts outstanding at March 31, 2001 and December 31, 2000 were 8.63% and 10.19%, respectively, for the term facility and 7.71% and 10.11%, respectively, for the revolving facility.

   At March 31, 2001 and December 31, 2000, the total amount outstanding under Golden Sky Systems, Inc.'s ("GSS") revolving credit facility was $37.0 million. GSS is an indirect subsidiary of Pegasus. Letters of credit outstanding under the revolving credit facility, which reduce the availability thereunder, were $28.7 million at March 31, 2001 and $35.9 million at December 31, 2000. At March 31, 2001, the commitment for the revolving credit facility was permanently reduced as scheduled under the terms of the governing credit agreement by approximately $1.2 million to approximately $113.9 million. Availability under the revolving facility at March 31, 2001 was $48.1 million. The weighted average rates of interest including applicable margins on amounts outstanding at March 31, 2001 and December 31, 2000 were 8.33% and 9.90%, respectively, for the term facility and 8.05% and 10.26%, respectively, for the revolving facility.

   At March 31, 2001, GSS was in violation of covenants under its credit agreement with respect to certain operational thresholds. GSS has requested a waiver of these violations from the participating lenders to the agreement. In exchange for the waiver, GSS would amend the agreement to permanently reduce the commitment under the revolving facility to $90.0 million. GSS intends to repay amounts outstanding under the term loan facility and revolving credit facility by the end of the third quarter of 2001. The waiver and amendment are pending approval by the participating lenders. The amount outstanding under the credit agreement of $72.0 million is classified as noncurrent, as the Company intends to refinance the debt on a long-term basis with availability under the PM&C revolving credit facility described above.

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

6. Long-Term Debt -- (Continued)

   On April 27, 2001, Pegasus offered to exchange its new issue of $195.0 million in principal amount of 12 3/8% senior notes due 2006 for GSS' outstanding $195.0 million in principal amount of Series A and B 12 3/8% senior subordinated notes due 2006. Additionally on this date, Pegasus offered to exchange its new issue of $193.1 million in maturity value of 13 1/1% senior subordinated discount notes due 2007 for Golden Sky DBS, Inc.'s ("GSDBS") outstanding $193.1 million in maturity value of 13 1/2% Series B senior discount notes due 2007. GSDBS is an indirect wholly owned subsidiary of Pegasus. In the exchange, the holders of the GSS and GSDBS notes are being solicited for their consent to amend each indenture governing GSS' and GSDBS' notes that would eliminate substantially all restrictive covenants under the indentures. Tender of the notes constitutes consent to the applicable indenture amendments. The exchange offer is scheduled to expire in the second quarter of 2001.

7. Industry Segments

   At March 31, 2001 and December 31, 2000, the Company's only reportable segment was DBS. Information on DBS' revenue and measure of profit/loss and how this contributes to the Company's consolidated loss from continuing operations before income taxes for each period reported is as presented on the consolidated statements of operations and comprehensive loss. DBS derived all of its revenues from external customers for each period presented. Identifiable total assets for DBS were $2.1 billion at March 31, 2001, which did not change significantly from the total assets at December 31, 2000.

8. Supplemental Cash Flow Information

   Significant noncash investing and financing activities are as follows (in thousands):
                                                                  Three Months
                                                                Ended March 31,
                                                                 2001      2000
                                                                ------   -------
Preferred stock dividends and reduction of paid-in capital .    $5,432   $10,318
Barter revenue and related expense .........................     1,677     1,807
Capital issued and related investment in affiliates ........         -    97,555
Capital issued and related acquisition of intangibles ......         -    78,115
Deferred taxes, net and related acquisition of intangibles .         -    27,985
Mortgage payable and related purchase of building ..........         -     8,750


9. Derivative Instruments

   Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138, became effective for the Company on January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires that all derivatives are to be recognized as either assets or liabilities in the statement of financial position and the instruments are to be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

   At March 31, 2001, the Company's derivative instruments were two interest rate swap and two interest rate cap instruments. The Company has not designated these instruments as hedges, so the changes in the fair values of these instruments are recognized in earnings in the period of change. The fair values of these swaps and caps are determined by the financial institutions that are party to the contracts and the fair values are determined by the amount that the Company or other parties to the contracts would pay if the contracts were terminated at March 31, 2001. No cash is transferred in determining the termination values. The Company recorded a liability and a charge to earnings at March 31, 2001 of $3.3 million for the amount of the combined fair values of the swaps and caps that the Company would pay to terminate the respective contracts.

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

10. Commitments and Contingent Liabilities

Legal Matters:

   DIRECTV, Inc. Litigation

   The Company is an affiliate of the National Rural Telecommunications Cooperative ("NRTC"). The NRTC is a cooperative organization whose members and affiliates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. The Company's ability to distribute DIRECTV programming services is dependent upon agreements between the NRTC and Hughes Electronics Corporation and between the Company and the NRTC.

   The NRTC:

   On June 3, 1999, the NRTC filed a lawsuit in federal court against DIRECTV seeking a court order to enforce the NRTC's contractual rights to obtain from DIRECTV certain premium programming formerly distributed by United States Satellite Broadcasting Company, Inc. for exclusive distribution by the NRTC's members and affiliates in their rural markets. The NRTC also sought a temporary restraining order preventing DIRECTV from marketing the premium programming in such markets and requiring DIRECTV to provide the NRTC with the premium programming for exclusive distribution in those areas. The court, in an order dated June 17, 1999, denied the NRTC a preliminary injunction on such matters, without deciding the underlying claims.

   On July 22, 1999, DIRECTV responded to the NRTC's continuing lawsuit by rejecting the NRTC's claims to exclusive distribution rights and by filing a counterclaim seeking judicial clarification of certain provisions of DIRECTV's contract with the NRTC. As part of the counterclaim, DIRECTV is seeking a declaratory judgment that the term of the NRTC's agreement with DIRECTV is measured only by the orbital life of DBS-1, the first DIRECTV satellite launched, and not by the orbital lives of the other DIRECTV satellites at the 101(degree) W orbital location. According to DIRECTV, DBS-1 suffered a failure of its primary control processor in July 1998 and since that time has been operating normally using a spare control processor. While the NRTC has a right of first refusal to receive certain services from any successor DIRECTV satellite, the scope and terms of this right of first refusal are also being disputed in the litigation, as discussed below. This right is not expressly provided for in the agreements with the NRTC.

   On September 9, 1999, the NRTC filed a response to DIRECTV's counterclaim contesting DIRECTV's interpretations of the end of term and right of first refusal provisions. On December 29, 1999, DIRECTV filed a motion for partial summary judgment. The motion sought a court order that the NRTC's right of first refusal, effective at the termination of DIRECTV's contract with the NRTC, does not include programming services and is limited to 20 program channels of transponder capacity. On January 31, 2001, the court issued an order denying DIRECTV's motion in its entirety for partial summary judgment relating to the right of first refusal.

   If DIRECTV were to prevail on its counterclaim, any failure of DBS-1 could have a material adverse effect on the DIRECTV rights. The Company has been informed that DIRECTV may amend its counterclaim to file additional claims against the NRTC.

   On August 26, 1999, the NRTC filed a separate lawsuit in federal court against DIRECTV claiming that DIRECTV had failed to provide to the NRTC its share of launch fees and other benefits that DIRECTV and its affiliates have received relating to programming and other services. On November 15, 1999, the court granted a motion by DIRECTV and dismissed the portion of this lawsuit asserting tort claims, but left in place the remaining claims asserted by the NRTC.

   Both of the NRTC's lawsuits against DIRECTV have been consolidated. A trial date of August 13, 2002 has been set for these lawsuits and two additional lawsuits against DIRECTV discussed below.

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

10. Commitments and Contingent Liabilities -- (Continued)

   Pegasus Satellite Television, Inc. ("PST") and GSS:

   On January 10, 2000, PST, an indirect subsidiary of Pegasus, and GSS filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the NRTC that are distributors of DIRECTV. The complaint contained causes of action for various torts, common law counts and declaratory relief based on DIRECTV's failure to provide the NRTC with certain premium programming, and on DIRECTV's position with respect to launch fees and other benefits, term and right of first refusal. The complaint sought monetary damages and a court order regarding the rights of the NRTC and its members and affiliates.

   On February 10, 2000, PST and GSS filed an amended complaint which added new tort claims against DIRECTV for interference with their relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. The class action allegations PST and GSS previously filed were later withdrawn to allow a new class action to be filed on behalf of the members and affiliates of the NRTC. The new class action was filed on February 27, 2000.

   On December 10, 2000, the court rejected in its entirety DIRECTV's motion to dismiss certain of the claims asserted by PST, GSS and the putative class. On January 31, 2001, the court denied in its entirety a motion for summary judgment filed by DIRECTV relating to the right of first refusal. The court also certified the plaintiff's class on December 28, 2000.

   On March 9, 2001, DIRECTV filed a counterclaim against PST and GSS, as well as the class members. In the counterclaim, DIRECTV seeks two claims for relief: a declaratory judgement that PST has no right of first refusal in the agreements with the NRTC to have DIRECTV provide any services after the expiration of the term of these agreements; and an order that DBS-1 is the satellite (and the only satellite) that measures the term of the agreements with the NRTC. PST has been informed by DIRECTV that it intends to file a motion for summary judgment on both of those claims. PST's and GSS' motion to dismiss the counterclaim was denied on May 8, 2001 and a response by PST and GSS to the counterclaim is due May 21, 2001.

   All four lawsuits discussed above, including both lawsuits brought by the NRTC, the class action and PST's and GSS' lawsuit, are pending before the same judge. The court has set a trial date of August 13, 2002 for all four of these actions.

   The outcome of this litigation could have a material adverse effect on the Company's direct broadcast satellite business. The Company's revenue and financial performance would be adversely affected if the Company were unable to continue offering DIRECTV products.

Other Matters

   From time to time the Company is involved with other claims that arise in the normal course of business. In the opinion of the Company's management, any liability that may result with respect to these other claims and matters will not have a significant adverse effect on the consolidated operations, liquidity, cash flows or financial position of the Company.

11. New Accounting Pronouncements

   SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" revises standards for accounting for securitizations and other transfers of financial assets and collateral. The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Certain provisions of this standard became effective for the Company on January 1, 2001 and other provisions became effective after March 31, 2001. The adoption of this standard did not have any impact on the Company.

                     PEGASUS SATELLITE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

12. Income Taxes

   The Company's effective federal tax rate for continuing operations for the three months ended March 31, 2001 was (34.94)%, compared to the statutory federal income tax rate of 35.00%. The effective federal income tax rate for continuing operations for the year ended December 31, 2000 was (32.31)%. The Company's effective federal income tax rate varies with the changes in the Company's net deferred income tax position. The current year's rate reflects more of the effects of deferred income tax assets associated with increased cumulative net operating loss carryforwards available for income tax purposes than were able to be used in 2000.

                                    Annex D


                           GOLDEN SKY HOLDINGS, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                              Page
                                                                                             -----
Financial Statements:

Report of Independent Accountants ........................................................    D-2

Consolidated Balance Sheets as of December 31, 1998 and 1999 .............................    D-3

Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and
  1999 ...................................................................................    D-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December
  31, 1997, 1998 and 1999 ................................................................    D-5

Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and
  1999 ...................................................................................    D-6

Notes to Consolidated Financial Statements ...............................................    D-7

                         Independent Auditors' Report


Board of Directors and Investors
Golden Sky Holdings, Inc.:


We have audited the accompanying consolidated balance sheets of Golden Sky Holdings, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Sky Holdings, Inc. as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


KPMG LLP
February 14, 2000
Kansas City, Missouri

                           GOLDEN SKY HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (Dollars in thousands, except per share amounts)



                                                                                        December 31,
                                                                                -----------------------------
                                                                                     1998            1999
                                                                                -------------   -------------
Assets
Current assets:
 Cash and cash equivalents ..................................................    $    4,488      $    3,270
 Restricted cash, current portion ...........................................        28,083          23,731
 Subscriber receivables (net of allowance for uncollectible accounts of $293
   and $973, respectively) ..................................................         8,632          12,333
 Other receivables ..........................................................         2,465             742
 Inventory ..................................................................        10,146           3,108
 Prepaid expenses and other .................................................         1,859           1,652
                                                                                 ----------      ----------
Total current assets ........................................................        55,673          44,836
Restricted cash, net of current portion .....................................        23,534              --
Property and equipment (net of accumulated depreciation of $3,214 and $5,918,
 respectively) ..............................................................         4,994           5,853
Intangible assets, net ......................................................       233,139         236,926
Deferred financing costs ....................................................        10,541          11,462
Other assets ................................................................           218             260
                                                                                 ----------      ----------
   Total assets .............................................................    $  328,099      $  299,337
                                                                                 ==========      ==========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Trade accounts payable .....................................................    $   13,539      $   22,893
 Interest payable ...........................................................        11,009          11,679
 Current maturities of long-term obligations ................................         8,916           3,248
 Unearned revenue ...........................................................         5,574           8,669
 Accrued payroll and other ..................................................         1,391             933
                                                                                 ----------      ----------
Total current liabilities ...................................................        40,429          47,422
Long-term obligations, net of current maturities:
 12-3/8% Notes ..............................................................       195,000         195,000
 13-1/2% Notes ..............................................................            --         112,095
 Bank debt ..................................................................        67,000          52,000
 Seller notes payable .......................................................         6,912           6,932
 Other notes payable and obligations under capital leases ...................           376             103
 Minority interest ..........................................................         2,420             936
                                                                                 ----------      ----------
Total long-term obligations, net of current maturities ......................       271,708         367,066
                                                                                 ----------      ----------
Total liabilities ...........................................................       312,137         414,488
Mandatorily Redeemable Preferred Stock:
 Series A Convertible Participating Preferred Stock, par value $.01; 418,000
   shares authorized, issued and outstanding ................................        56,488          65,135
 Series B Convertible Participating Preferred Stock, par value $.01; 228,500
   shares authorized, 228,442 shares issued and outstanding .................        53,489          61,677
 Series C Senior Convertible Preferred Stock, par value $.01; 51,000 shares
   authorized, issued and outstanding .......................................        10,455          11,540
                                                                                 ----------      ----------
                                                                                    120,432         138,352
Commitments and contingencies
Stockholders' Equity (Deficit):
 Common Stock, par value $.01; 1,000,000 shares authorized, 24,931 shares issued and outstanding at December 31, 1998; 25,399 shares issued and
   outstanding at December 31, 1999 .........................................            --              --
 Additional paid-in capital .................................................            25             179
 Accumulated deficit ........................................................      (104,495)       (253,682)
                                                                                 ----------      ----------
Total stockholders' equity (deficit) ........................................      (104,470)       (253,503)
                                                                                 ----------      ----------
   Total liabilities and stockholders' equity (deficit) .....................    $  328,099      $  299,337
                                                                                 ==========      ==========

          See accompanying Notes to Consolidated Financial Statements.

                           GOLDEN SKY HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Dollars in thousands)



                                                                      Years Ended December 31,
                                                             -------------------------------------------
                                                                 1997           1998            1999
                                                             ------------   ------------   -------------
Revenue:
 DBS services ............................................    $  16,452      $  74,910      $  139,933
 Lease and other .........................................          944          1,014             640
                                                              ---------      ---------      ----------
Total revenue ............................................       17,396         75,924         140,573
Costs and expenses:
 Costs of DBS services ...................................        9,304         45,291          88,690
 System operations .......................................        3,796         11,021          19,733
 Sales and marketing .....................................        7,316         32,201          64,933
 General and administrative ..............................        2,331          7,431          15,708
 Depreciation and amortization ...........................        7,300         23,166          35,963
                                                              ---------      ---------      ----------
Total costs and expenses .................................       30,047        119,110         225,027
                                                              ---------      ---------      ----------
Operating loss ...........................................      (12,651)       (43,186)        (84,454)
Non-operating items:
 Interest and investment income ..........................           40          1,573           2,393
 Interest expense ........................................       (3,246)       (20,538)        (45,012)
 Merger, initial public offering and other non-operating
   expenses ..............................................           --             --          (1,259)
                                                              ---------      ---------      ----------
Total non-operating items ................................       (3,206)       (18,965)        (43,878)
                                                              ---------      ---------      ----------
Loss before income taxes .................................      (15,857)       (62,151)       (128,332)
Income taxes .............................................           --             --              --
                                                              ---------      ---------      ----------
Loss before extraordinary charge .........................      (15,857)       (62,151)       (128,332)
Extraordinary charge on early retirement of debt .........           --         (2,577)         (2,935)
                                                              ---------      ---------      ----------
Net loss .................................................      (15,857)       (64,728)       (131,267)
Preferred stock dividend requirements ....................       (7,888)       (14,855)        (17,920)
                                                              ---------      ---------      ----------
Net loss attributable to common shareholders .............    $ (23,745)     $ (79,583)     $ (149,187)
                                                              =========      =========      ==========

          See accompanying Notes to Consolidated Financial Statements.

                           GOLDEN SKY HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                            (Dollars in thousands)



                                                                           Additional
                                                                Common      Paid-In       Accumulated
                                                                 Stock      Capital         Deficit           Total
                                                               --------   -----------   --------------   ---------------
Balance at December 31, 1996 ...............................     $ --        $  1         $   (1,167)      $  (1,166)
Cancellation of originally issued Golden Sky Systems
 Common Stock ..............................................       --          (1)                --              (1)
Issuance of 100 shares of Golden Sky Holdings Common
 Stock upon formation of Golden Sky Holdings, Inc. .........       --          --                 --              --
Dividends accrued on Series A Preferred Stock ..............       --          --             (7,189)         (7,189)
Dividends accrued on Series B Preferred Stock ..............       --          --               (699)           (699)
Net loss ...................................................       --          --            (15,857)        (15,857)
                                                                 ----        ----         ----------       ---------
Balance at December 31, 1997 ...............................       --          --            (24,912)        (24,912)
Issuance of 24,831 shares of Golden Sky Holdings
 Common Stock pursuant to stock options exercised ..........       --          25                 --              25
Dividends accrued on Series A Preferred Stock ..............       --          --             (7,499)         (7,499)
Dividends accrued on Series B Preferred Stock ..............       --          --             (7,101)         (7,101)
Dividends accrued on Series C Preferred Stock ..............       --          --               (255)           (255)
Net loss ...................................................       --          --            (64,728)        (64,728)
                                                                 ----        ----         ----------       ---------
Balance at December 31, 1998 ...............................       --          25           (104,495)       (104,470)
Issuance of 468 shares of Golden Sky Holdings Common
 Stock pursuant to stock options exercised .................       --          --                 --              --
Dividends accrued on Series A Preferred Stock ..............       --          --             (8,647)         (8,647)
Dividends accrued on Series B Preferred Stock ..............       --          --             (8,188)         (8,188)
Dividends accrued on Series C Preferred Stock ..............       --          --             (1,085)         (1,085)
Deferred compensation pursuant to issuance of Common
 Stock options .............................................       --         154                 --             154
Net loss ...................................................       --          --           (131,267)       (131,267)
                                                                 ----       -----         ----------       ---------
Balance at December 31, 1999 ...............................     $ --       $ 179        $ (253,682)      $(253,503)
                                                                 ====       =====        ==========       =========

          See accompanying Notes to Consolidated FInancial Statements.

                           GOLDEN SKY HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)



                                                                                            Years Ended December 31,
                                                                                 -----------------------------------------------
                                                                                      1997            1998             1999
                                                                                 --------------  --------------  ---------------
Cash Flows From Operating Activities
Net loss ......................................................................    $  (15,857)     $  (64,728)     $  (131,267)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization ................................................         7,300          23,166           35,963
 Amortization of debt discount, deferred financing costs and other ............           215             977           13,676
 Deferred compensation pursuant to issuance of Common Stock options ...........            --              --              154
 Extraordinary charge on early retirement of debt .............................            --           2,577            2,935
 Change in operating assets and liabilities, net of acquisitions:
   Subscriber receivables, net of unearned revenue ............................        (2,501)         (1,757)            (541)
   Other receivables ..........................................................          (161)         (1,568)           1,188
   Inventory ..................................................................        (1,604)         (8,049)           7,038
   Prepaid expenses and other .................................................          (203)         (1,228)             207
   Trade accounts payable .....................................................         7,515           5,068            9,354
   Interest payable ...........................................................           806          10,223              670
   Accrued payroll and other ..................................................         1,379          (1,270)            (478)
                                                                                   ----------      ----------      -----------
Net cash used in operating activities .........................................        (3,111)        (36,589)         (61,101)
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets .........................................      (120,051)       (104,487)         (35,339)
Purchases of minority interests ...............................................            --              --           (1,439)
Proceeds from interest escrow account .........................................            --         (51,617)          24,224
Release of amounts reserved for contingent reduction of bank debt .............            --              --            5,449
Investment earnings placed in escrow ..........................................            --              --           (1,787)
Purchases of property and equipment ...........................................          (998)         (3,317)          (3,452)
Other .........................................................................           320            (500)             112
                                                                                   ----------      ----------      -----------
Net cash used in investing activities .........................................      (120,729)       (159,921)         (12,232)
Cash Flows From Financing Activities
Proceeds from issuance of Series A preferred stock ............................        35,489              --               --
Proceeds from bridge loan .....................................................        10,000              --               --
Proceeds from issuance of Series B preferred stock ............................        35,616              --               --
Net proceeds from issuance of 123/8% Notes ....................................            --         189,150               --
Net proceeds from issuance of 131/2% Notes ....................................            --              --          100,049
Borrowings on bank debt .......................................................        75,000          90,000           38,000
Principal payments on bank debt ...............................................       (15,000)        (83,000)         (53,000)
Proceeds from issuance of notes payable .......................................         2,115              --               --
Principal payments on notes payable and obligations under capital leases ......        (2,902)         (3,675)          (8,846)
Proceeds from issuance of Common Stock ........................................            --              25               --
Increase in deferred financing costs ..........................................        (3,321)         (5,138)          (5,516)
Capital contribution from minority partner ....................................            --              --            1,428
                                                                                   ----------      ----------      -----------
Net cash provided by financing activities .....................................       136,997         187,362           72,115
                                                                                   ----------      ----------      -----------
 Net increase (decrease) in cash and cash equivalents .........................        13,157          (9,148)          (1,218)
 Cash and cash equivalents, beginning of period ...............................           479          13,636            4,488
                                                                                   ----------      ----------      -----------
 Cash and cash equivalents, end of period .....................................    $   13,636      $    4,488      $     3,270
                                                                                   ==========      ==========      ===========
Supplemental Disclosure of Cash Flow Information
Cash paid for interest ........................................................    $    2,225      $    9,337      $    30,014
Property and equipment acquired under capitalized lease obligations ...........           554             609               78
Retirement of Credit Agreement from borrowings under the Credit
 Facility .....................................................................            --          88,000               --
Issuance of seller notes payable in acquisitions ..............................         8,600          10,157               --
Conversion of notes payable and subscriptions to Series A preferred stock .....         6,311              --               --
Conversion of notes payable to Series B preferred stock .......................        10,073              --               --
Issuance of note payable in purchase of minority interest .....................            --              --            2,925
Series C preferred stock issued in acquisition ................................            --          10,200               --
Preferred dividend requirements accrued and unpaid ............................         7,888          14,855           17,920

          See accompanying Notes to Consolidated Financial Statements.

                           GOLDEN SKY HOLDINGS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization and Nature of Operations


Organization and Legal Structure

     Golden Sky Holdings, Inc. ("Holdings," and together with its subsidiaries, "Golden Sky") is a Delaware corporation formed on September 9, 1997 for the purpose of holding all the common and preferred stock of Golden Sky Systems, Inc. ("Systems"). Upon the formation of Holdings, Systems issued 1,000 shares of its common stock to Holdings and all the shareholders of the then outstanding preferred stock of Systems were issued equivalent shares of Holdings stock with identical features to Systems' preferred stock (the "Exchange"). The Exchange was accounted for as a reorganization of entities under common control and the historical cost basis of consolidated assets and liabilities was not affected by the transaction. Holdings has no significant assets or liabilities other than its investment in Systems. Accordingly, Systems has been treated as the predecessor to Holdings and the historical financial statements of Holdings presented for periods prior to September 9, 1997 are those of Systems.

     Until February 1999, Systems was a wholly-owned subsidiary of Holdings. On February 2, 1999, Golden Sky DBS, Inc. ("Golden Sky DBS") was formed for the purpose of effecting an offering of senior discount notes. Upon formation, Golden Sky DBS issued 100 shares of its common stock to Holdings in exchange for $100 and the subsequent transfer of all of the capital stock of Systems to Golden Sky DBS. Upon completion of the aforementioned transfer, Systems became a wholly-owned subsidiary of Golden Sky DBS.


Principal Business

     Systems is the second largest independent provider of DIRECTV subscription television services. DIRECTV is the leading direct broadcast satellite ("DBS") company serving the continental United States. Systems, a Delaware corporation formed on June 25, 1996 ("Inception"), is a non-voting affiliate of the National Rural Telecommunications Cooperative (the "NRTC"). The NRTC has contracted with Hughes Communications Galaxy, Inc. ("Hughes") for the exclusive right to distribute DIRECTV programming to homes in certain rural territories of the United States ("Rural DIRECTV Markets"). As of December 31, 1999, Systems had acquired 57 Rural DIRECTV Markets in 24 states with approximately
1.9 million households. As of that same date, Systems served approximately 345,200 subscribers.


Pegasus Merger

     Holdings entered into a definitive merger agreement with Pegasus Communications Corporation ("Pegasus") on January 10, 2000. Pegasus is the largest independent provider of DIRECTV subscription television services in the United States. The combined operations of Pegasus and Holdings will serve in excess of 1.1 million subscribers in 41 states and have the exclusive right to serve approximately 7.2 million rural households. Under the terms of the agreement, Pegasus will issue up to 6.5 million shares of its Class A common stock to Holdings shareholders. The value of the Pegasus shares to be issued to Holdings shareholders approximated $632 million as of the date of execution of the definitive merger agreement. Upon completion of the merger, Holdings will become a wholly owned subsidiary of Pegasus. Consummation of the merger, which is subject to certain conditions and approvals, is expected in the first or second quarter of 2000.


Significant Risks and Uncertainties

     Substantial Leverage. Golden Sky is highly leveraged, making it vulnerable to changes in general economic conditions and interest rates. As of December 31, 1999, Golden Sky had outstanding long-term debt (including current portion) totaling approximately $369.4 million. Substantially all of Golden Sky's assets are pledged as collateral on its long-term debt. Further, the terms associated with Golden Sky's long-term debt obligations significantly restrict its ability to incur additional indebtedness. Thus, it may be difficult for Golden Sky and its subsidiaries to obtain additional debt financing if desired or required in order to further implement Golden Sky's business strategy.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


1. Organization and Nature of Operations  -- (Continued)

     Expected Operating Losses. Due to the substantial expenditures required to acquire Rural DIRECTV Markets and subscribers, Golden Sky has sustained significant losses since Inception. Golden Sky's operating losses were $12.7 million, $43.2 million, and $84.5 million for the years ended December 31, 1997, 1998 and 1999 respectively. Golden Sky's net losses during those same periods aggregated $15.9 million, $64.7 million, and $131.3 million respectively. Improvement in Golden Sky's results of operations is principally dependent upon its ability to cost effectively expand its subscriber base, control subscriber churn (i.e., the rate at which subscribers terminate service), and effectively manage its operating and overhead costs. Golden Sky plans to reduce its future operating and overhead costs by transitioning its direct sales distribution model to an indirect (i.e., retail) distribution model. Accordingly, during the year ending December 31, 2000 Golden Sky plans, among other things, to: (i) close approximately 30 of its 68 local sales offices; (ii) reduce its corporate overhead expenses through headcount and other expense reductions; and (iii) increase the number of third-party retailers in its Rural DIRECTV Markets. Golden Sky estimates that it will incur aggregate, non-recurring costs of approximately $1.5 million in connection with these actions. These costs are expected to primarily consist of employee severance and lease termination expenses. There can be no assurance that Golden Sky will be effective with regard to these plans. Golden Sky incurs significant costs to acquire DIRECTV subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber churn. Golden Sky anticipates that it will continue to experience operating losses through at least 2000. There can be no assurance that such operating losses will not continue beyond 2000 or that Golden Sky's operations will generate sufficient cash flows to pay its obligations, including its obligations on its long-term debt.


     Restrictions on Dividends and Other Distributions. The ability of Systems and its subsidiaries to pay dividends and make other distributions and advances is subject to, among other things, the terms of its long-term debt obligations and applicable law. As a result, Systems may be limited in its ability to make dividend payments and other distributions to Golden Sky DBS or Holdings at the time such distributions are needed by Golden Sky DBS or Holdings to meet their obligations.


     Reliance on DIRECTV/NRTC. Golden Sky obtains substantially all of its revenue from the distribution of DIRECTV programming services. As a result, Golden Sky would be materially adversely affected by any material change in the assets, financial condition, programming, technological capabilities or services of DIRECTV or Hughes. Further, Golden Sky relies upon DIRECTV to continue to provide programming services on a basis consistent with its past practice. Any change in such practice due to, for example, a failure to replace a satellite upon the expiration of its useful orbital life or a delay in launching a successor satellite may prevent Golden Sky from continuing to provide DBS services and could have a material adverse effect on Golden Sky's financial condition and results of operations. Additionally, Golden Sky's ability to offer DIRECTV programming services depends upon agreements between the NRTC and Hughes and between Golden Sky and the NRTC. The NRTC's interests may differ from Golden Sky's interests. Golden Sky would be materially and adversely affected by the termination of the NRTC's agreement with Hughes and/or the termination of Golden Sky's agreements with the NRTC. Golden Sky's agreements with the NRTC require that it use the NRTC for certain support services including subscriber information and data reporting capability, retail billing services and central office subscriber services. Such services are critical to the operation and management of Golden Sky's business.


     On January 10, 2000, Pegasus and Golden Sky filed a lawsuit in federal court in Los Angeles against DIRECTV (see Note 10). The outcome of this litigation and similar litigation filed by the NRTC against DIRECTV could have a material adverse effect on the scope and duration of Golden Sky's right to provide DIRECTV programming in its Rural DIRECTV Markets, its capital requirements and its costs of operations.


     Competition. The subscription television industry is highly competitive. Golden Sky faces competition from companies offering video, audio, data, programming and entertainment services. Many of these competitors have substantially greater financial and marketing resources than Golden Sky. Golden Sky's

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


1. Organization and Nature of Operations  -- (Continued)

ability to effectively compete in the subscription television industry will depend on a number of factors, including competitive factors (such as the introduction of new technologies or the entry of additional strong competitors) and the level of consumer demand for such services.

2. Summary of Significant Accounting Policies


Basis of Presentation and Principles of Consolidation

     The consolidated financial statements include the financial statements of Holdings and its majority-owned, direct and indirect subsidiaries. All significant intercompany transactions and balances have been eliminated. Minority interest represents the cumulative earnings and losses, after capital contributions, attributable to minority partners and stockholders.


Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make a number of estimates and assumptions which affect the reported amounts of assets and liabilities, as well as the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.


Cash and Cash Equivalents

     Golden Sky considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 1998 and 1999, cash and cash equivalents consisted of cash on hand, demand deposits and money market accounts.


Restricted Cash

     Restricted cash, as reflected in the accompanying consolidated balance sheets, includes cash restricted by the indenture associated with Systems' 12-3/8% Notes (see Note 5), plus investment earnings thereon. Restricted cash, which is held in escrow, is invested in certain permitted debt and other marketable investment securities until disbursed for the express purposes identified in the indenture. As of December 31, 1998 and 1999, restricted cash was composed entirely of U.S. treasury notes.

Inventory

     Inventory is stated at the lower of cost (first-in, first-out) or market and consists of receivers, satellite dishes and accessories ("DBS Equipment"). Golden Sky subsidizes the cost to the consumer of such equipment, which is required to receive DIRECTV programming services. Additionally, Golden Sky subsidizes the cost to the consumer of installation of DBS Equipment. Equipment and installation revenues and related expenses are recognized upon delivery and installation of DBS Equipment. Net transaction costs associated with the sale and installation of DBS Equipment are reported as a component of sales and marketing expenses in the accompanying consolidated statements of operations. During the periods ended December 31, 1997, 1998 and 1999, aggregate proceeds from the sale and installation of DBS Equipment totaled $3.8 million, $11.0 million, and $9.3 million respectively; related cost of sales totaled $4.6 million, $25.8 million, and $44.3 million during those same periods.


Long-lived Assets

     Golden Sky reviews its long-lived assets (e.g., property and equipment) and certain identifiable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the asset would be impaired if the book value of the asset exceeded the undiscounted future cash flows related to

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. Summary of Significant Accounting Policies  -- (Continued)

the asset. For those assets that are to be disposed of, the assets would be impaired to the extent the fair value does not exceed the book value. Golden Sky considers relevant cash flow, estimated future operating results, trends and other available information including the fair value of DIRECTV distribution rights owned, in assessing whether the carrying value of assets can be recovered.


Property and Equipment

     Property and equipment, consisting of computer hardware and software, furniture, vehicles, and office and other equipment, is recorded at cost. Depreciation is recognized on a straight-line basis over the related estimated useful lives, which range from two to five years.


DIRECTV Distribution Rights

     DIRECTV distribution rights, which represent the excess of the purchase price over the fair value of net assets acquired, are amortized on a straight-line basis over the periods expected to be benefited. The expected period to be benefited corresponds to the remaining estimated orbital lives of the satellites used by Hughes for distribution of DIRECTV programming services.



Deferred Financing Costs

     Deferred financing costs represent fees and other costs incurred in conjunction with the issuance of long-term debt. These costs are amortized over the term of the related debt using the effective interest method. Amortization of these costs totaled $215,000, $977,000, and $2,164,000 during 1997, 1998 and
1999, respectively.


Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


       Cash and cash equivalents: The carrying value approximates fair value as a result of the short maturity of these instruments.

       Receivables and payables: These assets are carried at cost, which approximates fair value as a result of the short-term nature of the instruments.


       Long-term debt and notes payable: Fair value of Golden Sky's publicly-traded debt securities is based on quoted market prices. The carrying value of Golden Sky's bank debt and other notes payable approximates fair value, as interest rates are variable or approximate market rates. As of December 31, 1999, the carrying and fair values of Golden Sky's publicly-traded debt securities were as follows (in thousands):




                                      Carrying        Fair
                                        Value        Value
                                     ----------   -----------
  12-3/8% Notes ..................    $195,000     $211,575
  13-1/2% Notes ..................     112,095      121,653

Revenue Recognition


     DBS services revenue is recognized in the month service is provided. Unearned revenue represents subscriber advance billings for one or more months; related revenue recognition is deferred until service is provided.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. Summary of Significant Accounting Policies  -- (Continued)

System Operations Expense

     System operations expense includes payroll and other administrative costs related to Golden Sky's local offices and national call center.


Advertising Costs

     Advertising costs are expensed as incurred. Such costs aggregated $1.4 million, $5.1 million, and $5.9 million during the years ended December 31, 1997, 1998 and 1999, respectively.


Free Programming Promotions

     Certain DIRECTV national sales promotions offer free programming, generally for up to three months of service, to new subscribers. The cost of such free programming is expensed as sales and marketing expense in the period the services are provided. During 1999, sales and marketing expenses attributable to such promotions totaled $2.5 million.


Income Taxes

     Golden Sky uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.


Effects of Recently Issued Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS No. 133"). As a result of the subsequent issuance of FAS No. 137, FAS No. 133 is now effective for fiscal years beginning after June 15, 2000. FAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Currently, Golden Sky has no derivative instruments or hedging arrangements. Accordingly, adoption of FAS No. 133 is not expected to have a material effect on Golden Sky's financial position or results of operations.


Comprehensive Income

     Golden Sky has no components of comprehensive income other than net loss.

3. Acquisitions

     Golden Sky accounts for its acquisitions using the purchase method. Golden Sky's consolidated statements of operations for the periods ended December 31, 1997, 1998 and 1999 include the results of operations of acquired Rural DIRECTV Markets from the respective acquisition dates.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


3. Acquisitions  -- (Continued)

     The aggregate purchase price (including direct acquisition costs) for the acquisitions completed during 1997, 1998 and 1999 were allocated as follows (dollars in thousands):




                                                      Years Ended December 31,
                                               ---------------------------------------
                                                   1997           1998         1999
                                               ------------   -----------   ----------
       DIRECTV distribution rights .........    $ 116,394      $114,747      $31,809
       Customer lists ......................        9,450         7,114           --
       Non-compete agreements ..............        4,879         2,587        4,869
       Property and equipment ..............        1,953           204           --
       Minority interest ...................       (2,931)           --           --
       Working capital, net ................          (20)          192          100
                                                ---------      --------      -------
                                                $ 129,725      $124,844      $36,778
                                                =========      ========      =======


     The following summarizes Golden Sky's acquisitions of Rural DIRECTV Markets consummated during 1997, 1998 and 1999 (dollars in thousands):




                                                                                                      Aggregate
                        Seller                            Acquisition Date           State          Consideration
------------------------------------------------------  -------------------  --------------------  --------------
Deep East Texas Telecommunications, Inc ..............   February 7, 1997            Texas            $  1,919
Images DBS Kansas, L.C., Images DBS Oklahoma,
 L.C. and Total Communications, Inc ..................  February 12, 1997       Kansas/Oklahoma         12,702
Direct Satellite TV, LTD .............................  February 28, 1997            Texas               3,746
Thunderbolt Systems, Inc .............................    March 11, 1997           Missouri              6,127
Western Montana DBS, Inc. dba Rocky Mountain
 DBS .................................................     May 1, 1997             Colorado              4,774
TEG DBS Services, Inc ................................    June 12, 1997             Nevada               5,237
GVEC Rural TV, Inc ...................................     July 8, 1997              Texas               5,176
Satellite Entertainment, Inc .........................    July 14, 1997       Minnesota/Michigan         9,640
Direct Vision ........................................    July 15, 1997            Minnesota             7,452
Argos Support Services Company .......................    August 8, 1997      Florida/Texas/Utah        18,217
JECTV, a segment of Jackson Electric Cooperative .....   August 26, 1997             Texas               9,453
Lakes Area TV ........................................  September 2, 1997          Minnesota             1,355
DCE Satellite Entertainment, LLC .....................   October 13, 1997          Wisconsin               313
Direct Broadcast Satellite, a segment of CTS
 Communication Corporation ...........................   November 7, 1997          Michigan              4,293
DBS, L.C .............................................  November 17, 1997            Iowa                1,911
Panora Telecommunications, Inc .......................  November 20, 1997            Iowa                1,131
Souris River Television, Inc .........................  November 21, 1997        North Dakota            7,276
Cal-Ore Digital TV, Inc ..............................   December 8, 1997      California/Oregon         5,095
NRTC System No. 0093, a segment of Cable and
 Communications Corporation ..........................  December 17, 1997           Montana              3,876
Western Montana Entertainment Television, Inc. .......  December 22, 1997           Montana              7,067
South Plains DBS .....................................  December 23, 1997            Texas               9,143
Lakeland DBS .........................................  December 24, 1997          Oklahoma              3,822
                                                                                                      --------
 Total 1997 acquisitions .............................                                                $129,725
                                                                                                      ========


                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


3. Acquisitions  -- (Continued)


                                                                                                   Aggregate
                        Seller                           Acquisition Date          State         Consideration
-----------------------------------------------------  --------------------  -----------------  --------------
Direct Broadcast Satellite, a segment of Nemont
 Communications Inc .................................   January 14, 1998      Montana/Wyoming      $  8,284
Triangle Communications System, Inc .................   January 20, 1998          Montana             9,765
Wyoming Mutual Telephone ............................   January 21, 1998            Iowa                527
North Willamette Telephone ..........................    March 10, 1998            Oregon             6,015
Northwest Communications ............................    March 10, 1998         North Dakota          1,363
Beulahland Communications, Inc ......................    March 19, 1998           Colorado              835
Direct Broadcast Satellite, a segment of SCS
 Communications & Security, Inc .....................    April 20, 1998            Oregon             5,386
PrimeWatch, Inc .....................................      May 8, 1998         North Carolina         7,988
Mega TV .............................................     May 11, 1998            Georgia             2,103
Direct Broadcast Satellite, a division of Baldwin
 County Electric Membership Corporation .............     June 29, 1998           Alabama            11,769
Frontier Corporation ................................     July 8, 1998           Wisconsin              734
North Texas Communications ..........................    August 6, 1998            Texas              3,118
SEMO Communications Corporation .....................    August 26, 1998          Missouri            2,918
DBS Segment of Cumby Cellular, Inc ..................    August 31, 1998           Texas              7,553
Minburn Telephone ...................................  September 18, 1998           Iowa                447
Western Montana DBS, Inc. dba Rocky Mountain
 DBS ................................................    October 2, 1998       Idaho/Montana         20,740
Direct Broadcast Satellite, a segment of Volcano
 Vision, Inc ........................................    October 9, 1998         California          31,425
North Central Missouri Electric Coop ................   November 2, 1998          Missouri            1,745
Star Search Rural Television, Inc ...................   November 5, 1998          Oklahoma            2,129
                                                                                                   --------
 Total 1998 acquisitions ............................                                              $124,844
                                                                                                   ========
Breda Telephone Corporation .........................   January 11, 1999       Iowa/Nebraska       $  8,605
Thunderbolt Systems Inc .............................   January 15, 1999          Missouri            2,731
Siskiyou Ruralvision, Inc ...........................   February 28, 1999        California           4,735
Baraga Telephone Co .................................    March 31, 1999           Michigan            4,546
E. Ritter Communications ............................     April 2, 1999           Arkansas            2,689
Yelcot Telephone Co .................................     April 2, 1999           Arkansas            6,246
Van Buren DBS .......................................    April 14, 1999             Iowa              2,914
Kertel Communications, Inc ..........................     June 24, 1999          California           2,033
Mutual Telephone Company ............................    August 5, 1999             Iowa                620
Dubois Telephone ....................................   December 8, 1999          Montana               220
                                                                                                   --------
 Total 1999 acquisitions ............................                                              $ 35,339
                                                                                                   ========


     Golden Sky's 1999 acquisitions of Rural DIRECTV Markets were not material and, accordingly, the pro forma impact of those acquisitions has not been presented. Unaudited pro forma total revenue and unaudited pro forma loss before extraordinary charge for the year ended December 31, 1998 approximated $87.9 million and $79.8 million, respectively. This unaudited pro forma information reflects Golden Sky's significant acquisitions of Rural DIRECTV Markets consummated during 1998 as if each such acquisition had occurred as of the beginning of 1998. These results are not necessarily indicative of future operating results or of what would have occurred had the acquisitions been consummated as of that date.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


3. Acquisitions  -- (Continued)

     During 1997, Golden Sky acquired a controlling interest in DCE Satellite Entertainment, LLC ("DCE"). In June 1999, Golden Sky acquired the remaining ownership interest in DCE that it did not hold in exchange for cash of $1.0 million and the issuance of seller notes payable totaling the $2.9 million. Also during 1999, Golden Sky acquired certain other minority interests for $496,000.

4. Intangible Assets

     Intangible assets, which are amortized using the straight-line method over the related estimated useful lives, consist of the following (dollars in thousands):




                                                       December 31,
                                                 -------------------------     Estimated
                                                     1998          1999       Useful Life
                                                 -----------   -----------   ------------
       DIRECTV distribution rights ...........    $ 236,531     $ 266,874    9 -12 years
       Customer lists ........................       17,018        18,603        5 years
       Non-compete agreements ................        7,501        12,370        3 years
                                                  ---------     ---------
                                                    261,050       297,847
       Less accumulated amortization .........      (27,911)      (60,921)
                                                  ---------     ---------
          Intangible assets, net .............    $ 233,139     $ 236,926
                                                  =========     =========

5. Long-Term Obligations

     Long-term obligations consist of the following (dollars in thousands):




                                                                    December 31,
                                                             ---------------------------
                                                                 1998           1999
                                                             ------------   ------------
       12-3/8% Notes .....................................    $ 195,000      $ 195,000
       13-1/2% Notes .....................................           --        112,095
       Bank debt .........................................       67,000         52,000
       Seller notes payable ..............................       15,407          9,823
       Other notes payable and obligations under capital
        leases ...........................................          797            460
       Minority interest .................................        2,420            936
                                                              ---------      ---------
       Total long-term obligations .......................      280,624        370,314
       Less current maturities ...........................       (8,916)        (3,248)
                                                              ---------      ---------
          Long-term obligations, net of current maturities    $ 271,708      $ 367,066
                                                              =========      =========

12-3/8% Notes

     On July 31, 1998, Systems consummated an offering (the "12-3/8% Notes Offering") of 12-3/8% Senior Subordinated Notes due 2006 (the "12-3/8% Notes"). Interest on the 12-3/8% Notes is payable in cash semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 1999. The 12-3/8% Notes mature on August 1, 2006. The 12-3/8% Notes Offering resulted in net proceeds to Golden Sky of approximately $189.2 million (after payment of underwriting discounts and other issuance costs aggregating approximately $5.8 million). Approximately $45.2 million of the net proceeds of the 12-3/8% Notes Offering were placed in escrow to fund the first four semi-annual interest payments (through August 1, 2000) on the 12-3/8% Notes. Additionally,
$5.3 million was reserved to fund a portion of a then contingent reduction of Golden Sky's availability under its Credit Facility.

     The 12-3/8% Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior indebtedness of Systems. The 12-3/8% Notes rank pari passu in right of payment with all other existing and future senior subordinated indebtedness, if any, of Systems and senior

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


5. Long-Term Obligations  -- (Continued)

in right of payment to all existing and future subordinated indebtedness, if any, of Systems. The 12-3/8% Notes are guaranteed on a full, unconditional, joint and several basis by Argos Support Services Company ("Argos") and PrimeWatch, Inc. ("PrimeWatch"). Both Argos and PrimeWatch are wholly-owned subsidiaries of Golden Sky.

     The 12-3/8% Notes are redeemable, in whole or in part, at Systems' option on or after August 1, 2003, at redemption prices decreasing from 112% during the year commencing August 1, 2003 to 108% on or after August 1, 2005, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to August 1, 2001, Systems may, at its option, redeem up to 35% of the originally issued aggregate principal amount of the 12-3/8% Notes, at a redemption price equal to 112.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption solely with the net proceeds of a public equity offering of Systems or Holdings yielding gross proceeds of at least $40.0 million and any subsequent public equity offerings (provided that, in the case of any such offering or offerings by Holdings, all the net proceeds thereof are contributed to Systems); provided, further that immediately after any such redemption the aggregate principal amount of Notes outstanding must equal at least 65% of the originally issued aggregate principal amount of the 12-3/8% Notes.

     The indenture related to the 12-3/8% Notes (the "12-3/8% Notes Indenture") contains restrictive covenants that, among other things, impose limitations on Systems' ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 12-3/8% Notes, incur liens, permit restrictions on the ability of subsidiaries to pay dividends or make certain payments to Systems, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Systems' assets.

     In the event of a change of control, as defined in the 12-3/8% Notes Indenture, each holder of 12-3/8% Notes will have the right to require Systems to purchase all or a portion of such holder's 12-3/8% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Golden Sky's merger with Pegasus will constitute a change of control as defined in the 12-3/8% Notes Indenture. Accordingly, upon closing of the merger with Pegasus, Golden Sky will be required to make an offer to the holders of the 12-3/8% Notes to purchase those notes consistent with the terms described above. If Golden Sky's offer for the 12-3/8% Notes is accepted by any of its note holders, and it is unable to purchase those notes, Golden Sky may be in default of the terms of the 12-3/8% Notes Indenture. Pegasus has entered into a commitment letter with an investment bank under which that investment bank has agreed to purchase any and all 12-3/8% Notes tendered in response to Golden Sky's offer to purchase. This commitment is subject to the execution of definitive documentation and customary closing conditions. There can be no assurance that Pegasus will be able to agree on definitive documentation with the investment bank or make alternative arrangements if necessary.

     The 12-3/8% Notes were issued in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). During 1998, Systems filed a registration statement with the Securities and Exchange Commission (the "SEC") relating to the exchange of the privately issued notes for publicly registered notes with substantially identical terms (including principal amount, interest rate, maturity, security and ranking). Because the registration statement was not declared effective within the time period required under the registration rights agreement associated with the 12-3/8% Notes Offering, from December 29, 1998 through March 22, 1999 (the date the registration statement was declared effective), Systems was required to pay liquidated damages of $18,750 per week to holders of the 12-3/8% Notes.


13-1/2% Notes

     On February 19, 1999, Golden Sky DBS consummated the 13-1/2% Notes Offering, which resulted in net proceeds to Golden Sky DBS of approximately $95.4 million (after initial purchasers' discount and other

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


5. Long-Term Obligations  -- (Continued)

offering expenses). The 13-1/2% Notes have an aggregate balance due at stated maturity of $193.1 million. Golden Sky DBS contributed the net proceeds of the 13-1/2% Notes Offering to Golden Sky Systems, of which $53.0 million was used to repay existing revolving credit indebtedness. Cash interest on the 13-1/2% Notes will not accrue prior to March 1, 2004. Thereafter, cash interest will accrue at a rate of 13-1/2% per annum and be payable in arrears on March 1 and September 1 of each year, commencing September 1, 2004. The 13-1/2% Notes mature on March 1, 2007.

     The 13-1/2% Notes are unsecured and effectively rank below all of the liabilities of Golden Sky DBS' direct and indirect subsidiaries. Golden Sky DBS' ability to pay interest on the notes when interest is due and to redeem the notes at maturity will depend on whether its direct and indirect subsidiaries can pay dividends or make other distributions to it under the terms of such subsidiaries' indebtedness and applicable law.

     The 13-1/2% Notes are redeemable, in whole or in part, at the option of Golden Sky DBS on or after March 1, 2004, at redemption prices decreasing from 106.75% during the year commencing March 1, 2004 to 103.375% on or after March 1, 2005, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to March 1, 2002, Golden Sky DBS may, at its option, redeem up to 35% of the originally issued aggregate principal amount of 13-1/2% Notes, at a redemption price equal to 113.5% of the accreted value of the 13-1/2% Notes at the date of redemption solely with the net proceeds of a public equity offering of Golden Sky DBS yielding gross proceeds of at least $40 million and any subsequent public equity offerings; provided, however, that not less than 65% of the originally issued aggregate principal amount of 13-1/2% Notes are outstanding following such redemption.

     The indenture governing the 13-1/2% Notes (the "13-1/2% Notes Indenture") contains restrictive covenants that, among other things, impose limitations on the ability of Golden Sky DBS and its subsidiaries to incur additional indebtedness; pay dividends on, redeem or repurchase capital stock; make investments; issue or sell capital stock of certain subsidiaries; create specific types of liens; sell assets; engage in transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets.

     In the event of a change of control, as defined in the 13-1/2% Notes Indenture, each holder of the 13-1/2% Notes will have the right to require Golden Sky DBS to purchase all or a portion of such holder's 13-1/2% Notes at a price equal to 101% of the accreted value of the notes, plus accrued and unpaid interest, if any, to the date of purchase. Golden Sky's merger with Pegasus will constitute a change of control as defined in the 13-1/2% Notes Indenture. Accordingly, upon closing of the merger with Pegasus, Golden Sky will be required to make an offer to the holders of the 13-1/2% Notes to purchase those notes consistent with the terms described above. If Golden Sky's offer for the 13-1/2% Notes is accepted by any of its note holders, and it is unable to purchase those notes, Golden Sky may be in default of the terms of the 13-1/2% Notes Indenture. Pegasus has entered into a commitment letter with an investment bank under which that investment bank has agreed to purchase any and all 13-1/2% Notes tendered in response to Golden Sky's offer to purchase. This commitment is subject to the execution of definitive documentation and customary closing conditions. There can be no assurance that Pegasus will be able to agree on definitive documentation with the investment bank or make alternative arrangements if necessary.


Bank Debt

     During 1997, Systems entered into a credit agreement (the "Credit Agreement") with a group of financial institutions, which provided for borrowings of $100.0 million. Loans outstanding under the Credit Agreement bore interest at variable rates (prime rate or LIBOR plus an applicable margin).

     During May 1998, Systems entered into a seven-year, $150.0 million amended credit facility (the "Credit Facility") with a syndicate of lenders. Upon execution of the Credit Facility, Systems recognized an extraordinary charge of approximately $2.6 million to write-off unamortized deferred financing costs associated with the Credit Agreement. In February 1999, Systems' Credit Facility was amended to permit,

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


5. Long-Term Obligations  -- (Continued)

among other things, the 13-1/2% Notes Offering. Upon execution of the February 1999 amendment to the Credit Facility, Systems recognized an extraordinary charge of approximately $2.9 million to write off unamortized deferred financing costs associated with the Credit Facility.

     The Credit Facility provides for a term loan commitment of $35.0 million and a revolving loan commitment of $115.0 million. The Credit Facility's term loan commitment amortizes in specified quarterly installments from March 31, 2002 through maturity on December 31, 2005. The availability of revolving loan borrowings under the Credit Facility reduces by specified amounts over the period from March 31, 2001 through maturity on September 30, 2005.

     Borrowings under the Credit Facility bear interest at variable rates (approximately 10% as of December 31, 1999) calculated on a base rate, such as the prime rate or LIBOR, plus an applicable margin. Commitment fees are payable on unused amounts available under the Credit Facility. Such commitment fees, which are payable quarterly in arrears, range from 0.50% per annum to 1.25% per annum based on Systems' utilization of such commitments. As of December 31, 1999, aggregate borrowings outstanding under the Credit Facility totaled $52.0 million, including $35.0 million borrowed pursuant to the Credit Facility's term loan commitment.

     The Credit Facility contains a number of restrictive covenants that, among other things, limit Systems' ability to incur additional indebtedness and guaranty obligations, create liens and other encumbrances, make certain payments, investments, loans and advances, pay dividends or make other distributions in respect of Systems' capital stock, sell or otherwise dispose of assets, make capital expenditures, merge or consolidate with another entity, create subsidiaries, make amendments to its organizational documents or transact with affiliates. As of each of December 31, 1997, 1998 and 1999, no amounts were available for distribution to Holdings.

     The Credit Facility also contains a number of financial covenants that require Systems to meet certain financial ratios and financial condition tests. These financial covenants, in certain instances, become effective at different points in time and vary over time. The covenants include limitations on indebtedness per subscriber, limitations on subscriber acquisition costs, maintenance of a minimum fixed charge coverage ratio, maintenance of minimum interest coverage ratios, and limitations on indebtedness to pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) ratios. Revolving credit availability under the Credit Facility depends upon satisfaction of the various covenants as well as minimum subscriber base requirements.

     As of September 30, 1999, Systems was not in compliance with certain of the restrictive covenants prescribed by the Credit Facility. During January 2000, the Credit Facility was amended to modify certain fourth quarter 1999 and year 2000 covenant requirements. Further, in conjunction with the amendment, Golden Sky's third quarter 1999 covenant violations were waived. Pursuant to the amendment, which was effective as of December 31, 1999, Golden Sky may borrow up to an additional $20.0 million under the Credit Facility prior to March 31, 2000. Any such incremental borrowings, which are secured by letters of credit provided by certain of Golden Sky Holdings' shareholders, must be repaid by March 31, 2000 from the proceeds of either a private or public equity offering. The required repayment date relative to these year 2000 incremental borrowings may be deferred until May 31, 2000 under certain conditions. Upon repayment, systems will have potential incremental borrowing capacity during the year ending December 31, 2000 equal to the lesser of the proceeds received from either a public or private equity offering or $20.0 million. Coincident with the amendment of the Credit Facility, Holdings entered into stock subscription agreements with certain of its shareholders for an aggregate of $20.0 million of its preferred stock (see note 6). Also in January 2000, the Credit Facility was further amended to approve the change in ownership of Holdings that would result from the merger with Pegasus. As of December 31, 1999, Systems was in compliance with the Credit Facility's amended covenants.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


5. Long-Term Obligations  -- (Continued)

Seller Notes Payable

     Seller notes payable bear interest at rates ranging from 7% to 10% and are collateralized by bank letters of credit.


Other Notes Payable

     In November 1996, Golden Sky issued $2.0 million in promissory notes to a group of lenders under a bridge financing agreement. The notes bore interest at the rate of 10% per annum. In February 1997, these notes, along with $1.8 million in additional promissory notes issued in January 1997, were exchanged for Systems' Series A Convertible Participating Preferred Stock. In connection with the bridge agreement, Systems' issued warrants exercisable for 5,682 shares of its Common Stock at an exercise price of $.01 per share. These warrants were immediately exercisable and expire on February 12, 2007. At the date of issuance, the fair value of the warrants was not material. These warrants were assumed by Holdings after its formation and remain outstanding as of December 31, 1999.

     Future maturities of amounts outstanding under Golden Sky's long-term obligations as of December 31, 1999 are summarized as follows (dollars in thousands):




                                                                       Seller
                             12-2/8%       13-1/2%                     Notes
                              Notes         Notes       Bank Debt     Payable     Other       Total
                           -----------   -----------   -----------   ---------   -------   ----------
Year Ending December 31,
 2000 ..................    $     --      $     --       $    --      $ 2,891     $357      $  3,248
 2001 ..................          --            --            --        2,970       76         3,046
 2002 ..................          --            --           263        2,962       23         3,248
 2003 ..................          --            --           350        1,000        4         1,354
 2004 ..................          --            --           350           --       --           350
 Thereafter ............     195,000       112,095        51,037           --       --       358,132
                            --------      --------       -------      -------     ----      --------
   Total debt ..........    $195,000      $112,095       $52,000      $ 9,823     $460      $369,378
                            ========      ========       =======      =======     ====      ========


6. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit)

     During 1996, Systems issued 1,000 shares of Common Stock, par value $.01, for aggregate consideration of $1,000 cash. In February 1997, Systems (i) amended its certificate of incorporation to cancel its outstanding shares of Common Stock; (ii) created new classes of common and preferred stock and (iii) exchanged all of the canceled shares of Systems' Common Stock for an aggregate of ten shares of Systems' Series A Convertible Participating Preferred Stock (the "Series A Preferred Stock").

     In February 1997, Systems issued 24,990 shares of Series A Preferred Stock in fulfillment of an investor's subscription to purchase Series A Preferred Stock that was outstanding at December 31, 1996 (aggregate consideration of $2,499,000). During that same month, Systems issued 100 shares of its Common Stock (par value $.01) for aggregate consideration of $100 cash and a total of 38,107 shares of Series A Preferred Stock upon the conversion of convertible promissory notes (plus accrued interest of approximately $62,000) issued in November 1996 ($2.0 million) and January 1997 ($1.8 million). In February and March 1997, Systems issued 342,893 additional shares of Series A Preferred Stock for cash totaling $34.3 million. Upon the formation of Holdings in September 1997, all shareholders of Systems' Common Stock and Series A Preferred Stock were issued equivalent shares of Holdings stock. Concurrent therewith, Systems issued 1,000 shares of its Common Stock (par value $0.01) to Holdings for cash proceeds of $10 and all previously outstanding shares of Systems' Common Stock and Series A Preferred Stock were canceled.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


6. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit) -- (Continued)

     At December 31, 1999, Holdings' preferred stock consists of:


       Series A Convertible Participating Preferred Stock ("Series A Preferred Stock")


       Holders of Series A Preferred Stock are entitled to voting rights equal to the largest number of shares of common stock into which the Series A Preferred Stock can be converted. These shares are entitled to mandatory, cumulative, compounded cash dividends at the rate of 19.5% of the liquidation preference through December 31, 1997, and 14.5% thereafter, payable upon redemption, liquidation, sale of substantially all of the assets, or certain mergers. In addition the Series A Preferred Stock shall be entitled to dividends at the same rate as dividends are paid with respect to the common stock based upon the largest number of shares of Common Stock into which the Series A Preferred Stock can be converted. In the event of liquidation, holders of Series A Preferred Stock are entitled to receive, to the extent available, the sum of $100 per share plus any unpaid dividends.


       The Series A Preferred Stock ranks on par with the Series B Convertible Participating Preferred Stock, while the Series C Senior Convertible Preferred Stock ranks senior to the Series A Preferred Stock and Series B Convertible Participating Preferred Stock for liquidation purposes. In a liquidation, the Series C Senior Convertible Preferred Stock shall be entitled to be paid out of assets of Golden Sky available for distribution to stockholders the sum of $200 per share plus any accrued and unpaid dividends before any amount shall be paid or distributed to the holders of the Series A Preferred Stock, Series B Convertible Participating Preferred Stock, Series A Redeemable Preferred Stock, Series B Redeemable Preferred Stock, Common Stock or any stock ranking on liquidation junior to the Series C Senior Convertible Preferred Stock. After such amounts have been paid to the holders of the Series C Senior Convertible Preferred Stock, the Series A Preferred Stock, together with other preferred stockholders ranking junior to the Series C Senior Convertible Preferred Stock, will, after their respective liquidation preferences have been satisfied, share ratably with the holders of common stock in the value received for the remaining assets, as if each share of Series A Preferred Stock had been converted into Common Stock.


       The Series A Preferred Stock may be converted in certain circumstances into one share of common stock and 0.95 shares of Series A Redeemable Preferred Stock, with such redeemable preferred shares each having a liquidation preference equal to the sum of $100 plus accrued and unpaid dividends on the redeemable preferred stock. Series A Preferred Stock will be automatically converted upon the closing of Golden Sky's first underwritten public offering of common stock with net proceeds to Golden Sky equal to or exceeding $35 million, where the shares are offered to the public at a price per share of no less than $300, appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend, or similar event, and in which all redeemable preferred stock issuable upon conversion is redeemed at the closing or sufficient cash to do so is segregated for that purpose (a "QPO"). Each share of Series A Preferred is also convertible into common stock and redeemable preferred stock upon election of 58% of the outstanding shareholders. Any accrued but unpaid dividends on the Series A Preferred at the time of conversion will remain deferred and accrued and will be for the benefit of the shares of the Series A Redeemable Preferred Stock into which the Series A Preferred Stock was converted. As of December 31, 1999, the cumulative, unpaid dividends associated with the Series A Preferred Stock amounted to approximately $23.3 million, or $55.83 per share.


       Series A Preferred Stock is mandatorily redeemable for $100 per share, plus unpaid cumulative dividends, plus the fair value of one share of Common Stock, upon approval of holders of at least 58% of the outstanding shares of Series A Preferred Stock on or after February 12, 2002. It is also

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


       6. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit) -- (Continued)

       redeemable at the option of Golden Sky after December 31, 2002 at the same redemption price. In the event of a change of management or control of Golden Sky, and upon election of holders of at least 58% of the outstanding shares, the Series A Preferred Stock is redeemable on or after February 12, 2000.


       Series B Convertible Participating Preferred Stock ("Series B Preferred Stock")


       The Series B Preferred Stock has features similar to the Series A Preferred Stock except that mandatory, cumulative, compounded cash dividends accrue at 14.5% of the liquidation preference, and upon liquidation, the Series B Preferred Stock shareholders are entitled to a preference of $200 per share plus any unpaid dividends. Upon conversion, each share of the Series B Preferred Stock is convertible into one share of common stock and 0.95 shares of Series B Redeemable Preferred Stock having a liquidation preference equal to the sum of $200 plus accrued and unpaid dividends. A QPO with respect to Series B Preferred Stock requires a price of $600 per share rather than the $300 per share required with respect to Series A Redeemable Preferred Stock. As of December 31, 1999, the cumulative unpaid dividends associated with the Series B Preferred Stock amounted to approximately $16.0 million or $69.99 per share.


       Series C Senior Convertible Preferred Stock ("Series C Preferred Stock")



       Holders of the Series C Preferred Stock are entitled to voting rights equal to the largest number of shares of common stock into which each share of Series C Preferred Stock can be converted. These shares are entitled to mandatory, cumulative, compound cash dividends at the rate of 10.0% of the liquidation preference, payable upon any liquidation event, sale of substantially all of the assets, certain mergers, or redemption. In the event of liquidation, holders of Series C Preferred Stock are entitled to receive, to the extent available, the sum of $200 per share plus any unpaid dividends prior to any distributions to other stock.


       The Series C Preferred Stock will be automatically converted into common stock upon the closing of Golden Sky's first underwritten public offering of common stock with net proceeds to Golden Sky equal to or exceeding $35 million where the shares are offered to the public at a price per share of no less than $200 per share, appropriately adjusted. The shares of Series C Preferred Stock are convertible into common stock upon election of holders of at least 58% of the outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock, voting separately by class, to convert all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of common stock and redeemable preferred stock. Any holder of Series C Preferred Stock may also elect to convert any or all of its shares at any time. Upon conversion, each share of the Series C Preferred Stock is convertible into one share of Common Stock, and accrued and unpaid dividends are also converted into common shares based on a $200 per share valuation.


       In addition the Series C Preferred Stock of any holder is mandatorily redeemable for $200 per share plus accrued and unpaid cumulative dividends upon the written request of such holder on or after September 30, 2003. All the shares of Series C Preferred Stock are redeemable at the option of Golden Sky after September 30, 2004 at the same redemption price. As of December 31, 1999, the cumulative unpaid dividends associated with the Series C Preferred Stock amounted to approximately $1.3 million, or $26.28 per share.


       Series A and Series B Redeemable Preferred Stock


       A total of 646,500 shares of Series A and Series B Redeemable Preferred Stock, $0.01 par value, have been authorized. No shares of Series A or Series B Redeemable Preferred Stock were issued or outstanding at December 31, 1999. The Series A and Series B Redeemable Preferred Stock have the

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


6. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit) -- (Continued)

       same dividend rights as the Series A Preferred Stock and the Series B Preferred Stock and are redeemable under similar conditions as the Series A Preferred Stock and Series B Preferred Stock. The Series A and Series B Redeemable Preferred Stock are also redeemable upon election of holders of at least 58% of the shares in the series following certain mergers or sale of substantially all of the assets, and are mandatorily redeemed as of the closing of a QPO. The redemption price and the liquidation preference for Series A and Series B Redeemable Preferred Stock are $100 and $200 per share, respectively, plus accrued and unpaid dividends. Series A and Series B Redeemable Preferred Stock have no voting rights, other than rights to elect certain directors and to approve certain specified corporate actions.

       Undesignated Preferred Stock

       A total of 300,000 shares of Undesignated Preferred Stock has been authorized by the Board of Directors. No shares of Undesignated Preferred Stock, $.01 par value, were issued or outstanding at December 31, 1999. The Board of Directors has the authority to designate the class of stock, dividend rates, voting powers, redemption options and conversion options of these shares.


Series D Redeemable Preferred Stock

     During January 2000, Holdings entered into a stock purchase agreement for the sale of up to $20.0 million of its Series D Redeemable Preferred Stock (the "Series D Preferred Stock") to certain of its shareholders in connection with an amendment to Systems' Credit Facility. The Series D Preferred Stock will rank senior to all other series of Golden Sky's preferred and common stock with respect to dividends and liquidation. Holders of Series D Preferred Stock will be entitled to 10.0% mandatory, cumulative dividends compounded quarterly. These dividends are payable in additional shares of Series D Preferred Stock, which is valued at $200 per share, subject to anti-dilution adjustments. The Series D Preferred Stock has no voting rights. It has redemption and other rights similar to Golden Sky's other series of redeemable preferred stock. In connection with the execution of the stock purchase agreement, Golden Sky issued warrants to purchase a total of 3,500 shares of its common stock to the Series D investors. These warrants are immediately exercisable and have an exercise price of $0.01 per share. Golden Sky will issue additional warrants for the purchase of 3,500 shares of its common stock upon the sale of the Series D Preferred Stock and, subject to certain conditions, has agreed to issue warrants for the purchase of up to an additional 7,000 shares of Common Stock.

7. Stock Incentive Plan

     In July 1997 Systems adopted the Golden Sky Systems, Inc. Stock Option and Restricted Stock Purchase Plan (the "Stock Incentive Plan") to provide incentive to attract and retain certain officers, directors and key employees. Options issued pursuant to the Stock Incentive Plan are exercisable during a period of up to ten years after grant and vest over a three-year period. Effective September 9, 1997, Holdings assumed the Stock Incentive Plan. Participants in the Holdings' Stock Incentive Plan received options with terms identical to those under Systems' Stock Incentive Plan and all previously outstanding options were canceled.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


7. Stock Incentive Plan  -- (Continued)

     The following summarizes incentive stock option activity during the three-year period ended December 31, 1999:



                                                      1997                        1998                        1999
                                             -----------------------   --------------------------   ------------------------
                                                          Weighted-                    Weighted-                   Weighted-
                                                           Average                      Average                     Average
                                                           Exercise                     Exercise                   Exercise
                                              Options       Price         Options        Price        Options        Price
                                             ---------   -----------   ------------   -----------   -----------   ----------
Options outstanding, beginning of
 year ....................................        --        $  --          62,525      $   1.00        48,745      $  1.00
Granted ..................................    62,525         1.00          18,693          1.00        11,600         1.00
Exercised ................................        --           --         (24,831)         1.00          (468)        1.00
Forfeited ................................        --           --          (7,642)         1.00        (1,025)        1.00
                                              ------        -----         -------      --------        ------      -------
Options outstanding, end of year .........    62,525       $ 1.00          48,745      $   1.00        58,852      $  1.00
                                              ======       ======         =======      ========        ======      =======
Options exercisable, end of year .........     8,684       $ 1.00           5,595      $   1.00        30,165      $  1.00
                                              ======       ======         =======      ========        ======      =======

Accounting for Stock-Based Compensation


     Golden Sky has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for the Stock Incentive Plan. Under APB 25, if the exercise price of employee stock options granted pursuant to the Stock Incentive Plan is equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized. In October 1995, the FASB issued FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS No. 123"), which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. Golden Sky elected to not adopt FAS No. 123 for expense recognition purposes.


     For options granted during 1999, the estimated aggregate fair value of Golden Sky's Common Stock on the respective grant dates exceeded the related aggregate exercise price by approximately $462,000. This amount will be recognized as compensation expense over the vesting period of the related stock options. Accordingly, compensation cost of $154,000 was recorded during the year ended December 31, 1999. For options granted in 1998 and 1997, the exercise prices of the related stock options was not less than the fair value of Golden Sky's Common Stock as of the respective grant dates and, accordingly, no compensation expense was recognized relative to those options. The fair value of Golden Sky's Common Stock was estimated by management using trading prices for other similar publicly-traded companies, as adjusted for specific factors and differences deemed relevant to the valuation of Golden Sky's Common Stock.


     Pro forma information regarding net income is required by FAS No. 123 and has been determined as if Golden Sky had accounted for its stock-based compensation using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the corresponding vesting period. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The fair value of each option grant was estimated at the date of the grant using a Black-Scholes option valuation model with the following weighted-average assumptions:




                                                 Years Ended December 31,
                                            -----------------------------------
                                               1997         1998         1999
                                            ----------   ----------   ---------
       Risk-free interest rate ..........   6.0%         6.0%         6.0%
       Dividend yield ...................   0.0%         0.0%         0.0%
       Volatility factor ................   0.0%         0.0%         0.0%
       Expected term of options .........   10 years     10 years     10 years

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


7. Stock Incentive Plan  -- (Continued)

     Using the preceding assumptions, there was no pro forma effect on Golden Sky's net loss from applying the fair value method under FAS No. 123.

8. 401(k) Retirement Plan

     Golden Sky sponsors a 401(k) Retirement Plan (the "401(k) Plan") for eligible employees. Employer matching contributions to the 401(k) Plan, which became effective as of January 1, 1997, are discretionary. During the years ended December 31, 1997, 1998 and 1999, Golden Sky made no discretionary employer matching contributions to the 401(k) Plan. Administrative expenses associated with the 401(k) Plan during those same periods were not material.

9. Income Taxes

     The components of Golden Sky's (provision for) benefit from income taxes are as follows (in thousands):




                                                            Years Ended December 31,
                                                     --------------------------------------
                                                        1997          1998          1999
                                                     ----------   -----------   -----------
       Current (provision) benefit:
        Federal ..................................    $  3,911     $  16,325     $  36,437
        State ....................................         742         3,097         6,913
        Increase in valuation allowance ..........      (4,653)      (19,422)      (43,350)
                                                      --------     ---------     ---------
       Total current (provision) benefit .........          --            --            --
       Deferred benefit:
        Federal ..................................       1,639         3,111         3,122
        State ....................................         311           590           592
        Increase in valuation allowance ..........      (1,950)       (3,701)       (3,714)
                                                      --------     ---------     ---------
       Total deferred benefit ....................          --            --            --
                                                      --------     ---------     ---------
          Total benefit (provision) ..............    $     --     $      --     $      --
                                                      ========     =========     =========


     As of December 31, 1999, Golden Sky had net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $179.0 million. The NOLs expire beginning in the year 2011. Use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. FAS No. 109, "Accounting for Income Taxes" ("FAS No. 109"), requires that the potential future tax benefit of NOLs be recorded as an asset. FAS No. 109 also requires that deferred tax assets and liabilities be recorded for the estimated future tax effects of temporary differences between the tax basis and book value of assets and liabilities. Deferred tax assets are offset by a valuation allowance if deemed necessary.

     In 1999, Holdings increased its valuation allowance sufficient to fully offset net deferred tax assets arising during the year. Realization of net deferred tax assets is not assured and is principally dependent on generating future taxable income prior to expiration of the NOLs. Management frequently reviews the adequacy of its valuation allowance. Future decreases to the valuation allowance will be made only as changes in circumstances indicate that it is more likely than not the additional benefits will be realized. Any future adjustments to the valuation allowance will be recognized as a separate component of Holdings' provision for income taxes.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


9. Income Taxes  -- (Continued)

     The temporary differences that give rise to deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows (in thousands):




                                                                December 31,
                                                         ---------------------------
                                                             1998           1999
                                                         ------------   ------------
       Current deferred tax assets:
        Allowance for doubtful accounts ..............    $     115      $     383
        Amortization of intangible assets ............           --             --
        Accrued expenses .............................          104            337
                                                          ---------      ---------
       Gross current deferred tax assets .............          219            720
       Valuation allowance ...........................         (219)          (720)
                                                          ---------      ---------
       Net current deferred tax assets ...............           --             --
       Non-current deferred tax assets:
        Depreciation .................................           92            139
        Amortization of intangible assets ............        5,931          8,255
        Partnerships .................................           --            841
        Net operating loss carryforwards .............       28,407         71,738
        Other ........................................           --             20
                                                          ---------      ---------
       Total non-current deferred tax assets .........       34,430         80,993
       Valuation allowance ...........................      (34,430)       (80,993)
                                                          ---------      ---------
       Net non-current deferred tax assets ...........           --             --
                                                          ---------      ---------
       Net deferred tax assets .......................    $      --      $      --
                                                          =========      =========


     The actual income tax benefit (provision) for 1997, 1998 and 1999 reconciles to the amounts computed by applying the statutory federal tax rate to income before income taxes as follows:




                                                                               Years Ended December 31,
                                                      --------------------------------------------------------------------------
                                                               1997                     1998                      1999
                                                      ----------------------  ------------------------  ------------------------
                                                          Tax        Rate          Tax         Rate          Tax         Rate
                                                      ----------  ----------  ------------  ----------  ------------  ----------
Statutory rate .....................................   $  5,391    34.0%       $  21,131     34.0%       $  43,633     34.0%
State income taxes, net of federal benefit .........        695     4.4            2,433      3.9            4,953      3.9
Non-deductible amortization of intangible
 assets ............................................       (291)  ( 1.8)            (415)   ( 0.7)          (1,507)   ( 1.2)
Other ..............................................        (12)  ( 0.1)             (26)      --              (15)      --
Increase in valuation allowance ....................     (5,783)  (36.5)         (23,123)   (37.2)         (47,064)   (36.7)
                                                       --------   -----        ---------    -----        ---------    -----
Income taxes .......................................   $     --      --%       $      --       --%       $      --       --%
                                                       ========   =====        =========    ======       =========    ======

10. Commitments and Contingencies


DIRECTV Litigation

     In May 1999, Hughes acquired United States Satellite Broadcasting Company, Inc. ("USSB"). Prior to its acquisition by Hughes, USSB offered premium programming packages consisting of HBO, Showtime, Cinemax and The Movie Channel to subscribers throughout the United States, including those within the NRTC's rural DIRECTV markets. After completing its acquisition of USSB, Hughes combined its DIRECTV business with USSB's assets to expand its programming lineup through the addition of HBO, Showtime, Cinemax and The Movie Channel.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


10. Commitments and Contingencies  -- (Continued)

     On June 3, 1999, the NRTC filed suit against DIRECTV and Hughes alleging breach of contract and seeking a court order requiring DIRECTV to provide NRTC members and affiliates with HBO, Showtime, Cinemax and The Movie Channel programming for exclusive distribution in the NRTC's rural DIRECTV markets and a temporary restraining order and preliminary injunction preventing DIRECTV from providing, marketing, selling or billing for this programming in the NRTC's rural markets. On June 17, 1999, the court denied the NRTC's request for a temporary restraining order and preliminary injunction. On July 12, 1999, the NRTC amended its complaint to add a second claim for breach of contract and to seek a declaratory judgment that, if the court determines that the NRTC does not have the exclusive right to provide HBO, Showtime, Cinemax and The Movie Channel programming in its rural markets, then the NRTC has the non-exclusive right to distribute this programming in its rural markets. In July 1999, DIRECTV and Hughes filed a motion to dismiss this portion of the NRTC's complaint on the grounds that it fails to state a claim upon which relief may be granted because DIRECTV is in the process of negotiating USSB programming distribution rights with the NRTC and the DBS Distribution Agreement requires the parties to arbitrate any claims regarding the terms and conditions of these rights. The Court denied the motion to dismiss on September 8, 1999.

     In July 1999, DIRECTV and Hughes filed a counterclaim against the NRTC. In the counterclaim, DIRECTV seeks the following declaratory judgments:

   1. That DBS-1, the first satellite launched by Hughes, is the only relevant satellite for determining the term of the DBS Distribution Agreement; and

   2. That the DIRECTV-1R satellite, which was launched in October 1999, is a successor satellite to DBS-1 within the scope and meaning of the DBS Distribution Agreement; that DIRECTV appropriately and prudently exercised its discretion, including its sole discretion to determine when and under what conditions a successor satellite should be launched, in determining to launch DIRECTV-1R in order to prevent a disruption in service; that the NRTC's right of first refusal under the DBS Distribution Agreement will be based on the satellite expiration date of DBS-1; and that pursuant to its right of first refusal, the NRTC has no right to specified programming services currently required to be provided under the DBS Distribution Agreement or more than 20 program channels of transponder capacity.

     On August 26, 1999, the NRTC filed a separate lawsuit against DIRECTV and Hughes in the United States District Court for the Central District of California. In this suit, the NRTC alleges that DIRECTV and Hughes have breached their fiduciary duty to the NRTC as well as the NRTC's agreement with Hughes and have engaged in unfair business practices in violation of California law by withholding from the NRTC various revenues, cost savings, discounts and other benefits belonging to the NRTC under its agreement with Hughes. On October 15, 1999 DIRECTV moved to have the NRTC's breach of fiduciary duty (and related breach of confidential relationship claims) dismissed. The court granted DIRECTV's motion on November 15, 1999.

     A trial date has not been set on the merits of any of the claims made by the NRTC or DIRECTV and Hughes in either lawsuit. We are unable to predict the outcome of these matters or how they will impact the business relationship between the NRTC and DIRECTV.

     On January 10, 2000, Golden Sky and Pegasus filed a lawsuit against DIRECTV and Hughes in the United States District Court, Central District of California. The action asserts various claims, including intentional interference with contractual relations and interference with prospective economic advantage, and seeks declaratory relief. The claims are based on DIRECTV's failure to provide NRTC with certain premium programming, thereby preventing NRTC from providing said premium programming to the class action members. The claims are also based on DIRECTV's position with respect to launch fees and other benefits it has received, contract term and rights of refusal. We are unable to predict the outcome of this matter or how it will impact our business, financial condition or results of operations.

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


10. Commitments and Contingencies  -- (Continued)

Other Litigation

     Golden Sky is subject to various other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect Golden Sky's financial position or results of operations.


Operating Leases

     Golden Sky has non-cancelable operating leases for office, warehouse and storage space and equipment that expire at various dates. Future minimum lease payments as of December 31, 1999 are summarized as follows (dollars in thousands):


  2000 .................................    $2,116
  2001 .................................     1,611
  2002 .................................     1,050
  2003 .................................       255
  2004 and thereafter ..................        79
                                            ------
  Total ................................    $5,111
                                            ======

11. Related Party Transactions

     In 1997, Systems paid $66,000 to a company affiliated with Systems' president for consulting services received by Systems. Additionally, during 1997, 1998 and 1999 Systems paid $77,000, $159,000 (including $75,000 paid in connection with a 1998 acquisition) and $84,000, respectively, to one of its directors for consulting services.

     During 1996, Golden Sky's president provided Systems with a short-term loan in the amount of $381,000. In 1997, Golden Sky received an additional $150,000 short-term loan from its president and a $215,000 short-term loan from a shareholder. Each of these loans bore interest at an annual rate of 10% and was repaid during 1997.

     Through December 31, 1999, Golden Sky contracted with an entity owned by its president for air transportation services, including the lease of an aircraft. This lease, which was canceled effective December 31, 1999, required monthly payments equal to the greater of $20,000 or an aggregate fixed hourly operating charge. The fixed hourly operating charge was based on prevailing market prices. The total cost of such services approximated $109,000, $506,000 and $300,000 during 1997, 1998 and 1999, respectively.

12. Valuation and Qualifying Accounts

     Golden Sky's valuation and qualifying accounts as of December 31, 1997, 1998 and 1999 are as follows (in thousands):



                                                                           Year Ended December 31,
                                                                    -------------------------------------
                                                                       1997         1998          1999
                                                                    ---------   -----------   -----------
   Allowance for doubtful accounts, beginning of period .........    $    4      $    138      $    293
   Charged to costs and expenses ................................       417         1,537         3,909
   Deductions ...................................................      (283)       (1,382)       (3,229)
                                                                     ------      --------      --------
   Allowance for doubtful accounts, end of period ...............    $  138      $    293      $    973
                                                                     ======      ========      ========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. Consolidating Financial Information and Subsidiary Guarantors

     Consolidating financial information for Golden Sky, Golden Sky's guarantor subsidiaries, and Golden Sky's non-guarantor subsidiaries is as follows (dollars in thousands):

Consolidating Statement of Operations -- Year Ended December 31, 1997




                                                                                                  Consolidating
                                                                                      Non-             and
                                                                    Guarantor       guarantor      Eliminating
                                       Holdings      Systems      Subsidiaries    Subsidiaries     Adjustments    Consolidated
                                      ----------  -------------  --------------  --------------  --------------  -------------
Revenue:
 DBS services ......................    $  --       $  13,356       $ 2,787          $  309          $   --        $  16,452
 Lease and other ...................       --             931            --              13              --              944
                                        -----       ---------       -------          ------          ------        ---------
Total revenue ......................       --          14,287         2,787             322              --           17,396
Costs and Expenses:
 Costs of DBS services .............       --           7,514         1,601             189              --            9,304
 System operations .................       --           2,830           876             100             (10)           3,796
 Sales and marketing ...............       --           6,597           693              26              --            7,316
 General and administrative ........       --           2,260            59              12              --            2,331
 Depreciation and amortization .....       --           6,312           109              79             800            7,300
                                        -----       ---------       -------          ------          ------        ---------
Total costs and expenses ...........       --          25,513         3,338             406             790           30,047
                                        -----       ---------       -------          ------          ------        ---------
Operating loss .....................       --         (11,226)         (551)            (84)           (790)         (12,651)
Non-operating items:
 Interest and investment income.....       --              30            10              --              --               40
 Interest expense ..................      (73)         (3,170)           (3)             --              --           (3,246)
                                        -----       ---------       -------          ------          ------        ---------
Total non-operating items ..........      (73)         (3,140)            7              --              --           (3,206)
                                        -----       ---------       -------          ------          ------        ---------
Loss before income taxes ...........      (73)        (14,366)         (544)            (84)           (790)         (15,857)
Income taxes .......................       --              --            --              --              --               --
                                        -----       ---------       -------          ------          ------        ---------
Net loss ...........................    $ (73)      $ (14,366)      $  (544)         $  (84)         $ (790)       $ (15,857)
                                        =====       =========       =======          ======          ======        =========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. Consolidating Financial Information and Subsidiary Guarantors
 -- (Continued)

Consolidating Statement of Cash Flows -- Year Ended December 31, 1997



                                                                               Guarantor
                                                 Holdings       Systems      Subsidiaries
                                               ------------  -------------  --------------
Cash Flows From Operating Activities
Net loss ....................................   $      (73)   $  (14,366)      $ (544)
 Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
 Depreciation and amortization ..............           --         6,312          109
 Amortization of debt discount, deferred
   financing costs and other ................           --           215           --
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of unearned
    revenue .................................           --        (1,827)        (615)
   Other receivables ........................         (586)         (185)          24
   Inventory ................................           --        (1,499)         (34)
   Prepaid expenses and other ...............           --          (201)           8
   Trade accounts payable ...................           --         7,683         (320)
   Interest payable .........................           73           733           --
   Accrued payroll and other ................          574        (1,461)       2,460
                                                ----------    ----------      -------
 Net cash provided by (used in) operating
   activities ...............................          (12)       (4,596)       1,088
 Cash Flows From Investing Activities
 Acquisitions of Rural DIRECTV Markets.......           --      (120,051)          --
 Purchases of property and equipment ........           --          (992)          (6)
 Other ......................................           --           320           --
                                                ----------    ----------      -------
 Net cash provided by (used in) investing
   activities ...............................           --      (120,723)          (6)
 Cash Flows From Financing Activities
 Proceeds from issuance of Series A
   Preferred Stock ..........................        1,200        34,289           --
 Proceeds from bridge loan ..................       10,000            --           --
 Proceeds from issuance of Series B
   Preferred Stock ..........................       35,616            --           --
 Borrowings under the Credit Agreement ......           --        75,000           --
 Principal payments on the Credit
   Agreement ................................           --       (14,995)          (5)
 Proceeds from issuance of notes payable ....           --         2,115           __
 Principal payments on notes payable and
   obligations under capital leases .........           --        (2,902)          --
 Contribution from Holdings .................      (46,800)       46,800           --
 Increase in deferred financing costs .......           --        (3,321)          --
                                                ----------    ----------      -------
 Net cash provided by (used in) financing
   activities ...............................           16       136,986           (5)
 Net increase in cash and cash equivalents...            4        11,667        1,077
 Cash and cash equivalents, beginning of
   period ...................................           --           479           --
                                                ----------    ----------      -------
 Cash and cash equivalents, end of period ...   $        4    $   12,146      $ 1,077
                                                ==========    ==========      =======

                                                                Consolidating
                                                    Non-             and
                                                  guarantor      Eliminating
                                                Subsidiaries     Adjustments    Consolidated
                                               --------------  --------------  -------------
Cash Flows From Operating Activities
Net loss ....................................      $ (84)          $ (790)      $  (15,857)
 Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
 Depreciation and amortization ..............         79              800            7,300
 Amortization of debt discount, deferred
   financing costs and other ................         --               --              215
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of unearned
    revenue .................................        (59)              --           (2,501)
   Other receivables ........................         --              586             (161)
   Inventory ................................        (71)              --           (1,604)
   Prepaid expenses and other ...............        (10)              --             (203)
   Trade accounts payable ...................        152               --            7,515
   Interest payable .........................         --               --              806
   Accrued payroll and other ................        402             (596)           1,379
                                                   -----           ------       ----------
 Net cash provided by (used in) operating
   activities ...............................        409               --           (3,111)
 Cash Flows From Investing Activities
 Acquisitions of Rural DIRECTV Markets.......         --               --         (120,051)
 Purchases of property and equipment ........         --               --             (998)
 Other ......................................         --               --              320
                                                   -----           ------       ----------
 Net cash provided by (used in) investing
   activities ...............................         --               --         (120,729)
 Cash Flows From Financing Activities
 Proceeds from issuance of Series A
   Preferred Stock ..........................         --               --           35,489
 Proceeds from bridge loan ..................         --               --           10,000
 Proceeds from issuance of Series B
   Preferred Stock ..........................         --               --           35,616
 Borrowings under the Credit Agreement ......         --               --           75,000
 Principal payments on the Credit
   Agreement ................................         --               --          (15,000)
 Proceeds from issuance of notes payable ....         --               --            2,115
 Principal payments on notes payable and
   obligations under capital leases .........         --               --           (2,902)
 Contribution from Holdings .................         --               --               --
 Increase in deferred financing costs .......         --               --           (3,321)
                                                   -----           ------       ----------
 Net cash provided by (used in) financing
   activities ...............................         --               --          136,997
 Net increase in cash and cash equivalents...        409               --           13,157
 Cash and cash equivalents, beginning of
   period ...................................         --               --              479
                                                   -----           ------       ----------
 Cash and cash equivalents, end of period ...      $ 409           $   --       $   13,636
                                                   =====           ======       ==========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. Consolidating Financial Information and Subsidiary Guarantors
 -- (Continued)

Consolidating Balance Sheet -- December 31, 1998




                                                                              Guarantor
                                                  Holdings      Systems     Subsidiaries
                                               -------------  -----------  --------------
Assets
Current assets:
 Cash and cash equivalents ..................   $        28    $     827       $ 1,189
 Restricted cash, current portion ...........            --       28,083            --
 Subscriber receivables, net ................            --        6,815         1,043
 Other receivables ..........................            --        2,360            87
 Intercompany receivables ...................            12       11,521            --
 Inventory ..................................            --        9,255           583
 Prepaid expenses and other .................            --        1,819            37
                                                -----------    ---------       -------
Total current assets ........................            40       60,680         2,939
Restricted cash, net of current portion .....            --       23,534            --
Property and equipment, net .................            --        4,418           381
Investment in subsidiaries ..................        15,922       22,518            --
Intangible assets, net ......................            --      199,867        25,051
Deferred financing costs ....................            --       10,541            --
Other assets ................................            --          133            85
                                                -----------    ---------       -------
   Total assets .............................   $    15,962    $ 321,691       $28,456
                                                ===========    =========       =======
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Trade accounts payable .....................   $        --    $  13,482       $    49
 Interest payable ...........................            --       11,009            --
 Current maturities of long-term
  obligations ...............................            --        8,916            --
 Unearned revenue ...........................            --        4,380           789
 Accrued payroll and other ..................            --        1,028         6,263
                                                -----------    ---------       -------
Total current liabilities ...................            --       38,815         7,101
Long-term obligations, net of current
 maturities:
 12-3/8% Notes ..............................            --      195,000            --
 Bank debt ..................................            --       67,000            --
 Seller notes payable .......................            --        6,912            --
 Other notes payable and obligations
  under capital leases ......................            --          318            58
 Minority interest ..........................            --           --            --
                                                -----------    ---------       -------
Total long-term obligations, net of current
 maturities .................................            --      269,230            58
                                                -----------    ---------       -------
Total liabilities ...........................            --      308,045         7,159
Mandatorily redeemable preferred stock:
 Series A Preferred Stock ...................        56,488           --            --
 Series B Preferred stock ...................        53,489           --            --
 Series C Preferred Stock ...................        10,455           --            --
                                                -----------    ---------       -------
                                                    120,432           --            --
Stockholders' Equity (Deficit):
 Common Stock ...............................            --           --           896
 Additional paid-in capital .................            25       97,600         1,967
 Retained earnings (accumulated deficit) ....      (104,495)     (83,954)       18,434
                                                -----------    ---------       -------
Total stockholders' equity (deficit) ........      (104,470)      13,646        21,297
                                                -----------    ---------       -------
   Total liabilities and stockholders'
     equity (deficit) .......................   $    15,962    $ 321,691       $28,456
                                                ===========    =========       =======

                                                                Consolidating
                                                    Non-             and
                                                  guarantor      Eliminating
                                                Subsidiaries     Adjustments    Consolidated
                                               --------------  --------------  -------------
Assets
Current assets:
 Cash and cash equivalents ..................      $2,444        $      --      $    4,488
 Restricted cash, current portion ...........          --               --          28,083
 Subscriber receivables, net ................         774               --           8,632
 Other receivables ..........................          18               --           2,465
 Intercompany receivables ...................          --          (11,533)             --
 Inventory ..................................         308               --          10,146
 Prepaid expenses and other .................           3               --           1,859
                                                   ------        ---------      ----------
Total current assets ........................       3,547          (11,533)         55,673
Restricted cash, net of current portion .....          --               --          23,534
Property and equipment, net .................         195               --           4,994
Investment in subsidiaries ..................          --          (38,440)             --
Intangible assets, net ......................       3,525            4,696         233,139
Deferred financing costs ....................          --               --          10,541
Other assets ................................          --               --             218
                                                   ------        ---------      ----------
   Total assets .............................      $7,267        $ (45,277)     $  328,099
                                                   ======        =========      ==========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Trade accounts payable .....................      $    8        $      --      $   13,539
 Interest payable ...........................          --               --          11,009
 Current maturities of long-term
  obligations ...............................          --               --           8,916
 Unearned revenue ...........................         405               --           5,574
 Accrued payroll and other ..................       5,633          (11,533)          1,391
                                                   ------        ---------      ----------
Total current liabilities ...................       6,046          (11,533)         40,429
Long-term obligations, net of current
 maturities:
 12-3/8% Notes ..............................          --               --         195,000
 Bank debt ..................................          --               --          67,000
 Seller notes payable .......................          --               --           6,912
 Other notes payable and obligations
  under capital leases ......................          --               --             376
 Minority interest ..........................          --            2,420           2,420
                                                   ------        ---------      ----------
Total long-term obligations, net of current
 maturities .................................          --            2,420         271,708
                                                   ------        ---------      ----------
Total liabilities ...........................       6,046           (9,113)        312,137
Mandatorily redeemable preferred stock:
 Series A Preferred Stock ...................          --               --          56,488
 Series B Preferred stock ...................          --               --          53,489
 Series C Preferred Stock ...................          --               --          10,455
                                                   ------        ---------      ----------
                                                       --               --         120,432
Stockholders' Equity (Deficit):
 Common Stock ...............................          --             (896)             --
 Additional paid-in capital .................          --          (99,567)             25
 Retained earnings (accumulated deficit) ....       1,221           64,299        (104,495)
                                                   ------        ---------      ----------
Total stockholders' equity (deficit) ........       1,221          (36,164)       (104,470)
                                                   ------        ---------      ----------
   Total liabilities and stockholders'
     equity (deficit) .......................      $7,267        $ (45,277)     $  328,099
                                                   ======        =========      ==========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. Consolidating Financial Information and Subsidiary Guarantors
 -- (Continued)

Consolidating Statement of Operations - Year Ended December 31, 1998



                                                                        Guarantor
                                            Holdings      Systems     Subsidiaries
                                           ----------  ------------  --------------
Revenue:
 DBS services ...........................     $ --       $  57,437       $ 11,172
 Lease and other ........................       --             982             22
                                              ----       ---------       --------
Total revenue ...........................       --          58,419         11,194
Costs and Expenses:
 Costs of DBS services ..................       --          34,640          6,813
 System operations ......................       --           7,683          2,533
 Sales and marketing ....................       --          23,753          5,045
 General and administrative .............       --           7,000            267
 Depreciation and amortization ..........       --          19,336            996
                                              ----       ---------       --------
Total costs and expenses ................       --          92,412         15,654
                                              ----       ---------       --------
Operating loss ..........................       --         (33,993)        (4,460)
Non-operating items:
 Interest and investment income .........       --           1,571              2
 Interest expense .......................       (1)        (20,497)           (28)
                                              ----       ---------       --------
Total non-operating items ...............       (1)        (18,926)           (26)
                                              ----       ---------       --------
Loss before income taxes ................       (1)        (52,919)        (4,486)
Income taxes ............................       --              --             --
                                              ----       ---------       --------
Loss before extraordinary charge ........       (1)        (52,919)        (4,486)
Extraordinary charge on early retire-
 ment of debt ...........................       --          (2,577)            --
                                              ----       ---------       --------
Net loss ................................     $ (1)      $ (55,496)      $ (4,486)
                                              ====       =========       ========



                                                            Consolidating
                                                Non-             and
                                              guarantor      Eliminating
                                            Subsidiaries     Adjustments    Consolidated
                                           --------------  --------------  -------------
Revenue:
 DBS services ...........................     $  6,301        $     --       $  74,910
 Lease and other ........................           10              --           1,014
                                              --------        --------       ---------
Total revenue ...........................        6,311              --          75,924
Costs and Expenses:
 Costs of DBS services ..................        3,838              --          45,291
 System operations ......................        1,318            (513)         11,021
 Sales and marketing ....................        3,403              --          32,201
 General and administrative .............          164              --           7,431
 Depreciation and amortization ..........          340           2,494          23,166
                                              --------        --------       ---------
Total costs and expenses ................        9,063           1,981         119,110
                                              --------        --------       ---------
Operating loss ..........................       (2,752)         (1,981)        (43,186)
Non-operating items:
 Interest and investment income .........           --              --           1,573
 Interest expense .......................          (12)             --         (20,538)
                                              --------        --------       ---------
Total non-operating items ...............          (12)             --         (18,965)
                                              --------        --------       ---------
Loss before income taxes ................       (2,764)         (1,981)        (62,151)
Income taxes ............................           --              --              --
                                              --------        --------       ---------
Loss before extraordinary charge ........       (2,764)         (1,981)        (62,151)
Extraordinary charge on early retire-
 ment of debt ...........................           --              --           2,577
                                              --------        --------       ---------
Net loss ................................     $ (2,764)       $ (1,981)      $ (64,728)
                                              ========        ========       =========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. Consolidating Financial Information and Subsidiary Guarantors
 -- (Continued)

Consolidating Statement of Cash Flows - Year Ended December 31, 1998




                                                                             Guarantor
                                                Holdings      Systems      Subsidiaries
                                               ----------  -------------  --------------
Cash Flows From Operating Activities
Net loss ....................................   $   (1)     $  (55,496)      $ (4,486)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization ..............       --          19,336            996
 Amortization of debt discount, deferred
   financing and other ......................       --             977             --
 Extraordinary charge on early
   retirement of debt .......................       --           2,577             --
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of
    unearned revenue ........................       --          (1,283)          (222)
   Other receivables ........................      574          (2,144)            32
   Inventory ................................       --          (7,335)          (477)
   Prepaid expenses and other ...............       --          (1,189)           (36)
   Trade accounts payable ...................       --           5,357           (145)
   Interest payable .........................       --          10,223             --
   Accrued payroll and other ................     (574)        (10,253)         4,827
                                                ------      ----------       --------
Net cash provided by (used in) operating
 activities .................................       (1)      (39,230)           489
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets........       --        (104,487)            --
Offering proceeds and investment earn-
 ings placed in escrow ......................       --         (51,617)            --
Purchases of property and equipment .........       --          (2,858)          (341)
Other .......................................       --            (500)            --
                                                ------      ----------       --------
Net cash used in investing activities .......       --        (159,462)          (341)
Cash Flows From Financing Activities
Net proceeds from issuance of 12-3/8%
 Notes ......................................       --         189,150             --
Borrowings under bank debt ..................       --          90,000             --
Principal payments on bank debt .............       --         (83,000)            --
Principal payments on notes payable and
 obligations under capital leases ...........       --          (3,639)           (36)
Proceeds from the issuance of Common
 Stock ......................................       25              --             --
Increase in deferred financing costs ........       --          (5,138)            --
                                                ------      ----------       --------
Net cash provided by (used in) financing
 activities .................................       25         187,373            (36)
                                                ------      ----------       --------
Net increase (decrease) in cash and cash
 equivalents ................................       24         (11,319)           112
Cash and cash equivalents, beginning of
 period .....................................        4          12,146          1,077
                                                ------      ----------       --------
Cash and cash equivalents, end of period.....   $   28      $      827       $  1,189
                                                ======      ==========       ========

                                                                Consolidating
                                                    Non-             and
                                                  guarantor      Eliminating
                                                Subsidiaries     Adjustments    Consolidated
                                               --------------  --------------  -------------
Cash Flows From Operating Activities
Net loss ....................................     $(2,764)        $ (1,981)     $  (64,728)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization ..............         340            2,494          23,166
 Amortization of debt discount, deferred
   financing and other ......................          --               --             977
 Extraordinary charge on early
   retirement of debt .......................          --               --           2,577
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of
    unearned revenue ........................        (252)              --          (1,757)
   Other receivables ........................         (18)             (12)         (1,568)
   Inventory ................................        (237)              --          (8,049)
   Prepaid expenses and other ...............          (3)              --          (1,228)
   Trade accounts payable ...................        (144)              --           5,068
   Interest payable .........................          --               --          10,223
   Accrued payroll and other ................       5,231             (501)         (1,270)
                                                  -------         --------      ----------
Net cash provided by (used in) operating
 activities .................................       2,153               --         (36,589)
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets........          --               --        (104,487)
Offering proceeds and investment earn-
 ings placed in escrow ......................          --               --         (51,617)
Purchases of property and equipment .........        (118)              --          (3,317)
Other .......................................          --               --            (500)
                                                  -------         --------      ----------
Net cash used in investing activities .......        (118)              --        (159,921)
Cash Flows From Financing Activities
Net proceeds from issuance of 12-3/8%
 Notes ......................................          --               --         189,150
Borrowings under bank debt ..................          --               --          90,000
Principal payments on bank debt .............          --               --         (83,000)
Principal payments on notes payable and
 obligations under capital leases ...........          --               --          (3,675)
Proceeds from the issuance of Common
 Stock ......................................          --               --              25
Increase in deferred financing costs ........          --               --          (5,138)
                                                  -------         --------      ----------
Net cash provided by (used in) financing
 activities .................................          --               --         187,362
                                                  -------         --------      ----------
Net increase (decrease) in cash and cash
 equivalents ................................       2,035               --          (9,148)
Cash and cash equivalents, beginning of
 period .....................................         409               --          13,636
                                                  -------         --------      ----------
Cash and cash equivalents, end of period.....     $ 2,444         $     --      $    4,488
                                                  =======         ========      ==========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. Consolidating Financial Information and Subsidiary Guarantors
 -- (Continued)

Consolidating Balance Sheet -- December 31, 1999


                                                   Holdings         DBS          Systems
                                                -------------  -------------  -------------
Assets
Current assets:
 Cash and cash equivalents ...................   $        29    $         5    $    2,850
 Restricted cash, current portion ............            --             --        23,731
 Subscriber receivables, net .................            --             --        10,118
 Other receivables ...........................            --             --           742
 Intercompany receivables ....................            10             --         6,412
 Inventory ...................................            --             --         2,525
 Prepaid expenses and other ..................            --             --         1,642
                                                 -----------    -----------    ----------
Total current assets .........................            39              5        48,020
Property and equipment, net ..................            --             --         5,459
Investment in subsidiaries ...................            --             --        17,144
Intangible assets, net .......................            --             --       213,229
Deferred financing costs .....................            --          4,144         7,318
Other assets .................................            --             --           173
                                                 -----------    -----------    ----------
   Total assets ..............................   $        39    $     4,149    $  291,343
                                                 ===========    ===========    ==========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Trade accounts payable ......................   $        --    $        --    $   22,858
 Interest payable ............................            --             20        11,659
 Current maturities of long-term
   obligations ...............................            --             --         3,248
 Unearned revenue ............................            --             --         7,146
 Accrued payroll and other ...................           391            466           734
                                                 -----------    -----------    ----------
Total current liabilities ....................           391            486        45,645
Long-term obligations, net of current
 maturities:
 12-3/8% Notes ...............................            --             --       195,000
 13-1/2% Notes ...............................            --        112,095            --
 Bank debt ...................................            --             --        52,000
 Seller notes payable ........................            --             --         6,932
 Other notes payable and obligations
   under capital leases ......................            --             --           103
 Minority interest ...........................            --             --            --
                                                 -----------    -----------    ----------
Total long-term obligations, net of current
 maturities ..................................            --        112,095       254,035
Losses of subsidiaries in excess of
 original basis ..............................       114,799         15,491            --
                                                 -----------    -----------    ----------
Total liabilities ............................       115,190        128,072       299,680
Mandatorily redeemable preferred stock:
 Series A Preferred Stock ....................        65,135             --            --
 Series B Preferred stock ....................        61,677             --            --
 Series C Preferred Stock ....................        11,540             --            --
                                                 -----------    -----------    ----------
                                                     138,352             --            --
Stockholder's Equity (Deficit):
 Common Stock ................................            --             --            --
 Additional paid-in capital ..................           179             --       193,145
 Retained earnings (accumulated
   deficit) ..................................      (253,682)      (123,923)     (201,482)
                                                 -----------    -----------    ----------
Total stockholders' equity (deficit) .........      (253,503)      (123,923)       (8,337)
                                                 -----------    -----------    ----------
   Total liabilities and stockholders'
    equity (deficit) .........................   $        39    $     4,149    $  291,343
                                                 ===========    ===========    ==========

                                                                                 Consolidating
                                                                     Non-             and
                                                   Guarantor       guarantor      Eliminating
                                                 Subsidiaries    Subsidiaries     Adjustments    Consolidated
                                                --------------  --------------  --------------  -------------
Assets
Current assets:
 Cash and cash equivalents ...................      $   132         $  254        $       --     $    3,270
 Restricted cash, current portion ............           --             --                --         23,731
 Subscriber receivables, net .................        1,445            770                --         12,333
 Other receivables ...........................           --             --                --            742
 Intercompany receivables ....................           --             --            (6,422)            --
 Inventory ...................................          331            252                --          3,108
 Prepaid expenses and other ..................            8              2                --          1,652
                                                    -------         ------        ----------     ----------
Total current assets .........................        1,916          1,278            (6,422)        44,836
Property and equipment, net ..................          256            138                --          5,853
Investment in subsidiaries ...................           --             --           (17,144)            --
Intangible assets, net .......................       22,930            767                --        236,926
Deferred financing costs .....................           --             --                --         11,462
Other assets .................................           87             --                --            260
                                                    -------         ------        ----------     ----------
   Total assets ..............................      $25,189         $2,183        $  (23,566)    $  299,337
                                                    =======         ======        ==========     ==========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Trade accounts payable ......................      $    18         $   17        $       --     $   22,893
 Interest payable ............................           --             --                --         11,679
 Current maturities of long-term
   obligations ...............................           --             --                --          3,248
 Unearned revenue ............................        1,065            458                --          8,669
 Accrued payroll and other ...................        7,032          1,638            (9,328)           933
                                                    -------         ------        ----------     ----------
Total current liabilities ....................        8,115          2,113            (9,328)        47,422
Long-term obligations, net of current
 maturities:
 12-3/8% Notes ...............................           --             --                --        195,000
 13-1/2% Notes ...............................           --             --                --        112,095
 Bank debt ...................................           --             --                --         52,000
 Seller notes payable ........................           --             --                --          6,932
 Other notes payable and obligations
   under capital leases ......................           --             --                --            103
 Minority interest ...........................           --             --               936            936
                                                    -------         ------        ----------     ----------
Total long-term obligations, net of current
 maturities ..................................           --             --               936        367,066
Losses of subsidiaries in excess of
 original basis ..............................           --             --          (130,290)            --
                                                    -------         ------        ----------     ----------
Total liabilities ............................        8,115          2,113          (138,682)       414,488
Mandatorily redeemable preferred stock:
 Series A Preferred Stock ....................           --             --                --         65,135
 Series B Preferred stock ....................           --             --                --         61,677
 Series C Preferred Stock ....................           --             --                --         11,540
                                                    -------         ------        ----------     ----------
                                                         --             --                --        138,352
Stockholder's Equity (Deficit):
 Common Stock ................................          896             --              (896)            --
 Additional paid-in capital ..................        1,967             --          (195,112)           179
 Retained earnings (accumulated
   deficit) ..................................       14,211             70           311,124       (253,682)
                                                    -------         ------        ----------     ----------
Total stockholders' equity (deficit) .........       17,074             70           115,116       (253,503)
                                                    -------         ------        ----------     ----------
   Total liabilities and stockholders'
    equity (deficit) .........................      $25,189         $2,183        $  (23,566)    $  299,337
                                                    =======         ======        ==========     ==========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. Consolidating Financial Information and Subsidiary Guarantors
 -- (Continued)

Consolidating Statement of Operations - Year Ended December 31, 1999



                                         Holdings         DBS          Systems
                                        ----------  --------------  -------------
Revenue:
 DBS services ........................    $   --      $     --       $  112,714
 Lease and other .....................        --            --              636
                                          ------      --------       ----------
Total revenue ........................        --            --          113,350
Costs and Expenses:
 Costs of DBS services ...............        --            --           71,510
 System operations ...................        --            --           14,349
 Sales and marketing .................        --            --           58,452
 General and administrative ..........        --             5           15,703
 Depreciation and amortization .......        --            --           32,562
                                          ------      --------       ----------
Total costs and expenses .............        --             5          192,576
                                          ------      --------       ----------
Operating income (loss) ..............        --            (5)         (79,226)
Non-operating items:
 Interest and investment income.......         1            --            2,392
 Interest expense ....................        --       (12,570)         (32,435)
 Other non-operating expenses ........      (391)         (466)            (258)
                                          ------      --------       ----------
Total non-operating items ............      (390)      (13,036)         (30,301)
                                          ------      --------       ----------
Income (loss) before income taxes.....      (390)      (13,041)        (109,527)
Income taxes .........................        --            --               --
                                          ------      --------       ----------
Income (loss) before extraordinary
 charge ..............................      (390)      (13,041)        (109,527)
Extraordinary charge on early
 retirement of debt ..................        --            --           (2,935)
                                          ------      --------       ----------
Net income (loss) ....................    $ (390)     $(13,041)      $ (112,462)
                                          ======      ========       ==========

                                                                         Consolidating
                                                             Non-             and
                                           Guarantor       guarantor      Eliminating
                                         Subsidiaries    Subsidiaries     Adjustments    Consolidated
                                        --------------  --------------  --------------  -------------
Revenue:
 DBS services ........................     $18,130         $ 9,089         $    --       $  139,933
 Lease and other .....................           3               1              --              640
                                           -------         -------         -------       ----------
Total revenue ........................      18,133           9,090              --          140,573
Costs and Expenses:
 Costs of DBS services ...............      11,516           5,664              --           88,690
 System operations ...................       3,495           2,155            (266)          19,733
 Sales and marketing .................       4,142           2,339              --           64,933
 General and administrative ..........          --              --              --           15,708
 Depreciation and amortization .......       3,054             347              --           35,963
                                           -------         -------         -------       ----------
Total costs and expenses .............      22,207          10,505            (266)         225,027
                                           -------         -------         -------       ----------
Operating income (loss) ..............      (4,074)         (1,415)            266          (84,454)
Non-operating items:
 Interest and investment income.......          --              --              --            2,393
 Interest expense ....................          (5)             (2)             --          (45,012)
 Other non-operating expenses ........        (144)             --              --           (1,259)
                                           -------         -------         -------       ----------
Total non-operating items ............        (149)             (2)             --          (43,878)
                                           -------         -------         -------       ----------
Income (loss) before income taxes.....      (4,223)         (1,417)            266         (128,332)
Income taxes .........................          --              --              --               --
                                           -------         -------         -------       ----------
Income (loss) before extraordinary
 charge ..............................      (4,223)         (1,417)            266         (128,332)
Extraordinary charge on early
 retirement of debt ..................          --              --              --           (2,935)
                                           -------         -------         -------       ----------
Net income (loss) ....................     $(4,223)        $(1,417)        $   266       $ (131,267)
                                           =======         =======         =======       ==========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. Consolidating Financial Information and Subsidiary Guarantors
 -- (Continued)

Consolidating Statement of Cash Flows - Year Ended December 31, 1999



                                                Holdings         DBS            Systems
                                               ----------  ---------------  --------------
Cash Flows From Operating Activities
Net income (loss) ...........................    $ (390)      $(13,041)       $ (112,462)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization ..............        --             --            32,562
 Amortization of debt discount, deferred
   financing costs and other ................        --         12,550             1,126
 Earned stock compensation ..................        --             --               154
 Extraordinary charge on early
   retirement of debt .......................        --             --             2,935
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of
    unearned revenue ........................        --             --              (472)
   Other receivables ........................        --             --               238
   Inventory ................................        --             --             6,730
   Prepaid expenses and other ...............        --             --               177
   Trade accounts payable ...................        --             --             9,376
   Interest payable .........................        --             20               650
   Accrued payroll and other ................       391            466             1,105
                                                 ------       --------        ----------
Net cash provided by (used in) operating
 activities .................................         1             (5)          (57,881)
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets........        --             --           (35,339)
Purchases of minority interests .............        --             --            (1,439)
Proceeds from interest escrow account .......        --             --            24,224
Release of amounts reserved for
 contingent reduction of bank debt ..........        --             --             5,449
Investment earnings placed in escrow ........        --             --            (1,787)
Purchases of property and equipment .........        --             --            (3,423)
Other .......................................        --             --               114
                                                 ------       --------        ----------
Net cash used in investing activities .......        --             --           (12,201)
Cash Flows From Financing Activities
Bank borrowing ..............................        --             --            38,000
Principal payments on bank debt .............        --             --           (53,000)
Principal payments on notes payable and
 obligations under capital leases ...........        --             --            (8,846)
Increase in deferred financing costs ........        --         (4,648)             (868)
Capital contribution from minority
 partner ....................................        --             --             1,428
Capital Contribution to Systems .............        --        (95,391)           95,391
Net proceeds from issuance of 131/2%
 Notes ......................................        --        100,049                --
                                                 ------       --------        ----------
Net cash provided by financing activities....        --             10            72,105
                                                 ------       --------        ----------
Net increase (decrease) in cash and cash
 equivalents ................................         1              5             2,023
Cash and cash equivalents, beginning of
 period .....................................        28             --               827
                                                 ------       --------        ----------
Cash and cash equivalents, end of period.....    $   29       $      5        $    2,850
                                                 ======       ========        ==========

                                                                                Consolidating
                                                                    Non-             and
                                                  Guarantor       guarantor      Eliminating
                                                Subsidiaries    Subsidiaries     Adjustments    Consolidated
                                               --------------  --------------  --------------  -------------
Cash Flows From Operating Activities
Net income (loss) ...........................     $(4,223)        $ (1,417)       $   266       $ (131,267)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization ..............       3,054              347             --           35,963
 Amortization of debt discount, deferred
   financing costs and other ................          --              266           (266)          13,676
 Earned stock compensation ..................          --               --             --              154
 Extraordinary charge on early
   retirement of debt .......................          --               --             --            2,935
 Change in operating assets and
   liabilities, net of acquisitions:
   Subscriber receivables, net of
    unearned revenue ........................        (126)              57             --             (541)
   Other receivables ........................          87               18            845            1,188
   Inventory ................................         252               56             --            7,038
   Prepaid expenses and other ...............          29                1             --              207
   Trade accounts payable ...................         (31)               9             --            9,354
   Interest payable .........................          --               --             --              670
   Accrued payroll and other ................         (97)          (1,498)          (845)            (478)
                                                  -------         --------        -------       ----------
Net cash provided by (used in) operating
 activities .................................      (1,055)          (2,161)            --          (61,101)
Cash Flows From Investing Activities
Acquisitions of Rural DIRECTV Markets........          --               --             --          (35,339)
Purchases of minority interests .............          --               --             --           (1,439)
Proceeds from interest escrow account .......          --               --             --           24,224
Release of amounts reserved for
 contingent reduction of bank debt ..........          --               --             --            5,449
Investment earnings placed in escrow ........          --               --             --           (1,787)
Purchases of property and equipment .........          --              (29)            --           (3,452)
Other .......................................          (2)              --             --              112
                                                  --------        --------        -------       ----------
Net cash used in investing activities .......          (2)             (29)            --          (12,232)
Cash Flows From Financing Activities
Bank borrowing ..............................          --               --             --           38,000
Principal payments on bank debt .............          --               --             --          (53,000)
Principal payments on notes payable and
 obligations under capital leases ...........          --               --             --           (8,846)
Increase in deferred financing costs ........          --               --             --           (5,516)
Capital contribution from minority
 partner ....................................          --               --             --            1,428
Capital Contribution to Systems .............          --               --             --               --
Net proceeds from issuance of 131/2%
 Notes ......................................          --               --             --          100,049
                                                  -------         --------        -------       ----------
Net cash provided by financing activities....          --               --             --           72,115
                                                  -------         --------        -------       ----------
Net increase (decrease) in cash and cash
 equivalents ................................      (1,057)          (2,190)            --           (1,218)
Cash and cash equivalents, beginning of
 period .....................................       1,189            2,444             --            4,488
                                                  -------         --------        -------       ----------
Cash and cash equivalents, end of period.....     $   132         $    254        $    --       $    3,270
                                                  =======         ========        =======       ==========

                           GOLDEN SKY HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


14. Quarterly Financial Data (Unaudited)

     Golden Sky's quarterly results of operations are summarized as follows (in thousands):



                                                                  Three Months Ended
                                              ----------------------------------------------------------
                                                March 31       June 30      September 30     December 31
                                              ------------   -----------   --------------   ------------
Period Ended December 31, 1998:
 Total revenue ............................    $  14,129      $  16,849      $  19,912       $  25,034
 Operating loss ...........................       (6,034)        (8,806)       (11,462)        (16,884)
 Loss before extraordinary charge .........       (8,287)       (11,761)       (17,354)        (24,749)
 Net loss .................................       (8,287)       (14,338)       (17,354)        (24,749)
Period Ended December 31, 1999:
 Total revenue ............................    $  29,036      $  31,389      $  36,732       $  43,416
 Operating loss ...........................      (16,734)       (19,166)       (29,930)        (18,624)
 Loss before extraordinary charge .........      (25,872)       (30,104)       (41,087)        (31,269)
 Net loss .................................      (28,807)       (30,104)       (41,087)        (31,269)

May __, 2001

                                     [LOGO]


================================================================================
                     PEGASUS SATELLITE COMMUNICATIONS, INC.
                                offer to exchange
          its 12-3/4% Series B Cumulative Exchangeable Preferred Stock
                               for any and all of
      its unregistered outstanding 12-3/4% Series A Cumulative Exchangeable
                                Preferred Stock

                                   PROSPECTUS
================================================================================

                                 Exchange Agent
                                 --------------

               By Mail:                           By Hand/Overnight Express:                      By Facsimile:
                                                                                                     (704) 590-7628
First Union National Bank                         First Union National Bank
1525 West W.T. Harris Blvd., 3C3                  1525 West W.T. Harris Blvd., 3C3
Charlotte, NC 28288-1153                          Charlotte, NC 28262
Attention: Laura Richardson                       Attention: Laura Richardson                     To confirm
receipt:
Telephone: (704) 590-7414                         Telephone: (704) 590-7414                          (704) 590-7414

================================================================================
We have not authorized any dealer, information agent, salesperson or any other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any notes in any jurisdiction where it is unlawful.
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         The registrant's Amended and Restated Certificate of Incorporation provides that a director of the registrant shall have no personal liability to the registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

         Article 6 of the registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at the request of the registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the registrant's By-Laws is entitled to advances from the registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

         The registrant maintains directors' and officers' liability insurance.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number            Description of Document
------            -----------------------

2.1 Agreement and Plan of Merger dated January 10, 2000, as amended on January 25, 2000, by and among Pegasus Communications Corporation, Golden Sky and certain stockholders of Pegasus Communications Corporation and Golden Sky (which is incorporated herein by reference to Exhibit 2.1 to the Registration Statement on Form S-4 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-31080)).

2.2 Asset Purchase Agreement dated as of May 15, 2000, among Centennial Puerto Rico Cable TV Corp., Pegasus Communications Corporation, Pegasus Cable Television of San German, Inc. and MCT Cablevision, Limited Partnership. (Schedules have been omitted but will be provided to the SEC upon request) (which is incorporated herein by reference to Exhibit 2.1 to the 8-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated September 15, 2000).

2.3 Agreement and Plan of Merger among Pegasus Communications Corporation, Pegasus Holdings Corporation I and Pegasus Merger Sub, Inc. dated as of February 22, 2001 (which is incorporated herein by reference to Exhibit 2.3 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

3.1 Amended and Restated Certificate of Incorporation of Pegasus Satellite Communications, Inc. (included in Exhibit 2.3 above).

3.2 By-Laws of Pegasus Satellite Communications, Inc. (which is incorporated herein by reference to Exhibit 3.2 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

3.3 Certificate of Designation, Preferences and Rights of 12.75% Series A Cumulative Exchangeable Preferred Stock of Pegasus Satellite Communications, Inc. (which is incorporated herein by reference to Exhibit 3.3 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

3.4 Certificate of Designation, Preferences and Rights of 12.75% Series B Cumulative Exchangeable Preferred Stock of Pegasus Satellite Communications, Inc. (which is incorporated herein by reference to Exhibit 3.4 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

4.1 Indenture, dated as of July 7, 1995, by and among Pegasus Media & Communications, Inc., the Guarantors (as this term is defined in the Indenture), and First Fidelity Bank, National Association, as Trustee, relating to the 12-1/2% Series B Senior Subordinated Notes due 2005 (including the form of Notes and Subsidiary Guarantee) (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Pegasus Media & Communications, Inc. (File No. 33-95042)).

4.2 Form of 12-1/2% Series B Senior Subordinated Notes due 2005 (included in Exhibit 4.1 above).

4.3 Form of Subsidiary Guarantee with respect to the 12-1/2% Series B Senior Subordinated Notes due 2005 (included in
                  Exhibit 4.1 above).

4.4 Form of Indenture by and between Pegasus Satellite Communications, Inc. and First Union National Bank, as trustee, relating to the Exchange Notes (included in Exhibits
                  3.3 and 3.4 above).

4.5 Indenture, dated as of October 21, 1997, by and between Pegasus Communications Corporation and First Union National Bank, as trustee, relating to the 9-5/8% Senior Notes due 2005 (which is incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Form 8-K dated September 8, 1997 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation)).

4.6 Indenture, dated as of November 30, 1998, by and between Pegasus Communications Corporation and First Union National Bank, as trustee, relating to the 9-3/4% Senior Notes due 2006 (which is incorporated herein by reference to Exhibit 4.6 to the Registration Statement on Form S-3 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-70949)).

4.7 Indenture, dated as of November 19, 1999, by and between Pegasus Communications Corporation and First Union National Bank, as Trustee, relating to the 12-1/2% Senior Notes due 2007 (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-94231)).

4.8 Form of Indenture for Pegasus Satellite 13-1/2% Senior Subordinated Discount Notes due 2007.

4.9 Form of Pegasus Satellite 13-1/2% Senior Subordinated Discount Notes due 2007 (included in Exhibit 4.8 above).

4.10 Form of Indenture for Pegasus Satellite 12-3/8% Senior Notes due 2006.

4.11 Form of Pegasus Satellite 12-3/8% Senior Notes due 2006 (included in Exhibit 4.10 above).

4.12 Indenture, dated as of July 31, 1998, by and among Golden Sky Systems, Inc., as issuer, Argos Support Services Company, as guarantor, PrimeWatch, Inc., as guarantor, and State Street Bank and Trust Company of Missouri, N.A., as trustee, relating to the 12-3/8% Senior Subordinated Notes due 2006, Series A and 12-3/8% Senior Subordinated Notes due 2006, Series B of Golden Sky Systems, Inc. (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Golden Sky Systems, Inc. (File No. 333-64367)).

4.13 Form of 12-3/8% Senior Subordinated Note due 2006, Series B of Golden Sky Systems, Inc. (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Golden Sky Systems, Inc. (File No. 333-64367)).

4.14 Indenture, dated as of February 19, 1999, between Golden Sky DBS, Inc., as issuer, and United States Trust Company of New York, as trustee, relating to Golden Sky DBS, Inc.'s 13-1/2% Senior Discount Notes due 2007, Series A, and 13-1/2% Senior Discount Notes due 2007, Series B (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Golden Sky DBS, Inc. (File No. 333-76413)).

4.15 Form of 13-1/2% Senior Discount Note due 2007, Series B of Golden Sky DBS, Inc. (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Golden Sky DBS, Inc. (File No. 333-76413)).

4.16 Amended and Restated Voting Agreement, dated May 5, 2000, among Pegasus Communications Corporation, Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P., Chisholm Partners III, L.P., and Kennedy Plaza Partners, Spectrum Equity Investors, L.P. and Spectrum Equity Investors II, L.P., Alta Communications VI, L.P., Alta Subordinated Debt Partners III, L.P. and Alta-Comm S BY S, L.L.C., and Pegasus Communications Holdings, Inc., Pegasus Capital, L.P., Pegasus Scranton Offer Corp, Pegasus Northwest Offer Corp, and Marshall W. Pagon, an individual (which is incorporated herein by reference to Exhibit 10.1 to the Form 8-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated May 5, 2000).

4.17* Registration Rights Agreement dated February 22, 2001 between Pegasus Satellite Communications, Inc. and the holders of its 12-3/4% Series A Cumulative Exchangeable Preferred Stock.

5.1*              Opinion of Drinker Biddle & Reath LLP.

8.1*              Opinion of Drinker Biddle & Reath LLP concerning tax matters.

10.1 NRTC/Member Agreement for Marketing and Distribution of DBS Services, dated June 24, 1993, between the National Rural Telecommunications Cooperative and Pegasus Cable Associates, Ltd. (which is incorporated herein by reference to Exhibit
                  10.28 to the Registration Statement on Form S-4 of Pegasus Media & Communications, Inc. (File No. 33-95042) (other similar agreements with the National Rural Telecommunications Cooperative are not being filed but will be furnished upon request, subject to restrictions on confidentiality)).

10.2 Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services, dated June 24, 1993, between the National Rural Telecommunications Cooperative and Pegasus Cable Associates, Ltd. (which is incorporated herein by reference to Exhibit 10.29 to the Registration Statement on Form S-4 of Pegasus Media & Communications, Inc. (File No. 33-95042)).

10.3 DIRECTV Sign-Up Agreement, dated May 3, 1995, between DIRECTV, Inc. and Pegasus Satellite Television, Inc. (which is incorporated herein by reference to Exhibit 10.30 to the Registration Statement on Form S-4 of Pegasus Media & Communications, Inc. (File No. 33-95042)).

10.4 Credit Agreement dated January 14, 2000 among Pegasus Media & Communications, Inc., the lenders thereto, CIBC World Markets Corp., Deutsche Bank Securities Inc., Canadian Imperial Bank of Commerce, Bankers Trust Company and Fleet National Bank (which is incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-31080)).

10.5+ Pegasus Communications Corporation Restricted Stock Plan (as amended and restated generally effective as of December 18,
                  1998) (which is incorporated herein by reference to Exhibit
                  10.2 to the Form 10-Q of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated August 13, 1999).

10.6+ Pegasus Communications Corporation 1996 Stock Option Plan (as amended and restated effective as of April 23, 1999) (which is incorporated herein by reference to Exhibit 10.1 to the Form 10-Q of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated August 13, 1999).

10.7+ Pegasus Communications Corporation Executive Incentive Plan (which is incorporated herein by reference to Exhibit 10.1 to the Form 10-Q of Pegasus Communications Corporation dated May 17, 2001).

10.8 Agreement, effective as of September 13, 1999, by and among ADS Alliance Data Systems, Inc., Pegasus Satellite Television, Inc. and Digital Television Services, Inc. (which is incorporated herein by reference to Exhibit 10.1 to the Form 10-Q dated November 12, 1999 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation)).

10.9 Amendment dated December 30, 1999, to ADS Alliance Agreement among ADS Alliance Data Systems, Inc., Pegasus Satellite Television, Inc. and Digital Television Securities, Inc., dated September 13, 1999 (which is incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-4 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-31080)).

12.1*             Statements Re Computation of Ratios.

21.1 Subsidiaries of Pegasus Satellite Communications, Inc. (which is incorporated herein by reference to Exhibit 21.1 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

23.1*             Consent of Drinker Biddle & Reath LLP (included in Exhibits
                  5.1 and 8.1).

23.2*             Consent of PricewaterhouseCoopers LLP.

23.3* Consent of KPMG LLP regarding financial statements of Golden Sky Holdings, Inc.

24.1*             Power of Attorney (included on Signatures and Power of
                  Attorney).

25.1*             Statement of Eligibility of Trustee.

99.1* Form of Letter of Transmittal in Respect of Pegasus Satellite Communications, Inc.'s Offer to Exchange its 12-3/4% Series B Cumulative Exchangeable Preferred Stock for any and all of its outstanding 12-3/4% Series A Cumulative Exchangeable Preferred Stock.

---------------------
* Filed herewith.
+ Indicates a management contract or compensatory plan.

Item 22.  Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bala Cynwyd, Commonwealth of Pennsylvania, on May 23, 2001.

                                    PEGASUS SATELLITE COMMUNICATIONS, INC.


                                    By: /s/ Scott A. Blank
                                        ---------------------------------
                                        Scott A. Blank
                                        Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Marshall W. Pagon, Ted S. Lodge and Scott A. Blank as his or her attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to the registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Pegasus Satellite 12-3/4% Series B Cumulative Exchangeable Preferred Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact the agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                 Title                                  Date
               ---------                                 -----                                  ----
By: /s/ Marshall W. Pagon                Chairman of the Board, President and               May 23, 2001
    ---------------------------          Chief Executive Officer (Principal
     Marshall W. Pagon                   Executive Officer)


By: /s/ Kasin Smith                      Executive Vice President - Finance                 May 23, 2001
    ---------------------------          and Information Technology, Chief
      Kasin Smith                        Financial Officer and Treasurer
                                         (Principal Financial and Accounting
                                         Officer)


By: /s/ Ted S. Lodge                     Executive Vice President, General                  May 23, 2001
    ---------------------------          Counsel, Secretary and Director
     Ted S. Lodge

By: /s/ Robert F. Benbow                 Director                                           May 23, 2001
    ---------------------------
     Robert F. Benbow

By: /s/ Harry F. Hopper III              Director                                           May 23, 2001
    ---------------------------
     Harry F. Hopper III

By: /s/ James J. McEntee, III            Director                                           May 23, 2001
    ---------------------------
     James J. McEntee, III

By: /s/ Mary C. Metzger                  Director                                           May 23, 2001
    ---------------------------
     Mary C. Metzger

By: /s/ William P. Phoenix               Director                                           May 23, 2001
    ---------------------------
     William P. Phoenix

By: /s/ Robert N. Verdecchio             Director                                           May 23, 2001
    ---------------------------
     Robert N. Verdecchio

                                 Exhibit Index

Exhibit
Number            Description of Document
------            -----------------------

2.1 Agreement and Plan of Merger dated January 10, 2000, as amended on January 25, 2000, by and among Pegasus Communications Corporation, Golden Sky and certain stockholders of Pegasus Communications Corporation and Golden Sky (which is incorporated herein by reference to Exhibit 2.1 to the Registration Statement on Form S-4 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-31080)).

2.2 Asset Purchase Agreement dated as of May 15, 2000, among Centennial Puerto Rico Cable TV Corp., Pegasus Communications Corporation, Pegasus Cable Television of San German, Inc. and MCT Cablevision, Limited Partnership. (Schedules have been omitted but will be provided to the SEC upon request) (which is incorporated herein by reference to Exhibit 2.1 to the 8-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated September 15, 2000).

2.3 Agreement and Plan of Merger among Pegasus Communications Corporation, Pegasus Holdings Corporation I and Pegasus Merger Sub, Inc. dated as of February 22, 2001 (which is incorporated herein by reference to Exhibit 2.3 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

3.1 Amended and Restated Certificate of Incorporation of Pegasus Satellite Communications, Inc. (included in Exhibit 2.3 above).

3.2 By-Laws of Pegasus Satellite Communications, Inc. (which is incorporated herein by reference to Exhibit 3.2 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

3.3 Certificate of Designation, Preferences and Rights of 12.75% Series A Cumulative Exchangeable Preferred Stock of Pegasus Satellite Communications, Inc. (which is incorporated herein by reference to Exhibit 3.3 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

3.4 Certificate of Designation, Preferences and Rights of 12.75% Series B Cumulative Exchangeable Preferred Stock of Pegasus Satellite Communications, Inc. (which is incorporated herein by reference to Exhibit 3.4 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

4.1 Indenture, dated as of July 7, 1995, by and among Pegasus Media & Communications, Inc., the Guarantors (as this term is defined in the Indenture), and First Fidelity Bank, National Association, as Trustee, relating to the 12-1/2% Series B Senior Subordinated Notes due 2005 (including the form of Notes and Subsidiary Guarantee) (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Pegasus Media & Communications, Inc. (File No. 33-95042)).

4.2 Form of 12-1/2% Series B Senior Subordinated Notes due 2005 (included in Exhibit 4.1 above).

4.3 Form of Subsidiary Guarantee with respect to the 12-1/2% Series B Senior Subordinated Notes due 2005 (included in
                  Exhibit 4.1 above).

4.4 Form of Indenture by and between Pegasus Satellite Communications, Inc. and First Union National Bank, as trustee, relating to the Exchange Notes (included in Exhibits
                  3.3 and 3.4 above).

4.5 Indenture, dated as of October 21, 1997, by and between Pegasus Communications Corporation and First Union National Bank, as trustee, relating to the 9-5/8% Senior Notes due 2005 (which is incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Form 8-K dated September 8, 1997 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation)).

4.6 Indenture, dated as of November 30, 1998, by and between Pegasus Communications Corporation and First Union National Bank, as trustee, relating to the 9-3/4% Senior Notes due 2006 (which is incorporated herein by reference to Exhibit 4.6 to the Registration Statement on Form S-3 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-70949)).

4.7 Indenture, dated as of November 19, 1999, by and between Pegasus Communications Corporation and First Union National Bank, as Trustee, relating to the 12-1/2% Senior Notes due 2007 (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-94231)).

4.8 Form of Indenture for Pegasus Satellite 13-1/2% Senior Subordinated Discount Notes due 2007.

4.9 Form of Pegasus Satellite 13-1/2% Senior Subordinated Discount Notes due 2007 (included in Exhibit 4.8 above).

4.10 Form of Indenture for Pegasus Satellite 12-3/8% Senior Notes due 2006.

4.11 Form of Pegasus Satellite 12-3/8% Senior Notes due 2006 (included in Exhibit 4.10 above).

4.12 Indenture, dated as of July 31, 1998, by and among Golden Sky Systems, Inc., as issuer, Argos Support Services Company, as guarantor, PrimeWatch, Inc., as guarantor, and State Street Bank and Trust Company of Missouri, N.A., as trustee, relating to the 12-3/8% Senior Subordinated Notes due 2006, Series A and 12-3/8% Senior Subordinated Notes due 2006, Series B of Golden Sky Systems, Inc. (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Golden Sky Systems, Inc. (File No. 333-64367)).

4.13 Form of 12-3/8% Senior Subordinated Note due 2006, Series B of Golden Sky Systems, Inc. (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Golden Sky Systems, Inc. (File No. 333-64367)).

4.14 Indenture, dated as of February 19, 1999, between Golden Sky DBS, Inc., as issuer, and United States Trust Company of New York, as trustee, relating to Golden Sky DBS, Inc.'s 13-1/2% Senior Discount Notes due 2007, Series A, and 13-1/2% Senior Discount Notes due 2007, Series B (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Golden Sky DBS, Inc. (File No. 333-76413)).

4.15 Form of 13-1/2% Senior Discount Note due 2007, Series B of Golden Sky DBS, Inc. (which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Golden Sky DBS, Inc. (File No. 333-76413)).

4.16 Amended and Restated Voting Agreement, dated May 5, 2000, among Pegasus Communications Corporation, Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P., Chisholm Partners III, L.P., and Kennedy Plaza Partners, Spectrum Equity Investors, L.P. and Spectrum Equity Investors II, L.P., Alta Communications VI, L.P., Alta Subordinated Debt Partners III, L.P. and Alta-Comm S BY S, L.L.C., and Pegasus Communications Holdings, Inc., Pegasus Capital, L.P., Pegasus Scranton Offer Corp, Pegasus Northwest Offer Corp, and Marshall W. Pagon, an individual (which is incorporated herein by reference to Exhibit 10.1 to the Form 8-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated May 5, 2000).

4.17* Registration Rights Agreement dated February 22, 2001 between Pegasus Satellite Communications, Inc. and the holders of its 12-3/4% Series A Cumulative Exchangeable Preferred Stock.

5.1*              Opinion of Drinker Biddle & Reath LLP.

8.1*              Opinion of Drinker Biddle & Reath LLP concerning tax matters.

10.1 NRTC/Member Agreement for Marketing and Distribution of DBS Services, dated June 24, 1993, between the National Rural Telecommunications Cooperative and Pegasus Cable Associates, Ltd. (which is incorporated herein by reference to Exhibit
                  10.28 to the Registration Statement on Form S-4 of Pegasus Media & Communications, Inc. (File No. 33-95042) (other similar agreements with the National Rural Telecommunications Cooperative are not being filed but will be furnished upon request, subject to restrictions on confidentiality)).

10.2 Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services, dated June 24, 1993, between the National Rural Telecommunications Cooperative and Pegasus Cable Associates, Ltd. (which is incorporated herein by reference to Exhibit 10.29 to the Registration Statement on Form S-4 of Pegasus Media & Communications, Inc. (File No. 33-95042)).

10.3 DIRECTV Sign-Up Agreement, dated May 3, 1995, between DIRECTV, Inc. and Pegasus Satellite Television, Inc. (which is incorporated herein by reference to Exhibit 10.30 to the Registration Statement on Form S-4 of Pegasus Media & Communications, Inc. (File No. 33-95042)).

10.4 Credit Agreement dated January 14, 2000 among Pegasus Media & Communications, Inc., the lenders thereto, CIBC World Markets Corp., Deutsche Bank Securities Inc., Canadian Imperial Bank of Commerce, Bankers Trust Company and Fleet National Bank (which is incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-31080)).

10.5+ Pegasus Communications Corporation Restricted Stock Plan (as amended and restated generally effective as of December 18,
                  1998) (which is incorporated herein by reference to Exhibit
                  10.2 to the Form 10-Q of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated August 13, 1999).

10.6+ Pegasus Communications Corporation 1996 Stock Option Plan (as amended and restated effective as of April 23, 1999) (which is incorporated herein by reference to Exhibit 10.1 to the Form 10-Q of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated August 13, 1999).

10.7+ Pegasus Communications Corporation Executive Incentive Plan (which is incorporated herein by reference to Exhibit 10.1 to the Form 10-Q of Pegasus Communications Corporation dated May 17, 2001).

10.8 Agreement, effective as of September 13, 1999, by and among ADS Alliance Data Systems, Inc., Pegasus Satellite Television, Inc. and Digital Television Services, Inc. (which is incorporated herein by reference to Exhibit 10.1 to the Form 10-Q dated November 12, 1999 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation)).

10.9 Amendment dated December 30, 1999, to ADS Alliance Agreement among ADS Alliance Data Systems, Inc., Pegasus Satellite Television, Inc. and Digital Television Securities, Inc., dated September 13, 1999 (which is incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-4 of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) (File No. 333-31080)).

12.1*             Statements Re Computation of Ratios.

21.1 Subsidiaries of Pegasus Satellite Communications, Inc. (which is incorporated herein by reference to Exhibit 21.1 to the 10-K of Pegasus Satellite Communications, Inc. (formerly named Pegasus Communications Corporation) dated April 2, 2001).

23.1*             Consent of Drinker Biddle & Reath LLP (included in Exhibits
                  5.1 and 8.1).

23.2*             Consent of PricewaterhouseCoopers LLP.

23.3* Consent of KPMG LLP regarding financial statements of Golden Sky Holdings, Inc.

24.1*             Power of Attorney (included on Signatures and Power of
                  Attorney).

25.1*             Statement of Eligibility of Trustee.

99.1* Form of Letter of Transmittal in Respect of Pegasus Satellite Communications, Inc.'s Offer to Exchange its 12-3/4% Series B Cumulative Exchangeable Preferred Stock for any and all of its outstanding 12-3/4% Series A Cumulative Exchangeable Preferred Stock.

---------------------
* Filed herewith.
+ Indicates a management contract or compensatory plan.